Use these links to rapidly review the document
TABLE OF CONTENTS
INDEX TO COMBINED FINANCIAL STATEMENTS MRS. FIELDS FAMOUS BRANDS

As filed with the Securities and Exchange Commission on July 2, 2004.

Registration No. 333-115046

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MRS. FIELDS FAMOUS BRANDS, LLC
MRS. FIELDS FINANCING COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Mrs. Fields Famous Brands, LLC: Delaware Mrs. Fields Financing Company, Inc.: Delaware (State or Other Jurisdiction Of Incorporation or Organization)	5400 5400 (Primary Standard Industrial Classification Code Number)	80-0096938 90-0144100 (I.R.S. Employer Identification Number)

2855 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121-1050
(801) 736-5600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Michael R. Ward, Esq.
Executive Vice President, General Counsel and Secretary
2855 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121-1050
(801) 736-5600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Randall H. Doud, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)

11 1/2% Senior Secured Notes due 2011	$115,000,000	100%	$115,000,000	$14,571

9% Senior Secured Notes due 2011	$80,747,000	100%	$80,747,000	$10,231

Subsidiary Guarantees related to the 11 1/2% Senior Secured Notes due 2011(2)	N/A	N/A	N/A	0

Subsidiary Guarantees related to the 9% Senior Secured Notes due 2011(2)	N/A	N/A	N/A	0

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

(2)
Represents guarantees by the subsidiaries of Mrs. Fields Famous Brands, LLC identified on the Table of Additional Registrants appearing on the following page. No separate consideration will be received for the guarantees, and no separate fee is payable, pursuant to Rule 457(n) under the Securities Act of 1933, as amended.

(3)
Previously paid.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS*

Exact Name of Additional Registrant	State or Other Jurisdiction Of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Great American Cookie Company Franchising, LLC	Delaware	5400	90-0144081
Great American Manufacturing, LLC	Delaware	2052	80-0096961
Mrs. Fields Cookies Australia	Utah	5400	87-0398672
Mrs. Fields Franchising, LLC	Delaware	5400	90-0144068
Mrs. Fields Gifts, Inc.	Utah	5961	81-0583404
Pretzelmaker Franchising, LLC	Delaware	5400	80-0096954
Pretzel Time Franchising, LLC	Delaware	5400	80-0096953
The Mrs. Fields' Brand, Inc.	Delaware	5400	80-0096966
TCBY International, Inc.	Utah	5400	71-0642845
TCBY of Texas, Inc.	Texas	6712	71-0654436
TCBY Systems, LLC	Delaware	5400	87-0677081

*
The address and telephone number of the principal executive office of the Additional Registrants is the same as Mrs. Fields Famous Brands, LLC.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion        Dated: July 2, 2004

PRELIMINARY PROSPECTUS

Offer to Exchange

$115,000,000 11 1/2% Senior Secured Notes due 2011
CUSIP NUMBER 62474E AA 4
CUSIP NUMBER 62474E AB 2
CUSIP NUMBER U6203M AA 8
 IN EXCHANGE FOR $115,000,000 11 1/2% SENIOR SECURED NOTES DUE 2011
THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
and
 $80,747,000 9% Senior Secured Notes due 2011
CUSIP NUMBER 624744 AA 6
CUSIP NUMBER 624744 AB 4
CUSIP NUMBER U62035 AA 5
 IN EXCHANGE FOR $80,747,000 9% SENIOR SECURED NOTES DUE 2011
THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
of
 Mrs. Fields Famous Brands, LLC
Mrs. Fields Financing Company, Inc.

        The Exchange Offer will expire at 5:00 p.m.,
New York City time, on                        , 2004, unless extended

Terms of the Exchange Offer:

  •
  The exchange notes are being registered with the Securities and Exchange Commission and are being offered in exchange for the original notes that previously were issued in an offering exempt from the Securities and Exchange Commission's registration requirements.

  •
  The terms of the exchange offer are summarized below and more fully described in this prospectus.

  •
  We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The terms of the exchange 11 1/2% notes and 9% notes are substantially identical to the original 11 1/2% notes and 9% notes, respectively, except that the exchange notes are registered under the Securities Act of 1933, as amended, and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

SEE "RISK FACTORS" BEGINNING ON PAGE 21 FOR A DISCUSSION OF THE RISKS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR ORIGINAL NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

TABLE OF CONTENTS

ADDITIONAL INFORMATION
REGISTERED TRADEMARKS
WEB SITES
FOR NEW HAMPSHIRE RESIDENTS
MARKET SHARE, RANKING AND OTHER DATA
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
Our Company
Our History
Competitive Strengths
Business Strategy/Strategic Vision
The Transactions
Organizational Structure
The Exchange Offer
Summary Terms of the Notes
Summary Combined Historical And Pro Forma Financial Data
RISK FACTORS
Risks Related to this Offering
Risks Related to Our Business
THE EXCHANGE OFFER
Purpose of the Exchange Offer
Terms of the Exchange Offer
Procedures for Tendering
Acceptance of Original Notes for Exchange; Delivery of Exchange Notes
Guaranteed Delivery Procedures
Book-Entry Transfer
Withdrawal Rights
Conditions to the Exchange Offer
Exchange Agent
Fees and Expenses
Reimbursement of Nominee Forwarding Expenses
Transfer Taxes
Consequences of Exchanging or Failing to Exchange Original Notes

i

USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
SELECTED COMBINED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Executive Summary
The Transaction
The New Investment
The Refinancing
Redemption of TCBY Subordinated Notes
The Management Agreement
The Tax Allocation Agreement
Carve-out Accounting
System Wide Sales
Contribution Margin
Results of Operations
Franchising
Retail Food Sales
Gifts
Licensing
Other
Franchising
Retail Food Sales
Gifts
Licensing
Other
Liquidity and Capital Resources
Inflation
Seasonality
Quantitative and Qualitative Disclosure about Market Risk
Critical Accounting Policies
Recent Accounting Pronouncements

BUSINESS
Our Company
Our History
Competitive Strengths
Business Strategy/Strategic Vision
Our Brands
Overview
Our Products
Overview
Brand Management
Marketing/Advertising
Geographic Distribution
Ingredients/Supplies and Suppliers/Distribution
Our Business Segments
Overview
Franchising
Licensing
Gifts
Manufacturing
Employees
Properties
Competition
Seasonality
Information Systems
Intellectual Property
Legal Proceedings, Government Regulation
THE TRANSACTIONS
The TCBY Transfer
Our Formation
The New Investment
The Refinancing
Management Agreement
Tax Allocation Agreement
Other Agreements

MANAGEMENT
Board of Managers and Officers
Board Compensation
Board Committees
Indemnification and Compensation
Executive Compensation
Employee and Director Stock Option Plans
Employment Agreements
Certain Severance Obligations with Past Management
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Equity Compensation Plan Information
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Stockholders' Agreement
Control by Capricorn
Contribution Agreement
Management Agreement
Franchise Agreements with MFOC
TCBY Supply Agreement
MFOC Sublease
MFOC Collection Agency Agreement
Insurance Allocation Agreement
Benefits Agreement
Korn/Ferry International
Applied Predictive Technologies
Shadewell Grove Foods, Inc.
Tax Allocation Agreement
Agreement with Former CEO
Expense Reimbursement Agreement
Managers' and Officers' Indemnification
DESCRIPTION OF THE NOTES
General
Brief Description of the Notes and the Guarantees
The Notes
The Guarantees

Principal, Maturity and Interest
Security
Certain Bankruptcy and Other Limitations
Guarantees
Redemption
Selection and Notice of Redemption
Mandatory Redemption; Offers to Purchase; Open Market Purchases
Repurchase Upon Change of Control
Possession, Use and Release of Collateral
Events of Default
Legal Defeasance and Covenant Defeasance
Satisfaction and Discharge
Modification of the Indenture
Governing Law
The Trustee
Certain Definitions
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS

v

ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the exchange notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and in its exhibits. For further information relating to us and the exchange notes, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus are summaries and qualified in their entirety by reference to the copy of that contract or document filed as an exhibit to the registration statement. You may read and copy the registration statement, including its exhibits, at the SEC's Public Reading Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Public Reading Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains a Web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants like us who file electronically with the SEC. You can obtain a copy of any of our filings, without charge, by contacting us at the following address:

Mrs. Fields Famous Brands, LLC
2855 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121
Attn: Chief Financial Officer
(801) 736-5600

        To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

        We are not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon effectiveness of the registration statement of which this prospectus is a part, we will file annual, quarterly and current reports and other information with the SEC in accordance with the Exchange Act. You may read and copy any document we file with the SEC at the SEC's address set forth above. If for any reason we are not subject to the reporting requirements of the Exchange Act in the future, we will still be required under the indenture governing the Notes to furnish the holders of the Notes with certain financial and reporting information. See "Description of the Notes—Reports to Holders" for a description of the information we are required to provide.

REGISTERED TRADEMARKS

        Mrs. Fields®, The Original Cookie Company Inc.®, Pretzelmaker World's Best Soft Pretzel®, Pretzel Time®, Hot Sam®, Great American Cookie Company®, TCBY®, TCBY Shiver®, Cappuccino Chiller® and TCBY Fruithead Smoothies® are registered trademarks of subsidiaries of Mrs. Fields Famous Brands, LLC. Pretzelmaker™ is an unregistered United States trademark of a subsidiary of Mrs. Fields Famous Brands, LLC.

        This prospectus also contains product names, tradenames and trademarks of other companies.

WEB SITES

        The content of the Web sites identified in this prospectus is not part of this prospectus and prospective purchasers of the notes should not rely on any information contained therein in connection with their investment decision to exchange notes.

FOR NEW HAMPSHIRE RESIDENTS

        NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421 B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421 B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

MARKET SHARE, RANKING AND OTHER DATA

        The market share, ranking and other data contained in this prospectus are based either on management's own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market share data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, consumption patterns and consumer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as "believe," "anticipate," "expect," "estimate," "intend," "project," "plan," "continue," "will," "may" or words or phrases of similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive and governmental factors outside of our control, that may cause actual results to differ materially from trends, plans or expectations set forth in the forward looking statements. Factors you should consider that could cause these differences include:

  •
  the availability and adequacy of our cash flow to satisfy our obligations, including debt service on our long term debt and additional funds required for working capital;

  •
  the impact of our current negative member's deficit on our franchising activities;

  •
  our ability to solicit new franchisees;

  •
  economic, competitive, demographic, business and other pressures, trends and conditions in various markets;

  •
  the seasonal nature of our operations;

  •
  actions taken or failed to be taken by third parties, including by our customers, suppliers, distributors, competitors and shareholders, as well as legislative, regulatory, judicial and other governmental authorities;

  •
  changes in our business strategy or development plans;

  •
  performance by our franchisees and licensees or changes in relationships with our franchisees and licensees;

  •
  difficulties or delays in our developing and introducing anticipated new products or failure of our customers to accept new product offerings;

  •
  adoption of new accounting pronouncements;

  •
  changes in consumer preferences and our ability to adequately anticipate such changes;

  •
  changes in prices of our raw materials;

  •
  changes in personnel or increased labor costs;

  •
  the termination of, or inability to renew on favorable terms, our material agreements;

  •
  changes in customer traffic;

  •
  prevailing interest rates;

  •
  legal proceedings and regulatory matters;

  •
  acts of war or terrorist incidents; and

  •
  all the other factors described under "Risk Factors."

        New factors you should consider can emerge from time to time. It is not possible for us to predict all of these risks, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in forward-looking statements. Given these risks and uncertainties, we urge you to read this prospectus completely with the understanding that actual future results may be materially different from what we plan or expect. You should not unduly rely on these forward-looking statements as they speak only as of the date of this prospectus. We will not update these forward-looking statements even if our situation changes in the future.

PROSPECTUS SUMMARY

        This summary highlights certain information concerning our business and this exchange offer. It does not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this prospectus. You should carefully read the entire prospectus and should consider, among other things, the matters set forth in "Risk Factors" before deciding to exchange your notes. Unless indicated otherwise,(i) the "Company" refers to Mrs. Fields Famous Brands, LLC, a co-issuer of the notes, (ii) the "Issuers" refers to the Company and Mrs. Fields Financing Company, Inc., a wholly owned subsidiary of the Company and a co-issuer of the notes with the Company, (iii) "we," "us," and "our" refer to the Company and its subsidiaries, (iv) "MFOC" refers to Mrs. Fields' Original Cookies, Inc., our direct parent company, (vi) "MFH" refers to Mrs. Fields' Holding Company, Inc., the direct parent company of MFOC, (vi) "Parent" refers to Mrs. Fields' Companies, Inc., our ultimate parent company, and (vii) "TCBY" refers to TCBY Systems, LLC, one of our subsidiaries. Our financial information is reported on a fiscal year basis consisting of 52 weeks, although approximately every five or six years a fifty third week is added. Fiscal 2003 was a 53-week year ending January 3, 2004.

Our Company

        We are one of the largest franchisors in the premium snack food industry, featuring Mrs. Fields, Great American Cookie Company, TCBY, Pretzel Time and Pretzelmaker as our core brands. Through our franchisees' retail stores, we are the largest retailer of freshly baked on premises specialty cookies and brownies in the United States; the largest retailer of soft serve frozen yogurt in the United States; and the second largest retailer of baked on premises pretzels in the United States. In addition, we operate a profitable gifts business and have entered into key licensing arrangements that leverage awareness of our core brands among our retail customer base. We operate through a network of franchised stores, which are located throughout the United States and in approximately 40 foreign countries. As of May 29, 2004, our network consisted of 2,910 retail concept locations. For the fiscal year 2003, we believe our franchisees generated system wide sales of approximately $452.0 million, and we generated total revenues of $82.0 million and Adjusted EBITDA (as defined in footnote 4 to "Summary Combined Historical and Pro Forma Financial Data") of $38.1 million.

Our History

        In 1996, an investor group led by Capricorn Investors II, L.P. ("Capricorn II"), a private investment management firm, acquired what currently is MFOC through a series of acquisitions and related transactions. In June 2000, an investor group led by Capricorn Investors III, L.P., an affiliate of Capricorn II ("Capricorn III" and together with Capricorn II, "Capricorn"), acquired a majority interest in TCBY and its subsidiaries. Through these transactions, Capricorn, its limited partners and their affiliates have invested in excess of $75 million in both MFOC and TCBY since 1996.

        In connection with the issuance of the original notes and the Transactions described more fully below, certain investors, including Capricorn, limited partners of Capricorn and their affiliates, and the initial purchaser, provided an additional $22.5 million to our parent companies, of which $5.0 million was retained by MFOC to fund its operations and $17.5 million was contributed to us as common equity.

        Historically, our business strategy was focused upon acquisitions of complementary brands, development of company owned and franchising operations and improvement of company wide operating procedures, which was intended to reduce overhead expenses. In connection with the issuance of the original notes and through the Transactions, our franchising, licensing and gifts operations were transferred to us or certain of our operating subsidiaries, and the company owned stores remained at our parent, MFOC. We now are focused on building our core brands through our store franchising, licensing and gifts operations. Under the leadership of Stephen Russo, our new President and Chief Executive Officer, our business strategy focuses on building profitable franchise store sales, accelerating development of new franchised stores and growing our licensing and gifts operations. While MFOC will continue to operate the company owned stores in the near term, it also will continue its ongoing strategic review of store performance, with identified stores being sold to new or existing franchisees or closed. Accordingly, MFOC anticipates a reduction in its total number of owned retail stores over time with a corresponding reduction in its involvement in related store operations.

Competitive Strengths

        Leading Market Position.    We are one of the largest franchisors in the premium snack food industry featuring several highly recognized retail brands.

  •
  We are the largest retailer in the United States of freshly baked on premises specialty cookies and brownies, which we sell primarily under our Mrs. Fields and Great American Cookie Company brand names;

  •
  We are the largest retailer in the United States of soft serve frozen yogurt, which we sell under our TCBY brand name; and

  •
  We are the second largest retailer in the United States of baked on premises pretzels, which we sell under our Pretzel Time and Pretzelmaker brand names.

        Through our network of franchised stores, we offer consistent, premium high quality snack food to consumers across the United States and in approximately 40 international markets. Our leadership positions and geographic presence allow us to leverage our purchasing power, distribution costs and advertising expenditures across our store network.

        Strong Brand Names.    Mrs. Fields is one of the most widely recognized and respected brand names in the premium cookie industry, with a high brand awareness among consumers. Similarly, TCBY is one of the strongest brand names in the frozen yogurt industry with high brand awareness among consumers. We believe our strong brand awareness results in steady customer demand and increased opportunities for co branding, franchising, licensing and distribution of our products. For example, our partnership with Shadewell Grove Foods, Inc. (a successor to Nonni's Food Company, Inc.), which has exclusive North American rights to manufacture and sell items under the Mrs. Fields brand throughout the supermarket, drug and mass merchandise distribution markets, has grown to over $47 million of retail sales in just three years after its inception.

        Experienced Management Team.    Since May 2003, our new President and Chief Executive Officer, Stephen Russo, has been the key driver behind our new business strategy. Mr. Russo has over 35 years of experience in the food and retailing industries with prior experience at McDonald's, Dunkin Donuts, Mister Donut, Baskin Robbins and Togo's. He is supported by an experienced management team, which has demonstrated the ability to successfully manage and grow franchise operations with over 200 years of combined retailing and franchising experience.

        Committed Equity Sponsor.    Since 1996, we have benefited from the equity sponsorship of Capricorn. Capricorn, its limited partners and their affiliates have demonstrated their commitment to us and our parent companies with an aggregate cash equity investment in excess of $75 million since 1996. In connection with the issuance of the original notes and the Transactions, Capricorn arranged for the investment of an additional $22.5 million in our parent companies by certain investors, including Capricorn, its limited partners and their affiliates, and the initial purchaser, of which $17.5 million has been contributed to us as common equity to support our operations and growth initiatives.

Business Strategy/Strategic Vision

        We have developed a business strategy based on a strategic vision that accounts for the wants and needs of our franchisees and consumers by aligning our interests with those of our franchisees at the retail level. There are three components to our strategic vision:

  •
  Build profitable year over year franchisee sales;

  •
  Accelerate growth of new franchised store development; and

  •
  Grow licensing and gifts operations.

        Build Profitable Year Over Year Franchisee Sales.    We believe increasing the sales of our franchisees is critical to the growth of our profitability. Therefore, we will focus on initiatives designed to drive profitable year over year sales growth for our franchisees, emphasizing the following goals:

  •
  Enhanced Consumer Focus.  By concentrating our franchise operations upon our customers' wants and needs, we expect to increase the demand for our premium products. We will create new excitement by modernizing and broadening the appeal of our menus, décor and services to distinguish our brands from our competitors' brands. We will develop new products for our customers, while improving upon and further promoting products for which we have the strongest market share and a leading reputation. To this end, we have focused our market research to understand the strengths of each of our core brands, such as the cookie cakes and product sampling at our Great American Cookie Company stores, and Mrs. Fields' reputation for decadence and superior quality.

  •
  Increase Investment in Brands.  In 2004, we intend to invest $3 million in advertising, promotion and brand building ideas. While we believe this investment in our brands will support these initiatives aimed at increasing sales at franchised locations, we have identified TCBY as the brand that offers our greatest opportunity for building profitable sales in the short term. Against the background of a product aligned with current health trends and not limited by mall based locations, we intend to reposition the TCBY concept consistent with our consumer and franchisee based strategic framework, building on today's health conscious consumer and a desire for a low fat, healthy, yet satisfying treat, which we believe will increase positive consumer perception of our brand. In order to drive our message home, we intend to invest an additional $1 million in 2004 to reconcept TCBY by redesigning its décor and updating its menus to accentuate our repositioning efforts.

  •
  Engage our Franchisees and Employees.  A critical part of our efforts to drive profitable year over year franchisee sales will be to develop programs that will engage the support of our franchisees and employees. In order for our new business strategy to be successful, we intend to develop better lines of communication between us and our franchisees and employees to strengthen our relationship with those who will implement our new business strategy. We believe the new alignment of our interests with the interests of our franchisees will make this shared vision possible.

        Accelerate Growth of New Franchised Store Development.    We believe that by focusing our talents and energy on improving franchisees' profitability and reinvesting in our brands, we will create a superior franchise product for prospective franchisees and accelerate the development of new franchised stores, carts and kiosks. In recent years the rate of closure of existing locations has exceeded the number of new franchised locations. By increasing the rate of new openings of franchised locations in our current markets and implementing initiatives to improve existing locations, we believe our new business strategy will enable us to stabilize and eventually grow the number of franchised locations both within and outside of our current markets. There are significant advantages for us as well as our franchisees to focus our new store development programs within our current markets. For example, our existing franchisees can leverage their cost structures through ownership of multiple stores. We believe we can continue to build our brands and increase our market share by clustering new stores in existing markets. We have identified over 80 mall locations as possible sites for franchised stores, as well as more than 190 non-mall locations that we believe can be targeted for further expansion. As part of our new business strategy, as discussed above, we expect our initial focus will be the expansion of TCBY brand retail stores through system wide "reconcepting" of these stores as well as brand "repositioning." In addition, we intend to continue to explore store co-branding opportunities with other well respected national and regional food brands.

        Grow Licensing and Gifts Operations.    We have successfully expanded our brands through our licensing and gifts segments. For example, we have granted third parties the exclusive North American rights to manufacture and sell, under our registered trademarks, items such as Mrs. Fields branded ready to eat cookies, boxed chocolates, gourmet glazed popcorn and other items throughout the supermarket, drug and mass merchandise distribution markets. We intend to explore expansion of our licensing business by introducing new products in order to capitalize on our strong brand names and high quality product reputation. Through substantial increases in catalog circulation, our gifts operations have grown rapidly with revenues and contribution margin for this segment increasing at compounded annual growth rates of 23.7 percent and 27.0 percent, respectively, since 2000. We continue to focus upon expanding our customer base in the gifts segment to corporate and large retail customers. In addition, we will grow our gifts operations by acquiring new drop ship partners, investing in marketing through catalog circulation and e-mail campaigns and adding new products.

The Transactions

        In connection with the completion of the offering of the original notes, we reorganized our business in a series of transactions that were consummated on or about the date of the offering of the original notes, which we refer to as the Transactions. See "The Transactions" for a more complete description of the Transactions summarized below.

  Our Formation

        We have been organized as a new single member domestic limited liability company that is a disregarded entity for U.S. federal income tax purposes. In connection with the completion of the offering of the original notes, we organized a new single member domestic limited liability company that is a disregarded entity for U.S. federal income tax purposes for each of our major brands, other than TCBY (which continues to hold the TCBY brand), and MFOC contributed the intellectual property and licensing and franchising assets and specified liabilities of each of the Mrs. Fields, Great American Cookie Company, Original Cookie Company, Pretzel Time, Pretzelmaker and Hot Sam brands to us or our newly-formed brand specific subsidiaries. In connection with this contribution, the Company and these subsidiaries entered into franchise agreements with MFOC and certain of its subsidiaries under which they are permitted to act as our franchisees to sell and distribute our products in their owned stores upon payment of franchise royalties and other amounts required under the franchise agreements. As a result of these agreements, MFOC is our largest franchisee, based on number of locations, of all of our brands. MFOC also made a capital contribution to us of all of its interests in TCBY, Mrs. Fields Cookies Australia and Mrs. Fields Gifts, Inc. (which operates our gifts business) as well as the Great American batter facility. As a result of these transactions, we now have the organizational structure set forth under "—Organizational Structure." While MFOC will continue to operate the company owned stores in the near term, it also will continue its ongoing strategic review of store performance, with identified stores being sold to new or existing franchisees or closed. Accordingly, MFOC anticipates a reduction in its total number of owned retail stores over time with a corresponding reduction in its involvement in related store operations.

  The New Investment

        Concurrently with the completion of the offering of the original notes, our parent companies issued a combination of debt and equity for aggregate gross proceeds of $22.5 million in cash, of which $5.0 million was retained by MFOC to fund its operations and $17.5 million was contributed as common equity to us. This contribution from our parent companies, together with the net proceeds from the offering of the original notes, were the sources of the cash used to retire all of our indebtedness then outstanding.

  The Refinancing

        The original notes were issued pursuant to exemptions from registration under the Securities Act. The 11 1/2% notes were issued for cash in a private offering with Jefferies & Company, Inc. acting as the initial purchaser. The 9% notes were issued in exchange for a portion of the previously outstanding 10 1/8% senior notes of our parent, MFOC. The proceeds of the issuance of the original notes, together with the proceeds of the New Investment described above, were used to repay substantially all of Parent's indebtedness.

  Management Agreement

        Concurrently with the completion of the offering of the original notes, we entered into a management agreement with MFOC, pursuant to which we provide business and organizational strategy, financial and investment management, and other executive level management services to MFOC and its subsidiaries (other than us) upon the terms and subject to the conditions set forth in the management agreement. As compensation for these services, MFOC made an initial payment to us of $435,000 and reimburses us in arrears for each fiscal month the sum of the actual allocated costs of the fixed general and administrative functions plus the variable general and administrative functions dedicated to the provision of these services as determined in good faith by the senior executive of each department based upon the percentage of time of such department's staff that is attributable to the rendering of services to MFOC as reviewed and approved by our Chief Financial Officer and one of our other senior executive officers. We estimate that MFOC's fixed and variable general and administrative expenses will be approximately $5.2 million for fiscal year 2004, including the period preceding the management agreement becoming operative. These reimbursement amounts are intended to reflect the actual costs of providing these services and are not intended to generate revenues for us. In addition, MFOC reimburses us for certain expenses. We expect that the reimbursement amounts will decrease over time as MFOC reduces its store operations. The management agreement also provides that any amounts received by a party to the management agreement that, pursuant to its terms, is the property of the other party, promptly shall be remitted to such other party. It is intended that this management agreement will continue in effect through the expiration of all store leases for MFOC's company owned stores, some of which will expire after the maturity date of the exchange notes.

  Tax Allocation Agreement

        In connection with the completion of the offering of the original notes, we entered into a tax allocation agreement with Parent under which we agreed to make payments to Parent, subject to certain adjustments, based on our hypothetical stand alone consolidated federal income tax liability, generally determined as if we and our subsidiaries constituted our own consolidated federal income tax group for federal income tax purposes. We are not permitted to make payments under the tax allocation agreement in respect of our hypothetical consolidated federal taxable income, to the extent that such payments exceed the consolidated federal income taxes (including estimated taxes) payable in respect of Parent's consolidated federal income tax group, until and only while our ratio of "Net Indebtedness" to "Consolidated EBITDA" (each as defined in "Description of Notes") is less than 3.75:1.0 and we are otherwise in compliance with the terms of the indenture governing the notes.

Instead, we will accrue these amounts otherwise payable to Parent as a liability to Parent, and we will be allowed to pay such amounts when our ratio of Net Indebtedness to Consolidated EBITDA is less than 3.75:1.0 and we are otherwise in compliance with the terms of the indenture governing the notes. As of April 3, 2004, our ratio of "Net Indebtedness" to "Consolidated EBITDA" was approximately 5.1:1.0. For a more detailed discussion of this ratio, see "Description of the Notes."

        The Company is a limited liability company organized under the laws of the State of Delaware. Mrs. Fields Financing Company, Inc., the Company's wholly owned subsidiary, is a corporation incorporated under the laws of the State of Delaware solely to serve as co-issuer of the notes. Mrs. Fields Financing Company, Inc. has no assets and no liabilities other than with respect to the notes. Our headquarters and those of Mrs. Fields Financing Company, Inc. are located at 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121-1050. Our telephone number is (801) 736-5600 and our primary Web site is located at www.mrsfields.com.

Organizational Structure

        The following organizational structure chart sets forth our direct parent entities and the more important of our subsidiaries. Capricorn II and Capricorn III, Parent's majority stockholders, together hold an aggregate of approximately 80 percent of Parent's common stock as of the date of this prospectus. See "Security Ownership of Certain Beneficial Owners and Management."

1
Each of Mrs. Fields' Companies, Inc. and Mrs. Fields' Original Cookies, Inc. has other subsidiaries, which are omitted from this structure chart.

The Exchange Offer

        On March 16, 2004, we completed the private offering of $115,000,000 aggregate principal amount of 11 1/2% Senior Secured Notes due 2011 and $80,747,000 aggregate principal amount of 9% Senior Secured Notes due 2011. As part of that offering, we entered into registration rights agreements in respect of the original notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes. Below is a summary of the exchange offer.

Securities Offered	Up to:
	•	$115,000,000 aggregate principal amount of 11 1/2% Senior Secured Notes due 2011, which have been registered under the Securities Act; and
	•	$80,747,000 aggregate principal amount of 9% Senior Secured Notes due 2011, which have been registered under the Securities Act.

The form and terms of these exchange notes are identical in all material respects to those of the original notes of the same series. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the original notes.
The Exchange Offer	We are offering to exchange:
•
$1,000 principal amount of our new 11 1/2% Senior Secured Notes due 2011, which have been registered under the Securities Act, for each $1,000 principal amount of our outstanding 11 1/2% Senior Secured Notes due 2011; and
•
$1,000 principal amount of our new 9% Senior Secured Notes due 2011, which have been registered under the Securities Act, for each $1,000 principal amount of our outstanding 9% Senior Secured Notes due 2011.

In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $115,000,000 aggregate principal amount of 11 1/2% Senior Secured Notes due 2011 outstanding and $80,747,000 aggregate principal amount of 9% Senior Secured Notes due 2011 outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.
Resales
Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:
	•	you are acquiring the exchange notes in the ordinary course of your business;

	•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and
	•	you are not an affiliate of ours.
If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:
	•	you cannot rely on the applicable interpretations of the staff of the SEC; and
	•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.
Furthermore, any broker-dealer that acquired any of its original notes directly from us:
•
may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and
	•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.
Expiration Date	5:00 p.m., New York City time, on , 2004 unless we extend the expiration date.
Accrued Interest on the the Exchange Notes and the Original Notes
The Exchange Notes will bear interest from the most recent date to which interest has been paid on the original notes. Interest is paid on the notes on March 15 and September 15 of each year, commencing on September 15, 2004. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes.

Conditions to the Exchange Offer
The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding conditions to the exchange offer.
Procedures for Tendering the Original Notes
Except as described in the section titled "The Exchange Offer—Procedures for Tendering", a tendering holder must, on or prior to the expiration date, transmit an agent's message to the exchange agent at the address listed in this prospectus.
Withdrawal Rights	Tenders may be withdrawn at any time before the expiration date.
Acceptance of Original Notes and Delivery of Exchange Notes
Subject to the conditions stated in the section "The Exchange Offer—Conditions to the Exchange Offer" of this prospectus, we will accept for exchange any and all original notes that properly are tendered in the exchange offer before the expiration date. The exchange notes will be delivered promptly after the expiration date. See "The Exchange Offer—Terms of the Exchange Offer."
Exchange Agent
The Bank of New York is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading "The Exchange Offer—Exchange Agent."
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all expenses incident to the exchange offer. See "Use of Proceeds."

Summary Terms of the Notes

        The form and terms of the exchange notes and the original notes are identical in all material respects, except that the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture.

Issuers	Mrs. Fields Famous Brands, LLC and Mrs. Fields Financing Company, Inc.
Securities Offered Hereby	$115,000,000 aggregate principal amount of 11 1/2% Senior Secured Notes due 2011 and $80,747,000 aggregate principal amount of 9% Senior Secured Notes due 2011
Maturity	March 15, 2011
Interest Rate	11 1/2% senior notes: 11 1/2% per year 9% senior notes: 9% per year
Interest Payment Dates
Semi-annually in cash, in arrears, on March 15 and September 15, beginning on September 15, 2004. Interest will accrue from the most recent date on which interest has been paid on the original notes (the "Issue Date").
Guarantees
All of our existing domestic restricted subsidiaries on the Issue Date and all of our future domestic restricted subsidiaries (in each case other than immaterial subsidiaries) will fully and unconditionally guarantee the notes on a senior secured basis.
Ranking
The notes are our senior secured obligations and will rank equally with all of our existing and future senior debt, and senior to all of our existing and future subordinated debt. The guarantees by our domestic restricted subsidiaries are senior secured obligations and rank equally with all existing and future senior debt of the subsidiaries that guarantee the notes and senior to all of their existing and future subordinated debt. The notes and guarantees are effectively subordinated to capital lease obligations and certain other secured indebtedness permitted to be incurred under the indenture governing the notes, in each case to the extent of the assets securing such indebtedness.

Security Interest
The notes and the guarantees are secured by substantially all of our and our domestic restricted subsidiaries' tangible and intangible assets (other than leasehold interests in real property). The notes and the guarantees also are secured by a pledge of all or a portion of the stock (or equivalent equity interest) of our domestic restricted subsidiaries and 65% of the voting stock (or equivalent voting equity interest) and 100% of the non voting stock (or equivalent non voting equity interest) of our foreign restricted subsidiaries.
The indenture governing the notes permits us to incur other senior secured indebtedness and to grant liens on our assets under certain circumstances.
Optional Redemption
On or after March 15, 2008, we may redeem a portion or all of the notes issued in this offering at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest to the date of redemption:
11 1/2% Senior Notes
For the period below	Percentage
On or after March 15, 2008	105.750%
On or after March 15, 2009	102.875%
March 15, 2010 and thereafter	100.000%
9% Senior Notes
For the period below	Percentage
On or after March 15, 2008	104.500%
On or after March 15, 2009	102.250%
March 15, 2010 and thereafter	100.000%

Prior to March 15, 2007, up to 35% of the aggregate principal amount of each of 11 1/2% notes and 9% notes may be redeemed at our option with the net proceeds of equity issuances at 111.5% and 109% of their principal amount, respectively, plus accrued and unpaid interest to the date of redemption, provided at least 65% of the aggregate principal amount of 11 1/2% notes or 9% notes, as the case may be, remain outstanding.
Change of Control Offer
If we experience a change in control, the holders of the notes will have the right to put their notes to us at 101% of their principal amount, plus accrued and unpaid interest thereon to the date of purchase.

Excess Cash Flow Offer
Within 120 days after the end of each fiscal year beginning with fiscal year 2004, we must offer to repurchase a portion of the notes at 100% of principal amount, plus accrued and unpaid interest thereon to the date of purchase, with 50% of our "Excess Cash Flow" from the previous fiscal year when the ratio of our Net Indebtedness to Consolidated EBITDA is above 3.75 to 1.0. As of April 3, 2004, our ratio of "Net Indebtedness" to "Consolidated EBITDA" was approximately 5.1:1.0. At our election, we could defer such an offer until such time as the total amount of excess cash flow to be so applied, plus the total amount of asset sale proceeds to be applied under the asset sale proceeds covenant described below, is at least $10 million. See "Description of the Notes" for the definitions of "Excess Cash Flow," "Net Indebtedness," and "Consolidated EBITDA."
Asset Sale Proceeds Offer
If we sell assets, we must reinvest the net proceeds in long term fixed assets used in our business and our subsidiaries' business within 360 days of its receipt thereof and, to the extent such net proceeds are not so used, offer to purchase the notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest thereon to the date of purchase. At our election, we could defer such an offer until such time as the total amount of net proceeds to be so applied, plus the total amount of excess cash flow to be applied under the excess cash flow covenant described above, is at least $10 million.
Principal Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability to:
	•	incur additional indebtedness;
	•	make investments or enter into sale and leaseback transactions;
	•	pay dividends, redeem subordinated debt, repurchase our stock or make other restricted payments;
	•	issue capital stock of certain subsidiaries;
	•	enter into certain transactions with affiliates;
	•	create or incur liens;
	•	transfer or sell assets;
	•	make dividends, distributions or other payments from our subsidiaries;
	•	consummate a merger, consolidation or sale of all or substantially all of our assets; and
	•	engage in unrelated businesses.

        For more information about the notes, see "Description of the Notes."

        You should refer to "Risk Factors" for an explanation of certain risks of investing in the notes.

Summary Combined Historical And Pro Forma Financial Data

        The following tables contain summary combined historical financial data for fiscal 2001, 2002 and 2003 and for the 13 weeks ended March 29, 2003 and April 3, 2004. The summary financial data for such fiscal years are derived from our audited combined historical financial statements contained elsewhere in this prospectus. The summary financial data for the 13 weeks ended March 29, 2003 and April 3, 2004 are derived from our unaudited combined historical financial statements. The unaudited combined historical financial statements reflect all normal recurring adjustments necessary for a fair presentation of these results. Our results of operations for the 13 weeks ended April 3, 2004 are not necessarily indicative of the results that may be expected for the full fiscal year 2004. The summary financial data should be read in conjunction with the sections entitled "Selected Combined Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and the notes thereto contained elsewhere in this prospectus.

        The historical combined financial statements included elsewhere in this prospectus reflect, for the periods indicated, the financial condition, results of operations and cash flows of the businesses to be transferred from MFOC and TCBY to the Company. The combined financial statements assume that the Company, for all periods presented, had existed as a separate legal entity with the following four business segments: franchising, licensing, gifts and retail food sales. The combined financial statements, which have been carved out from the consolidated financial statements of MFOC and TCBY using the historical results of operations and assets and liabilities of these businesses and activities and which exclude the company owned stores segment of MFOC, reflect the accounting policies adopted by MFOC and TCBY in the preparation of their consolidated financial statements and thus do not necessarily reflect the accounting policies which the Company might have adopted had it been an independent company. The historical combined financial statements of the Company include those accounts specifically attributable to the Company, substantially all of the indebtedness of MFOC and

TCBY, and allocations of expenses relating to shared services and administrative functions incurred at MFOC.

	Fiscal Year Ended			13 Weeks Ended
	December 29, 2001	December 28, 2002	January 3, 2004	March 29, 2003	April 3, 2004
	(dollars in thousands)
Income Statement Data:
Franchising revenues	$64,914	$61,332	$58,645	$12,844	$13,005
Retail food sales	20,990	16,606	—	—	—
Gifts revenues	10,265	12,628	17,405	2,810	4,540
Licensing revenues	3,633	4,566	5,464	1,619	1,257
Other revenues	—	260	474	126	83

Total revenues	99,802	95,392	81,988	17,399	18,885
Operating segment costs and expenses	48,754	45,795	34,402	6,422	7,970
General and administrative expenses	13,002	12,129	10,811	2,348	2,313
Other operating expenses, net(1)	21,272	1,260	4,818	920	1,149
Income (loss) from continuing operations before provision for income taxes and cumulative effect of accounting change	(8,327)	10,881	6,916	1,615	(378)
Net income (loss)(1)	(9,157)	(28,947)	4,768	861	(146)
Other Financial Data:
EBITDA(2)	36,809	39,897	35,710	8,556	9,538
Adjusted EBITDA(3)	36,809	37,455	38,058	8,556	8,571
Depreciation and amortization(1)	20,035	3,689	3,753	847	1,031
Capital expenditures	3,029	1,342	220	168	45
Franchise Locations (end of period):
Bakery brands(4)	1,491	1,368	1,298	1,333	1,277
TCBY	2,116	1,916	1,729	1,909	1,656

Total	3,607	3,284	3,027	3,242	2,933

Same Store Comparable Year-Over-Year Revenues:
Bakery brands(4)	(3.6)%	(3.7)%	(4.2)%	(7.8)%	3.8%
TCBY	N/A	2.6%	(6.6)%	(7.2)%	(4.3)%
Total	N/A	(1.9)%	(4.9)%	(7.6)%	1.6%

(1)
Effective December 28, 2002, we implemented the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." In connection with SFAS No. 142 we no longer amortize goodwill, but rather test it for impairment when circumstances indicate it is necessary, and at a minimum annually. A reconciliation of reported net income (loss) to net income (loss) adjusted for the impact of SFAS No. 142 for the periods presented is as follows:

	Fiscal Year Ended			13 Weeks Ended
	December 29, 2001	December 28, 2002	January 3, 2004	March 29, 2003	April 3, 2004
	(dollars in thousands)
Net income (loss) as reported	$(9,157)	$(28,947)	$4,768	$861	$(146)
Goodwill and indefinite-lived intangibles amortization	16,386	—	—	—	—
Loss from cumulative effect of accounting change	—	35,175	—	—	—

Net income (loss) as adjusted	$7,229	$6,228	$4,768	$861	$(146)

(2)
EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation, amortization, discontinued operations and cumulative effect of accounting change. We believe this measure is meaningful to our investors to understand our ability to service our debt. EBITDA should not be considered as an alternative to, or more meaningful than, income (loss) before income taxes, cash flows from operating activities or other traditional indicators of operating performance. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies, since not all companies calculate this non GAAP measure in the same manner. A reconciliation of net cash provided by operating activities to EBITDA for the periods presented is as follows:

	Fiscal Year Ended			13 Weeks Ended
	December 29, 2001	December 28, 2002	January 3, 2004	March 29, 2003	April 3, 2004
	(dollars in thousands)
Net cash provided by (used in) operating activities	$14,975	$24,296	$15,155	$4,575	$(3,805)
Adjustments:
Net cash provided by (used in) discontinued operating activities	749	(2,050)	(541)	(278)	235
Stock compensation expense	(1,382)	(134)	(50)	(31)	(13)
Cash paid for interest	21,476	20,018	19,050	758	6,259
Cash paid for income taxes	75	100	317	135	50
Cash paid to parent for income taxes	—	—	7,050	5,000	1,450
Other changes in operating assets and liabilities	916	(2,333)	(5,271)	(1,603)	5,362

EBITDA	$36,809	$39,897	$35,710	$8,556	$9,538

(3)
Adjusted EBITDA is defined in the following table and represents EBITDA adjusted for the effects of non-recurring items. (EBITDA is reconciled to net income (loss) in footnote 3 above.) We believe this measure is meaningful to our investors to understand our ability to service our debt. We have excluded gain on sale of equity warrants in the first quarter of 2004, expenses associated with the severances of our former chief executive officer who resigned in May 2003 and of other employees terminated in the fourth quarter of 2003, expenses relating to the debt refinancing net of gain recognized on retirement of debt, loss incurred during the fourth quarter of 2003 for the sublease of excess space in our corporate headquarters and the reimbursement of

  TCBY transition costs in fiscal 2002 as they appear to be non-recurring in nature and likely will not occur in the future. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, income before taxes, cash flows from operating activities or other traditional indicators of operating performance. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, since not all companies calculate this non-GAAP measure in the same manner. A reconciliation of EBITDA to Adjusted EBITDA for the periods presented is as follows:

	Fiscal Year Ended			13 Weeks Ended
	December 29, 2001	December 28, 2002	January 3, 2004	March 29, 2003	April 3, 2004
	(dollars in thousands)
EBITDA	$36,809	$39,897	$35,710	$8,556	$9,538
Adjustments:
Gain on sale of warrants	—	—	—	—	(1,054)
Severance expenses	—	—	1,447	—	—
Costs associated with debt refinancing, net	—	—	684	—	87
Loss on sublease of corporate headquarters	—	—	217	—	—
Reimbursement of TCBY transition costs	—	(2,442)	—	—	—

Adjusted EBITDA	$36,809	$37,455	$38,058	$8,556	$8,571

(4)
Includes Mrs. Fields, Great American Cookie Company, Original Cookie Company, Pretzel Time, Pretzelmaker and Hot Sam.

RISK FACTORS

        An investment in the notes involves a high degree of risk. In addition to the other information in this prospectus, prospective investors should carefully consider the following risks before making an investment in the notes. If any of the following risks actually occur, our business, financial condition and/or operating results could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest or principal on the notes.

Risks Related to this Offering

        You may have difficulty selling the notes which you do not exchange, since outstanding notes will continue to have restrictions on transfer and cannot be sold without registration under securities laws or exemptions from registration

        If a large number of outstanding notes are exchanged for notes issued in the exchange offer, it may be difficult for holders of outstanding notes that are not exchanged in the exchange offer to sell the notes, since those notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or state laws that apply to them. In addition, if there are only a small number of notes outstanding, there may not be a very liquid market in those old notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market. See "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Original Notes."

        In addition, if you do not tender your outstanding notes or if we do not accept some outstanding notes, those notes will continue to be subject to the transfer and exchange provisions of the indenture and the existing transfer restrictions of the outstanding notes that are described in the legend on such notes and in the offering circulars relating to the outstanding notes.

        If you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to an increase in interest payments on outstanding notes that the indenture provides for if we fail to complete the exchange offer

        Once the exchange offer has been completed, holders of outstanding original notes will not be entitled to any increase in the interest rate on their notes, which the indenture provides for if we fail to complete the exchange offer. Holders of outstanding notes will not have any further rights to have their outstanding notes registered, except in limited circumstances, once the exchange offer is completed. Holders of other outstanding notes are not entitled to any increase in the interest rate on their notes, regardless of whether the exchange offer is completed.

        If you exchange your outstanding notes, you may not be able to resell the notes you receive in the exchange offer without registering them and delivering a prospectus

        You may not be able to resell notes you receive in the exchange offer without registering those notes or delivering a prospectus. Based on interpretations by the SEC in no-action letters, we believe, with respect to notes issued in the exchange offer, that:

  •
  holders who are not "affiliates" of the Company within the meaning of Rule 405 of the Securities Act;

  •
  holders who acquire their notes in the ordinary course of business; and

  •
  holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the notes do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

        Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria could not rely on interpretations of the SEC in no-action letters, and would have to register the notes they receive in the exchange offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed "underwriters" within the meaning of the Securities Act in connection with any resale of notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding notes in market-making activities or other trading activities and must deliver a prospectus when they resell the notes they acquire in the exchange offer in order not to be deemed an underwriter.

        You should review the more detailed discussion in "The Exchange Offer—Procedures for Tendering" and "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Original Notes."

        Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

        We have, and will continue to have after this offering, substantial indebtedness. In addition, subject to restrictions in the indenture governing the notes, we may incur additional indebtedness.

        Our high level of indebtedness could have important consequences to you, including the following:

  •
  our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

  •
  we must use a substantial portion of our cash flow from operations to pay interest and required principal on the notes and, to the extent incurred, our other indebtedness, which will reduce the funds available to us for operations and other purposes;

  •
  our high level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt;

  •
  our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited; and

  •
  our high level of indebtedness makes us more vulnerable to economic downturns and adverse developments in our business.

        We expect to obtain the money to pay our expenses and to pay the amounts due under the notes and our other debt primarily from our operations. Our ability to meet our expenses and make these payments thus depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future and our currently anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to repay indebtedness, including the notes, or to fund other liquidity needs. If we do not have enough money, we may be required to refinance all or part of our then existing debt (including the notes), sell assets or borrow more money. We cannot assure you that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements, including the indenture governing the notes, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect the value of the notes and our ability to pay the amounts due under the notes.

        The proceeds from the collateral securing the notes may not be sufficient to pay all amounts owed under the notes if an event of default occurs. Your right to receive payments under the notes will effectively be subordinated to payments under our capital leases and our other senior secured indebtedness to the extent of the value of the assets securing that indebtedness.

        No appraisal of the value of the collateral has been made in connection with this offering and the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Consequently, we cannot assure you that liquidating the collateral securing the notes would produce proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any other senior secured creditors that have liens on such collateral that are prior to the liens securing the payment of the notes. Nor can we assure you that the fair market value of the collateral securing the notes would be sufficient to pay any amounts due under the notes following their acceleration.

        The notes and guarantees effectively will be subordinated to indebtedness that may be incurred under any equipment financing, purchase money debt and certain other senior secured indebtedness, in each case to the extent of the value of the assets securing that indebtedness. As a result, upon any distribution to our creditors or the creditors of any subsidiary guarantors in bankruptcy, liquidation, reorganization or similar proceedings, or following acceleration of our indebtedness or an event of default under our indebtedness, our lenders under our equipment financing, our purchase money indebtedness and certain other senior secured indebtedness will be entitled to be repaid in full from the proceeds of the assets securing such indebtedness, or the sale of the equipment subject to the equipment financing, before any payment is made to you from such proceeds.

        Releases of collateral from the liens securing the notes are permitted under some circumstances. See "Description of the Notes—Security," "Description of the Notes—Modification of the Indenture" and "Description of the Notes—Possession, Use and Release of Collateral."

        The ability of the trustee to foreclose on the collateral may be limited. In addition, your claims in respect of the notes effectively would be subordinated to all of the existing and future liabilities of our foreign subsidiaries and our unrestricted domestic subsidiaries.

        The right of the holders of obligations secured by liens on the collateral to foreclose upon and sell such collateral upon the occurrence of an event of default also could be subject to certain limitations under applicable federal bankruptcy laws if we or any of our domestic restricted subsidiaries become the subject of a case under the Bankruptcy Code. Various provisions of the Bankruptcy Code could prevent the trustee from repossessing and disposing of the collateral upon the occurrence of an event of default if a bankruptcy case is commenced by or against us before the trustee repossesses and disposes of the collateral. Under the Bankruptcy Code, secured creditors such as the holders of the notes may be prohibited from repossessing their collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such debtor, without prior bankruptcy court approval. Furthermore, other provisions of the Bankruptcy Code permit a debtor to continue to retain and to use the collateral (and the proceeds, products, rents or profits of such collateral) so long as the secured creditor is afforded "adequate protection" of its interest in the collateral. Although the precise meaning of the term "adequate protection" may vary according to circumstances, it is intended in general to protect a secured creditor against any diminution in the value of the creditor's interest in its collateral. Accordingly, the bankruptcy court may find that a secured creditor is "adequately protected" if, for example, the debtor makes certain cash payments or grants the creditor liens on additional or replacement collateral as security for any diminution in the value of the collateral occurring for any reason during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

        Moreover, the trustee may need to evaluate the impact of the potential liabilities before determining to foreclose on collateral consisting of real property because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediation or preventing the release or threatened releases of hazardous substances at such real property. Consequently, the trustee may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the notes.

        None of our foreign subsidiaries or unrestricted domestic subsidiaries will guarantee the notes. If any of our foreign subsidiaries or unrestricted domestic subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of such subsidiary before any of those assets would be made available to us. Consequently, your claims in respect of the notes effectively would be subordinated to all of the existing and future liabilities of our foreign subsidiaries and our unrestricted domestic subsidiaries. After giving effect to this offering and application of the proceeds therefrom, our foreign subsidiaries would not have any debt, other than intercompany debt, outstanding, and we will not have any unrestricted domestic subsidiaries. In fiscal 2003, our foreign subsidiaries contributed approximately 1.7 percent of our combined revenues and approximately 0.8 percent of our combined EBITDA and at January 3, 2004 foreign subsidiary assets were less than $200,000. In addition, because a portion of the collateral consists of pledges of a portion of the stock (or equivalent equity interest) of our first tier foreign restricted subsidiaries, the validity of those pledges under local law, if applicable, and the ability of the holders of the notes to realize upon that collateral under local law, to the extent applicable, may be limited by such local law, which limitations may or may not affect such liens.

        Finally, the trustee's ability to foreclose on the collateral on your behalf may be subject to lack of perfection, the consent of third parties, prior liens (as discussed above) and practical problems associated with the realization of the trustee's security interest in the collateral.

        The capital stock securing the notes automatically will be released from the collateral to the extent the pledge of such collateral would require the filing of separate financial statements for any of our subsidiaries with the SEC.

        The indenture governing the notes and the security documents provides that, to the extent that any rule is adopted, amended or interpreted which would require the filing with the SEC (or any other governmental agency) of separate financial statements of any of our subsidiaries due to the fact that such subsidiary's capital stock or other securities secure the notes, then such capital stock or other securities will automatically be deemed not to be part of the collateral securing the notes to the extent necessary to not be subject to such requirement. In such event, the security documents may be amended, without the consent of any holder of notes, to the extent necessary to release the liens on such capital stock or other securities. As a result, holders of the notes could lose their security interest in such portion of the collateral if and for so long as any such rule is in effect. In addition, the release of capital stock of a subsidiary pursuant to this provision in certain circumstances could result in less than a majority of the capital stock of a subsidiary being pledged to secure the notes, which could impair the ability of the trustee to sell a controlling interest in such subsidiary or to otherwise realize value on its security interest in such subsidiary's stock or assets. On the date of this prospectus, a portion of the capital stock of Mrs. Fields Franchising, LLC and TCBY, each of which is a subsidiary guarantor, is not included in the collateral.

        We are a holding company and, therefore, our ability to make payments under the notes and service our other debt depends on cash flow from our subsidiaries.

        We are a holding company. Our only material assets are our ownership interests in our subsidiaries. Consequently, we will depend on distributions or other intercompany transfers from our subsidiaries to make payments under the notes and service our other debt. In addition, distributions and intercompany transfers to us from our subsidiaries will depend on:

  •
  their earnings;

  •
  covenants contained in our and their debt agreements, including the notes;

  •
  covenants contained in other agreements to which we or our subsidiaries are or may become subject;

  •
  business and tax considerations; and

  •
  applicable law, including laws regarding the payment of dividends and distributions.

        We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us or that any distributions and/or payments will be adequate to pay any amounts due under the notes or our other indebtedness.

        The indenture governing the notes imposes significant operating and financial restrictions, which may prevent us from pursuing certain business opportunities and taking certain actions.

        The indenture governing the notes imposes significant operating and financial restrictions on us. These restrictions limit or prohibit, among other things, our ability to:

  •
  incur additional indebtedness;

  •
  repay subordinated indebtedness prior to stated maturities;

  •
  pay dividends on or redeem or repurchase our stock;

  •
  issue capital stock;

  •
  make investments;

  •
  create liens;

  •
  sell certain assets or merge with or into other companies;

  •
  enter into certain transactions with stockholders and affiliates;

  •
  sell stock in our subsidiaries;

  •
  restrict dividends, distributions or other payments from our subsidiaries; and

  •
  otherwise conduct necessary corporate activities.

        These restrictions could adversely affect our ability to finance our future operations or capital needs and pursue available business opportunities. A breach of any of these restrictions could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and fees, to be immediately due and payable and proceed against any collateral securing that indebtedness. Acceleration of our other indebtedness could result in a default under the terms of the indenture governing the notes and our assets may not be sufficient to satisfy our obligations under our indebtedness, including the notes.

        A court could avoid the guarantees under fraudulent conveyance laws or certain other circumstances.

        Each of our domestic restricted subsidiaries guarantees the notes. If, however, any such domestic restricted subsidiary becomes a debtor in a case under the Bankruptcy Code or encounters other financial difficulty, then under federal or state fraudulent conveyance laws a court in the relevant jurisdiction might avoid or cancel such domestic restricted subsidiary's guarantee of the notes. The court might do so if it found that, when such domestic restricted subsidiary provided its guarantee, it received less than reasonably equivalent value or fair consideration for such guarantee and either

(i) was insolvent or was rendered insolvent by reason of such guarantee, (ii) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital, (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured (as all of the foregoing terms are defined in or interpreted under the fraudulent transfer or conveyance statutes) or (iv) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied). The court might also avoid a guarantee, without regard to the above factors, if it found that the guarantor provided its guarantee with actual intent to hinder, delay, or defraud its current or future creditors.

        In the United States, a court likely would find that a domestic restricted subsidiary did not receive reasonably equivalent value or fair consideration in exchange for its guarantee if the value received by such guarantor were found to be disproportionately small when compared with its obligations under such guarantee or, put differently, it did not benefit, directly or indirectly, from the issuance of the notes. If a court avoided a guarantee, you would no longer have a claim against the guarantor or against any of its assets securing the guarantee. In addition, the court might direct you to repay any amounts already received from the guarantor or from the proceeds of a foreclosure on any of its assets. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the notes from another subsidiary guarantor or from any other source.

        Each guarantee will state that the liability of each subsidiary guarantor thereunder is limited to the maximum amount that the subsidiary guarantor can incur without risk that the guarantee will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the guarantees from a fraudulent conveyance attack or, if it does, ensure that the guarantees will be in amounts sufficient, if necessary, to pay obligations under the notes when due.

        We may not be able to satisfy our obligations to holders of the notes upon a change of control.

        Upon the occurrence of a change of control, as defined in the indenture, we will be required to offer to purchase the notes at a price equal to 101 percent of the principal amount thereof, together with any accrued and unpaid interest and additional interest, if any, to the date of purchase. See "Description of the Notes—Repurchase Upon Change of Control."

        We cannot assure you that, if a change of control offer is made, we will have available funds sufficient to pay the change of control purchase price for any or all of the notes that might be delivered by holders of the notes seeking to accept the change of control offer and, accordingly, none of the holders of the notes may receive the change of control purchase price for their notes. Our failure to make or consummate the change of control offer or pay the change of control purchase price when due will give the trustee and the holders of the notes the rights described in "Description of the Notes—Events of Default."

        Our parent companies may take actions that conflict with your interests.

        As a result of its direct control of our ultimate parent company, and indirect control of MFH and MFOC, Capricorn II and Capricorn III together control the power to elect our managers, to appoint members of management and to approve all actions requiring the approval of the holders of our common interests, including adopting amendments to our certificate of formation and limited liability company agreement as well as approving mergers, acquisitions or sales of all or substantially all of our assets. See "Certain Relationships and Related Transactions—Control by Capricorn."

        The interests of our parent companies could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of MFOC as a holder of equity might conflict with your interests as a holder of the notes. Our parent companies also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you, as holders of the notes.

        There is no established trading market for the exchange notes, and you may not be able to sell them quickly or at the price that you paid.

        The exchange notes are a new issue of securities and there is no established trading market for them. We will only offer and sell the exchange notes pursuant to an effective registration statement.

        Even if the registration statement becomes effective, which generally will allow resales of the exchange notes, the exchange notes will constitute a new issue of securities with no established trading market. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems; however, we expect that the exchange notes will be eligible for trading in the PORTAL Market by QIBs. The initial purchaser has advised us that it intends to make a market in the exchange notes, but it is not obligated to do so and may discontinue any market making in the exchange notes at any time, in its sole discretion. You may not be able to sell your exchange notes at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the exchange notes. As a result, you may be required to bear the financial risk of your investment in the exchange notes indefinitely. If a trading market were to develop, future trading prices of the exchange notes may be volatile and will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  our ability to complete the offer to exchange the notes for the exchange notes;

  •
  the interest of securities dealers in making a market for them; and

  •
  the market for similar securities.

        In addition, the market for non investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market for the exchange notes, if any, may be subject to similar disruptions that could adversely affect their value.

Risks Related to Our Business

        MFOC, our direct parent and the owner of significantly more of our franchised and licensed retail concept locations than any other franchisee, has a history of net losses. We cannot assure you that MFOC will be able to make payments under its franchise agreements or other agreements with us.

        MFOC and certain of its subsidiaries own approximately 229 franchised and licensed retail concept locations. While MFOC will continue to operate the company owned stores in the near term, it also will continue its ongoing strategic review of store performance, with identified stores being sold to new or existing franchisees or closed. Pursuant to franchise agreements with us, MFOC or future owners of such retail concept locations will be obligated to make payments to us as our franchisees. Had those franchising agreements been in effect for fiscal 2003, the aggregate amount of franchise royalties and product purchases that would have been required to be made by MFOC and such subsidiaries to us would have been $4.8 million and $3.2 million, respectively.

        As our largest franchisee, MFOC's inability to make payments to us under its franchise agreements or other agreements with us described in "Certain Relationships and Related Transactions" could adversely affect our financial condition and results of operations. MFOC has incurred net losses during the past several years. Although MFOC expects to sell current retail stores to fund its operations, its ability to do so and the sale proceeds that it will be able to achieve will depend on a number of factors beyond its control, including existing economic conditions. Furthermore, MFOC's business and its operations generally are subject to financial, competitive, legal and other factors, many of which are beyond its control. Accordingly, we cannot assure you that MFOC will be able to make payments to us under the franchise agreements or other agreements with us or that MFOC will be successful in implementing its planned strategy of selling such stores or that the purchasers of such stores will be able to make the required payments under the franchise agreements or other agreements.

        In addition, MFOC will have obligations to the Company under its sublease with the Company. If MFOC is unable to satisfy any of such obligations to the Company, then the Company may be affected adversely. If MFOC is unable to meet its financial obligations, it could seek protection under bankruptcy laws, which could limit or prevent it from making required payments to us, which could adversely affect our business operations or financial condition.

        The results of operations of our business in the future will depend upon whether we are able to successfully implement our new business strategy, the implementation of which depends on factors that are beyond our control.

        We believe that the implementation of our new business strategy is key to enabling us to grow our revenues and profitability and, ultimately, our future success. Our new business strategy is focused on increasing the sales of our franchisees, accelerating the development of new franchised stores, carts and kiosks and growing our licensing and gifts operations, each of which we believe is critical to our success.

        Our initial focus will include the "repositioning" of our TCBY brand by targeting today's health conscious consumers and the "reconcepting" of our TCBY brand by redesigning its décor or and updating its menus. While we have begun the process of reviewing how best to develop and implement a new marketing concept, we do not know how successful we will be in developing or implementing such a new marketing concept or the extent to which the capital investment required to implement such a new marketing concept will be available when needed or whether any such availability will be constrained by our financial resources. If we are unable to successfully implement this or any other aspect of our new business strategy, our business operations or financial condition could be adversely affected.

        From time to time, we may be restricted from selling our franchises.

        The sale of franchises is regulated by various state laws as well as by the Federal Trade Commission. The Federal Trade Commission requires that franchisors make extensive disclosure in a uniform franchise prospectus to prospective franchisees but does not require registration. However, a number of states require annual registration of the uniform franchise prospectus with state authorities or other disclosure in connection with franchise offers and sales. In addition, several states have "franchise relationship laws" or "business opportunity laws" that limit the ability of the franchisors to terminate agreements or to withhold consent to renewal or transfer of these agreements.

        There are certain events that require us to make certain disclosure to state authorities. As a result of the Transactions, we will be required to make such disclosure to such state authorities, as a result of which we will be prohibited from selling our franchises in certain states while our disclosure is reviewed. From time to time in the future, there will be periods of time after certain events during which we also will be prohibited from selling our franchises in certain states. If we are unable to sell our franchises for an extended period of time in certain states, our business operations or financial condition could be adversely affected.

        A decline in mall traffic could cause our bakery brand franchise income to decrease materially.

        We believe that the amount and proximity of pedestrian traffic near our bakery brand stores strongly influence sales of our products, which we believe are frequently impulse purchases. In recent years, visits to major shopping malls, where at April 3, 2004 approximately 35 percent of our franchisees' stores were located, have declined and may decline further. This trend has had a negative impact on our revenues. We cannot be sure that this trend will not continue or that this trend can be offset by increased sales per customer. A continued decline in mall traffic could adversely affect our financial condition and results of operations.

        We believe our brand identity is critical to the success of our business. If we were unable to use any of our trademarks or to protect our trade secrets, our sales and our results of operations would be adversely affected.

        We believe that our trademarks have significant value and are important to the marketing of our retail outlets and products and the operations of our franchisees' stores, gifts segment and licensing strategy. Our trademarks are federally registered before the United States Patent and Trademark Office, and registered or pending in many foreign countries. However, we cannot be sure that our trademarks cannot be circumvented, or that our trademarks do not or will not violate the proprietary rights of others. If a challenge to one of our trademarks was upheld, we could be prevented from continuing to use that trademark. A negative ruling concerning our use, or the validity or enforceability of one of our trademarks would adversely affect our sales of the related products and our operating results. In addition, we cannot be sure that we will have the financial resources necessary to police the use of our trademarks by our franchisees and licensees, or enforce or defend our trademarks, which could result in incorrect or unauthorized use of our trademarks. Moreover, we may not be able to use or register our existing trademarks abroad due to the application of foreign laws, which would force us to adopt new trademarks for use in those jurisdictions that initially will not be as recognizable as our existing marks. Despite our efforts to protect our trade secrets, unauthorized parties may attempt to obtain and use information regarding our proprietary recipes and our means of protecting our trade secret rights may not be adequate. The occurrence of any of these factors could diminish the value of our trademark portfolio or trade secrets and negatively impact our sales, business operations and strategies.

        Our information systems are an integral part of our gifts segment business. Systems disruptions and failures could cause our customers to become dissatisfied with us and may impair our business.

        Our ability to maintain our Web site, network system and telecommunications equipment in working order and to reasonably protect them from interruption is critical to the success of our gifts business segment. Our Web site must accommodate regular traffic, deliver information and complete transactions. Our customers, advertisers and business alliances may become dissatisfied by any systems failure that interrupts our ability to provide our products and services to them.

        We depend upon key franchisees and licensees for revenue and believe that our relationship with our franchisees and licensees is critical to the success of our business. If these franchise and license agreements were to be terminated or if we are unable to maintain these relationships, our sales and our results of operations would be adversely affected.

        Exclusive of MFOC, our largest franchisee and direct parent, sixteen of our franchisees, own ten or more retail concept locations. In total, these franchisees own 440 retail concept locations and contributed $7.0 million or 12.0 percent of our franchise revenues for the year ended January 3, 2004. For the same period, franchise revenues made up 71.5 percent of our total revenues. The termination of these key franchise agreements or lower than anticipated sales may have an adverse affect on our financial condition and results of operations. In addition, for the year ended January 3, 2004, one licensee accounted for 63.1 percent of our licensing revenue. For the same period, licensing revenue was 6.7 percent of our total revenues. Our licensing agreements generally grant an exclusive license to the licensee for the particular product, however both we and our licensees can terminate these agreements if the other party is not performing in accordance with the terms of such agreements. The termination of key license agreements or poor performance by our licensees may decrease our revenues. Neither our franchise agreements nor our license agreements has a unilateral termination right, however we cannot be sure that our relations with franchisees and licensees will not change or that our licensees will continue to perform as they have in the past, which could result in our franchise or license agreements being terminated by us or by our franchisees or licensees. More generally, we believe our relationship with our franchisees and our licensees is a critical component in the success of our business. Our joint venture agreement with Host International, Inc., Host Marriott Services USA, Inc., and Host Marriott Tollroads, Inc. (collectively "Host Marriott Services") is important to our TCBY business unit. We rely on Host Marriott Services for the development and operation of certain non-traditional, captive TCBY locations, including airport locations and toll road travel plazas. Host Marriott Services franchises 149 retail concept locations. During the year ended January 3, 2004, we generated approximately $2.0 million of franchise revenues from Host Marriott Services. While we have a positive working relationship with Host Marriott Services that we expect will continue in the future, if this joint venture agreement were terminated or if Host Marriott Services does not perform as they have in the past, our TCBY business unit could be adversely affected. The joint venture agreement expires on May 31, 2009, and may be renewed by Host Marriott Services for an additional ten year term. If we are unable to maintain our relationship with Host Marriott Services, our franchisees and our licensees, our business operations or financial condition could be adversely affected.

        We may be harmed by actions taken by our franchisees or licensees that are beyond our control.

        Our franchisees and licensees generally are independent contractors and are not our employees. We require our franchisees and licensees to adhere to strict production, display, storage and marketing specifications and procedures, and we provide training and support to franchisees, but the quality of franchised store operations or licensed products may be diminished by any number of factors beyond our control. Consequently, franchisees may not operate stores or licensees may not produce or market licensed products in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other store personnel. If they do not, our image, reputation and brand may suffer, and our franchise and license revenues as well as our ability to attract prospective franchisees may be adversely affected.

        We are vulnerable to fluctuations in the cost, availability and quality of our ingredients.

        The cost, availability and quality of the ingredients we use to prepare our products at the Great American Cookie Company batter facility and in our gifts operations are subject to a range of factors, many of which are beyond our control. Fluctuations in economic and political conditions, weather and demand could adversely affect the costs of our ingredients. We have no control over fluctuations in the price of commodities, and no assurance can be given that we will be able to pass through any cost increases to our customers. We are dependent on frequent deliveries of fresh ingredients, thereby subjecting us to the risk of shortages or interruptions in supply. All of these factors could adversely affect our financial results.

        We heavily depend on our suppliers and distributors.

        We depend on two primary suppliers, Countryside Baking Company, Inc. and Americana Foods Limited Partnership, which supply products for our Mrs. Fields brand and TCBY brand, respectively. We also depend on two primary distributors, Dawn Food Products and Blue Line Distributing, for weekly distribution of perishable and non perishable items to our franchisees. Americana Foods Limited Partnership is a related party whose agreement is described in "Certain Relationships and Related Transactions—TCBY Supply Agreement." Our reliance on our suppliers subjects us to a number of risks, including possible delays or interruptions in supplies, diminished control over quality and a potential lack of adequate raw material capacity. Any disruption in the supply of or degradation in the quality of the raw materials provided by our suppliers could have a material adverse effect on our business, operating results and financial condition. In addition, such disruptions in supply or degradations in quality could have a long term detrimental impact on our efforts to develop a strong brand identity and a loyal consumer base. If any supplier or distributor fails to perform as anticipated, or if there is a termination or any disruption in any of these relationships for any reason, it could have a material adverse effect on results of operations.

        If we lose key management personnel, we may have difficulty in implementing the business strategy that current management has developed, and may fail to achieve expected profits as a result.

        Our success depends on the continued services of our senior management, particularly Stephen Russo, our President and Chief Executive Officer. In addition, our continued growth depends, in part, on attracting and retaining skilled managers and employees as well as management's ability to utilize effectively our key personnel. If Stephen Russo or any other senior management personnel leaves us, we may have difficulty in implementing the business strategy they have developed, and may fail to achieve expected profits as a result. We cannot be sure that management's efforts to integrate, utilize, attract and retain personnel will be successful.

        Our failure to respond to demographic trends, changes in consumer preferences and other factors and our failure to implement new marketing strategies could have a material adverse effect on our results of operations.

        The specialty and snack food industry is affected by changes in consumer preferences, tastes and eating habits, local, regional, national and international economic conditions, demographic trends and mall traffic patterns. A number of factors, including increased food, labor and benefits costs, the availability of experienced management and hourly employees and difficulties or delays in developing and introducing new products to suit consumer preferences, may adversely affect the specialty retail industry in general and our franchise outlets in particular. Our failure to anticipate, identify and respond to changing consumer preferences and economic conditions and the failure of our customers to respond favorably to our marketing or new products could decrease our results of operations.

        There is intense competition in the specialty food retailers industry.

        The specialty retail food and snack food industry is highly competitive with respect to price, service, location and food quality and within the industry we compete with cookie, pretzel, frozen yogurt and ice cream retailers, as well as other confectionary, sweet snack and specialty foods retailers, many of which have greater resources than we have. Consequently, we cannot be certain that we can compete successfully with these other food retailers.

        In addition to the risks we face from current competitors, we cannot be certain that we can successfully compete with any new entrants into the specialty retail food and snack food industry who may introduce new and successful products or marketing. Our inability to compete adequately would have a material adverse effect on our results of operations.

        Adverse publicity, particularly about health concerns, could reduce our sales and adversely affect results of operations.

        Our ability to compete depends in part on maintaining our reputation with consumers. We could be adversely affected by publicity resulting from food quality, illness, injury or other health concerns, including food borne illness claims, or operating issues stemming from one store, a limited number of stores or even a competitor's store. In addition, we use ingredients in various of our products, such as nuts, to which some people may have allergies, and, butter and cream, which are high in fat. There may be adverse publicity about the health risks relating to these or other ingredients. Adverse publicity about these factors could reduce sales of our products and adversely affect results of operations.

        International operations—Our international operations are exposed to various risks that could have a material adverse effect on our results of operations and financial condition.

        We have franchised retail stores in numerous foreign countries. While most of our operations are in the United States, through our franchised retail store locations, we also have operations in numerous other regions, including operations in Europe, the Caribbean, the Middle East, and Asia, representing approximately 1.7 percent of our revenue in fiscal 2003. We expect to expand into additional regions in the future. Our international operations are subject to many additional risks, including:

  •
  the burden of complying with multiple and possibly conflicting laws and any unexpected changes in regulatory requirements;

  •
  import and export restrictions and tariffs;

  •
  additional expenses relating to the difficulties and costs of staffing and managing international operations;

  •
  litigation in foreign jurisdictions;

  •
  potentially adverse tax consequences;

  •
  increased competition as a result of subsidies to local companies;

  •
  political instability or war;

  •
  cultural differences;

  •
  the impact of business cycles and economic instability; and

  •
  increased expense as a result of inflation.

        Any one of these factors could materially adversely affect our sales of products or services to our international customers, which could materially affect our business, results of operations and financial condition and curtail our expansion strategy.

        Government regulation of our business could adversely affect the results of our operations.

        Numerous governmental authorities have issued regulations that apply to us and our franchisees' stores, including, without limitation, federal, state and local laws and regulations governing health, sanitation, environmental protection, safety and hiring and employment practices, including laws, such as the Fair Labor Standards Act, governing such matters as minimum wages, overtime and other working conditions. The Food and Drug Administration administers regulations that apply to our products. If we fail to obtain or retain the required food licenses or to comply with applicable governmental regulations, or if there is any increase in employee benefit costs or other costs associated with employees, our costs could increase as we attempt to comply with regulations. Our revenues could decrease if we or our suppliers are unable to manufacture or if our franchisees or licensees are unable to sell products in locations in which we do not have required licenses. Even if we obtain regulatory approval, our products, the manufacturers and their manufacturing facilities are subject to periodic inspection. Discovery of problems may reduce our results of operations because of costs of compliance or inability to manufacture or sell products for failure to comply with regulations.

        In addition, the sale of franchises is regulated by various state laws as well as by the Federal Trade Commission. The Federal Trade Commission requires that franchisors make extensive disclosure in a Uniform Franchise prospectus to prospective franchisees but does not require registration. However, a number of states require registration of the Uniform Franchise prospectus with state authorities or other disclosure in connection with franchise offers and sales. In addition, several states have "franchise relationship laws" or "business opportunity laws" that limit the ability of the franchisors to terminate agreements or to withhold consent to renewal or transfer of these agreements. While we believe that we are in compliance with existing regulations in the jurisdictions where we currently offer franchises, we cannot predict the effect of any future legislation or regulation on our business operations or financial condition. Additionally, bills have occasionally been introduced in Congress which would provide for federal regulation of aspects of franchisor-franchisee relationships. We cannot predict what effect those regulations could have on our business.

        All full time store managers and assistant managers are able to enroll in a group health insurance plan. However, there have been a number of proposals before Congress that would require employers to provide health insurance for all of their full time and part time employees. The approval of similar proposals could substantially increase costs of our franchisees and licensees, which could have a material adverse impact on our results of operations and financial condition.

        Any interruption in funding sources used by franchisees to purchase and develop our franchises could adversely impact our ability to market franchises.

        Many of our franchisees must obtain loans to purchase and develop our franchises. One significant source of this funding is the U.S. Small Business Administration 7(a) loan program. From the beginning of its fiscal year on October 1, 2003 through January 31, 2004, the source of SBA funding was a series of short term continuing resolutions passed by Congress based on the SBA's fiscal year 2003 program level. During periods of temporary funding, access to the 7(a) loan program may be suspended because of volume constraints existing under such continuing resolutions. For example, the 7(a) loan program was closed on January 6, 2004 through January 14, 2004. On January 31, 2004, Congress approved the SBA's fiscal 2004 funding budget, with $9.5 billion in lending authority and a loan cap of $750,000 per loan recipient; however, if the program's demand remains at the recently high level, this amount may not be adequate to keep the program running through the end of its current fiscal year. Any future suspension of funding, or delays in approval of the SBA's 2005 budget will affect our franchisees' ability to obtain funding from this significant source and adversely impact our ability to market franchises and the sale of stores owned by MFOC.

        Litigation, including product liability litigation, could reduce our results of operations or increase our losses because of the cost of paying on successful claims, and we may not be able to continue to obtain adequate insurance.

        We are involved in routine litigation in the ordinary course of business, including franchise disputes. Although we have not been significantly adversely affected in the past by litigation, there can be no assurance as to the effect of any future disputes.

        Although we currently are not subject to any product liability litigation, there can be no assurance that product liability litigation will not occur in the future involving our products. Our quality control program is designed to maintain high standards for the food and materials and food preparation procedures used by franchised stores. Products are periodically inspected by our personnel at both the point of sale locations and the manufacturing facilities to ensure that they conform to our standards. In addition to insurance held by our suppliers, we maintain insurance relating to personal injury and product liability in amounts that we consider adequate for the retail food industry. While we have been able to obtain insurance in the past, there can be no assurance that we will be able to maintain these insurance policies in the future. Consequently, any successful claim against us, in an amount materially exceeding our coverage, could adversely affect our operating results.

        As more fully described in "Legal Proceedings, Government Regulations" below, our indirect subsidiary, TCBY of Ireland, is the sole remaining defendant in the Advanced Food Concepts lawsuit. In the event that plaintiffs receive any significant judgment, it is possible that we or one or more of TCBY of Ireland's other parent entities may ultimately be required to pay a portion or all of such judgment, which may have a material adverse impact on our financial position, results of operations or liquidity.

        We experienced a number of franchise store closures since 2001. If this trend continues, our financial position could be adversely affected.

        Since fiscal year 2001, 256 retail concept locations were closed by MFOC and 1,105 retail concept locations were closed by other franchisees. These closures represent 37.7 percent of the total number of stores open at the beginning of 2002. In comparison, 664 retail concept locations were opened since

2001 and franchise agreements were entered into in respect of an additional 27 stores to be opened before August 2004. Since the beginning of 2002, the number of Mrs. Fields brand locations has decreased by 3.9 percent, the number of Great American Cookie Company brand locations has decreased by 11.6 percent, the number of TCBY brand traditional locations has decreased by 15.2 percent, the number of TCBY brand non-traditional locations has decreased by 28.4 percent, the number of Pretzel Time brand locations has decreased by 26.9 percent and the number of Pretzelmaker brand locations has decreased by 11.7 percent. There can be no assurances that store closures will not occur in the future or that we will be able to successfully open additional stores in the future. If this trend continues, our financial condition could be adversely affected.

        Quarterly fluctuations and seasonality.

        Our operating results are subject to quarterly and seasonal fluctuations. Our sales and income from franchisees' store operations is seasonal given the significant impact of the high number of mall based locations. At these locations, sales tend to mirror customer traffic flow trends in malls, which increase significantly during the fourth quarter, primarily between Thanksgiving and the end of the calendar year. Holiday gift purchases also are a significant factor in increased sales in the fourth quarter. However, with the addition of TCBY franchised stores, we have hedged against this seasonality impact by introducing a concept that tends to have its strongest sales periods during the warmer months from late Spring through early Fall. In addition, by marketing our cookie brands around holidays that occur in late Winter and early Spring, such as Valentine's Day and Easter as well as holidays in the late Fall, such as Halloween, we hope to continue to decrease the impact of seasonality on our cash flow. However, there can be no assurance that we will be successful in decreasing the impact of seasonality on our cash flow. If we are unable to manage seasonal fluctuations of cash flow, our financial condition and results of operations may be adversely affected.

        The composition of our future financial statements and our ability to file these financial statements within the timeframe required by the SEC could be materially impacted as a result of the adoption of new accounting policies and practices including pronouncements promulgated by standard setting bodies.

        In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities—an Interpretation of Accounting Research Bulletin No. 51" ("FIN 46"). In December 2003, the FASB issued FIN No. 46 (Revised 2003) ("FIN 46R") to address certain FIN 46 implementation issues, including the delay of the effective date for certain types of Variable Interest Entities ("VIE"). This interpretation clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," for companies that have interests in entities that are defined as a VIE under FIN 46. According to this interpretation, if a company has an interest in a VIE and is at risk for a majority of the expected losses of the VIE or receives a majority of the expected gains of the VIE, it shall consolidate the VIE. FIN 46R also requires additional disclosures by primary beneficiaries and other significant variable interest holders. For entities acquired or created before December 31, 2003, FIN 46R is effective as of the beginning of fiscal 2005 while it is effective immediately for all VIEs created after December 31, 2003. We completed our adoption of FIN 46R during the first quarter of fiscal 2004. The adoption of FIN 46R had no effect on our combined financial statements.

        If we were required to consolidate the assets, liabilities or operations of some or all of our franchisees, the impact on our financial statements could be material. Further, the time and effort necessary to accumulate the financial information required by FIN 46R from our franchisees could cause us to be unable to file with the SEC our annual or quarterly financial statements in a timely manner, however the indenture governing the notes provides that the effect of any such required consolidation would be ignored for covenant purposes and that in the event we cannot fully comply with FIN 46R, we can provide to the trustee and make available on our public website specified financial information in lieu of filing financial statements with the SEC. See "Description of the Notes—Reports to Holders."

        Adverse Treatment of Parent's or MFOC's Net Operating Losses May Adversely Impact Our Tax Allocation Agreement Payments.

        Parent and MFOC have generated, and may continue to generate, certain net operating losses (commonly referred to as "NOLs" for federal income tax purposes) that generally may be used to offset taxable income realized in prior or future years. If, however, an ownership change (as defined in Section 382 of the Internal Revenue Code of 1986, as amended) occurs with respect to Parent or MFOC, then the ability to utilize NOLs generated before the date of the ownership change (and certain built in losses and deductions, if any, that exist as of the date of the ownership change) generally would be limited to specific annual amounts. This could have a material adverse effect on Parent's and MFOC's NOLs, which may increase the payments we would otherwise be required to make under the tax allocation agreement when our ratio of "Net Indebtedness" to "Consolidated EBITDA" (each as defined in "Description of the Notes") is equal to or greater than 3.75:1.0 and/or we are otherwise in default of the terms of the indenture governing the notes.

        Generally, an ownership change occurs if certain persons or groups increase their aggregate ownership of a corporation's equity interests by more than 50 percentage points in any three year period. We do not believe that any of Parent's or MFOC's NOLs are currently limited as a result of its incurring ownership change and we do not believe that Parent or MFOC will incur an ownership change as a result of the transactions occurring in connection with this offer. No assurance can be made in this regard, and no assurance can be made that Parent or MFOC will not incur an ownership change in the future.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        On March 16, 2004, we completed the private offering of $115,000,000 aggregate principal amount of 11 1/2% Senior Secured Notes due 2011 and $80,747,000 aggregate principal amount of 9% Senior Secured Notes due 2011. As part of that offering, we entered into registration rights agreements in respect of the original notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes.

        Under the registration rights agreements, we agreed to file a registration statement regarding the exchange of the original notes for notes of the same series that are registered under the Securities Act. We also agreed to use commercially reasonable efforts to cause the registration statement to become effective with the SEC and to conduct this exchange offer after the registration statement is declared effective. The registration rights agreements provide that we will be required to pay additional cash interest to the holders of the original notes if the registration statement is not declared effective by September 12, 2004.

        The exchange offer is not being made to holders of original notes in any jurisdiction in which the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

        Upon the terms and conditions described in this prospectus, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City time, on            , 2004. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which we extend the exchange offer.

        As of the date of this prospectus, there are $115,000,000 aggregate principal amount of 11 1/2% Senior Secured Notes due 2011 outstanding and $80,747,000 aggregate principal amount of 9% Senior Secured Notes due 2011 outstanding. This prospectus is first being sent on or about            , 2004 to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under "Conditions to the Exchange Offer." We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any original notes by giving oral or written notice of an extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

        Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000. The CUSIP numbers for the original notes are:

Original 11 1/2% Senior Secured Notes

Rule 144A Notes	62474E AA 4
Notes resold to Accredited Investors	62474E AB 2
Regulation S Notes	U6203M AA 8

Original 9% Senior Secured Notes

Rule 144A Notes	624744 AA 6
Notes resold to Accredited Investors	624744 AB 4
Regulation S Notes	U62035 AA 5

        We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes, file a post-effective amendment to the prospectus and provide notice to the noteholders. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on the next business day after the expiration date.

        Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus.

Procedures for Tendering

        Except as described below, a tendering holder must, on or prior to the expiration date transmit an agent's message to the exchange agent at the address listed below under the heading "Exchange Agent." In addition, the exchange agent must receive, on or before the expiration date, a timely confirmation of book-entry transfer of the original notes into the exchange agent's account at The Depository Trust Company, or DTC, along with an agent's message.

        The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer.

        If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent's account.

        We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

        We reserve the right to reject any particular original note not properly tendered or any which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

        By tendering, each holder will be deemed to have represented to us that, among other things,

  •
  the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder; and

  •
  neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes.

        In the case of a holder that is not a broker-dealer, that holder, by tendering, also will represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes. If any holder or other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person cannot rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

        By delivering an agent's message, a beneficial owner or holder will be deemed to have irrevocably appointed the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as an agent for us in connection with the exchange offer) with respect to the original notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with in interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such original notes, in accordance with the terms and conditions of the exchange offer.

        Each beneficial owner or holder will also be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the original notes it tenders and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such original notes, free and clear of all liens, restrictions, charges and encumbrances, and that the original notes tendered are not subject to any adverse claims or proxies. Each beneficial owner and holder, by tendering its original notes, also agrees that it will comply with its obligations under the registration rights agreement.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered. We will issue the exchange notes promptly after acceptance of the original notes. See "Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

        For each original note accepted for exchange, the holder of the original note will receive an exchange note of the same series as and having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the original notes. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

        In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of a timely book-entry confirmation of the original notes into the exchange agent's account at DTC.

        The non-exchanged original notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

        If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

  (1)
  stating the name and address of the holder of original notes and the amount of original notes tendered;

  (2)
  stating that the tender is being made; and

  (3)
  guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Book-Entry Transfer

        The exchange agent will make a request to establish separate accounts for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The transmission of the notes and agent's message to DTC and delivery by DTC to and receipt by the exchange agent of the related agent's message will be deemed to be a valid tender.

Withdrawal Rights

        Tenders of original notes may be withdrawn at any time before the expiration date.

        For a withdrawal of a tender of notes to be effective, the exchange agent must receive a valid withdrawal request through the ATOP system from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the VOI number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related notes in order that such notes may be withdrawn. Properly withdrawn original notes may be re-tendered by following the procedures described under "Procedures for Tendering" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes of the same series, and may terminate or amend the exchange offer, if at any time before the acceptance of the original notes for exchange or the exchange of the exchange notes for the original notes, any of the following events occurs:

  •
  there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission: (1) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes in the exchange offer; or (3) any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

  •
  any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

  •
  any of the following has occurred: (1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or (2) any limitation by a governmental authority, which may adversely affect our ability to complete the transactions contemplated by the exchange offer; or (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or (4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

  •
  any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes; which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

        These conditions to the exchange offer are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them in whole or in part in our sole discretion. If we do so, the exchange offer will remain open for at least five business days following any waiver of the preceding conditions. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

        In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

        We have appointed The Bank of New York as the exchange agent for the exchange offer. You should direct questions and requests for assistance or requests for additional copies of this prospectus to the exchange agent addressed as follows:

Delivery To: THE BANK OF NEW YORK, EXCHANGE AGENT

By Hand Before 5:00 p.m.:	By Registered or Certified Mail:
[To come]	[To come]

By Facsimile Transmission
(for Eligible Institutions only):
[To come]

Confirm by Telephone: [To come]

        All other questions should be addressed to Mrs. Fields Famous Brands, LLC, 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121-1050. Our telephone number is (801) 736-5600.

Fees and Expenses

        We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $500,000. Solicitation of tenders may be made by telephone, facsimile or in person by our, and our affiliates', officers and regular employees.

Reimbursement of Nominee Forwarding Expenses

        Banks, brokerage firms, or other nominees holding the notes on your behalf will be reimbursed for reasonable expenses incurred in transmitting this document and all related materials with respect to this offer to their customers and account executives via First Class Mail and via Internet Email. Any such reimbursement will be made at levels consistent with those established by the New York Stock Exchange.

Transfer Taxes

        Holders who tender their original notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange Original Notes

        Holders of original notes who do not exchange their original notes for exchange notes of the same series in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any purchaser of exchange notes who is one of our "affiliates" (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

  •
  will not be able to rely on the interpretation of the SEC's staff;

  •
  will not be able to tender its original notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "Plan of Distribution."

        We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC's staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange the original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our combined ratio of earnings to fixed charges for the fiscal years ended January 1, 2000, December 30, 2000, December 29, 2001, December 28, 2002 and January 3, 2004, and for the 13 weeks ended March 29, 2003 and April 3, 2004.

	Fiscal Year Ended					13 Weeks Ended
	January 1, 2000	December 30, 2000	December 29, 2001	December 28, 2002	January 3, 2004	March 29, 2003	April 3, 2004
	(dollars in thousands)
Ratio of Earnings to Fixed Charges	—	—	—	1.43	1.27	1.26	—

Amount by which earnings were insufficient to cover fixed charges	$6,403	$9,265	$8,327	—	—	—	$378

        We have calculated the ratio of earnings to fixed charges according to a formula the SEC requires us to use. The formula defines earnings generally as our pre-tax earnings from continuing operations, plus interest expense and defines fixed charges generally as interest expense and amortization of premiums, discounts and capitalized expenses related to indebtedness.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and total capitalization derived from our unaudited combined financial statements at April 3, 2004, both on an actual and pro forma basis giving effect to the issuance of exchange notes for the original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes and the application of proceeds therefrom as if these transactions had occurred on April 3, 2004. The following pro forma information set forth in the table should be read in conjunction with the sections entitled "Selected Combined Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our combined financial statements and related notes appearing elsewhere in this prospectus. The pro forma information is presented for illustrative purposes only and does not purport to represent what our actual financial position or results of operations would have been had the issuance of the exchange notes for the original notes, including the related fees and expenses, and the application of the proceeds therefrom actually been completed on the date or for the periods indicated and is not necessarily indicative of our future financial position or results of operations.

	At April 3, 2004
	Actual	Pro Forma
	(dollars in thousands)
Cash and cash equivalents	$9,550	$9,050

Debt:
11 1/2% senior secured notes	$115,000	$115,000
9% senior secured notes	80,747	80,747

Total Debt	195,747	195,747
Total Member's Deficit	(46,278)	(46,278)

Total Capitalization	$149,469	$149,469

SELECTED COMBINED HISTORICAL FINANCIAL DATA

        The following table contains selected combined historical financial data at January 1, 2000, December 30, 2000, December 29, 2001, December 28, 2002 and January 3, 2004 and for the fiscal years then ended. The selected financial data at December 28, 2002 and January 3, 2004 and for fiscal 2001, 2002 and 2003 are derived from our audited combined historical financial statements contained elsewhere in this prospectus. The selected financial data at December 29, 2001 are derived from our audited combined historical financial statements, which are not included in this prospectus. The selected financial data at January 1, 2000 and December 30, 2000 and for fiscal 1999 and 2000 are derived from our unaudited combined historical financial statements, which are not included in this prospectus. The following table also sets forth our selected combined historical financial data at April 3, 2004 and for the 13 weeks ended March 29, 2003 and April 3, 2004, which are derived from our unaudited combined historical financial statements contained elsewhere in this prospectus. The unaudited combined financial statements include all adjustments which, in the opinion of management, are necessary for the fair presentation of our combined financial position and the combined results of our operations for these periods. Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and the notes thereto contained elsewhere in this prospectus.

        The historical combined financial statements included elsewhere in this prospectus reflect, for the periods indicated, the financial condition, results of operations and cash flows of the businesses to be transferred from MFOC and TCBY to the Company. The combined financial statements assume that the Company, for all periods presented, had existed as a separate legal entity with the following four business segments: franchising, licensing, gifts and retail food sales. The combined financial statements, which have been carved out from the consolidated financial statements of MFOC and TCBY using the historical results of operations and assets and liabilities of these businesses and activities and which exclude the company owned stores segment of MFOC, reflect the accounting policies adopted by MFOC and TCBY in the preparation of their consolidated financial statements and thus do not necessarily reflect the accounting policies which the Company might have adopted had it been an independent company. The historical combined financial statements of the Company include those accounts specifically attributable to the Company, substantially all of the indebtedness of MFOC and TCBY, and allocations of expenses relating to shared services and administrative functions incurred at MFOC.

	Fiscal Year Ended					13 Weeks Ended
	January 1, 2000	December 30, 2000	December 29, 2001	December 28, 2002	January 3, 2004	March 29, 2003	April 3, 2004
	(dollars in thousands)
Income Statement Data:
Net revenues	$50,668	$77,992	$99,802	$95,392	$81,988	$17,399	$18,885
Income (loss) from continuing operations before provision for income taxes and cumulative effect of accounting change	(6,403)	(9,265)	(8,327)	10,881	6,916	1,615	(378)
Balance Sheet Data (at end of period):
Total assets	157,187	284,846	216,644	170,656	162,602	168,426	173,634
Total debt	140,852	208,408	204,426	187,776	185,762	191,680	195,747

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Executive Summary

        We are one of the largest franchisors in the premium snack-food industry, featuring Mrs. Fields, Great American Cookie Company, TCBY, Pretzel Time and Pretzelmaker as our core brands. Through our franchisees' retail stores, we are the largest retailer of freshly baked on-premises specialty cookies and brownies in the United States; the largest retailer of soft serve frozen yogurt in the United States; and the second largest retailer of baked on-premises pretzels in the United States. In addition, we operate a profitable gifts business and have entered into key licensing arrangements that leverage awareness of our core brands among our retail customer base. We operate through a network of 2,910 retail concept locations, which are located throughout the United States and in approximately 40 foreign countries.

        Our business is divided into three primary business segments for financial reporting purposes: franchising, licensing, and gifts representing 71.5 percent, 6.7 percent, and 21.2 percent of total revenues, respectively, for the year ended January 3, 2004.

        As of May 29, 2004, our store portfolio consisted of 2,303 domestic franchised locations, 364 international franchised locations and 243 licensed locations. By brand, our franchisees' concept locations are distributed as follows:

	Domestic Franchised	International Franchised	Licensed Locations	Total
Mrs. Fields	397	84	58	539
Great American	281	1	1	283
Original Cookie	—	—	12	12

Cookie Subtotal	678	85	71	834

Pretzel Time	215	4	6	225
Pretzelmaker	163	37	3	203
Hot Sam	—	—	16	16

Pretzel Subtotal	378	41	25	444

Bakery Brands Subtotal	1,056	126	96	1,278

TCBY—Traditional Stores	511	238	—	749
TCBY—Non-traditional Stores	736	—	147	883

Dairy Brands Subtotal	1,247	238	147	1,632

Totals	2,303	364	243	2,910

        The above table counts each concept location individually. For example, if a physical location had a Mrs. Fields store and a Pretzel Time store together, this would be counted as two concept locations in the table above. If actual physical stores were counted, rather than concept locations, total store counts would be reduced by 253 locations to 2,657.

        MFOC and certain of its subsidiaries own approximately 229 franchised and licensed retail concept locations, representing 8.4 percent of the total retail concept locations. During fiscal 2003, we recognized $4.8 million of franchise royalties and $3.2 million of product sales relating to these retail concept locations. MFOC expects that certain of these retail concept locations may be sold over time to new and current franchisees or will be closed. In addition, sixteen of our franchisees own ten or more retail concept locations. In total, these franchisees own 440 retail concept locations and contributed approximately $7.0 million of our franchise revenues for the year ended January 3, 2004. Host Marriott

Services, the largest of these franchisees, owns 149 retail concept locations and contributed approximately $2.0 million of our franchise revenues for the year ended January 3, 2004.

        During the period from December 29, 2001 to May 29, 2004, our store portfolio has declined from 3,607 concept locations to 2,910 concept locations, as follows:

	Domestic Franchised	International Franchised	Licensed Locations	Total
Balance, December 29, 2001	2,794	399	414	3,607
New Development Openings	222	43	11	276
Permanent Closings	(453)	(76)	(108)	(637)
Other Openings, Net	29	—	9	38

Balance, December 28, 2002	2,592	366	326	3,284
New Development Openings	203	48	7	258
Permanent Closings	(410)	(38)	(71)	(519)
Other Openings, Net	(5)	2	7	4

Balance, January 3, 2004	2,380	378	269	3,027
New Development Openings	63	4	1	68
Permanent Closing	(162)	(18)	(25)	(205)
Other Openings, Net	22	—	(2)	20

Balance May 29, 2004	2,303	364	243	2,910

        Of the 1,361 permanent closings between December 29, 2001 and May 29, 2004, 44.3 percent related to TCBY brand non-traditional locations, 17.7 percent related to TCBY brand traditional locations, 19.2 percent related to bakery concept locations owned by franchisees other than MFOC and 18.8 percent related to retail concept locations owned by MFOC.

The Transaction

        In connection with the completion of the offering of the original notes, the Company was formed and our direct parent company, MFOC, contributed to the Company all of its interests in TCBY and Mrs. Fields Gifts, Inc. (which operates our gifts business) and contributed to the Company or newly-formed brand-specific subsidiaries of the Company the intellectual property and licensing and franchising assets and liabilities of each of the Mrs. Fields, Great American Cookie Company, Original Cookie Company, Pretzel Time, Pretzelmaker and Hot Sam brands as well as the Great American batter facility. In connection with this contribution, the Company and these subsidiaries entered into franchise agreements with MFOC and certain of its subsidiaries under which they would be permitted to act as our franchisees to sell and distribute our products in their owned stores upon payment of franchise royalties and other amounts required under the franchise agreements. These franchise agreements are similar to our standard form of franchise agreement, except that we did not charge an up-front franchising fee in recognition of the fact that the stores owned and operated by MFOC and such subsidiaries were operated prior to giving effect to the Transactions.

The New Investment

        In connection with the completion of the offering of the original notes, our parent companies issued a combination of debt and equity for aggregate gross proceeds of $22.5 million in cash, of which $5.0 million was retained by MFOC to fund operations and $17.5 million was contributed as common equity to us. As more fully described in "Use of Proceeds," "Capitalization" and "The Transactions," this contribution from our parent companies, together with the net proceeds from the offering of the original notes, used to retire all of our indebtedness then outstanding.

The Refinancing

        The original notes were issued pursuant to exemptions from registration under the Securities Act. The 11 1/2% notes were issued for cash in a private offering with Jefferies & Company, Inc. acting as the initial purchaser. The 9% notes were issued in exchange for a portion of the previously outstanding 10 1/8% senior notes of our parent, MFOC. The proceeds of the issuance of the original notes, together with the proceeds of the New Investment described above, were used to repay substantially all of Parent's indebtedness.

Redemption of TCBY Subordinated Notes

        Concurrently with the completion of the offering of the original notes, we redeemed the 14% TCBY subordinated notes of approximately $22.4 million, including accrued interest.

The Management Agreement

        As more fully described under "The Transactions," "Management" and "Certain Relationships and Related Transactions," in connection with the Transactions, we entered into a management agreement with MFOC, pursuant to which we provide business and organizational strategy, financial and investment management, and other executive-level management services to MFOC and its subsidiaries (other than us) upon the terms and subject to the conditions set forth in the management agreement. As compensation for these services, MFOC made an initial payment to us of $435,000 and reimburses us in arrears for each fiscal month the sum of the actual allocated costs of the fixed general and administrative functions plus the variable general and administrative functions dedicated to the provision of these services as determined in good faith by the senior executive of each department based upon the percentage of time of such department's staff that is attributable to the rendering of services to MFOC as reviewed and approved by our Chief Financial Officer and one of our other senior executive officers. We estimate that MFOC's fixed and variable general and administrative expenses will be approximately $5.2 million for fiscal year 2004, including the period preceding the management agreement becoming operative. These reimbursement amounts are intended to reflect the actual costs of providing these services and are not intended to generate revenues for us. In addition, MFOC will reimburse us for certain expenses. We expect that the reimbursement amounts will decrease over time as MFOC reduces its store operations.

        The management agreement provides that any amounts received by a party to the management agreement that, pursuant to its terms, is the property of the other party, promptly shall be remitted to such other party. It is intended that this management agreement will continue in effect until the expiration of all store leases for MFOC's company-owned stores, some of which will expire after the maturity date of the notes. We do not expect the management agreement will have any material effect on our ability to satisfy our liabilities.

The Tax Allocation Agreement

        We also entered into a tax allocation agreement with Parent pursuant to which we agreed to make payments to Parent, after taking into account payments we make directly to tax authorities, based on our hypothetical stand-alone consolidated federal income tax liability, determined as if we and our subsidiaries constituted our own consolidated group for federal income tax purposes. We are not permitted to make payments under the tax allocation agreement in respect of our hypothetical consolidated federal taxable income, to the extent that such payments exceed the consolidated federal income taxes (including estimated taxes) payable in respect of Parent's consolidated federal income tax group, until and only while our ratio of "Net Indebtedness" to "Consolidated EBITDA" (each as defined in "Description of Notes") is less than 3.75:1.0 and we are otherwise in compliance with the terms of the indenture governing the notes. Instead, we will accrue these amounts otherwise payable to

Parent as a liability to Parent, and we will be allowed to pay such amounts when our ratio of Net Indebtedness to Consolidated EBITDA is less than 3.75:1.0 and we are otherwise in compliance with the terms of the indenture governing the notes. Pro forma for the Transactions, the offering of the original notes and the application of the net proceeds therefrom, our ratio of "Net Indebtedness" to "Consolidated EBITDA" as of April 3, 2004 was approximately 5.1:1.0. For a more detailed discussion of this ratio, see "Description of the Notes." It is anticipated that under the tax allocation agreement, the Company will pay its separate tax liability to its parent on taxable income at a tax rate of approximately 38.3 percent.

Carve-out Accounting

        General.    The historical combined financial statements included elsewhere in this Form S-4 registration statement reflect, for the periods indicated, the financial condition, results of operations and cash flows of the businesses transferred from MFOC and TCBY to the Company. The combined financial statements assume that the Company, for all periods presented, had existed as a separate legal entity with the following four business segments: franchising, licensing, gifts and retail food sales. The combined financial statements, which have been carved out from the consolidated financial statements of MFOC and TCBY using the historical results of operations and assets and liabilities of these businesses and activities and which exclude the company-owned stores segment of MFOC, reflect the accounting policies adopted by MFOC and TCBY in the preparation of their consolidated financial statements and thus do not necessarily reflect the accounting policies which the Company might have adopted had it been an independent company. The historical combined financial statements of the Company include those accounts specifically attributable to the Company, substantially all of the indebtedness of MFOC and TCBY, and allocations of expenses relating to shared services and administrative functions incurred at MFOC.

        Historically, MFOC has not allocated its various corporate overhead expenses, and common general and administrative expenses to its operating business units. However, an allocation of such expenses has been included in general and administrative expenses in the accompanying combined statements of operations and comprehensive income (loss). MFOC's general and administrative expenses represent portions of MFOC's corporate functions such as human resources, legal, accounting and finance, treasury and information technology systems, that have been allocated to the Company based on percentage of labor hours devoted by the functional department. These allocated costs are not necessarily indicative of the costs that the Company would have incurred had it operated as an independent, stand-alone entity for all periods presented.

        The Company's cash balances at December 29, 2001, December 28, 2002 and January 3, 2004 include cash accounts specifically attributable to the Company plus an allocated portion of cash included in MFOC's centralized cash management systems. Accordingly, the Company's cash at December 29, 2001, December 28, 2002 and January 3, 2004 may not be representative of what it would have been if the Company were an independent company.

        This "Management's Discussion and Analysis of Financial Condition and Results of Operations" section is presented as if we had existed as a stand-alone company on a historical basis and should be read in conjunction with the combined financial statements on pages F-1 through F-32, and the accompanying notes to the combined financial statements.

        Historical Operations of MFOC.    Historically, MFOC operated four reportable segments; namely, company-owned stores, franchising, licensing and gifts. Until fiscal 2002, the primary focus of the business was the company-owned stores segment. MFOC operated 431, 474 and 330 company-owned stores as of the fiscal years ended 2000, 2001 and 2002. In 2002, MFOC began to selectively sell its company-owned stores to new or existing franchisees or to close those locations that could not be sold. Since consummation of the offering of the original notes and the Transactions, we are focusing on building our core brands through our franchising, licensing and gifts operations. Our business strategy focuses on building profitable franchise store sales, accelerating development of new franchised stores and growing our licensing and gifts operations. While MFOC will continue to operate the company-owned stores in the near term, it also will continue its ongoing strategic review of store performance, with identified stores being sold to new or existing franchisees or closed. Accordingly, MFOC anticipates a reduction in its total number of owned retail stores over time with a corresponding reduction in its involvement in related store operations.

        As described in more detail under "The Transactions" and "Certain Relationships and Related Transactions," in connection with the completion of the offering of the original notes, we entered into franchise agreements with MFOC and certain of its subsidiaries under which they are permitted to act as our franchisees to sell and distribute our products in their owned stores upon payment of franchise royalties and other amounts required under the franchise agreements. As a result of these agreements, MFOC is our largest franchisee, based on number of locations, of all of our brands.

        As of January 3, 2004, MFOC operated 216 company-owned stores, representing 7.8 percent of our total network of 2,771 retail stores. MFOC's company-owned stores segment generated revenues of $130.0 million, $114.5 million and $80.6 million during the fiscal years ended December 29, 2001, December 28, 2002 and January 3, 2004, respectively. We have recognized revenues from franchise royalties from MFOC of approximately $7.1 million, $6.8 million and $4.8 million for the fiscal years ended December 29, 2001, December 28, 2002 and January 3, 2004 respectively. As MFOC sells their company-owned stores to new or existing franchisees, we would not expect our revenues from franchise royalties to materially change in the future; however, as MFOC closes company-owned stores, revenues from franchise royalties will decrease in the future.

System Wide Sales

        We estimate that system wide sales through our franchisees were approximately $452.0 million for fiscal 2003 compared to approximately $489.5 million for fiscal 2002, representing a decrease of approximately $37.5 million or 7.7 percent. We believe this decrease was attributable to a decrease in franchise sales from continuing franchises of our bakery brands and dairy brand of an estimated 3.9 percent and an estimated 6.6 percent, respectively, and the closure of 519 franchise units. These decreases were offset by an increase in franchise sales due to the opening of 258 franchise units.

        We estimate that system wide sales through our franchisees were approximately $489.5 million for fiscal 2002 compared to approximately $534.6 million for fiscal 2001, representing a decrease of approximately $45.1 million or 8.4 percent. We believe this decrease was attributable to a decrease in franchise sales from continuing franchises of our bakery brands of an estimated 3.7 percent, which we believe is due to the general softening of the economy, resulting in lower mall traffic. In addition, the closure of 637 franchise units during 2002 contributed to this decrease. We believe these decreases were offset by an increase in franchise sales from continuing franchises of our dairy brand of an estimated 2.6 percent and the opening of 314 franchise units during 2002.

Contribution Margin

        Contribution margin is computed as the difference between the revenues generated by a reportable segment and the selling and occupancy expenses, cost of sales and direct general and administrative expenses related to that reportable segment. Contribution margin is used as a measure of the operating performance of an operating segment. We do not allocate any indirect general and administrative expense, other operating income (expense), interest expense and depreciation and amortization to our reportable operating segments.

Results of Operations

        The following table sets forth, for the periods indicated, certain information relating to our operations expressed in thousands of dollars and percentage changes from period to period.

	Fiscal Year Ended			Fiscal Year Ended		13 Weeks Ended
	December 29, 2001	December 28, 2002	% Change	January 3, 2004	% Change	March 29, 2003	April 3, 2004	% Change
	(dollars in thousands)
Statement of Operations Data:
REVENUES:
Franchising	$64,914	$61,332	(5.5)	$58,645	(4.4)	$12,844	$13,005	1.3
Retail food sales	20,990	16,606	(20.9)	—	NM	—	—	NM
Gifts	10,265	12,628	23.0	17,405	37.8	2,810	4,540	61.6
Licensing	3,633	4,566	25.7	5,464	19.7	1,619	1,257	(22.4)
Other operating revenue	—	260	NM	474	82.3	126	83	(34.1)

Total revenues	99,802	95,392	(4.4)	81,988	(14.1)	17,399	18,885	8.5

OPERATING COSTS AND EXPENSES:
Franchising	20,649	20,662	0.1	20,040	(3.0)	4,098	4,175	1.9
Cost of sales—retail food	19,876	15,212	(23.5)	—	NM	—	—	—
Gifts	8,083	9,778	21.0	13,207	35.1	2,078	3,666	76.4
Licensing	146	143	(2.1)	1,155	NM	246	129	(47.6)
General and administrative	13,002	12,129	(6.7)	10,811	(10.9)	2,348	2,313	(1.5)
Stock compensation expense	1,382	134	(90.3)	50	(62.7)	31	13	(58.1)
Costs associated with debt refinancing	—	—	NM	684	NM	—	87	NM
Depreciation	1,910	1,905	(0.2)	1,973	3.6	460	316	(31.3)
Amortization	18,125	1,784	(90.2)	1,780	(0.2)	387	715	84.8
Other operating expenses (income), net	(145)	(2,563)	NM	331	NM	42	18	(57.1)

Total operating costs and expenses	83,028	59,184	(28.7)	50,031	(15.5)	9,690	11,432	18.0

Income from operations	16,774	36,208	115.9	31,957	(11.7)	7,709	7,453	(3.3)
Interest expense, net	(25,101)	(25,327)	0.9	(25,041)	(1.1)	(6,094)	(8,885)	45.8
Other income	—	—	NM	—	NM	—	1,054	NM

Income (loss) from continuing operations before provision (benefit) for income taxes and cumulative effect of accounting change	(8,327)	10,881	NM	6,916	(36.4)	1,615	(378)	NM
Provision (benefit) for income taxes	717	4,365	NM	2,403	(44.9)	755	(185)	NM

Income (loss) from continuing operations before cumulative effect of accounting change	(9,044)	6,516	NM	4,513	(30.7)	860	(193)	NM
Income (loss) from discontinued operations (net of income taxes of $123, $44, $158, $1 and $29, respectively)	198	(288)	NM	255	NM	1	47	NM

Income (loss) before cumulative effect of accounting change	(8,846)	6,228	NM	4,768	(23.4)	861	(146)	NM
Cumulative effect of accounting change	(311)	(35,175)	NM	—	NM	—	—	NM

Net income (loss)	$(9,157)	$(28,947)	NM	$4,768	NM	$861	$(146)	NM

Cash flows from operating activities	$14,975	$24,296	62.2	$15,155	(37.6)	$4,575	$(3,805)	NM

Cash flows from investing activities	$(3,138)	$(1,342)	(57.2)	$(220)	(83.6)	$(168)	$1,009	NM

Cash flows from financing activities	$(15,090)	$(22,097)	46.4	$(16,525)	(25.2)	$(3,950)	$11,048	NM

 13 Weeks Ended April 3, 2004
Compared to the 13 Weeks Ended March 29, 2003

        Income From Operations—Overview. Income from operations was $7.5 million for the 13 weeks ended April 3, 2004, a decrease of $200,000 or 3.3 percent, from $7.7 million for the 13 weeks ended March 29, 2003. This decrease was primarily attributable to an increase in depreciation and amortization of $200,000 and a decrease in contribution margin from licensing of $200,000, offset by increases in contribution margin from franchising activities of $100,000 and gifts of $100,000.

        Segment Contribution.    The following table sets forth the contribution from each of our reporting segments. Franchising contribution is comprised of sales of new franchises and royalties from existing franchises less direct operating expenses. Gifts contribution is comprised of sales of our products through our catalog and Internet business less direct operating expenses. Licensing contribution is comprised of licensing fees received from third parties for the sale of products bearing our brand names less direct operating expenses.

	13 Weeks Ended
Reporting Segment	March 29, 2003 Contribution	April 3, 2004 Contribution	Percent Change
	(dollars in thousands)
Franchising	$8,746	$8,830	1.0%
Gifts	732	874	19.4%
Licensing	1,373	1,128	(17.8)%

Total Segment Contribution	$10,851	$10,832	(0.2)%

Franchising

        Franchising Revenues.    Franchising revenues were $13.0 million for the 13 weeks ended April 3, 2004, an increase of $200,000 or 1.3 percent, from $12.8 million for the 13 weeks ended March 29, 2003. This increase was principally due to an increase in year over year sales of our bakery franchise system of 3.8 percent resulting in increased royalty revenues of $100,000 and increased sales from our Great American Cookie batter facility of $200,000 partially offset by a decrease in initial franchise fees recognized upon new store openings of $100,000. Our revenues from our TCBY franchisees for the 13 weeks ended April 3, 2004 were consistent with the prior year.

        Franchising Expenses.    Franchising expenses were $4.2 million for the 13 weeks ended April 3, 2004, an increase of $100,000 or 1.9 percent, from $4.1 million for the 13 weeks ended March 29, 2003. This increase was principally due to increases in operating costs of $200,000 relating to our batter facility which sells cookie batter to our Great American Cookie franchisees and research and product development costs of $100,000 offset by reduced franchise development costs of $100,000 and reduced bad debt expense from our franchisees of $100,000.

        Franchising Contribution.    We believe the increase in franchising contribution was principally due to a 3.8 percent increase in year over year sales by our bakery franchisees resulting in increases in royalties and product sales. This increase in revenues was offset by associated increases in operating costs of our batter facility and costs associated with the development of new products including the development of TCBY "low carb" frozen yogurt, which was introduced nationally in June 2004.

Gifts

        Gifts Revenues.    Gifts revenues were $4.5 million for the 13 weeks ended April 3, 2004, an increase of $1.7 million or 61.6 percent, from $2.8 million for the 13 weeks ended March 29, 2003. Gifts revenues consist of sales through our catalog and e-tailing Web site. The increase in revenues in the 13 weeks ended April 3, 2004 was due to increases in corporate gift sales of $1.0 million and catalog and Internet sales of $700,000.

        Gifts Expenses.    Gifts expenses were $3.7 million for the 13 weeks ended April 3, 2004, an increase of $1.6 million or 76.4 percent, from $2.1 million for the 13 weeks ended March 29, 2003. This increase in expenses was due to increases in cost of sales of $1.0 million associated with the increased sales volume, advertising and marketing of $400,000, labor and related expenses of $100,000 and other operating expenses of $100,000.

        Gifts Contribution.    The increase in gifts contribution was primarily attributable to an increase in gifts sales of $1.7 million or 61.6 percent offset by an increase in gifts operating expenses of $1.6 million or 76.4 percent.

Licensing

        Licensing Revenues.    Licensing revenues were $1.3 million for the 13 weeks ended April 3, 2004, a decrease of $300,000 or 22.4 percent, from $1.6 million for the 13 weeks ended March 29, 2003. This decrease was due to decreases in licensing royalties earned under our licensing agreement for the sale of TCBY frozen food specialty products through retail channels of $200,000 and in licensing royalties for Mrs. Fields branded cookies distributed through retail channels by a national manufacturer of cookies of $300,000 offset by an increase in licensing royalties from premium candies and other various Mrs. Fields branded products of $200,000.

        Licensing Expenses.    Licensing expenses were $100,000 for the 13 weeks ended April 3, 2004, a decrease of $100,000 or 47.6 percent, from $200,000 for the 13 weeks ended March 29, 2003. This decrease was due to reduced licensing expenses incurred under our licensing agreement for TCBY frozen food specialty products.

        Licensing Contribution.    The decrease in licensing contribution of $200,000 or 17.8% was primarily due to decreases in licensing royalties earned under our licensing agreement for the sale of TCBY frozen food specialty products through retail channels of $200,000 and licensing royalties from Mrs. Fields branded soft baked cookies distributed through retail channels of $300,000 offset by an increase in other licensing royalties for Mrs. Fields premium candies and other various Mrs. Fields branded products of $200,000 and a decrease in licensing expenses incurred under our licensing agreement for TCBY frozen food specialty products of $100,000.

Other

        General and Administrative Expense.    General and administrative expenses were $2.3 million for the 13 weeks ended April 3, 2004 and for the 13 weeks ended March 29, 2003.

        Costs Associated with Debt Refinancing.    During the 13 weeks ended April 3, 2004, we incurred $12.0 million of costs that were directly related to our debt refinancing which was completed March 16, 2004. See "—Liquidity and Capital Resources" below. Generally, these costs would be deferred and amortized into interest expense over the term of the borrowings. However, approximately $4.9 million of these costs related to the exchange of $80.7 million of the existing Senior Notes for $80.7 million of the newly issued 9 percent Senior Secured Notes. In accordance with SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," these costs were expensed net of the gain recognized on retirement of the Senior Notes of $4.8 million.

        Depreciation and Amortization Expense.    Total depreciation and amortization expense was $1.0 million for the 13 weeks ended April 3, 2004, an increase of $200,000 or 21.7 percent, from $800,000 for the 13 weeks ended March 29, 2003. Depreciation expense was $300,000 for the 13 weeks ended April 3, 2004, a decrease of $200,000 or 31.3 percent, from $500,000 for the 13 weeks ended

March 29, 2003. This decrease was principally due to the write off of equipment relating to distribution of TCBY yogurt product in convenience stores in 2003. Amortization expense was $700,000 for the 13 weeks ended April 3, 2004, an increase of $300,000 or 84.8 percent from $400,000 for the 13 weeks ended March 29, 2003. This increase was due to the amortization associated with the TCBY trade names and recipes, which were previously considered to be indefinite, lived assets and are now amortized over a 15 year life.

        Interest Expense, Net.    Interest expense, net was $8.9 million for the 13 weeks ended April 3, 2004, an increase of $2.8 million or 45.8 percent, from $6.1 million for the 13 weeks ended March 29, 2003. This increase was primarily due to the write-off of deferred loan costs associated with our Senior Notes, Senior Credit Facility and Subordinated Debt of $2.8 million. These deferred loan costs were written off due to the completion our debt refinancing on March 16, 2004. See "—Liquidity and Capital Resources" below.

        Other Income.    Other income was $1.1 million for the 13 weeks ended April 3, 2004. Other income represents gain on the sale of certain equity warrants of Nonni's Food Company, a predecessor-in-interest to Shadewell Grove Foods, Inc., a manufacturer and distributor of Mrs. Fields branded soft baked cookies under certain license agreements with us and our affiliates.

        Consolidated Financial Condition.    Total assets at April 3, 2004 were $173.6 million, an increase of $11.0 million or 6.8 percent, from $162.6 million at January 3, 2004. This increase was primarily attributable to increases in cash and cash equivalents of $8.3 million, net deferred loan costs of $4.4 million, amounts due from affiliates of $300,000 and inventories of $300,000 offset by decreases in accounts receivable of $1.6 million and net trademarks and other intangible assets of $700,000.

        Total liabilities at April 3, 2004 were $219.9 million, an increase of $1.5 million or 0.7 percent, from $218.4 million at January 3, 2004. This increase was primarily due to an increase in long-term debt of $10.0 million offset by decreases in accounts payable of $4.2 million, deferred tax liability of $1.9 million, amounts due to affiliates of $1.5 million, accrued liabilities of $400,000, deferred revenue of $300,000 and liabilities of discontinued operations of $200,000.

Fiscal Year Ended January 3, 2004
Compared to the Fiscal Year Ended December 28, 2002

        Income From Operations—Overview. Income from operations was $32.0 million for fiscal 2003, a decrease of $4.2 million or 11.7 percent, from $36.2 million for fiscal 2002. This decrease was primarily attributable to decreases in contribution margin from franchising of $2.1 million, from retail food sales of $1.4 million and from licensing of $100,000 and reimbursement of TCBY transitional costs of $2.4 million included in other operating expenses (income), net in fiscal 2002 and increases in other operating expenses of $400,000 and debt refinancing costs of $700,000 offset by increases in contribution margin from gifts of $1.3 million and in other operating revenue of $200,000 and a reduction in general and administrative costs of $1.3 million.

        Segment Contribution.    The following table sets forth the contribution from each of our reporting segments. Franchising contribution is comprised of sales of new franchises and royalties from existing franchises less direct operating expenses. Retail food sales contribution is comprised of sales of TCBY branded frozen food specialty products and Mrs. Fields refrigerated cookie dough through retail channels less direct operating expenses. Gifts contribution is comprised of sales of our products through our catalog and Internet business less direct operating expenses. Licensing contribution is comprised of licensing fees received from third parties for the sale of products bearing our brand names less direct operating expenses.

Reporting Segment	Fiscal 2002 Contribution	Fiscal 2003 Contribution	Percent Change
	(dollars in thousands)
Franchising	$40,670	$38,605	(5.1)%
Retail Food Sales	1,394	—	(100.0)%
Gifts	2,850	4,198	47.3%
Licensing	4,423	4,309	(2.6)%

Total Segment Contribution	$49,337	$47,112	(4.5)%

Franchising

        Franchising Revenues.    Franchising revenues were $58.6 million for fiscal 2003, a decrease of $2.7 million or 4.4 percent, from $61.3 million for fiscal 2002. This decrease was principally due to a 14.3 percent decrease in volume of TCBY frozen dairy products and novelties sold to franchisees as a result of an aging marketing concept resulting in lower yogurt formulation charges of $900,000, a decrease in royalties attributable to our TCBY concept of $400,000 as a result of fewer franchised unit weeks and a 6.6 percent decrease in year over year sales and a decrease in royalties attributable to our bakery franchised store locations of $1.4 million as a result of fewer franchised unit weeks and a 3.9 percent decrease in year over year sales.

        Franchising Expenses.    Franchising expenses were $20.0 million for fiscal 2003, a decrease of $700,000 or 3.0 percent, from $20.7 million for fiscal 2002. This decrease was principally due to a decrease in franchise support and operating expenses of $1.2 million due to reduced payroll and related benefits and a decrease in marketing and advertising expenses of $1.1 million offset by increases in franchise development costs of $800,000, severance expenses relating to employees terminated in December 2003 of $300,000 and operating and administrative costs of $500,000 relating to our batter facility which sells cookie batter to our Great American Cookie franchisees.

        Franchising Contribution.    We believe the decrease in franchising contribution was principally due to a decrease in the volume of frozen dairy products sold to our TCBY franchisees of 14.3 percent resulting in lower contribution of $900,000, a decrease in royalties of $1.8 million or 7.0 percent resulting from fewer franchise units opened in 2003 and lower year over year franchise sales, a decrease in contribution from our Great American Cookie batter facility of $500,000 as a result of higher operating costs, and increases in franchise development costs of $800,000 and severance expenses of $300,000. These reductions in revenues and contribution and increased development costs were partially offset by reductions in franchise support and operating expenses of $1.2 million and marketing and advertising expenses of $1.1 million.

Retail Food Sales

        Retail Food Sales.    Retail food sales for fiscal 2002 primarily consisted of sales of TCBY branded frozen specialty products and private label ice cream through retail channels. In connection with TCBY's entry into the TCBY Supply Agreement, the actual sale and distribution of these products was moved to Americana Foods Limited Partnership and TCBY now receives a portion of the sales of such products as a payment under the TCBY Supply Agreement. Accordingly, subsequent to December 2002, such amounts are included in our licensing segment. Retail food sales for fiscal 2002 also consisted of sales of Mrs. Fields branded refrigerated cookie dough. Revenues from the sale of Mrs. Fields refrigerated cookie dough through retail channels were not significant for fiscal 2003 and are included in other operating revenue for 2003.

        Retail Food Sales Contribution.    In December 2002, we entered into the into the TCBY Supply Agreement, pursuant to which the actual sale and distribution of TCBY branded frozen specialty products and private label ice cream was moved to Americana Foods Limited Partnership and TCBY now receives a portion of the sales of such products as a payment under the TCBY Supply Agreement. Accordingly, revenues earned and expenses incurred under this licensing agreement are included in the licensing segment for 2003. Revenues and related cost of sales from the sale of Mrs. Fields refrigerated cookie dough through retail channels were not significant for fiscal 2003 and are included in other operating revenue and other operating expenses, respectively, for 2003.

Gifts

        Gifts Revenues.    Gifts revenues were $17.4 million for fiscal 2003, an increase of $4.8 million or 37.8 percent, from $12.6 million for fiscal 2002. Gifts revenues consist of sales through our catalog and e-tailing Web site. The increase in revenues in fiscal 2003 was due to increases in catalog and Internet sales of $2.6 million, corporate gift sales of $1.6 million, and sales to the airline industry of $600,000.

        Gifts Expenses.    Gifts expenses were $13.2 million for fiscal 2003, an increase of $3.4 million or 35.1 percent, from $9.8 million for fiscal 2002. This increase in expenses was due to increases in cost of sales of $2.5 million associated with the increased sales volume, salaries and benefits of $600,000, advertising and marketing of $200,000 and other operating costs of $100,000.

        Gifts Contribution.    The increase in gifts contribution was primarily attributable to an increase in gifts sales of $4.8 million or 37.8 percent offset by an increase in gifts operating expenses of $3.4 million or 35.1 percent. Gifts contribution margin as a percent of sales was 24.2 percent for fiscal 2003 compared to 22.6 percent for fiscal 2002. This increase in contribution margin was due to a reduction in gifts direct selling and administrative expenses as a percent of sales.

Licensing

        Licensing Revenues.    Licensing revenues were $5.5 million for fiscal 2003, an increase of $900,000 or 19.7 percent, from $4.6 million for fiscal 2002. This increase was due to licensing royalties earned under our licensing agreement for the sale of TCBY frozen food specialty products through retail channels of $1.5 million and an increase in licensing royalties for Mrs. Fields branded soft baked cookies distributed through retail channels by a national manufacturer of cookies of $1.3 million, offset by a decrease in licensing royalties from premium candies and other various Mrs. Fields branded products of $300,000 and a decrease in revenues from recipe sales and royalties from a national manufacturer of cookies to be distributed and sold through institutional and food service channels of $1.6 million.

        Licensing Expenses.    Licensing expenses were $1.2 million for fiscal 2003, an increase of $1.1 million from $100,000 for fiscal 2002. This increase was due to licensing expenses incurred under our licensing agreement for TCBY frozen food specialty products.

        Licensing Contribution.    The decrease in licensing contribution of $100,000 or 2.6 percent was primarily due to an increase in licensing contribution from royalties earned under our licensing agreement for the sale of TCBY frozen food specialty products through retail channels of $400,000 and an increase in licensing royalties from Mrs. Fields branded soft baked cookies distributed through retail channels of $1.3 million offset by a decrease in other licensing royalties for Mrs. Fields premium candies and other various Mrs. Fields branded products of $300,000 and a decrease in revenues from recipe sales and royalties from a national manufacturer of cookies to be distributed and sold through institutional and food service channels of $1.6 million.

Other

        General and Administrative Expense.    General and administrative expenses were $10.8 million for fiscal 2003, a decrease of $1.3 million or 10.9 percent, from $12.1 million for fiscal 2002. This decrease was due to reductions in payroll and related costs of $1.5 million resulting from our staff reductions in late 2002, bad debt expense of $1.4 million, professional fees and legal expenses of $500,000, property, casualty and workers compensation insurance of $300,000, and banking fees of $200,000 and other cost saving measures of $100,000. These decreased expenses were offset by increases in salaries and bonuses of $1.3 million, severance expenses relating to the termination of our former President and Chief Executive Officer of $800,000, severance expenses relating to employees terminated in December 2003 of $400,000, and relocation and recruiting expenses of $200,000.

        Costs Associated with Debt Refinancing.    As of January 3, 2004, we had incurred $1.9 million of costs that are directly related to our debt refinancing which was completed March 16, 2004. See "—Liquidity and Capital Resources" below. Generally, these costs would be deferred and amortized into interest expense over the term of the borrowings. However, approximately $684,000 of these costs related to the exchange of $80.7 million of the existing Senior Notes for $80.7 million of the newly issued Senior Secured Notes and were expensed during the fiscal year ended January 3, 2004 as prescribed by SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings."

        Depreciation and Amortization Expense.    Total depreciation and amortization expense was $3.8 million for fiscal 2003, an increase of $100,000 or 2.7 percent, from $3.7 million for fiscal 2002. Depreciation expense was $2.0 million for fiscal 2003, an increase of $100,000 or 3.6 percent, from $1.9 million for fiscal 2002. This increase was principally due to the write off of equipment relating to distribution of TCBY yogurt product in convenience stores. Amortization expense was $1.8 million for fiscal 2003 and fiscal 2002

        Interest Expense, Net.    Interest expense, net was $25.0 million for fiscal 2003, a decrease of $300,000 or 1.1 percent, from $25.3 million for fiscal 2002. The decrease was primarily due to the lower average outstanding balance of our lines of credit offset by an increase in amortization of deferred loan costs during fiscal 2003.

        Cumulative Effect of Accounting Change.    We recorded a non cash charge of approximately $35.2 million in fiscal 2002 to reduce the carrying value of the goodwill associated with our dairy franchising reporting unit. Such charge is non operational in nature and was recorded as a cumulative effect of an accounting change upon the mandatory adoption of SFAS No. 142 effective the beginning of fiscal 2002.

        Consolidated Financial Condition.    Total assets at January 3, 2004 were $162.6 million, a decrease of $8.1 million or 4.7 percent, from $170.7 million at December 28, 2002. This decrease was primarily attributable to decreases in net deferred loan costs of $2.2 million, net property and equipment of $1.7 million, net intangible assets of $1.7 million, cash and cash equivalents of $1.6 million, assets of discontinued operations of $700,000, deferred tax assets of $600,000, and net receivables of $500,000 offset by increases in inventories of $600,000 and prepaid and other assets of $300,000.

        Total liabilities at January 3, 2004 were $218.4 million, a decrease of $400,000 or 0.2 percent, from $218.8 million at December 28, 2002. This decrease was primarily due to decreases in our borrowings under our line of credit and long-term debt of $2.0 million, amounts due affiliates of $3.4 million, deferred tax liability of $1.4 million, liabilities of discontinued operations of $400,000 and deferred revenue of $100,000 offset by increases in accounts payable and accrued liabilities of $6.9 million.

Fiscal Year Ended December 28, 2002
Compared to the Fiscal Year Ended December 29, 2001

        Income From Operations—Overview.    Income from operations was $36.2 million for fiscal 2002, an increase of $19.4 million or 115.9 percent, from $16.8 million for fiscal 2001. This increase was primarily attributable to a decrease in amortization expense associated with goodwill and indefinite-lived intangible assets of $16.3 million. This increase was also due to increases in contribution margin from licensing of $900,000, from gifts of $700,000, and from retail food sales of $300,000, increases in other operating revenue of $300,000 and other operating income of $2.4 million and decreases in stock compensation expense of $1.2 million and general administration expenses of $900,000 offset by a reduction in franchising contribution of $3.6 million.

        Segment Contribution.    The following table sets forth the contribution margin from each of our reporting segments. Franchising contribution is comprised of sales of new franchises and royalties from existing franchises less direct operating expenses. Retail food sales contribution is comprised of sales of TCBY branded frozen food specialty products and Mrs. Fields refrigerated cookie dough through retail channels less direct operating expenses. Gifts contribution is comprised of sales of our products through our catalog and Internet business less direct operating expenses. Licensing contribution is comprised of licensing fees received from third parties for the sale of products bearing our brand names less direct operating expenses.

Reporting Segment	Fiscal 2001 Contribution	Fiscal 2002 Contribution	Percent Change
	(dollars in thousands)
Franchising	$44,265	$40,670	(8.1)%
Retail Food Sales	1,114	1,394	25.1%
Gifts	2,182	2,850	30.6%
Licensing	3,487	4,423	26.8%

Total Segment Contribution	$51,048	$49,337	(3.4)%

Franchising

        Franchising Revenues.    Franchising revenues were $61.3 million for fiscal 2002, a decrease of $3.6 million or 5.5 percent, from $64.9 million for fiscal 2001. This decrease was principally due to a 14.4 percent decrease in volume of TCBY frozen dairy products and novelties sold to franchisees as a result of an aging marketing concept resulting in lower yogurt formulation charges of $2.1 million, a decrease in royalties attributable to bakery franchised store locations of $800,000 as a result of fewer franchised unit weeks and lower year-over-year sales, a decrease in international royalties of $300,000 or 14.3 percent, a decrease in batter sales of $200,000 or 1.6 percent from our batter facility to our Great American Cookie franchisees and a decrease in cookie dough formulation charge to our Mrs. Fields franchisees of $200,000 or 5.0 percent.

        Franchising Expenses.    Franchising expenses were $20.7 million for fiscal 2002, an increase of $13,000 or 0.1 percent, from $20.6 million for fiscal 2001. This increase was principally due to an increase in marketing expenses of $500,000 offset by a decrease in operating and administrative costs of $300,000 relating to our batter facility which sells cookie batter to our Great American Cookie franchisees and a decrease in franchise development and support costs due to reduced payroll and related benefits, marketing and travel costs of $100,000.

        Franchising Contribution.    We believe the decrease in franchising contribution was principally due to a decrease in the volume of frozen dairy products sold to our TCBY franchisees of 14.4 percent resulting in lower contribution of $2.1 million, and a reduction in royalties of $1.1 million or

4.4 percent resulting from fewer franchise units opened in 2002 and lower year-over-year franchise sales.

Retail Food Sales

        Retail Food Sales.    Retail food sales were $16.6 million for fiscal 2002, a decrease of $4.4 million or 20.9 percent, from $21.0 million for fiscal 2001. The decrease was due to a decrease in sales of TCBY frozen food specialty products of $4.2 million as a result of constrained supply from a former affiliated company and a decrease in refrigerated dough sold through retail distribution channels of $200,000.

        Retail Food—Cost of Sales.    Cost of sales for retail food sales was $15.2 million for fiscal 2002, a decrease of $4.7 million or 23.5 percent, from $19.9 million for fiscal 2001. This decrease was principally due to lower food sales as discussed above and lower cost of raw ingredients.

        Retail Food Sales Contribution.    The increase in retail food sales contribution was primarily due to a reduction in cost of sales due to lower raw materials and operating costs associated with the TCBY frozen food specialty products.

Gifts

        Gifts Revenues.    Gifts revenues were $12.6 million for fiscal 2002, an increase of $2.3 million or 23.0 percent, from $10.3 million for fiscal 2001. Gifts revenues consist of sales through our catalog and Web site. The increase in revenues in fiscal 2002 was due to increases in catalog and Internet sales of $1.7 million as a result of additional catalogs published in 2002 and in corporate gift sales of $600,000 from a significant corporate customer who uses Mrs. Fields gift products as promotional and customer appreciation gifts.

        Gifts Expenses.    Gifts expenses were $9.8 million for fiscal 2002, an increase of $1.7 million or 21.0 percent, from $8.1 million for fiscal 2001. This increase in expense was due to increases in cost of sales of $700,000 associated with the increased sales volume, marketing and catalog costs of $600,000, labor costs of $300,000 and other operating costs of $100,000.

        Gifts Contribution.    The increase in gifts contribution was primarily attributable to an increase in gifts sales of 23.0 percent offset by an increase in gifts operating expenses of 21.0 percent.

Licensing

        Licensing Revenues.    Licensing revenues were $4.6 million for fiscal 2002, an increase of $1.0 million or 25.7 percent, from $3.6 million for 2001. This increase was principally due to an increase in licensing revenues from the sale of certain recipes and royalties under the licensing agreement with a national manufacturer of soft-baked cookies of $900,000. Licensing revenues were also positively impacted in fiscal 2002 by royalties earned under new licensing agreements for Mrs. Fields branded hot cocoa of $100,000.

        Licensing Expenses.    Licensing expenses were $100,000 for fiscal 2002, comparable to fiscal 2001.

        Licensing Contribution.    The increase in licensing contribution was principally due to an increase in revenues from recipe sales and royalties from a national manufacturer of cookies distributed and sold through institutional and food service channels.

Other

        General and Administrative Expense.    General and administrative expenses were $12.1 million for fiscal 2002, a decrease of $900,000 or 6.7 percent, from $13.0 million for fiscal 2001. This decrease was due to decreases in bonus compensation of $800,000, professional fess of $500,000 and banking fees of $300,000 offset by increases in health insurance and workers compensation costs of $400,000 and legal costs of $300,000.

        Stock Compensation Expense.    Stock compensation expense was $100,000 for fiscal 2002, a decrease of $1.3 million or 90.3 percent, from $1.4 million for fiscal 2001. During fiscal 2001, we recognized $1.4 million of non-cash compensation expense related to the then-vested portion of Parent stock options issued to employees in exchange for options that had previously been outstanding at MFH. The exchange of the options created a new measurement date and, because the exercise price of the exchanged options was equal to the exercise price of the original MFH options and the fair value of the Parent common stock at the date of grant was higher than the exercise price of the new options, we recognized compensation expense for the difference between the fair value of the Parent common stock and the exercise price of the vested Parent options. During fiscal 2002, we recognized an additional $100,000 of stock compensation expense related to those Parent options that vested during 2002.

        Depreciation and Amortization Expense.    Total depreciation and amortization expense was $3.7 million for fiscal 2002, a decrease of $16.3 million or 81.5 percent, from $20.0 million for fiscal 2001. Depreciation expense was $1.9 million for fiscal 2002, comparable to fiscal 2001.

        Amortization expense was $1.8 million for fiscal 2002, a decrease of $16.3 million or 90.2 percent, from $18.1 million for fiscal 2001. This decrease was due to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," which changed the accounting treatment applied to goodwill and other intangible assets after the assets have been initially recognized in the financial statements. Under SFAS No. 142, amortization of goodwill and indefinite-lived intangibles ceased and these intangibles are now evaluated annually for impairment.

        Other Operating Income, Net.    Other operating income, net was $2.6 million for fiscal 2002, an increase of $2.5 million, from $100,000 for fiscal 2001. This increase was due to reimbursement by TCBY Enterprises, Inc. of transitional costs of $2.4 million for expenses incurred by us in fiscal 2000. The timing of the reimbursement was dependent upon when TCBY Enterprises, Inc.'s dairy processing plant generated sufficient cash in excess of the working capital requirements to make the reimbursement or upon the sale of the dairy processing plant. The processing plant was sold in November 2002.

        Interest Expense, Net.    Interest expense, net was $25.3 million for fiscal 2002, an increase of $200,000 or 0.9 percent, from $25.1 million for fiscal 2001. The increase was primarily due to the write-off of $1.3 million of deferred loan costs in fiscal 2002 due to the refinancing of the senior credit facility of TCBY. This increase was offset by a decrease in interest expense due to lower average outstanding balance of our line of credit at MFOC and senior credit facility at TCBY.

        Cumulative Effect of Accounting Change.    We recorded a non-cash charge of approximately $35.2 million in fiscal 2002 to reduce the carrying value of the goodwill associated with our dairy franchising reporting unit. Such charge is non-operational in nature and was recorded as a cumulative effect of an accounting change upon the mandatory adoption of SFAS No. 142 effective the beginning of fiscal 2002.

Liquidity and Capital Resources

        General.    Our principal sources of liquidity are cash flows from operating activities and cash on hand. On March 16, 2004, we refinanced our long-term borrowings through the issuance $80.7 million of 9 percent senior secured notes (the "9 percent Senior Secured Notes") in exchange for $80.7 million of our Senior Notes and issued $115 million of 11.5 percent senior notes (the "11.5 percent Senior Secured Notes" together with the 9 percent Senior Secured Notes, the "Senior Secured Notes"). The

proceeds from the 11.5 percent Senior Secured Notes were used to retire our remaining Senior Notes, the Senior Credit Facility, the Subordinated Debt and the line of credit at March 16, 2004.

        The Senior Secured Notes will mature March 15, 2011, with interest payable semi-annually on September 15 and March 15. The Senior Secured Notes rank senior in right of payment to all of our subordinated indebtedness and rank equal in right of payment with all of our existing and future senior indebtedness. The Senior Secured Notes are secured by all of our tangible and intangible assets.

        The Senior Secured Notes are redeemable at our option anytime on or after March 15, 2008. Prior to March 15, 2007, we may redeem up to 35 percent of the aggregate principal amount of the notes with the net proceeds of certain equity offerings. The Senior Secured Notes require us to offer to repurchase a portion of the notes at 100 percent of the principal amount, plus accrued and unpaid interest thereon to the date of purchase, with 50 percent of our "excess cash flow", as defined in the indenture agreement, when the ratio of our net indebtedness to consolidated EBITDA is above 3.75 to 1.0. In the event of a change in control, the holders of the Senior Secured Notes will have the right to put the notes to the Company at 101 percent of their principal amount, plus accrued and unpaid interest, provided at least 65 percent of the aggregate principal amount of the Senior Secured Notes originally issued remain outstanding.

        The Senior Secured Notes contain certain covenants that limit among other things, our and our subsidiaries' ability to: (i) incur additional indebtedness; (ii) make certain investments or enter into sale and leaseback transactions; (iii) pay dividends, redeem subordinated debt, repurchase our or our subsidiaries' stock or make any other restricted payments as defined in the indenture; (iv) enter into certain transactions with affiliates; (v) create or incur liens; (vi) transfer or sell assets; (vii) make dividends, distributions or other payments from our subsidiaries; (viii) consummate a merger, consolidation or sale of all or substantially all of our assets; and (ix) engage in unrelated business.

        Our operations have been negatively impacted by the continued recession that began in 2001 and the events of September 11, 2001. We and our predecessor companies have incurred net losses from the date of our formation resulting in total member's deficit of $46.3 million at April 3, 2004. We used $3.8 million of cash in operating activities during the 13 weeks ended April 3, 2004, primarily for payment of accounts payable. We generated $1.0 million of cash from investing activities during the 13 weeks ended April 3, 2004, primarily from proceeds from the sale of equity warrants offset by purchases of property and equipment. We generated $11.0 million of cash from financing activities during the 13 weeks ended April 3, 2004, primarily from the completion of our debt refinancing and capital contribution from our parent offset by other activity with our parent.

        Our working capital of $3.0 million at April 3, 2004 improved by $13.8 million from a deficit of $10.8 million at January 3, 2004 primarily due to cash generated from our debt refinancing and capital contribution by our parent.

        Consolidated Cash Flows.    Net cash flows used by operating activities were $3.8 million for the 13 weeks ended April 3, 2004, a decrease of $8.4 million, from net cash flows provided by operating activities of $4.6 million for the 13 weeks ended March 29, 2003. This decrease was principally due to cash used from changes in working capital.

        Net cash flows provided by operating activities were $15.2 million for fiscal 2003, a decrease of $9.1 million or 37.6 percent, from $24.3 million for fiscal 2002. This decrease was primarily attributable to decreases in contribution margin from our operating segments of $3.7 million, cash provided from reimbursement of TCBY transitional costs of $2.4 million in fiscal 2002, cash provided from changes in working capital of $4.6 million and cash provided from activities of discontinued operations of $1.5 million offset by a decrease in general and administrative expenses of $3.1 million.

        Net cash flows provided by operating activities were $24.3 million for fiscal 2002, an increase of $9.3 million or 62.0 percent, from $15.0 million for fiscal 2001. This increase was primarily attributable to an increase in contribution from our operating segments and other revenues of $1.1 million, cash provided by discontinued operations of $2.8 million and an increase in cash provided by changes in working capital of $7.1 million offset by an increase in general and administrative expenses of $1.6 million.

        Net cash flows provided by investing activities were $1.0 million for the 13 weeks ended April 3, 2004, an increase of $1.2 million, from net cash flows used in investing activities of $168,000 for the 13 weeks ended March 29, 2003. This increase was principally due to proceeds from the sale of equity warrants of Nonni's Food Company of $1.1 million and a decrease in purchases of property and equipment of $123,000.

        Net cash flows used in investing activities were $200,000 for fiscal 2003, a decrease of $1.1 million or 83.6 percent, from $1.3 million for fiscal 2002. This decrease was primarily attributable to capital expenditures incurred in 2002 associated with equipment for our gifts segment and new accounting and systems software and hardware.

        Net cash flows used in investing activities were $1.3 million for fiscal 2002, a decrease of $1.8 million or 57.2 percent, from $3.1 million for fiscal 2001. This decrease was primarily attributable to capital expenditures in 2001 for equipment and leasehold improvements for new facilities for the gifts operating unit.

        Net cash flows provided by financing activities were $11.0 million for the 13 weeks ended April 3, 2004, an increase of $15.0 million, from net cash flows used in financing activities of $4.0 million for the 13 weeks ended March 29, 2003. This increase was principally due to the completion of our debt refinancing on March 16, 2004 which resulted in $115.0 million in proceeds from the issuance of our Senior Secured Notes and capital contribution from our parent of $17.5 million offset by increases in payments of our Senior Notes, our Senior Credit Facility, our Subordinated Debt and our line of credit of $105.3 million, payments of debt issuance costs of $11.0 million and other activity with parent of $1.2 million.

        Net cash flows used in financing activities were $16.5 million for fiscal 2003, a decrease of $5.6 million or 25.2 percent, from $22.1 million for fiscal 2002. This decrease was primarily attributable to an increase in net borrowings on the line of credit of $10.6 million and decreased payments on long term debt of $4.0 million offset by a decrease in contributions by our parent of $8.2 million and increased payments of debt financing costs of $1.0 million.

        Net cash flows used in financing activities were $22.1 million for fiscal 2002, an increase of $7.0 million or 46.4 percent, from $15.1 million for fiscal 2001. This increase was primarily attributable to an increase in payments on the line of credit of $14.2 million, increased activity with MFOC of $1.4 million as a result of increased overhead allocation and cash utilized by MFOC in the MFOC centralized cash management system and an increase in payments of debt financing costs of $1.1 million offset by an increase in net contributions by our parent of $8.2 million and a decrease in principal payments on long-term debt of $1.5 million.

        The following table reflects our future contractual cash obligations and commercial commitments as of April 3, 2004, determined on a pro forma basis (in thousands):

	Payments Due by Fiscal Year
Contractual Cash Obligations
	Total	2004	2005 - 2006	2007 - 2008	After 2008
Senior Secured Notes	$195,747	$—	$—	$—	$195,747
Interest—Senior Secured Notes	143,443	10,246	40,984	40,984	51,229
Operating Leases	9,452	1,006	2,649	2,667	3,130

Total Contractual Cash Obligations	$348,642	$11,252	$43,633	$43,651	$250,106

        We also have entered into supply agreements to buy frozen dough products and for the purchase of yogurt based products, novelties and ice cream. Our frozen dough product supply agreement stipulates minimum annual purchase commitments of not less than 15.0 million pounds of products, approximately $25.3 million based on weighted average prices in effect January 3, 2004, each year through the end of the contract, December 2006. We satisfy these annual commitments through the purchase of frozen dough products by our gifts business segment and through the purchase of frozen dough products by our franchisees. Should we not meet the annual minimum commitment, the supplier's sole remedy is to cancel the supply agreement.

        Our supply agreement for the purchase of yogurt based products, novelties and ice cream stipulates minimum annual purchase commitments of at least 75 percent of the product volumes contained in the agreement through the term of the agreement, which expires in November 2007. These commitments are satisfied through the purchase of yogurt based products, novelties and ice cream by our distributors and franchisees. If the purchases fall below 75 percent of the quantity, then Americana Foods Limited Partnership has the right to propose a new pricing structure. If TCBY doesn't agree to the new pricing structure, then Americana Foods Limited Partnership has the right to terminate the agreement by giving written notice 180 days prior to termination.

        During 2004, we expect that our principal uses of cash will be for working capital, capital expenditures of approximately $2.0 million, debt service requirements and other general corporate purposes. We expect that our principal sources of cash will be provided by operating activities and the cash reserve retained from the net proceeds of the offering of the original notes.

        We are highly leveraged. At April 3, 2004, we had $195.7 million of long-term debt. Due to borrowing restrictions under the indenture governing the notes, our ability to obtain additional debt financing is significantly limited. We believe that our sources of cash will be adequate to meet our cash requirements anticipated for the next 12 months.

Inflation

        The impact of inflation on the operations of the business has not been significant in recent years. Some of our employees are paid hourly wages at the Federal minimum wage level. Minimum wage increases will negatively impact our payroll costs in the short term, but management believes such impact can be offset in the long term through lower staffing of operations and, if necessary, through product price increases.

Seasonality

        Our sales and income from franchisees' store operations is highly seasonal, but our different brands experience countervailing seasonal opportunities and challenges. Our cookie and pretzel stores, primarily located in malls, tend to mirror customer traffic flow in malls, which increases significantly during the fourth quarter, primarily between Thanksgiving and the end of the calendar year. Holiday gift purchases also are a significant factor in increased sales in the fourth quarter. However, TCBY stores and products enjoy their strongest sales periods during the warmer months from late Spring through early Fall. By developing new promotions and products designed to lengthen day parts and/or increase sales in traditionally slow calendar periods, we hope to continue to decrease the impact of seasonality on our and our franchisees' cash flow.

Quantitative and Qualitative Disclosure about Market Risk

        Our major market risk exposure is changing interest rates. We do not hedge against changes in interest rates. After this offering, we will not have any financial instrument with a variable interest rate.

        The table below provides information about our financial instruments that are sensitive to changes in interest rates in the event of refinancing including principal cash flows and related weighted average interest rates by year of expected maturity dates, based on the pro forma amount of indebtedness at January 3, 2004.

	2004	2005	2006	2007	2008	After 2008	Total
	(dollars in thousands)
Long-term debt, including current portion (fixed rate)	—	—	—	—	—	$195,747	$195,747
Weighted average interest rate	—	—	—	—	—	10.47%	10.47%

Critical Accounting Policies

        The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses in our combined financial statements. Management has reviewed with MFOC's Audit Committee the accounting policies that it uses to prepare our combined financial statements and believes that the following policies are the most important to the portrayal of our financial condition and the results of our operations while requiring the use of judgments and estimates about the effects of matters that are inherently uncertain.

        Impairment of Goodwill and Intangible Assets.    Effective December 30, 2001, we adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), in its entirety. In accordance with SFAS 142, goodwill and other indefinite-lived intangibles are not amortized, but are subject to an annual assessment for impairment, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to their carrying amount. The two-step approach to assess our goodwill impairment requires that we first compare the estimated fair value of each reporting segment with goodwill to the carrying amount of the segment's assets and liabilities, including its goodwill and intangible assets. If the fair value of the reporting segment is below its carrying amount, then the second step of the impairment test is performed, in which the current fair value of the segment's assets and liabilities will determine the current implied fair value of the segment's goodwill.

        In conducting our transitional impairment analyses, we utilized independent valuation experts to perform the analyses and tests of our indefinite-lived assets with respect to our reporting segments. The test methods employed involved assumptions concerning useful lives of intangible assets, interest and discount rates, projections and other assumptions of future business conditions. The assumptions employed were based on management's judgment using internal and external data. We also utilized independent valuation experts to assist us in determining useful lives for our intangibles other than goodwill.

        The transitional impairment analyses of goodwill conducted by our independent valuation experts indicated that the fair value of the intangible assets in our dairy franchising segment was less than the recorded value; therefore, we recorded a non-cash impairment charge of $35.2 million relating to goodwill associated with our dairy franchising reporting unit which is included in the caption "Cumulative effect of accounting change" in the combined statement of operations.

        On an annual basis, we complete an evaluation of the intangible assets associated with our various reporting segments. To the extent that the fair value associated with the intangible asset is determined to be less than the recorded value, we write down the value of the related intangible asset. The estimated fair value of the intangible assets is affected by, among other things, our business plan for the future, estimated results of future operations and the comparable companies that are used to estimate the fair value of our intangible assets. Changes in the business plan or operating results that are different than the projections used to develop the valuation of the intangible assets have an impact on the valuation of the intangible assets.

        Impairment of Long-lived Assets.    We review our long-lived assets for impairment when circumstances indicate that the book value of an asset may not be fully recovered by the undiscounted net cash flow generated over the remaining life of the related asset or group of assets. If the cash flows generated by the asset are not sufficient to recover the remaining book value of the asset, we are required to write down the value of the asset. In evaluating whether the asset will generate sufficient cash flow to recover its book value, we estimate the amount of cash flow that will be generated by the asset and the remaining life of the asset. In making our estimate, we consider the performance trends related to the asset, the likelihood that the trends will continue or change, both at the asset level as well as at the national economic level, and the length of time that we expect to retain the asset.

        Allowance for Doubtful Accounts.    We sell products to and receive royalties from our franchisees and sell products to other customers. Sometimes these franchisees and customers are unable or unwilling to pay for the products that they receive or royalties that they owe. Factors that affect our ability to collect amounts that are due to us include the financial strength of a franchisee or customer and its operations, the economic strength of the mall where the franchisee is located and the overall strength of the retail economy. We are required to establish an estimated allowance for the amounts included in accounts receivable that we will not be able to collect in the future. To establish this allowance, we evaluate the customer's or franchisee's financial strength, payment history, reported sales and the availability of collateral to offset potential losses. If the assumptions that are used to determine the allowance for doubtful accounts change, we may have to provide for a greater level of expense in future periods or to reverse amounts provided in prior periods.

        Revenue Recognition.    We recognize revenues from our initial franchising fees and licensing and other fees when all material services or conditions relating to the revenues have been substantially performed or satisfied, which is generally upon the opening of a store. We recognize franchise and license royalties, which are based on a percentage of gross sales, as earned, which is generally upon sale of product by our franchisee or licensee. Minimum royalty payments under our licensing agreements are deferred and recognized on a straight-line basis over the term of the agreement. We recognize revenues from the sale of cookie dough that we produce and sell to franchisees at the time of shipment and classify them as franchising revenues. We recognize revenues from gift sales at the time of shipment. We receive product formulation fees and allowances from suppliers based on product sales to franchisees. We recognize these fees and allowances upon shipment of product to our distributors or franchisees.

Recent Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities—an Interpretation of Accounting Research Bulletin No. 51" ("FIN 46"). In December 2003, the FASB issued FIN No. 46 (Revised 2003) ("FIN 46R") to address certain FIN 46 implementation issues, including the delay of the effective date for certain types of Variable Interest Entities ("VIE"). This interpretation clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," for companies that have interests in entities that are defined as a VIE under FIN 46. According to this interpretation, if a company has an interest in a VIE and is at risk for a majority of the expected losses of the VIE or receives a majority of the expected gains of the VIE, it shall consolidate the VIE. FIN 46R also requires additional disclosures by primary beneficiaries and other significant variable interest holders. For entities acquired or created before December 31, 2003, FIN 46R is effective as of the beginning of fiscal 2005 while it is effective immediately for all VIEs created after December 31, 2003. We completed our adoption of FIN 46R during the first quarter of fiscal 2004. The adoption of FIN 46R had no effect on our combined financial statements.

BUSINESS

Our Company

        We are one of the largest franchisors in the premium snack food industry, featuring Mrs. Fields, Great American Cookie Company, TCBY, Pretzel Time and Pretzelmaker as our core brands. Through our franchisees' retail stores, we are the largest retailer of freshly baked on premises specialty cookies and brownies in the United States; the largest retailer of soft serve frozen yogurt in the United States; and the second largest retailer of baked on premises pretzels in the United States. In addition, we operate a profitable gifts business and have entered into key licensing arrangements that leverage awareness of our core brands among our retail customer base. We operate through a network of franchised stores, which are located throughout the United States and in approximately 40 foreign countries. As of May 29, 2004, our network consisted of 2,910 retail concept locations. For the fiscal year 2003, we believe our franchisees generated system wide sales of approximately $452.0 million, and we generated total revenues of $82.0 million and Adjusted EBITDA (as defined in footnote 4 to "Summary Combined Historical and Pro Forma Financial Data") of $38.1 million.

Our History

        In 1996, an investor group led by Capricorn Investors II, L.P. ("Capricorn II"), a private investment management firm, acquired what currently is MFOC through a series of acquisitions and related transactions. In June 2000, an investor group led by Capricorn Investors III, L.P., an affiliate of Capricorn II ("Capricorn III" and together with Capricorn II, "Capricorn"), acquired a majority interest in TCBY and its subsidiaries. Through these transactions, Capricorn, its limited partners and their affiliates have invested in excess of $75 million in both MFOC and TCBY since 1996.

        In connection with the issuance of the original notes and the Transactions described more fully below, certain investors, including Capricorn, limited partners of Capricorn and their affiliates, and the initial purchaser, provided an additional $22.5 million to our parent companies, of which $5.0 million was retained by MFOC to fund operations and $17.5 million was contributed to us as common equity.

        Historically, our business strategy was focused upon acquisitions of complementary brands, development of company owned and franchising operations and improvement of company wide operating procedures, which was intended to reduce overhead expenses. In connection with the issuance of the original notes and through the Transactions, our franchising, licensing and gifts operations were transferred to us or certain of our operating subsidiaries, and the company owned stores remained at our parent, MFOC. We now are focused on building our core brands through our store franchising, licensing and gifts operations. Under the leadership of Stephen Russo, our new President and Chief Executive Officer, our business strategy focuses on building profitable franchise store sales, accelerating development of new franchised stores and growing our licensing and gifts operations. While MFOC will continue to operate the company owned stores in the near term, it also will continue its ongoing strategic review of store performance, with identified stores being sold to new or existing franchisees or closed. Accordingly, MFOC anticipates a reduction in its total number of owned retail stores over time with a corresponding reduction in its involvement in related store operations.

Competitive Strengths

        Leading Market Position.    We are one of the largest franchisors in the premium snack food industry featuring several highly recognized retail brands.

  •
  We are the largest retailer in the United States of freshly baked on premises specialty cookies and brownies, which we sell primarily under our Mrs. Fields and Great American Cookie Company brand names;

  •
  We are the largest retailer in the United States of soft serve frozen yogurt, which we sell under our TCBY brand name; and

  •
  We are the second largest retailer in the United States of baked on premises pretzels, which we sell under our Pretzel Time and Pretzelmaker brand names.

Through our network of franchised stores, we offer consistent, premium high quality snack food to consumers across the United States and in approximately 40 international markets. Our leadership positions and geographic presence allow us to leverage our purchasing power, distribution costs and advertising expenditures across our store network.

        Strong Brand Names.    Mrs. Fields is one of the most widely recognized and respected brand names in the premium cookie industry, with a high brand awareness among consumers. Similarly, TCBY is one of the strongest brand names in the frozen yogurt industry with high brand awareness among consumers. We believe our strong brand awareness results in steady customer demand and increased opportunities for co branding, franchising, licensing and distribution of our products. For example, our partnership with Shadewell Grove Foods, Inc. (as successor to Nonni's Food Company, Inc.), which has exclusive North American rights to manufacture and sell items under the Mrs. Fields brand throughout the supermarket, drug and mass merchandise distribution markets, has grown to over $47 million of retail sales in just three years after its inception.

        Experienced Management Team.    Since May 2003, our new President and Chief Executive Officer, Stephen Russo, has been the key driver behind our new business strategy. Mr. Russo has over 35 years of experience in the food and retailing industries with prior experience at McDonald's, Dunkin Donuts, Mister Donut, Baskin Robbins and Togo's. He is supported by an experienced management team, which has demonstrated the ability to successfully manage and grow franchise operations with over 200 years of combined retailing and franchising experience.

        Committed Equity Sponsor.    Since 1996, we have benefited from the equity sponsorship of Capricorn. Capricorn, its limited partners and their affiliates have demonstrated their commitment to us and our parent companies with an aggregate cash equity investment in excess of $75 million since 1996. In connection with the issuance of the original notes and the Transactions, Capricorn arranged for the investment of an additional $22.5 million in our parent companies by certain investors, including Capricorn, its limited partners and their affiliates, and the initial purchaser, of which $17.5 million will be contributed to us as common equity to support our operations and growth initiatives.

Business Strategy/Strategic Vision

        We have developed a business strategy based on a strategic vision that accounts for the wants and needs of our franchisees and consumers by aligning our interests with those of our franchisees at the retail level. There are three components to our strategic vision:

  •
  Build profitable year over year franchisee sales;

  •
  Accelerate growth of new franchised store development; and

  •
  Grow licensing and gifts operations.

        Build Profitable Year Over Year Franchisee Sales.    We believe increasing the sales of our franchisees is critical to the growth of our profitability. Therefore, we will focus on initiatives designed to drive profitable year over year sales growth for our franchisees, emphasizing the following goals:

  •
  Enhanced Consumer Focus. By concentrating our franchise operations upon our customers' wants and needs, we expect to increase the demand for our premium products. We will create new excitement by modernizing and broadening the appeal of our menus, décor and services to distinguish our brands from our competitors' brands. We will develop new products for our customers, while improving upon and further promoting products for which we have the strongest market share and a leading reputation. To this end, we have focused our market research to understand the strengths of each of our core brands, such as the cookie cakes and product sampling at our Great American Cookie Company stores, and Mrs. Fields' reputation for decadence and superior quality.

  •
  Increase Investment in Brands. In 2004, we intend to invest $3 million in advertising, promotion and brand building ideas. While we believe this investment in our brands will support these initiatives aimed at increasing sales at franchised locations, we have identified TCBY as the brand that offers our greatest opportunity for building profitable sales in the short term. Against the background of a product aligned with current health trends and not limited by mall based locations, we intend to reposition the TCBY concept consistent with our consumer and franchisee based strategic framework, building on today's health conscious consumer and a desire for a low fat, healthy, yet satisfying treat, which we believe will increase positive consumer perception of our brand. In order to drive our message home, we intend to invest an additional $1 million in 2004 to reconcept TCBY by redesigning its décor and updating its menus to accentuate our repositioning efforts.

  •
  Engage our Franchisees and Employees. A critical part of our efforts to drive profitable year over year franchisee sales will be to develop programs that will engage the support of our franchisees and employees. In order for our new business strategy to be successful, we intend to develop better lines of communication between us and our franchisees and employees to strengthen our relationship with those who will implement our new business strategy. We believe the new alignment of our interests with the interests of our franchisees will make this shared vision possible.

        Accelerate Growth of New Franchised Store Development.    We believe that by focusing our talents and energy on improving franchisees' profitability and reinvesting in our brands, we will create a superior franchise product for prospective franchisees and accelerate the development of new franchised stores, carts and kiosks. In recent years the rate of closure of existing locations has exceeded the number of new franchised locations. By increasing the rate of new openings of franchised locations in our current markets and implementing initiatives to improve existing locations, we believe our new business strategy will enable us to stabilize and eventually grow the number of franchised locations both within and outside of our current markets. There are significant advantages for us as well as our franchisees to focus our new store development programs within our current markets. For example, our existing franchisees can leverage their cost structures through ownership of multiple stores. We believe we can continue to build our brands and increase our market share by clustering new stores in existing markets. We have identified over 80 mall locations as possible locations for franchised stores, as well as more than 190 non-mall locations that we believe can be targeted for further expansion. As part of our new business strategy, as discussed above, we expect our initial focus will be the expansion of TCBY brand retail stores through system wide "reconcepting" of these stores as well as brand "repositioning." In addition, we intend to continue to explore store co branding opportunities with other well respected national and regional food brands.

        Grow Licensing and Gifts Operations.    We have successfully expanded our brands through our licensing and gifts segments. For example, we have granted third parties the exclusive North American rights to manufacture and sell, under our registered trademarks, items such as Mrs. Fields branded ready to eat cookies, boxed chocolates, gourmet glazed popcorn and other items throughout the supermarket, drug and mass merchandise distribution markets. We intend to explore expansion of our licensing business by introducing new products in order to capitalize on our strong brand names and high quality product reputation. Through substantial increases in catalog circulation, our gifts operations have grown rapidly with revenues and contribution margin for this segment increasing at compounded annual growth rates of 23.7 percent and 27.0 percent, respectively, since 2000. We continue to focus upon expanding our customer base in the gifts segment to corporate and large retail customers. In addition, we will grow our gifts operations by acquiring new drop ship partners, investing in marketing through catalog circulation and e-mail campaigns and adding new products.

Our Brands

  Overview

        Mrs. Fields    Debbi Fields opened her first store in Palo Alto, California in 1977. The Mrs. Fields name quickly became associated with quality, freshly baked cookies right out-of-the-oven in a retail setting. The pioneering efforts of Mrs. Fields brand cookies created a significant new market niche of freshly baked specialty cookies that we continue to dominate. The strength of the Mrs. Fields brand name enjoys a high consumer brand awareness. In addition to our signature cookies and brownies, we now offer muffins, croissants and other premium baked goods. By building on its legendary chocolate chip and white chocolate macadamia nut cookies, the Mrs. Fields brand has developed a comprehensive product line that includes many of America's most beloved snack food treats.

        Great American Cookie Company    Great American Cookie Company cookies became a retail success in 1977 when the first store opened in Atlanta, Georgia's Perimeter Mall. Founded on the strength of a generations-old family chocolate chip cookie recipe, Great American Cookie Company has grown to numerous stores in shopping centers nationwide. All of the cookies and brownies at Great American Cookie Company begin with carefully tested recipes, highly controlled production and the finest premium ingredients from our batter production facility in Atlanta, Georgia.

        TCBY    TCBY has been a frozen treats product innovator since its first opening in Little Rock, Arkansas in 1981. The great-tasting, low-fat frozen yogurt concept received an enthusiastic response from an increasingly health-conscious public. Its new product propelled the company to the forefront of franchising, and was the first in a line of ground-breaking menu items that anticipated consumer preferences and continually refreshed the TCBY concept. Today, TCBY is the world's largest frozen yogurt franchisor, with 1,632 shops in 24 countries as of May 29, 2004. TCBY product milestones include: driving the waffle cone to the top of the nation's frozen treat menu; developing non-fat and no-sugar-added frozen treats; launching a line of frozen yogurt and sorbet novelties; creating the nation's leading line of soft-serve sorbet; developing a line of blended, soft-serve products including the Fruithead Smoothie, the Shiver dessert and the Cappuccino Chiller; and introducing frozen yogurt franchising to airports and travel plazas through its joint venture agreement with Host Marriott Services.

        Pretzel Time    Pretzel Time introduced its famous soft pretzel in October 1991 and established itself as a market share leader in regional shopping centers across the country. Traditional Pretzel Time stores are in 225 locations in four countries as of May 29, 2004. From the number-one-selling Classic, buttered pretzel to the development of the popular Pretzel Dog and the Ham & Cheese Deli Pocket, we constantly work at adding an exciting new line-up of menu choices for our customer base. Today, our product offerings include a wide range of specialty pretzels including Cinnamon Sugar, Jalapeno, and Sour Cream and Onion. Our research and development team regularly researches changing customer preferences and our marketing team focuses on promotions and products that will encourage consumers to view Pretzel Time products as quality meal replacement values. Pretzel Time remains one of the leaders in the soft pretzel category, offering steaming hot, fresh-baked pretzels twisted by our professional pretzel rollers.

        Pretzelmaker    The first Pretzelmaker pretzel was rolled, twisted, and baked in 1991. Currently, 203 locations are twisting and baking the "World's Best Soft Pretzels" in the United States and Canada as of May 29, 2004. Our plain pretzel is high in fiber and complex carbohydrates. In addition, consumers can have a custom prepared pretzel topped with a variety of flavors and sauces. This twist allows the consumer to enjoy a wide range of flavors of freshly baked pretzels. We are constantly seeking franchisees to open Pretzelmaker stores in new, traditional locations such as regional malls and shopping venues and non-traditional locations such as theaters, sport stadiums, travel plazas, college campuses and hospitals. Pretzelmaker pretzels are a great low-calorie, portable and convenient snack. New products, such as the Pretzel Dog and the Wrapzel, a stuffed pretzel filled with fresh meats and cheeses, broaden the appeal for consumers looking for quality meal replacements at a reasonable price. Whether consumers are buying classic, Original pretzels, Garlic pretzels, or the popular Pretzel Stix, the Pretzelmaker brand continues to respond to changing consumer preferences and remains a leader in the soft pretzel category.

Our Products

  Overview

        Our product offerings consist primarily of (1) freshly baked cookies, brownies, muffins, croissants and other baked goods; (2) soft serve frozen yogurt and ice cream and frozen novelty products; and (3) freshly baked sweet dough and "Bavarian" style soft pretzels. During fiscal 2003, our revenue mix, based on concept sales, consisted of the following:

Cookies, Brownies, Muffins and Other Bakery Products	41.8%
Frozen Yogurt, Ice Cream and Frozen Novelties	39.0%
Pretzels and Related Products	19.2%

        Cookies, Brownies, Muffins and Other Bakery Products.    Our franchised retail stores offer over 50 different types of cookies, brownies, muffins and other bakery products, which are baked continuously and served fresh throughout the day, as well as assorted soft drinks, frozen drinks, coffee, tea and milk. Baked products are made using only high quality ingredients, and all dough is centrally manufactured and frozen or refrigerated to maintain product quality and consistency. All products pass strict quality assurance and control steps at both the manufacturing plants and the stores. In addition, we continually create and test new products to attract new customers and satisfy current customers.

        Our cookie concept outlets also sell "cookie cakes." Cookie cakes are extra-large cookies, which are sixteen inches in diameter, and may be decorated with customer-selected, personalized messages for special occasions. Although cookie and brownie sales generally are the result of impulse buying, we believe that cookie cakes, which are often purchased as gifts for special occasions, differentiate us from other specialty cookie retailers by making our cookie stores destination outlets.

        Frozen Yogurt, Ice Cream and Frozen Novelties.    We believe our soft serve frozen yogurt is the only soft serve frozen yogurt that contains Lactobacillius bulgaricus and Streptococcus thermophilus, the live and active yogurt cultures, which convert pasteurized milk to yogurt during fermentation and which are required by U.S. Food and Drug Administration (FDA) standards for a product to be called yogurt. One benefit of these yogurt cultures is that they act as friendly bacteria that "pre-digest" or break down the lactose so that yogurt may be tolerated by individuals with lactose intolerance. Researchers continue to study other health benefits of these yogurt cultures.

        In addition to our TCBY brand original 96% fat free soft serve frozen yogurt, we offer nonfat frozen yogurt, no sugar added/nonfat frozen yogurt, and nonfat/nondairy sorbets. Additionally, in the second quarter of 2004, we introduced several flavors of "low carb" yogurt which is available at most of our TCBY Traditional franchised retail stores. Franchised locations serve a variety of menu items based on these products, including smoothies, parfaits, shakes, malts, sundaes, banana splits, cakes and pies, and our own TCBY Shivers and Cappuccino Chillers. Our TCBY products have been featured on popular television programs as "indulgent" treats for dieters and are listed in mainstream commercial diet and nutrition guides.

        All of our yogurt types are available in a wide variety of flavors, including traditional flavors such as vanilla and chocolate, our signature White Chocolate Mousse, new flavors such as Irish Cream, Blueberry Cheesecake and Chocolate Raspberry Truffle, and seasonal favorites like eggnog and pumpkin.

        In addition to products sold in our franchised retail stores, we sell novelty frozen food items, such as the TCBY Swirl Bar, wholesale to the retail grocery trade.

        In addition to Coca-Cola soft drinks, many of our TCBY franchised stores also sell fruit juice based beverages including TCBY Fruithead Smoothies, which are made with frozen yogurt, nutritional supplements and juices. Host Marriott Services now offers Fruithead Smoothies as a product extension in some of its existing and new TCBY locations in airports, toll road plazas, and mall food courts under a joint venture agreement between TCBY Systems and Host Marriott Services.

        Pretzels.    Pretzel Time's primary product is an all-natural, hand-rolled soft pretzel, freshly baked from our proprietary dry mix at each store location. Pretzel Time stores prepare pretzels with a variety of flavors and specialty toppings, including cheddar cheese, cream cheese and pizza sauce. Pretzelmaker sells hand-rolled soft pretzels freshly baked at each store location. In order to maintain a consistent and high quality product, the Pretzelmaker dough is shipped frozen to each location. The stores also offer soft drinks and fresh lemonade.

        Beverages.    We sell Coca-Cola soft drinks and other products exclusively in all of our retail stores under agreements with Coca-Cola USA Fountain. In addition, Coffee Bean International, Inc., which currently is our only approved coffee supplier, supplies whole bean and ground roasted coffee blends under the Mrs. Fields label to a number of our Mrs. Fields franchisees.

  Brand Management

        We have a Director of Marketing or one or more Brand Managers or Assistant Brand Managers assigned to each of our brands. The Directors of Marketing and Brand Managers, working with senior management, control all aspects of brand identity. By coordinating with senior management, our marketing department and outside advertising agencies and public relations firms as well as our franchisees, our Directors of Marketing and Brand Managers develop our public image. From in-store point of sale materials and product display to Web site design and consumer targeting, our Directors of Marketing and Brand Managers encourage the growth and innovation of our most important assets, our brand identities. In order to facilitate the development and growth of our brands, our Directors of Marketing and Brand Managers survey the markets in which our products are sold. They collect, synthesize and analyze demographic profiles and other data regarding our customers in order to better serve them. Additionally, the Directors of Marketing and Brand Managers strive to develop new products that not only are consistent with the image of our existing brands, but also further enhance their appeal. Directors of Marketing and Brand Managers also work to provide consumers with value in the form of discounts, specials and other promotions.

  Marketing/Advertising

        Our in-house marketing department and outside advertising and public relations companies emphasize product sampling, local store marketing and brand name identification. Historically, we have spent relatively little on paid advertising, relying mainly on in-store signage and promotions. In addition to posters and display of products, we promote products by offering special packaging and by selling other promotional items.

  •
  Cookies, Brownies, Muffins and Other Bakery Products. In our Mrs. Fields brand stores, our franchisees advertise at the store level, using the aroma of fresh-baked cookies and the attractive arrangement of finished products to create a store ambiance that is conducive to sales. We are currently helping franchisees to develop and serve catered corporate accounts to broaden their markets for our products. We have developed a new catalog and will be building awareness of products geared toward corporate accounts through catalog/e-tailing sales. We also promote our products as gifts, particularly around holidays. Our marketing strategy for Great American Cookie Company has emphasized strong merchandising of our Great American Cookie Company products, most notably the Cookie Cake. We train new franchisees and encourage them to use proactive sales techniques, including the free sampling of products and other methods, such as combination offers, intended to increase the size of customer orders. In December 2002, we entered into a three-year licensing agreement with Sesame Workshop (Sesame Street) to use, among other things, the likenesses of the Cookie Monster and Elmo characters. In March 2003, we began offering cookies that bear the likeness of Cookie Monster and Elmo. Management believes these products will attract families with children under six years old as we have received a positive response from both customers and members of our franchise team. We also offer seasonal promotions, such as heart-shaped cookies on Valentine's Day and pumpkin-shaped cookies for Halloween.

  •
  Frozen Yogurt, Ice Cream and Frozen Novelties. We believe that more and more consumers are beginning to focus on maintaining a healthy lifestyle. TCBY is uniquely positioned to take advantage of this lifestyle focus, given its strong heritage with low-fat, high-taste frozen yogurt products. As described more fully under "Business Strategy," in 2004, we plan to make a significant investment in reconcepting the brand and updating the look, feel and experience of our stores for an expanded target audience. TCBY is not limited to mall-based locations, and we continue to research new ways to attract the consumer to TCBY as a dessert destination, rather than an impulse-driven, occasional treat. In 2003, we launched national media promotions, including the "Eat More Dessert" ads and the free cone campaign. Going forward, we plan to focus on developing relatively high margin ice cream and yogurt cakes and pies, which can be constantly updated to respond to consumer tastes and seasonal and holiday trends. We will continue to emphasize the new TCBY Gift Card program as a primary means of adding value and increasing ticket size. New campaigns will capitalize on the increasing desire for products that deliver a healthy treat while satisfying cravings and taste sensations, promoting our products' compatibility with a healthy lifestyle. Specific product development efforts for 2004 include the rollout of low-carb ice cream, fun kids packaging with a revamped menu, the fortification of our yogurts to further enhance their health benefits, the development of a good-for-you, but indulgent, mousse/custard-like yogurt, and additional line extensions to keep a steady stream of new product excitement.

  •
  Pretzels. In pretzel stores, our franchisees use "entertainment" at the store level, including the hand rolling of the pretzel, to attract customers to the front counter. Our franchisees promote combination purchases, which are sales that include a pretzel and a beverage, to increase the amount of the average customer check and to serve as affordable meal replacements. Our franchisees have tested fresh lemonade as a complementary beverage for our pretzel products, and stores that have added it to their menus have enjoyed increased sales. New products, such as Pretzelmaker's Pretzel Dog and Pretzel Time's Deli Pocket offer consumers even more choice and value. Many of our products are also low-fat, and appeal to busy, health-conscious consumers who still want to enjoy a meal or snack on the go.

  Geographic Distribution

        Our products are available throughout the country. Set forth below is a brief description of our geographic concentration.

        Cookies, Brownies, Muffins and Other Bakery Products.    Mrs. Fields retail stores are located predominantly in the West and Great Lakes region, with clusters in New York and New Jersey, as well as Florida. California has the largest number of Mrs. Fields retail stores of any single state. Great American Cookie Company retail stores are located predominantly in the South and Southeast, particularly in Texas, Louisiana, Florida and Georgia, but also enjoy a presence in Midwestern states such as Colorado, Iowa and Kentucky.

        Frozen Yogurt, Ice Cream and Frozen Novelties.    TCBY retail stores are located predominantly East of the Mississippi River, particularly in the Southeast, but with a significant number of locations in Texas, California and Arizona. Traditional stores more frequently are located in the South and Southeast.

        Pretzels.    Pretzel Time retail stores are located predominantly East of the Mississippi River, with the largest presence in the Northeast. Pretzelmaker is somewhat more evenly distributed than Pretzel Time, but there are clusters of retail stores in the West and Midwest, particularly California, Utah, Colorado and the Great Lakes region. The brand is virtually absent from the Northeast, where Pretzel Time is strongest.

  Ingredients/Supplies and Suppliers/Distribution

        We rely primarily on outside suppliers and distributors for the ingredients used in our products and other items used in our franchisees' stores.

        Cookies, Brownies, Muffins and Other Bakery Products.    Countryside Baking Company, Inc. ("Countryside") manufactures the majority of Mrs. Fields brand and Original Cookie Company frozen bakery products, which are made according to our proprietary recipes. Countryside manufactures our products strictly in accordance with the standards, procedures, specifications, formulations and recipes established by us, as well as all applicable federal, state and local laws or regulations to which it is subject. Our Supply Agreement with Countryside gives us the right to oversee the quality of the products, but also requires Countryside to exercise its own quality control to ensure that it meets all applicable standards, including those established by the United States Food, Drug and Cosmetic Act, and Title 21 of the Code of Federal Regulations of the United States related to Food Manufacturing Practices. Countryside's contract for making frozen products for us expires on December 31, 2006 and may be extended beyond its term upon such terms and conditions as the parties shall agree upon in writing. Our products manufactured by Countryside are then sold to our approved distributor, currently Dawn Food Products, for sale and distribution to Mrs. Fields Cookie Stores and Original Cookie Company Stores under a Supply and Distribution Agreement dated August 9, 1998. The initial term of this distribution agreement expired on August 8, 2003, when it automatically renewed for an additional one-year term. The distribution agreement continues to renew automatically each year unless either party gives 180 days notice of nonrenewal prior to the anniversary date, and is otherwise terminable at will by either party upon 180 days notice. We currently are negotiating with Dawn Food Products concerning its request for an increase in distribution markup charged to franchisees under the agreement. Great American Cookie Company stores receive "ready to bake" refrigerated batter from our batter facility in Atlanta, which we acquired in the acquisition of Great American Cookie Company. The batter, which has a shelf life of about 90 days, is stored at the batter facility for an average of one to three weeks, depending on demand, before being shipped to our franchisees' stores.

        Frozen Yogurt, Ice Cream and Frozen Novelties.    All TCBY brand products currently are produced by Americana Foods Limited Partnership, a former subsidiary of TCBY Enterprises, Inc., pursuant to the terms of an exclusive Supply Agreement between TCBY Systems and Americana. See "Certain Relationships and Related Transactions—TCBY Supply Agreement." Americana, which is located in Dallas, Texas and currently is partially owned by a subsidiary of Capricorn III, one of the shareholders of Parent, sells most of the products to our authorized distributor, Blue Line Distributing, for sale and distribution to TCBY franchised stores under a Food and Packaging Distribution Agreement, dated November 14, 2002. The distribution agreement has an initial five-year term and is terminable at will by either party upon 180 days notice. The distribution markup charged to franchisees is subject to adjustment each January and July under the terms of the agreement.

        Pretzels.    Our Pretzel Time brand stores buy a proprietary dry mix from our approved suppliers or distributors and mix and bake pretzels at individual stores. Our Pretzelmaker brand stores purchase our proprietary frozen dough from our approved suppliers or distributors, then thaw, shape and bake the pretzels on site. Our Hot Sam brand stores purchase a proprietary frozen pretzel from approved suppliers and distributors and bake the pretzels on site.

        All of the products, supplies and equipment purchased for sale or use by our franchisees must receive our approval as meeting our specifications and standards for quality, design, appearance, function and performance. We have the right to designate certain suppliers and distributors for any of these items.

Our Business Segments

  Overview

        Our business currently is divided into three primary business segments for operational purposes: franchising, licensing and gifts. A fourth business segment, retail food sales, is included in our financial statements for periods prior to December 2002. The retail food sales segment primarily related to sales of TCBY branded frozen specialty products and private label ice cream through retail channels. In connection with TCBY's entry into the TCBY Supply Agreement, the actual sale and distribution of these products was moved to Americana Foods Limited Partnership and TCBY now receives a portion of the proceeds from sales of such products as a payment under the TCBY Supply Agreement. Accordingly, subsequent to December 2002, such amounts are included in our licensing segment. See "Certain Relationships and Related Transactions—TCBY Supply Agreement." In addition, we currently are exploring business opportunities to fully utilize our batter facility, which may create a new manufacturing segment. Each of our current segments is described below in greater detail. Our largest business segment is our franchising segment.

  Franchising

        We have been successful in recruiting franchisees and completing franchise transactions and believe we will continue to realize significant cash flow from franchising by:

  •
  emphasizing the use of proprietary dough, yogurt, ice cream and dessert products, minimizing product quality issues and ensuring a consistent product across all outlets,

  •
  requiring frequent quality, service and cleanliness evaluations of franchised stores by operations support staff, and

  •
  providing initial and continuing training of franchisees to improve their financial and retail sales skills.

        As of May 29, 2004, our store portfolio consisted of 2,303 domestic franchised locations, 364 international franchised locations and 243 licensed locations, which are described in more detail below. By brand, our franchisees' concept locations are distributed as follows:

	Domestic Franchised	International Franchised	Licensed Locations	Total
Mrs. Fields	397	84	58	539
Great American	281	1	1	283
Original Cookie	—	—	12	12

Cookie Subtotal	678	85	71	834

Pretzel Time	215	4	6	225
Pretzelmaker	163	37	3	203
Hot Sam	—	—	16	16

Pretzel Subtotal	378	41	25	444
Bakery Brands Subtotal	1,056	126	96	1,278

TCBY—Traditional Stores	511	238	—	749
TCBY—Non-traditional Stores	736	—	147	883

Dairy Brands Subtotal	1,247	238	147	1,632

Totals	2,303	364	243	2,910

        The above table counts each concept location individually. For example, if a physical location had a Mrs. Fields store and a Pretzel Time store together, this would be counted as two concept locations in the table above. If actual physical stores were counted, rather than concept locations, total store counts would be reduced by 253 locations to 2,657.

        MFOC and certain of its subsidiaries own approximately 229 franchised and licensed retail concept locations, representing 8.4 percent of the total retail concept locations. During fiscal 2003, we recognized $4.8 million of franchise royalties and $3.2 million of product sales relating to these retail concept locations. MFOC expects that certain of these retail concept locations may be sold over time to new and current franchisees or will be closed. In addition, sixteen of our franchisees own ten or more retail concept locations. In total, these franchisees own 440 retail concept locations and contributed approximately $7.0 million of our franchise revenues for the year ended January 3, 2004. Host Marriott Services, the largest of these franchisees, owns 149 retail concept locations and contributed approximately $2.0 million of our franchise revenues for the year ended January 3, 2004.

        During the period from December 29, 2001 to May 29, 2004, our store portfolio has declined from 3,607 concept locations to 2,910 concept locations, as follows:

	Domestic Franchised	International Franchised	Licensed Locations	Total
Balance, December 29, 2001	2,794	399	414	3,607
New Development Openings	222	43	11	276
Permanent Closings	(453)	(76)	(108)	(637)
Other Openings, Net	29	—	9	38

Balance, December 28, 2002	2,592	366	326	3,284
New Development Openings	203	48	7	258
Permanent Closings	(410)	(38)	(71)	(519)
Other Openings, Net	(5)	2	7	4

Balance, January 3, 2004	2,380	378	269	3,027
New Development Openings	63	4	1	68
Permanent Closing	(162)	(18)	(25)	(205)
Other Openings, Net	22	—	(2)	20

Balance May 29, 2004	2,303	364	243	2,910

        Of the 1,361 permanent closings between December 29, 2001 and May 29, 2004, 44.3 percent related to TCBY brand non-traditional locations, 17.7 percent related to TCBY brand traditional locations, 19.2 percent related to bakery concept locations owned by franchisees other than MFOC and 18.8 percent related to retail concept locations owned by MFOC.

        Franchise Marketing.    We market our franchise opportunities through the print media, brochures, trade publications, trade shows, open houses and through franchisee referrals. We also utilize the Internet, primarily our franchise Web site and franchise search engines, in our marketing efforts. To ensure quality control and stability we maintain minimum qualifications for prospective franchisees. When marketing our franchise opportunities we evaluate potential franchise locations and closely examine a variety of factors including the number of our other brand franchisees within a 15-mile radius of the potential location and demographic reports that show population, family and household income distribution as well as projections of future growth. Additionally, we consult our real estate department, shopping center developers and local franchisees in choosing a new franchise location and appropriate franchisees.

  Franchise Network

  •
  Cookies, Brownies, Muffins and Other Bakery Products. As of May 29, 2004, we had franchised or licensed 834 specialty retail cookie outlets, including full-size stores and satellite (carts and kiosks) stores. Of these stores, 539 stores are operated under the Mrs. Fields brand, 283 stores are operated under the Great American Cookie Company brand and 12 stores are operated under the Original Cookie Company brand. We have 749 cookie stores in 48 states and the District of Columbia, with our Great American Cookie Company brand stores concentrated in the southeastern and south central states and our Mrs. Fields and Original Cookie Company brand stores located in the western, mid-western and eastern states. There is little overlap between Mrs. Fields brand stores and Great American Cookie Company brand stores, with a dual presence in six of the 623 malls in which we have cookie stores. As of May 29, 2004, franchise agreements had been executed for over 24 Mrs. Fields and two Great American Cookie Company stores to be opened in the United States. However, some of these franchise agreements may terminate without the related stores opening.

  •
  Frozen Yogurt, Ice Cream and Frozen Novelties.    On May 29, 2004, there were a total of 1,632 TCBY locations, including 238 TCBY international franchised locations, which are generally smaller than domestic locations. There are 511 domestic traditional store franchisees operating in 46 states, of which 23 own more than one TCBY store and eight own four or more TCBY stores. As of May 29, 2004, franchise agreements had been executed for over 17 TCBY traditional stores to be opened in the United States. However, some of these franchise agreements may terminate without the related stores opening. As of May 29, 2004, there were 883 TCBY non-traditional locations open and approximately 23 TCBY non-traditional locations under development. A total of 147 of these open locations are airport locations, toll road travel plazas, and other foodservice outlets, operated under a joint venture agreement with Host Marriott Services. As of May 29, 2004, Host Marriott Services had 18 retail outlets offering Fruithead Smoothies products.

  •
  Pretzels.    As of May 29, 2004, we had franchised or licensed 444 retail pretzel stores. Of these stores, 225 stores are operated under the Pretzel Time brand, 203 stores under the Pretzelmaker brand and 16 under the Hot Sam brand. As of May 29, 2004, franchise agreements had been executed for over four Pretzel Time and 11 Pretzelmaker stores to be opened in the United States. However, some of these franchise agreements may terminate without the related stores opening.

        Location and Configuration.    Possibilities for franchised locations include high pedestrian traffic areas, including malls, airport concourses, office building lobbies, and shopping and lifestyle centers. We have developed a number of retail configurations designed to adapt to a variety of retail environments. In addition to the stores that have been designed for prime mall locations, we have developed other formats, such as kiosks, in-line retail and carts intended to extend our brands' presence within and beyond mall locations. We have also developed a store configured for co-branding among our brands, such as a bakery cafe offering cookies, pretzels and yogurt products.

  •
  Cookies, Brownies, Muffins and Other Bakery Products.    Mrs. Fields and Great American Cookie Company stores have a presence in most of the "A" and "B" grade malls in the United States. All stores are uniformly designed in accordance with the Mrs. Fields brand, Great American Cookie Company or Original Cookie Company prototype, making extensive use of glass, painted wood, brass, mirrors, lighting and point-of-sale displays intended to create an upscale, open and inviting look. Stores also attractively and efficiently display their fresh-baked products using custom-made showcases. Individual store sizes typically range from 500 to 800 square feet.

  •
  Frozen Yogurt, Ice Cream and Frozen Novelties.    Generally, traditional TCBY domestic franchised stores are located in shopping centers, freestanding locations and shopping malls. TCBY non-traditional locations include TCBY stores operated in conjunction with other concepts, such as Subway, Exxon and other convenience stores and petroleum outlets. TCBY non-traditional locations also include "captive" outlets such as airports, toll road travel plazas, hospitals, office buildings and sports arenas. A traditional TCBY store usually occupies 800 to 1,600 square feet and accommodates both carryout and in-store business. Our traditional TCBY stores are designed as a "destination experience" and generally include some customer seating as well as a display case for yogurt and ice cream cakes and pies. We believe that customers come to our TCBY stores to enjoy our frozen yogurt and ice cream offerings in a fun, family-oriented environment. We believe that our traditional TCBY stores will continue to attract customers. TCBY non-traditional domestic franchised stores are generally much smaller and offer a limited menu as compared to a traditional TCBY store and serve TCBY products through kiosks, soft serve vending carts and counter top display units located within other premises or captive locations.

  •
  Pretzels.    Pretzel Time outlets have an average size of 500 to 800 square feet in store locations and 200 square feet in kiosk locations. Pretzel Time stores are designed to enable customers to enjoy watching the pretzels being rolled, twisted and baked, which underscores freshness and contributes to the product's appeal. The preferable size of a Pretzelmaker store is between 500 and 700 square feet. Hot Sam outlets are generally located in regional malls and have an average size of under 300 square feet, requiring less space than our other pretzel concepts because the proprietary pretzels are not hand-rolled on site. Stores and kiosks are likely to be located in high traffic areas allowing the efficient store layout and display to attract customers to watch the pretzels being rolled and baked in minutes.

  Franchise Agreements

        Cookies, Brownies, Muffins and Other Bakery Products.    Each Mrs. Fields brand franchisee pays an initial franchise fee of $30,000 per Mrs. Fields brand store location and is responsible for funding the build-out of the new store and purchasing initial dough inventory and supplies, at an average cost ranging from $163,000 to $248,000 for the development of a new store, and $10,000 to $700,000 for the purchase of an existing store, including the initial franchise fee but excluding real estate or lease costs. However, the cost of opening a new store or purchasing an existing store can vary widely based on individual operating and location costs. We also offer services to franchisees related to store development, including assistance with construction and equipment purchases, in exchange for a fee, but franchisees are not required to use these services. After a store is set up, a franchisee pays weekly royalty fees of six percent of the franchised store's gross sales for the prior week, and a weekly advertising fee from one to three percent (currently 1 percent) of gross sales. Mrs. Fields franchisees are required to purchase proprietary dough from our authorized distributors or suppliers, which may pay us a rebate based on total franchisee purchases. Franchises are typically granted for a period of seven years. Franchisees in good standing have an option to renew for an additional seven years at terms set forth in the then-current form of franchise agreement.

        Each new Great American Cookie Company franchisee pays an initial franchise fee of $30,000 per store and is responsible for funding the build-out of the new store and purchasing initial batter inventory and supplies, at an average cost ranging from $120,000 to $305,000 for the development of a new store, and $65,000 to $620,000 for the purchase of an existing store, including the initial franchise fee, but excluding real estate or lease costs. However, the cost of opening a new store or purchasing an existing store can vary widely based on individual operating and location costs. We also offer services to franchisees related to store development, including assistance with construction and equipment purchases, in exchange for a fee, but franchisees are not required to use these services. After a store is set up, a Great American Cookie Company franchisee pays monthly royalty fees to us of six percent of the franchised store's gross sales for the prior month, and a monthly advertising fee of one percent of such gross sales. Great American Cookie Company franchisees are required to purchase batter from our batter facility, which makes a profit on batter sales. The term of the franchise typically runs concurrently with the term of the Great American Cookie Company Store lease, and may be subject to an option to renew in some circumstances.

        Frozen Yogurt, Ice Cream and Frozen Novelties.    Each new TCBY franchisee pays an initial franchise fee of $25,000 per traditional store and from $2,500 to $10,000 per non-traditional location, and is responsible for funding the build-out of the new store and purchasing initial yogurt inventory and supplies. The estimated required initial investment for a franchised store, excluding real property costs, but including the initial franchise fee ranges from $143,000 to $350,000 for a traditional store, and $66,000 to $150,000 for a non-traditional location. These costs vary widely depending upon the size and location of the store. TCBY franchisees purchase TCBY products only from authorized distributors. TCBY makes a profit on purchases of yogurt products by franchisees.

        Franchises for traditional TCBY stores are usually granted for a period of ten years and we offer franchisees in good standing an option to renew for an additional ten years at then current terms (for non-traditional stores, the initial term is usually five years with a renewal term of five years). A franchisee pays an ongoing royalty fee of four percent of its net revenues. In addition, a franchisee must contribute an amount not in excess of three percent of its net revenues to a separate national advertising fund, which is used to promote TCBY products. Currently, franchisees pay the royalty and advertising fund fees by way of a surcharge on TCBY products collected by our authorized distributor, which then remits the surcharge to TCBY. However, TCBY anticipates that beginning sometime during the third or fourth quarter of 2004 it will transition to a different method of royalty and advertising fund fee collection for its traditional store franchisees. Under the new system, franchisees of TCBY traditional stores will report their net revenues weekly to TCBY, and pay the four percent royalty and three percent advertising fund fee payment based on reported sales. For the time being, non-traditional store franchisees will continue to pay royalties and advertising fund fees through the product surcharge.

        Generally, we adopt a master franchise agreement form of relationship for international distribution of TCBY products. A master franchisee is granted the right to develop a minimum number of TCBY locations in the defined territory within a certain time period. We determine, on a country-by-country basis, whether TCBY will export frozen products from the United States to that country or license the production of frozen products locally (possibly to the master franchisee). In addition, we may grant to the master franchisee the distribution rights of TCBY branded products in the defined country. The master franchisee generally will receive sub-franchising rights within the country that is the subject of the master franchise agreement. International locations are generally smaller than domestic locations and produce less sales and royalties per location. Revenues from any single country (other than the United States) are not expected to be material in 2004. In the aggregate, revenues from international locations for fiscal 2003 were $1.4 million, which was comparable to fiscal 2002 and represented 1.7 percent of combined revenues.

        Pretzels.    Each new Pretzel Time or Pretzelmaker franchisee pays an initial licensing fee of $25,000 per new Pretzel Time store location and is responsible for funding the development of the new store, at a total cost of approximately $110,000 to $240,000 for the development of a new store, and $37,000 to $240,000 for the purchase of an existing store, including the initial franchise fee but excluding real estate or lease costs. However, the initial investment can vary based on individual operating and location costs. We also offer services to franchisees related to store development, including assistance with construction and equipment purchases, in exchange for a fee, but franchisees are not required to use these services. After a store is set up, a Pretzel Time franchisee pays weekly royalty fees to Pretzel Time of seven percent of the franchised store's gross sales for the prior week, and a marketing fee of one percent of such gross sales. Franchisees are required to purchase proprietary dough or dough mix from our authorized suppliers and distributors, which may pay us a rebate based on total franchisee purchases. Pretzelmaker franchisees pay weekly royalty fees to Pretzelmaker of six percent of the franchised store's gross sales for the prior week, and a marketing fee of one and one-half percent of such gross sales. Franchises are typically granted for an initial term of seven years, and franchisees in good standing have an option to renew for an additional seven years upon terms set forth in the then-current form of franchise agreement.

        Franchisee Training.    We believe training the franchisees is a critical component in creating an effective retail environment, and accordingly, each of our brand concepts require new franchisees to complete our training program conducted by our training specialists at our new training facility in Salt Lake City. The initial training programs last from 6-12 days depending on the concept. We also make ongoing training programs available to franchisees to improve their quality and effectiveness, and may require certain franchisees to attend refresher training at our training facilities as part of operational compliance programs. The training programs provide instruction to franchisees in equipment usage, food preparation, customer service, employee scheduling, methods of controlling operating costs, the management role, the job function of hourly employees and other aspects of retail store operations. Ongoing training courses in new products, standards, and procedures are available at our training facilities throughout the year to all franchisee personnel. While initial training is provided free of charge to new franchisees, we have the right to charge a reasonable fee for refresher or additional training. Franchisees pay their own costs, such as living expenses and travel costs, to attend training.

        Franchise Concept Licensing.    We have developed a concept licensing program for non-mall retail outlets that enables us to enter difficult-to-reach markets and facilitate brand exposure through "presence" and "prestige" marketing. Our licensees duplicate our franchisee store concept and purchase our products from the various distributors. Our licensees are generally food service corporations or contract management companies that manage and operate food service in "captive" locations. Our licensees include Host Marriott Services, which has an exclusive license to sell TCBY products in airports and travel plazas under a joint venture agreement with TCBY, Marriott Management Services Corp. and Sodexho U.S.A., Inc. or their successors, which have non-exclusive licenses to sell certain Mrs. Fields products in licensed stores that they develop and operate in specified locations where they provide food services, such as commercial buildings or complexes, under a month-to-month extension of trademark license agreements with a predecessor of MFOC; and ARA Services, Inc., or its successor, which sells certain of our products in universities, office complexes, stadiums and convention centers. These licensed locations are included in our franchising business segment rather than in our licensing business segment.

        Original Cookie Company License.    We also have licensed our Original Cookie Company brand to our direct parent, MFOC, which operates approximately 12 Original Cookie Company retail store locations. We no longer franchise our Original Cookie Company brand and we do not believe that MFOC will seek to open additional Original Cookie Company locations. Moreover, we believe that MFOC will seek to convert such locations into Mrs. Fields brand locations in connection with its plan to sell such stores to franchisees. These licensed locations are included in our franchising business segment rather than in our licensing business segment.

        Hot Sam License.    We also have licensed our Hot Sam brand to our direct parent, MFOC, which operates approximately 16 Hot Sam retail store locations. We no longer franchise our Hot Sam brand and we do not believe that MFOC will seek to open additional Hot Sam locations. Moreover, we believe that MFOC will seek to convert such locations into Pretzel Time or Pretzelmaker brand locations in connection with its plan to sell such stores to franchisees. These licensed locations are included in our franchising business segment rather than in our licensing business segment.

  Licensing

        In the past few years, we have pursued a "branding" strategy, using the registered trademarks underlying our Mrs. Fields or TCBY brands to build traffic, expand sales, improve market share and to increase profits through cultivating different ways of distributing our products. We have developed a retail licensing program targeted at non-store environments, which makes certain of our branded products, including frozen and refrigerated dough, dry-mix and related food items as well as non-food products, available to consumers. For example, we have granted third parties the exclusive North American rights to manufacture and sell, under our registered trademarks, Mrs. Fields branded ready-to-eat cookies, boxed chocolates, gourmet glazed popcorn and hot cocoa. In addition, TCBY wholesales certain frozen yogurt novelty items directly to the supermarket, drug and mass merchandise markets.

  Gifts

        We market a variety of freshly baked cookies, brownies, candies and other gift items under our Mrs. Fields brand name on the Internet and through gift catalogs. We began our gifts business in 1988 with two product offerings. In 2001, we moved our gifts operations into a new production facility, which tripled capacity. In fiscal 2003, we mailed approximately 4.3 million catalogs, generated revenues of $17.4 million and carried 200 different inventory items ranging from customized cookie tins with company logos to birthday towers filled with cookies, brownies and jellybeans. Our gifts business segment is run through Mrs. Fields Gifts, Inc., our separate, wholly owned subsidiary for gifts operations. The gifts segment has five direct sales channels: Internet, telephone, online affiliate programs, strategic partnerships/corporate accounts and supply licensing.

        Internet.    We launched our Mrs. Fields Web site in 1997, and today approximately 35 percent of all sales in the gifts segment originate from the Web site. In November 2002, we launched an improved Web site that allows each customer to establish an account and track each order. Our principal URL is at www.mrsfields.com, which on average receives over 9,000 visitors daily. The content of our Web site is not part of this prospectus.

        Telephone.    Customers also may place orders using a toll-free telephone number "1-800-COOKIES." The number of telephone orders has increased since 1998; however, sales from telephone orders as a percentage of total sales in the gifts segment, have decreased as customers have migrated to the Internet.

        Online Affiliate Programs.    In July 2001, we launched an online affiliate program with one of the largest pay-for-performance affiliate marketing networks on the Internet. We now have over 11,000 affiliates who have a text link or banner on their Web site to www.mrsfields.com. We compensate online affiliates on a commission basis for each sale that originates from its Web site.

        Strategic Partnerships/Corporate Accounts.    We have a number of partnerships with large online and catalog retailers that advertise Mrs. Fields brand products to their customers for gifting purposes. Gifts are sold to partners at wholesale prices. The partners are responsible for shipping to the ultimate customer, advertising and customer service costs involved with the Mrs. Fields gift program. We also have corporate gift relationships with a number of large companies who use Mrs. Fields brand products to motivate employees and reward customers.

        Supply Licensing.    We currently have arrangements with United Airlines under which we sell cookies to the airline to promote our Mrs. Fields brand and products to their first-class customers. For purposes of this prospectus, including our financial reporting segments, these licenses are deemed to be part of our gifts business segment rather than part of our licensing business segment.

        Management believes that there is significant potential in the gifts business and is developing this division by targeting both corporate customers and individuals with a history of purchases at Mrs. Fields brand stores. We also offer product coupons and store location information at our Great American Cookie Company Web site, www.greatamericancookies.com; our Pretzel Time Web site, www.pretzeltime.com; our Pretzelmaker Web site, www.pretzelmaker.com; and our TCBY Web site, www.TCBY.com.

  Manufacturing

        We operate a batter facility in Atlanta, Georgia, which produces our proprietary cookie batter for our Great American Cookie Company brand retail stores. Evidenced by the fact that the plant currently runs one shift of four, 10-hour days to produce about 10 million pounds of batter per year, but has the capability to run multiple shifts for the equivalent of ten, 10-hour days to produce up to 25 million pounds of product annually, this facility is operating well below capacity and we believe that significant production economies may be achieved by entering into co-packing and other arrangements with third parties to make use of this excess capacity. Management is in the process of identifying interested third parties to take advantage of this excess capacity.

Employees

        As of May 29, 2004, we had approximately 384 employees, including approximately 40 temporary employees whose positions are largely on-call or part-time and will be eliminated during the second quarter of fiscal 2004. We typically employ seasonal labor in connection with our gifts operations in the fourth quarter in response to increased demand around the holidays, which can more than double our workforce during that period. None of our employees are covered by collective bargaining agreements, and very few employees, other than some employees engaged in our gifts and manufacturing operations, are paid minimum wage.

        As more fully described under "The Transactions," "Management" and "Certain Relationships and Related Transactions," in connection with the Transactions, we entered into a management agreement with MFOC pursuant to which we provide certain management functions to MFOC in return for a fee. As of April 3, 2004, of our 344 employees, 68 employees provided these functions, a number that will decrease as MFOC reduces its store operations. It is intended that this management agreement will continue in effect until the expiration of all store leases for MFOC's company-owned stores, some of which will expire after the maturity date of the notes offered hereby.

Properties

        We currently lease approximately 43,000 square feet of office space in Salt Lake City, Utah, which is used as our corporate headquarters. MFOC uses undivided portions of the space as corporate headquarters pursuant to a sublease between MFOC and the Company. We also currently lease approximately 65,000 square feet of space in multiple other locations in Salt Lake City, Utah for product development, training and gifts operations. We currently own the Great American Cookie Company batter production facility, located in a building of approximately 32,000 square feet in Atlanta, Georgia. The Atlanta facility also is used to house regional operational personnel. In addition, we lease approximately 5,200 square feet of warehouse space in Atlanta, Georgia, which we use for raw material and supply dry storage. We own substantially all of the equipment used in these facilities.

Competition

        We compete for customers with other cookie, pretzel, yogurt and ice cream retailers, as well as other confectionery, sweet snack and specialty food retailers, including cinnamon rolls, baked goods and candy shops. The specialty retail food and snack industry is highly competitive with respect to price, service, location and food quality, and there are many well-established competitors with greater resources than ours. We compete with these retailers on the basis of price, quality, location and service. We face competition from a wide variety of sources, including such companies as Cinnabon, Inc., Auntie Anne's Soft Pretzels, Ben & Jerry's Homemade, Haagen-Dazs and Baskin-Robbins 31 Flavors.

        In our mall based and captive locations, we tend to compete with a wide variety of food retailers, including both quick service restaurants and, to a lesser extent, sit down dining establishments and centrally located "food courts." In our strip mall and standalone retail stores, our competition tends to be with other food retailers within a geographical radius of our franchisees' stores, which vary based on store location.

Seasonality

        Our sales and income from franchisees' store operations is highly seasonal, but our different brands experience countervailing seasonal opportunities and challenges. Our cookie and pretzel stores, primarily located in malls, tend to mirror customer traffic flow trends in malls, which increases significantly during the fourth quarter, primarily between Thanksgiving and the end of the calendar year. Holiday gift purchases also are a significant factor in increased sales in the fourth quarter. However, TCBY stores and products enjoy their strongest sales periods during the warmer months from late Spring through early Fall. By developing new promotions and products designed to lengthen day parts and/or increase sales in traditionally slow calendar periods we hope to continue to decrease the impact of seasonality on our and our franchisees' cash flow.

Information Systems

        We have designed and maintain proprietary Web sites through which our franchisees report weekly or monthly retail sales data used to calculate royalties payable to us and to monitor system-wide sales information. All data entered by franchisees is interfaced to our corporate database file. On a weekly or monthly basis, our accounts receivable personnel execute custom software programs that compile royalties and create bank drafts to collect royalties directly from franchisees' authorized bank accounts for each of our concepts other than TCBY. We expect the automated TCBY franchisee royalty collection system for traditional locations to come online during the fourth quarter of 2004 or the first quarter of 2005.

        Our gifts business segment operates with our "gifts system" proprietary software for order entry, inventory, manufacturing and order shipping. Orders placed on our primary Web site, www.mrsfields.com, are interfaced dynamically to the corporate computer system. Telephone orders are entered by sales representatives directly into this "gifts system."

        We also have developed proprietary systems for communication and analytical purposes, including dedicated Web sites for franchisee recruiting and communications, payroll and sales flash reporting tools as well as a custom trademark tracking system for management of our trademarks.

        In addition to enhancements to our current systems, we also are in the process of developing an international order processing system for management of our international franchisee operations.

        We use other widely available third party systems for general ledger, financial reporting, payroll, purchasing, accounts payable, cash management, asset management, human resources and other management functions. We also have contracted with a third party for disaster recovery services.

Intellectual Property

        We are the holder of numerous trademarks that have been federally registered in the United States and in other countries located throughout the world. We are a party to disputes with respect to trademarks in some foreign jurisdictions, none of which, in the opinion of management, is material to our business, financial condition or results of operations.

        As of May 29, 2004, we held approximately 115 federal trademark registrations in the United States and approximately 502 trademark registrations in approximately 112 countries and other jurisdictions outside the United States. The trademarks consist of various brand and product names and logos. We have also registered numerous domain names which correspond to our brand and product names. Trademarks are registered under United States laws for initial periods of 7 to 10 years and in other countries for initial periods of 7 to 20 years, and at any time, we may have trademarks whose registration will soon expire and must be renewed. Under some of our license agreements, our licensees receive the rights to use our recipes, proprietary products and/or our registered trademarks. We view our trademarks and the ability to license them to third parties, as some of our most valuable assets.

        We have pending, or are in the process of filing, applications for trademark registrations in a number of foreign countries. In some of these countries it may not be possible to register the name TCBY where the laws do not permit the registration of acronyms. Similarly, registering offices in some jurisdictions may refuse to register the mark THE COUNTRY'S BEST YOGURT by taking the position that it is merely descriptive of the product. In a few foreign countries, unrelated third parties have filed applications for registration of TCBY and similar trademarks. Upon discovery of such filings, we routinely contest such applications to preserve our ability to register our trademarks in those countries or to protect our existing registrations.

        As described under "Information Systems," we have developed a custom trademark tracking system for management of our trademarks.

Legal Proceedings, Government Regulation

        The stores and our products are subject to regulation by numerous governmental authorities, including without limitation, federal, state and local laws and regulations governing health, sanitation, environmental protection, safety and hiring and employment practices.

        In the ordinary course of business, we are involved in routine litigation, including franchise disputes and trademark disputes. We are not a party to any legal proceedings (including the matter described below) which, in the opinion of management, after consultation with legal counsel, is material to our business, financial condition or operations.

        Our indirect subsidiary, TCBY of Ireland, Inc., is the defendant in a case captioned Advanced Food Concepts, Ltd. et al. v. William P. Creasman, et al., Case No. 401-CV-00-117JMM, currently pending in the U.S. District Court for the Eastern District of Arkansas. This complaint was filed in 2001 by two former franchisees against TCBY of Ireland and other corporate and individual defendants, but all defendants have been dismissed with the exception of TCBY of Ireland, Inc., the franchisor party under a Transnational Master License Agreement entered into with certain of the plaintiffs and others. While the plaintiffs seek damages in excess of $70 million in connection with TCBY of Ireland's performance under and termination of the License Agreement, many of the causes of action have been dismissed by the court pursuant to motions for summary judgment, and TCBY of Ireland disputes each of plaintiffs' remaining claims. While we do not have insurance coverage for this lawsuit because the claims arose prior to our acquisition of TCBY, TCBY has reserved anticipated defense costs. Notwithstanding the excessive claim for damages, the lack of insurance coverage, and the risk that TCBY of Ireland's parent entities might ultimately bear or share in the cost of any significant judgment obtained against it, after consultation with legal counsel, management believes it is unlikely that plaintiffs will obtain any judgment against TCBY of Ireland that would be material to our business, financial condition or operations. The court recently granted TCBY's motion to extend the trial date, which will allow the parties to complete additional discovery. The trial is currently scheduled to commence in August, 2004.

THE TRANSACTIONS

        In connection with the completion of the offering of the original notes, we reorganized our business. This section summarizes the Transactions that were consummated on or about the date of the offering of the original notes.

The TCBY Transfer

        TCBY Enterprises, LLC (formerly TCBY Enterprises, Inc), a wholly owned subsidiary of Parent, formerly was the direct parent of TCBY. Concurrently with the completion of the offering of the original notes, TCBY Enterprises, LLC contributed all of the intellectual property related to the TCBY brand to TCBY and then transferred its entire interest in TCBY to MFOC, which in turn contributed this interest to us. In connection with this transfer, TCBY Enterprises, LLC agreed to cooperate with TCBY in registering this transfer with trademark registration authorities when requested to do so by TCBY.

Our Formation

        We have been organized as a new single member domestic limited liability company that is a disregarded entity for U.S. federal income tax purposes. In connection with the completion of the offering of the original notes, we organized a new single member domestic limited liability company that is a disregarded entity for U.S. federal income tax purposes for each of our major brands, other than TCBY (which continues to hold the TCBY brand), and MFOC contributed the intellectual property and licensing and franchising assets and specified liabilities of each of the Mrs. Fields, Great American Cookie Company, Original Cookie Company, Pretzel Time, Pretzelmaker and Hot Sam brands to us or our newly-formed brand specific subsidiaries. In connection with this contribution, the Company and these subsidiaries entered into franchise agreements with MFOC and certain of its subsidiaries under which they are permitted to act as our franchisees to sell and distribute our products in their owned stores upon payment of franchise royalties and other amounts required under the franchise agreements. These franchise agreements are similar to our standard form of franchise agreement, except that we did not charge an up front franchising fee for stores opened as of the date of the franchise agreements in recognition of the fact that the stores owned and operated by MFOC and such subsidiaries were operated prior to giving effect to the Transactions. These franchise agreements are terminable by us in the event of non-payment of the franchise royalties for a period of 10 days, followed by a 10-day opportunity to cure, or other material violation of the franchise agreements. As a result of these agreements, MFOC is our largest franchisee, based on number of locations, of all of our brands. MFOC also made a capital contribution to us of all of its interests in TCBY, Mrs. Fields Cookies Australia and Mrs. Fields Gifts, Inc. (which operates our gifts business) as well as the Great American batter facility. As a result of these transactions, we now have the organizational structure set forth under "Summary—Organizational Structure." While MFOC will continue to operate the company owned stores in the near term, it also will continue its ongoing strategic review of store performance, with identified stores being sold to new or existing franchisees or closed. Accordingly, MFOC anticipates a reduction in its total number of owned retail stores over time with a corresponding reduction in its involvement in related store operations.

The New Investment

        Concurrently with the completion of the offering of the original notes, our parent companies issued a combination of debt and equity for aggregate gross proceeds of $22.5 million in cash, of which $5.0 million was retained by MFOC to fund operations and $17.5 million was contributed as common equity to us. This contribution from our parent companies, together with the net proceeds from the offering of the original notes, were the sources of the cash used to retire all of our indebtedness then outstanding.

The Refinancing

        The original notes were issued pursuant to exemptions from registration under the Securities Act. The 11 1/2% notes were issued for cash in a private offering with Jefferies & Company, Inc. acting as the initial purchaser. The 9% notes were issued in exchange for a portion of the previously outstanding 10 1/8% senior notes of our parent, MFOC. The proceeds of the issuance of the original notes, together with the proceeds of the New Investment described above, were used to repay substantially all of Parent's indebtedness.

Management Agreement

        Concurrently with the completion of the offering of the original notes, we entered into a management agreement with MFOC, pursuant to which we provide business and organizational strategy, financial and investment management, and other executive level management services to

MFOC and its subsidiaries (other than us) upon the terms and subject to the conditions set forth in the management agreement.

        As compensation for these services, for each fiscal month (or portion thereof) during the term of the management agreement MFOC reimburses us in arrears the sum of the actual allocated costs of the fixed general and administrative functions plus the variable general and administrative functions dedicated to the provision of these services as determined in good faith by the senior executive of each department based upon the percentage of time of such department's staff that is attributable to the rendering of services to MFOC as reviewed and approved by our Chief Financial Officer and one of our other senior executive officers. We estimate that MFOC's fixed and variable general and administrative expenses will be approximately $5.2 million for fiscal year 2004, including the period preceding the management agreement becoming operative. These reimbursement amounts are intended to reflect the actual costs of providing these services and are not intended to generate revenues for us. In addition, MFOC made an initial payment to us of $435,000 (which will be credited against amounts due in respect of the last fiscal month in which services are rendered prior to the termination or expiration of the management agreement, with the balance remitted to MFOC) and reimburses us for certain expenses. We expect that the reimbursement amounts will decrease over time as MFOC reduces its store operations. The management agreement also provides that any amounts received by a party to the management agreement that, pursuant to its terms, is the property of the other party, promptly shall be remitted to such other party.

        MFOC has agreed to indemnify us against losses, claims, damages, liabilities, costs and expenses relating to our performance of our duties under the management agreement, other than such of the foregoing resulting from our malfeasance, bad faith or gross negligence.

        Unless terminated sooner in accordance with its terms, it is intended that this management agreement will continue in effect until at least December 31, 2008 with an automatic five year renewal (expiring on December 31, 2013), which would keep the management agreement in effect through the expiration of all store leases for MFOC's company owned stores, some of which will expire after the maturity date of the notes offered hereby.

Tax Allocation Agreement

        Our federal income tax liability (including our subsidiaries) is included in the consolidated federal income tax liability of Parent and its other subsidiaries. As more fully described in "Certain Relationships and Related Transactions," in connection with the completion of the offering of the original notes, we entered into a tax allocation agreement with Parent under which we agreed to make payments to Parent, subject to certain adjustments, based on our hypothetical stand alone consolidated federal income tax liability, generally determined as if (i) we and our subsidiaries constituted our own consolidated federal income tax group and (ii) imposing the highest marginal federal income tax rate applicable to corporations. Such hypothetical tax is calculated (a) without the benefit of any losses or credits, or carryover of losses or credits, of any corporation or other entity that is not a member of our hypothetical consolidated federal income tax group and (b) as if no member of our hypothetical consolidated federal income tax group had any carryover of losses or credits as of or prior to the date the tax allocation agreement became effective. If, for any taxable period during the term of the tax allocation agreement, our hypothetical consolidated federal income tax group has a current realized operating loss, we will not owe any payments under the tax allocation agreement for that taxable year, and, in general, we will be allowed to carry over (but not carry back) the loss to subsequent taxable years in order to offset our income determined as such a hypothetical consolidated federal income group. If our hypothetical consolidated federal income tax group is unable to utilize such loss, Parent is entitled to utilize the loss without paying us for it. If we cease to be included in Parent's federal consolidated federal income tax group, we will not be entitled to receive the benefit of any carryforward of any loss to offset our income for any taxable years thereafter. Therefore, we generally will receive the benefit of a loss only if we are able to offset the loss against our own income determined as such a hypothetical consolidated federal income tax group.

        We are not permitted to make payments under the tax allocation agreement in respect of our hypothetical consolidated federal taxable income, to the extent that such payments exceed the consolidated federal income taxes (including estimated taxes) payable in respect of Parent's consolidated federal income tax group, until and only while our ratio of "Net Indebtedness" to "Consolidated EBITDA" (each as defined in "Description of Notes") is less than 3.75:1.0 and we are otherwise in compliance with the terms of the indenture governing the notes. Instead, we will accrue these amounts otherwise payable to Parent as a liability to Parent, and we will be allowed to pay such amounts when our ratio of Net Indebtedness to Consolidated EBITDA is less than 3.75:1.0 and we are otherwise in compliance with the terms of the indenture governing the notes. For a more detailed discussion of this ratio, see "Description of the Notes."

        Parent continues to have all the rights of a parent of a consolidated group for federal income tax purposes. Parent has sole responsibility for, and sole discretion with respect to, the following: (i) preparing income tax returns, including, without limitation, amended returns or claims for refunds; (ii) representing us with respect to any tax audit or tax contest, including without limitation, settling or compromising any tax controversy; (iii) performing other acts and duties with respect to our tax returns as Parent determines to be appropriate; and (iv) interpreting and applying the tax allocation agreement and determining any disputes that arise under it.

        The general principles of the tax allocation agreement may, in the discretion of Parent, also apply in the same general way with respect to unitary, combined, consolidated or similar state, local and foreign taxes. We (and our subsidiaries) are responsible for our separate state, local and foreign taxes.

Other Agreements

        Concurrently with the completion of the offering of the original notes, we entered into a contribution agreement (and certain related ancillary agreements related to specific assets or groups of assets) with MFOC and certain of its subsidiaries, pursuant to which all of the assets related to their franchising, licensing, gifts, manufacturing and retail food sales business segments were transferred to us.

        Concurrently with the completion of the offering of the original notes, the Company entered into an assignment agreement whereby the lease for the corporate headquarters was assigned from MFOC to the Company. MFOC then entered into a sublease with the Company and is obligated pay to the Company over the term of the sublease agreed rental payments that have been established based on estimated usage of the headquarters by their personnel. Management estimates that MFOC's rental payment will aggregate $340,000 in fiscal year 2004 and $344,000 in fiscal year 2005. MFOC's share is expected to decrease over time with corresponding reduced operations. It is intended that the sublease will continue in effect until the expiration of all store leases for MFOC's company owned stores, following which the MFOC sublease will be terminated and the Company would thereafter be responsible for all rental payments.

        Under the collection agency agreement, we agreed to act as MFOC's collection agent for subtenant rental payments made by our franchisees who operate stores previously owned by MFOC on which MFOC remains as the tenant. We do not charge MFOC separately for this service, but certain costs associated with our performance of this agreement may be allocated to MFOC pursuant to our management agreement with MFOC.

        Under the insurance allocation agreement, we agreed to make certain payments to Parent in respect of our share of certain insurance costs, allocated based on our estimation of the appropriate risk of loss of each of Parent's subsidiaries. The insurance allocation agreement also provides for the allocation of workers' compensation costs based on the respective employee payroll and employment category risk factor of each of Parent's subsidiaries that generates payroll.

        Under the benefits agreement, we agreed to make certain payments to MFOC in respect of our share of certain employee benefits costs based on the number of our employees. Costs associated with our employees providing services to MFOC under the management agreement are allocated consistent with shared expenses under the management agreement.

        Under the expense reimbursement agreement, we agreed to pay all of our expenses and the expenses of our parent entities in connection with the completion of the offering of the original notes, the Transactions and all related matters.

MANAGEMENT

        In connection with the Transactions, we entered into a management agreement with MFOC, pursuant to which we provide business and organizational strategy, financial and investment management, and other executive level management services to MFOC and its subsidiaries (other than us) upon the terms and subject to the conditions set forth in the management agreement. As compensation for these services, MFOC made an initial payment to us of $435,000 and reimbursed us in arrears the sum of the actual allocated costs of the fixed general and administrative functions plus the variable general and administrative functions dedicated to the provision of these services as determined in good faith by us and MFOC. We estimate that MFOC's fixed and variable general and administrative expenses will be approximately $5.2 million for fiscal year 2004, including the period preceding the management agreement becoming operative. These reimbursement amounts are intended to reflect the actual costs of providing these services and are not intended to generate revenues for us. In addition, MFOC will reimburse us for certain expenses. We expect that the reimbursement amounts will decrease over time as MFOC reduces its store operations. The management agreement also provides that any amounts received by a party to the management agreement that, pursuant to its terms, is the property of the other party, promptly shall be remitted to such other party. It is intended that this management agreement will continue in effect until the expiration of all store leases for MFOC's company owned stores, some of which will expire after the maturity date of the notes offered hereby.

        The Company is a single member limited liability company organized under the laws of the State of Delaware. Our sole member is MFOC. Pursuant to the terms of our limited liability company agreement, we are managed by a Board of Managers.

Board of Managers and Officers

        The following table sets forth certain information regarding the senior officers and managers of the Company as of the date of this prospectus.

Name	Age	Position
Stephen Russo	55	Manager, President and Chief Executive Officer
Sandra M. Buffa	51	Executive Vice President, Chief Financial Officer and Treasurer
Dara Dejbakhsh	46	Executive Vice President of Operations and Development
Jennifer Jobin	31	Vice President and General Manager of Gifts
John Lauck	48	Executive Vice President of Marketing
Michael R. Ward	46	Executive Vice President, General Counsel and Secretary
Dudley C. Mecum	69	Chairman of the Board of Managers and Manager
Alexander Coleman	37	Manager
Richard M. Ferry	66	Manager
George N. Fugelsang	64	Manager
Walker Lewis	59	Manager
Peter W. Mullin	63	Manager
Christopher Wright	47	Manager
Gilbert C. Osnos	74	Manager Emeritus

        Mr. Russo is President, Chief Executive Officer and Manager of the Company and has been President, Chief Executive Officer and a Director of Parent and of MFOC since May 2003. Prior to that, Mr. Russo was Retail Brands Operations Officer for Allied Domecq QSR, where he was responsible for 10,700 units and total system wide sales of $4.2 billion for brands such as Dunkin Donuts, Baskin Robbins and Togo's. He also has experience serving as President of Mister Donut and a multi unit supervisor of a McDonald's licensee.

        Ms. Buffa is Executive Vice President, Chief Financial Officer and Treasurer of the Company and has been Executive Vice President, Chief Financial Officer and Treasurer of MFOC and of Parent since June 2004. From March 2004 to June 2004, Ms. Buffa was Senior Vice President, Chief Financial Officer and Treasurer of the Company. She was Senior Vice President and Chief Financial Officer of MFOC from April 2001 to June 2004 and of Parent from its inception in September 2001 to June 2004. She has been Treasurer of Parent and of MFOC since December 19, 2003. She has significant retail experience and has served as Chief Financial Officer for several growing entities involved with mergers and acquisitions, financings and divestitures. Immediately before joining Parent, Ms. Buffa spent a year on sabbatical. Prior to that, Ms. Buffa was President of Crabtree & Evelyn, Ltd. from November 1998 to November 1999, and its Chief Financial Officer and a Director from March 1998 to November 1998. She was Senior Vice President, Chief Financial Officer, Treasurer and a Director of National Vision Associates, Ltd. from 1993 to 1998.

        Mr. Dejbakhsh is Executive Vice President of Operations & Development of the Company and has been Executive Vice President of Operations & Development of Parent since June 2004. He served as Vice President of Operations of the Company from March 2004 to June 2004, and as Vice President of Operations of MFOC from January 2004 to June 2004. Immediately before joining the Company, Mr. Dejbakhsh spent six months on sabbatical. From January 1996 to June 2003, Mr. Dejbakhsh was Area Vice President for Allied Domecq, QSR in Randolph, Massachusetts.

        Ms. Jobin is Vice President and General Manager of Gifts of the Company. From May 2000 to March 2004, Ms. Jobin served as Vice President and General Manager of Catalog Sales of MFOC. From May 1997 to April 2000, Ms. Jobin served as General Manager of Catalog Sales for MFOC. She was employed by MFOC in March 1996 and served as Corporate Sales Manager through March, 1997. Prior to joining MFOC, Ms. Jobin was employed by SOS Staffing Services as its Corporate Account On Site Coordinator from September 1995 to March 1996.

        Mr. Lauck is Executive Vice President of Marketing of the Company and has been Executive Vice President of Marketing of MFOC and of Parent since April 2004. From September 2001 to April 2004, Mr. Lauck served as President and Chief Marketing Officer for Arby's Franchise Association. Prior to joining Arby's, Mr. Lauck was on a one-year sabbatical. From February 2000 to July 2001 Mr. Lauck was Senior Vice President and Chief Marketing Officer for Groceryworks.com, a home grocery delivery start-up. Between November 1998 and January 2000 Mr. Lauck was the Senior Vice President and Chief Marketing Officer for Footaction and from November 1997 to November 1998 was the Vice President of Corporate Development for Blockbuster Video. Prior to Blockbuster, Mr. Lauck served in various marketing positions at Pizza Hut and General Mills.

        Mr. Ward is Executive Vice President, General Counsel and Secretary of the Company and has been Executive Vice President, General Counsel and Secretary of MFOC and of Parent since June 2004. From March 2004 to June 2004, Mr. Ward was Senior Vice President, General Counsel and Secretary of the Company. Mr. Ward was Senior Vice President, General Counsel and Secretary of MFOC from June 2000 to June 2004 and of Parent from its inception in September 2001 to June 2004. Mr. Ward was Vice President of Administration and the Legal Department of MFOC from September 1996 to May 2000, and Secretary of MFOC since April 1999. Between 1991 and 1996, Mr. Ward's responsibilities were overseeing the Legal Department and Human Resources Department for Mrs. Fields, Inc., a predecessor to MFOC. Mr. Ward is a director of Shadewell Grove Foods, Inc., which is a licensee of the Company. He is admitted to practice law in the State of Utah.

        Mr. Mecum is Chairman of the Board of Managers and a Manager of the Company. He also has been the Chairman of the Board of Directors and a Director of MFOC and Parent since February 2002. Mr. Mecum has been a member of Capricorn Holdings, LLC, the General Partner of Capricorn II, and of Capricorn Holdings III, LLC, the General Partner of Capricorn III, since 1997. Since its inception, Mr. Mecum also has served as a director and president of Americana Foods Corp., a subsidiary of Capricorn III that owns a limited partnership interest in Americana Foods Limited Partnership. Until September 1996, Mr. Mecum was a partner of G.L. Ohrstrom & Co., a merchant banking firm. From December 1985 to December 1987, Mr. Mecum was President of the Environmental and Engineering Services Unit and a director of Combustion Engineering, Inc. He served as the managing partner of the New York office of Peat Marwick Mitchell & Co. from 1979 to 1985 and as Vice Chairman of the Western Region of Peat Marwick Mitchell & Co. from 1973 to 1979. Mr. Mecum is a director of Citigroup, Lyondell and Suburban Propane Partners, L.P.

        Mr. Coleman is a Manager of the Company and has been a Director of MFOC and Parent since May 2004. Mr. Coleman has served as Managing Investment Partner and Managing Director of Dresdner Kleinwort Capital since 1996. Mr. Coleman serves as a director of Delco Remy, Gardenburger, Inc. and KMC Telecon.

        Mr. Ferry is a Manager of the Company and has been a Director of MFOC since September 1996 and of Parent since its inception in September 2001. Mr. Ferry is Founder Chairman of Korn/Ferry International, an international executive search firm, where he served as Chairman from May 1997 to July 2001 and Chairman and Chief Executive Officer from May 1991 to May 1997. Mr. Ferry serves on the Boards of Directors of Avery Dennison, Dole Food Company, Mellon Financial Group—West Coast and Pacific Life Insurance Company. Mr. Ferry is an investor in both Capricorn II and Capricorn III.

        Mr. Fugelsang is a Manager of the Company and has been a Director of MFOC and Parent since May 2004. From 1994 through 2001, Mr. Fugelsang was Chief Executive Officer North America for the Dresdner Bank Group, based in New York City. From 1985 until 1994, he was a Managing Director of Morgan Stanley, where he ran the firm's financial institutions practice for Europe. Previously, Mr. Fugelsang was a senior vice president and division executive for Citicorp. Mr. Fugelsang serves as trustee and chairman of the finance committee at Thunderbird, the Garvin School of International Management, and is also a director of The American Institute for Contemporary German Studies at Johns Hopkins University. He is also a member of the international advisory board of the Monterey Institute of International Studies.

        Mr. Lewis is a Manager of the Company and has been a Director of MFOC since September 1996 and of Parent since its inception in September 2001. Mr. Lewis has served as the Chairman of Devon Value Advisers since January 1997. Mr. Lewis serves as a director of Owens Corning and director and Chairman of the Board of Directors of London Fog Industries and Applied Predictive Technologies.

        Mr. Mullin is a Manager of the Company and has been a Director of MFOC since September 1996 and of Parent since its inception in September 2001. Mr. Mullin founded Mullin Consulting, Inc., an executive compensation, benefit planning and corporate insurance consulting firm, in 1969 and serves as its Chairman. Mr. Mullin is a Director of Avery Dennison Corporation and Mellon Financial Group—West Coast. Mr. Mullin is an investor in Capricorn II and Capricorn III.

        Mr. Osnos retired from the Board in May 2004 and holds the honorary title of Manager Emeritus of the Company and Director Emeritus of Parent and MFOC. From March 2004 to May 2004, Mr. Osnos was a Manager of the Company. He was a Director of MFOC from September 1996 to May 2004 and of Parent from its inception in September 2001 to May 2004. As a Manager Emeritus of the Company, Mr. Osnos may, but is not required, to attend meetings, and his presence or absence does not affect a determination of whether a quorum is present at any meeting. He does not vote as a member of the Board. Pursuant to a resolution of the Board of Directors of Parent, he retains rights to stock options granted to him under Parent's Director Stock Option Plan prior to May 2004, when he was awarded emeritus status, but does not receive additional options or other compensation for Board membership. Mr. Osnos has served as Chairman of RKG OSNOS Partners, LLC and its predecessors, which provides interim management and consulting services to companies since 1982. He has served as Interim President/CEO/COO in a large array of companies in manufacturing, distribution, retailing and services industries. He was a founder, Chairman and director of the Board of Turnaround Management Association.

        Mr. Wright is a Manager of the Company and has been a Director of MFOC and of Parent since February 2002. Until June 2003, he served as Chairman of various investment funds within Allianz Private Equity to which Mr. Wright was Senior Advisor. From 1996 to June 2002, he served as CEO of Dresdner Kleinwort Capital, LLC, the private equity business of Dresdner Bank Group and from June 2002 to June 2003 as Managing Director of Dresdner Kleinwort Wasserstein LLC. He is director and serves on the corporate governance committee of the Board of Directors of Roper Industries, Inc., and is a director, compensation committee member and Chairman of the audit committee of the Board of Directors of Genaissance Pharmaceuticals, Inc. Mr. Wright also has served on the Limited Partner Advisory Committee of Capricorn III.

Board Compensation

        The Board of Managers of the Company will meet regularly on a quarterly basis and more often as required. Board members, other than officers of the Company, will be compensated for services rendered annually in the form of a payment of $15,000 in cash and the grant of options to purchase common stock of Parent under the Parent's Director Stock Option Plan.

        The cash compensation and options granted to Mr. Mecum are paid and issued to Capricorn II and Capricorn III.

Board Committees

        Three functioning committees of the Board have been organized: an Executive Committee, a Compensation Committee and an Audit Committee. Following is a brief description of each of these committees.

        Executive Committee.    The Executive Committee is composed of Messrs. Mecum (Chairman) and Russo. The purpose of this committee is to act on behalf of the entire Board of Managers between Board meetings.

        Compensation Committee.    The Compensation Committee is composed of Messrs. Lewis (Chairman), Mullin and Ferry. The purpose of this committee is to ensure that the Company has a broad plan of executive compensation that is competitive and motivating to the degree that it will attract, hold and inspire performance of managerial and other key personnel of a quality and nature that will enhance the growth and profitability of the Company.

        Audit Committee.    The Audit Committee is composed of Messrs. Mecum (Chairman), Osnos and Wright. The purpose of the Audit Committee is to provide assistance to the Board of Managers in fulfilling their oversight responsibilities relating to the Company financial statements and financial reporting process and internal controls in consultation with the Company's independent and internal auditors. The committee also is responsible for ensuring that the independent auditors submit a formal written statement to the Company regarding relationships and services which may affect the auditors' objectivity and independence.

        Committee members, other than officers of the Company, will be compensated for services rendered as follows: committee chairs will receive an annual cash fee of $5,000, and non-chair members will receive a per-meeting attendance fee of $750 for each committee meeting they attend.

Indemnification and Compensation

        The Company's operating agreement authorizes the Company to indemnify its present and former managers and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of such individuals to repay such amounts if so required.

Executive Compensation

        The following table sets forth information with regard to compensation for services rendered in all capacities to Parent and its subsidiaries by the Chief Executive Officer, the four other most highly compensated executive officers of Parent and its subsidiaries other than the CEO who were serving as executive officers at the end of the last completed fiscal year and one additional individual who was among the four most highly compensated employees of Parent and its subsidiaries other than the CEO, but was not serving as an executive officer of the Company at the end of the last completed fiscal year (collectively, the "Named Executive Officers"). Larry A. Hodges resigned as President and CEO of Parent and its subsidiaries effective May 14, 2003 and was replaced by Stephen Russo thereafter and therefore both individuals are listed in the table set forth below. See "—Employment Agreements" for a description of our employment agreement with Mr. Russo. For a discussion of severance obligations to Mr. Hodges refer to "—Certain Severance Obligations with Past Management" below.

        The information set forth in the table reflects compensation earned by such individuals for services with MFOC or its subsidiaries during the covered periods without giving effect to the Transactions and accordingly includes amounts that would have been reimbursable by MFOC rather than by us had the management agreement been in effect during the covered periods.

Long-Term Compensation
Annual Compensation
					Restricted Stock Awards ($)	Securities Underlying Options/SARS (#)
Name and Principal Position	Year ($)	Salary ($)	Bonus(7) ($)	Other Annual Compensation ($)			All Other Compensation(8) ($)
Stephen Russo(1) President and Chief Executive Officer	2003	270,263	162,158	—	—	—	—
Sandra M. Buffa(2) Executive Vice President and Chief Financial Officer	2003 2002 2001	275,000 250,000 176,136	225,000 — 40,000	— — —	— — —	— — 78,000	— 16,533 19,467
Michael R. Ward Executive Vice President, General Counsel and Secretary	2003 2002 2001	260,192 225,000 230,320	199,500 — 40,000	— — —	— — —	— — 78,000	10,192 13,127 8,400
Scott Moffitt(3) Senior Vice President of Development	2003 2002 2001	235,000 200,000 198,750	59,000 — 40,000	— — —	— — —	— — 46,800	4,519 9,267 12,496
Garry Remington(4) Senior Vice President of Real Estate	2003 2002 2001	235,000 197,600 194,600	59,000 — 20,000	— — —	— — —	— — 46,800	4,519 7,334 8,400
Robert Rodriguez(5) Senior Vice President of Franchise Operations	2003 2002 2001	254,323 250,000 87,708	— — 25,000	— — —	— — —	— — 78,000	— 15,473 12,125
Larry A. Hodges(6) Former President and Chief Executive Officer	2003 2002 2001	161,250 430,000 430,000	— — 64,500	— — —	— — —	— — 374,492	1,275,460 11,000 10,500

(1)
Mr. Russo began his employment with Parent in May 2003.

(2)
Ms. Buffa began her employment with Parent in April 2001.

(3)
Mr. Moffitt ceased employment with the Company and its subsidiaries in June 2004.

(4)
Mr. Remington is an officer of MFOC and served as Vice President of Real Estate of the Company from March 2004 to June 2004.

(5)
Mr. Rodriguez began his employment with Parent in August 2001 and ceased employment with Parent and its subsidiaries on March 15, 2004.

(6)
Mr. Hodges left Parent in May 2003. Includes severance paid and accrued of $1,003,333 and the amount of $272,127 that will be payable to Mr. Hodges upon a change of control as more fully described in "—Certain Severance Obligations with Past Management" below.

(7)
Bonus amounts reported are amounts earned during the applicable year, although they may have been paid in subsequent periods.

(8)
Amounts represent (i) matching contributions to the Mrs. Fields' Original Cookies, Inc. 401(k) Retirement Savings Plan of $11,000 and $10,500 for Mr. Hodges for fiscal years 2002 and 2001, respectively; $9,013 and $1,667 for Ms. Buffa for fiscal years 2002 and 2001, respectively; $7,334 and $8,400 for Mr. Remington for fiscal years 2002 and 2001, respectively; $2,444 for Mr. Rodriguez for fiscal 2002; and $8,800 and $8,400 for Mr. Ward for fiscal years 2002 and 2001, respectively;

  (ii) reimbursement of relocation expenses of $17,800 for Ms. Buffa for fiscal 2001 and $13,029 and $12,125 for Mr. Rodriguez for fiscal years 2002 and 2001, respectively; (iii) taxable fringe benefit of $7,520 for Ms. Buffa for fiscal 2002; and (iv) cash compensation in lieu of paid time off of $4,519 for Mr. Remington for fiscal 2003, $10,192 for Mr. Ward for fiscal 2003 and $4,327 for Mr. Ward for fiscal 2002 and $4,519 for Mr. Moffitt for fiscal 2003.

Employee and Director Stock Option Plans

        Under Parent's Employee Stock Option Plan, a committee of the Board of Parent is authorized to administer the Employee Stock Option Plan and has the power, among other things, to grant awards to officers and other employees of Parent and its subsidiaries, including the Company, of options for common stock of Parent. Parent's Employee Stock Option Plan provides for the issuance of two types of options. Time vested options vest 25.0 percent per year on the anniversaries of the dates on which they are granted and vest in full upon a change of control of Parent. Upside options vest upon the earlier to occur of the expiration of such option and a change of control, in accordance with certain internal rate of return targets:

  (1)
  if the IRR through the vesting date is less than 20.0 percent, the option will not vest;

  (2)
  if the IRR is from 20.0 percent to 24.99 percent, the option will vest one-third;

  (3)
  if the IRR is from 25.0 percent to 29.99 percent, the option will vest two-thirds; and

  (4)
  if the IRR is at least 30.0 percent, the option will vest in full.

        IRR means, as of any date, the internal rate of return, determined in accordance with generally accepted practice, on one share of common stock of Parent calculated from the "Initial Date" specified in the award agreement through the date that the determination is being made, using the "Initial Value" of one share at the Initial Date as specified in the award agreement.

        A total of 936,000 shares of common stock of Parent have been reserved for issuance under Parent's Employee Stock Option Plan and as of the date of this prospectus there were outstanding options providing for the issuance of up to 626,228 of those shares. Stock issued under Parent's Employee Stock Option Plan is subject to customary restrictions on transfer.

        Under Parent's Director Stock Option Plan, a committee of the Board of Parent is authorized to administer Parent's Director Stock Option Plan and has the power, among other things, to grant awards of options for common stock of Parent to outside directors of Parent and its subsidiaries, including the Company. Parent's Director Stock Option Plan provides for the issuance of time vested options, which vest 25.0 percent per year on the anniversaries of the dates on which they are granted and vest in full upon a change of control of Parent or the Company. A total of 100,000 shares of common stock of Parent are reserved for issuance under Parent's Director Stock Option Plan and as of the date of this prospectus there were outstanding options providing for the issuance of up to 50,784 of those shares, not including options which are customarily awarded to certain board members as of the first day of the calendar year, but not yet authorized by the compensation committee. Common stock of Parent issued under the Director Stock Option Plan is subject to customary restrictions on transfer.

        Changes to Parent's Employee Stock Option Plan and Parent's Director Stock Option Plan currently are under consideration by the Compensation Committee and the Board of Directors of Parent. As of the date of this prospectus, such changes have not been determined, but it is expected that such changes will be implemented in the third quarter of 2004.

Employment Agreements

        Parent's Board of Directors named Stephen Russo as the new President and CEO of Parent and its subsidiaries effective May 15, 2003. Mr. Russo receives a base salary of $430,000 under his current employment agreement. His employment agreement provides for a period of employment of three years from the date of the agreement, subject to termination provisions and to automatic extension of the agreement. The employment agreement permits Mr. Russo to participate in any incentive compensation plan adopted by the Company, in its benefit plans and in an equity-based plan or arrangement. If the Company terminates employment for cause or if Mr. Russo terminates employment without good reason, the Company has no further obligation to pay him. If the Company terminates his employment without cause or he terminates employment with good reason, Mr. Russo can receive severance pay of 24 months of his then current salary, plus a portion of any discretionary bonus that would otherwise have been payable. The severance would be paid in 12 equal monthly installments. The employment agreement prohibits Mr. Russo, for a year from the date of termination of employment under the agreement, from becoming an employee, owner, officer, agent or director of a firm or person that directly competes with the Company in a line or lines of business of the Company that accounts for 10.0 percent or more of the Company's gross sales, revenues or earnings before taxes. An exception is made for investments of not more than 3.0 percent of the equity of a company listed or traded on a national securities exchange or an over-the-counter securities exchange. The employment agreement has customary provisions for vacation, fringe benefits, payment of expenses and automobile allowances.

        The other executives who have employment agreements and their current base salaries are: Sandra M. Buffa, Executive Vice President and Chief Financial Officer, $300,000; and Michael R. Ward, Executive Vice President, General Counsel and Secretary, $265,000. Each employment agreement provides for a period of employment of two years from the date of the agreement, subject to termination provisions and to automatic extension of the agreement. Each employment agreement permits the employee to participate in any incentive compensation plan adopted by the Company, in its benefit plans and in an equity-based plan or arrangement. If the Company terminates employment for cause or if the employee terminates employment without good reason, the Company has no further obligation to pay the employee. If the Company terminates the employee's employment without cause or the employee terminates employment with good reason, the employee can receive severance pay of 18 months of his or her then current salary, plus a portion of any discretionary bonus that would otherwise have been payable. The severance would be paid in 12 equal monthly installments. The employment agreement prohibits the employee, for a year from the date of termination of employment under the agreement, from becoming an employee, owner, officer, agent or director of a firm or person that directly competes with the Company in a line or lines of business of the Company that accounts for 10.0 percent or more of the Company's gross sales, revenues or earnings before taxes. An exception is made for investments of not more than 3.0 percent of the equity of a company listed or traded on a national securities exchange or an over-the-counter securities exchange. The employment agreements have customary provisions for vacation, fringe benefits, payment of expenses and automobile allowances.

        Larry A. Hodges resigned as President and CEO of Parent and its subsidiaries effective May 14, 2003 and was replaced by Stephen Russo as discussed above. Mr. Hodges' employment agreement terminated upon his resignation. For a discussion of severance obligations to Mr. Hodges refer to "—Certain Severance Obligations with Past Management" below. Option Grants and Exercises Under Parent's Employee Stock Option Plan, a committee of the Board of Directors of Parent is authorized to administer the Employee Stock Option Plan and has the power, among other things, to grant awards to officers and other employees of Parent and its subsidiaries, including the Company, of options for common stock of Parent. There were no individual grants of stock options made during fiscal year 2003 to any of the Named Executive Officers except the grants shown for Stephen Russo. There were no exercises of stock options during fiscal year 2003 by any of the Named Executive Officers. The following table gives information for the value of the options of Parent common stock held by the

Named Executive Officers at year end, using management's estimate of the value of Parent's common stock on January 3, 2004.

	Fiscal Year-End Options/SAR Values
	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(a)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen Russo	—	250,000	—	—
Sandra M. Buffa	31,200	46,800	—	—
Michael R. Ward	36,821	41,180	110,889	—
Scott Moffitt(b)	31,614	15,186	—	—
Garry Remington(c)	35,721	11,079	36,963	—
Robert Rodriguez(d)	24,500	53,500	—	—
Larry A. Hodges(e)	—	—	—	—

(a)
There is no established trading market for Parent's common stock. Parent's Board of Directors has not established a recent valuation for Parent's common stock. The indicated values reflect an assumed valuation per share of $14.50 per share, based on management's current estimated valuation of $12.00 to $14.50 per share.

(b)
Mr. Moffitt left the Company in June 2004.

(c)
Mr. Remington is an officer of MFOC.

(d)
Mr. Rodriguez left Parent in March 2004.

(e)
Mr. Hodges left Parent in May 2003. For a discussion of severance obligations to Mr. Hodges in respect of his vested options at the time of his termination, refer to "—Certain Severance Obligations with Past Management" below.

Certain Severance Obligations with Past Management

        On May 7, 2003, the Board of Directors of MFOC accepted the resignation of Larry A. Hodges as its President, Chief Executive Officer and Director, which resignation was effective on May 14, 2003. Pursuant to the terms of a Separation Agreement, dated August 6, 2003, by and among Parent, MFOC and Mr. Hodges, and a Severance Assumption Agreement, dated as of March 16, 2004, by and among Parent, MFOC, the Company and Mr. Hodges, Mr. Hodges is receiving 28 months of salary as severance, which is being paid semi-monthly through the end of 2004, and the balance becoming due in a lump sum in January 2005. Giving effect to payments through June 30, 2004, an aggregate of $519,583 in severance payments remain to be paid to Mr. Hodges.

        Under terms of a stockholders' agreement among Parent and its stockholders, there are put and call rights with respect to the common shares of Parent, including common shares received upon exercise of options. Pursuant to the Separation Agreement, Mr. Hodges and Parent agreed that all of the shares of Parent's common stock held by Mr. Hodges, which includes certain shares that Mr. Hodges put to the Parent and 100 additional shares of Parent common stock that are being deemed as called by Parent as set forth in the Separation Agreement, were purchased by Parent for an aggregate purchase price of $449,479, payable in five installments of $74,913 and a sixth installment of $74,914 (in each case, without addition for interest), the first such payment being due on the 30th day (or next succeeding business day) following March 16, 2004 and the second through sixth such payments being due, respectively, on the 60th, 90th, 120th, 150th and 180th day (or next succeeding business day) following such date.

        In addition, under the Separation Agreement, Mr. Hodges and Parent also agreed that in lieu of Mr. Hodges having exercised vested options to purchase 110,710.50 shares of Parent's common stock prior to their lapse, Parent will pay to Mr. Hodges a transaction fee of $272,127 in the event that there is a change of control or initial public offering (as defined in Parent's Employee Stock Option Plan) of Parent at a price per share of Parent common stock of at least $10.00, such price per share being subject to equitable adjustment under the circumstances set forth in Section 4(b) of Parent's Employee Stock Option Plan. Additionally, Mr. Hodges holds 100 shares of preferred stock of Parent.

        All of the foregoing payment obligations to Mr. Hodges, other than the transaction fee payable in the event of a change of control or initial public offering, were assumed by us pursuant to the Severance Assumption Agreement concurrently with the completion of the issuance of the original notes. The aggregate amount of such payment obligations assumed by us on March 16, 2004 was $1,094,479.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of the date of this prospectus, all of our common interests are owned by MFOC, which is wholly owned through an intermediate company by Parent. The address of MFOC, Parent and the executive officers and managers of the Company is 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121. The following table sets forth certain information, based on actual ownership as of July 2, 2004, believed by us to be accurate based on information provided to us concerning the beneficial ownership of capital stock of Parent by each stockholder who is known by us to own beneficially in excess of five percent of the outstanding voting stock and by each director, the Named Executive Officers and all executive officers and directors as a group. The stockholders listed below are deemed beneficial owners of the common interests of the Company as a result of their ownership of capital stock of Parent, our ultimate parent. Except as otherwise indicated, all persons listed below have (1) sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law, and (2) record and beneficial ownership with respect to their shares. The shares and percentages described below include shares of common stock which were outstanding or issuable within 60 days upon the exercise of options outstanding as of July 2, 2004, and give effect to the exercise of warrants issued by Parent. See "Executive Compensation" and "Board Compensation."

	Common Stock**		Preferred Stock***
Name of Beneficial Owner	Number of Shares	Percentage of Class	Number of Shares	Percentage of Class	Aggregate Voting Power
Capricorn Investors II, L.P.(1)(6)	3,244,519	48.87%	—	—	48.73%
Capricorn Investors III, L.P.(1)(6)	2,055,562	30.96%	—	—	31.25%
Affiliates of Dresdner Kleinwort Capital(2)	506,669	7.63%	4,995	33.93%	7.98%
Charlesbank Equity Fund II LP(3)	164,774	2.48%	5,000	33.96%	2.85%
Affiliates of Stewart Resnick(4)	164,912	2.48%	1,000	6.79%	2.56%
Stephen Russo(5)(6)	83,333	1.26%	—	—	1.25%
Dudley C. Mecum(5)(8)	—	—	—	—	*
Alexander Coleman(5)	—	—	—	—	*
Richard M. Ferry(5)(6)(7)	17,686	*	50	*	*
George N. Fugelsang(5)	—	—	—	—	*
Walker Lewis(5)(6)	14,812	*	—	—	*
Peter W. Mullin(5)(6)(7)	23,832	*	163	*	*
Gilbert C. Osnos(5)(6)	15,561	*	100	*	*
Herbert Winokur, Jr.(5)(6)(7)(8)	6,729	*	899	6.10%	*
Christopher Wright(5)(6)	449	*	—	—	*
Sandra M. Buffa(6)	46,800	*	—	—	*
Scott Moffitt(6)	31,614	*	—	—	*
Garry Remington(6)	35,796	*	10	*	*
Michael R. Ward(6)	37,120	*	40	*	*
Larry A. Hodges	—	—	100	*	*
All executive officers and directors as a group(5)(6)(7)	289,233	4.36%	1,362	9.25%	4.45%

*
Less than 1%

**
Common stock, par value $0.001 per share, of Parent

***
16.5% preferred stock, par value $.001 per share, of Parent

(1)
The address of Capricorn is 30 East Elm Street, Greenwich, CT 06830.

(2)
Common shares are held by two affiliates of Dresdner Kleinwort Capital. Dresdner Kleinwort Capital Partners 2001 L.P. held 355,242 common shares and 75 Wall Street Associates, LLC held 151,427 common shares. The address of Dresdner Kleinwort Capital Partners 2001 L.P. and 75 Wall Street Associates, LLC is 75 Wall Street, 34th Floor, New York, NY 10005. Other affiliates of Dresdner Kleinwort Capital are investors in Capricorn II and Capricorn III.

(3)
The address of Charlesbank Equity Fund II LP is c/o Charlesbank Capital Partners, LLC, 600 Atlantic Ave., 26th Floor, Boston, MA 02210 2203.

(4)
Stewart Resnick holds 7,485.00 common shares and 1,000 preferred shares individually; 157,427.02 common shares are held by the Stewart and Lynda Resnick Revocable Trust. The address of both Mr. Resnick and the Trust is 11444 W. Olympic Blvd., 10th Floor, Los Angeles, CA 90064.

(5)
Mr. Russo, Mr. Mecum, Mr. Coleman, Mr. Ferry, Mr. Fugelsang, Mr. Lewis, Mr. Mullin and Mr. Wright are directors of Parent and Managers of the Company. Mr. Osnos is Manager Emeritus of the Company and Director Emeritus of Parent and MFOC. Mr. Winokur is managing member of Capricorn Holdings, LLC, the General Partner of Capricorn II, and Capricorn Holdings III, LLC, the General Partner of Capricorn III, and is a director of Parent. See "Management."

(6)
The common share amounts and percentages include common shares subject to options granted to directors and officers of the Company that are currently exercisable or will be exercisable on or before September 2, 2004, as follows: Capricorn Investors II, L.P., 14,295 shares; Capricorn Investors III, L.P., 330 shares; Mr. Russo, 83,333 shares; Mr. Ferry, 7,312 shares; Mr. Lewis, 7,312 shares; Mr. Mullin, 7,312 shares; Mr. Osnos, 7,312 shares; Mr. Wright, 449 shares; Ms. Buffa, 46,800 shares; Mr. Moffitt, 31,614 shares; Mr. Remington, 35,721 shares; Mr. Ward, 36,821 shares; and all executive officers and directors as a group, 239,487 shares. Mr. Moffitt's vested options to purchase common shares will be cancelled if he does not exercise them on or before August 24, 2004.

(7)
Includes common and preferred shares held by Mr. Ferry, Mr. Mullin and Mr. Winokur in individual retirement accounts, family trusts or family charitable foundations.

(8)
Options granted to Mr. Mecum and Mr. Winokur under the Parent's Director Stock Option Plan are issued to Capricorn II and Capricorn III. See "Board Compensation."

Equity Compensation Plan Information

        The following table sets forth certain information as of January 3, 2004 concerning Parent's common stock that may be issued upon the exercise of options under all of Parent's equity compensation plans approved by the stockholders. As of January 3, 2004, there were no equity compensation plans in effect that were not approved by the stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining for future issuance under equity compensation plans
Mrs. Fields Famous Brands, Inc. Employee Stock Option Plan	658,800	$19.70	277,200
Mrs. Fields Famous Brands, Inc. Director Stock Option Plan	50,784	15.40	49,216

Total	709,584	19.40	326,416

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Stockholders' Agreement

        Parent previously has entered into a stockholders' agreement, as of September 29, 2001, with its stockholders. The stockholders' agreement provides that stockholders may not transfer their shares of Parent, except to certain permitted transferees. If at any time after seven years from the date of the stockholders' agreement any stockholder other than Capricorn II or Capricorn III receives an offer to purchase shares of common stock, that stockholder must first offer the shares to Parent and other stockholders at the same price and on substantially the same terms. Parent has a right of first refusal with respect to such shares, with the stockholders having the right, if Parent does not buy all of the shares, to purchase such shares on a pro rata basis.

        If both Capricorn II and Capricorn III approve a sale or exchange of at least a majority of the outstanding common stock to a third party that is not an affiliate of either Capricorn II or Capricorn III, then either Capricorn entity has the right to require the other stockholders to (i) if the sale is structured as a sale of stock, sell all of such stockholders' shares of common stock; or (ii) if the sale is structured as a merger requiring the consent of stockholders, vote such stockholders' shares in favor of the sale. The stockholders' agreement also gives certain rights to certain stockholders upon an initial public offering consummated by Parent, and includes other provisions as set forth in the stockholders agreement.

Control by Capricorn

        Capricorn II and Capricorn III, Parent's majority stockholders, together hold an aggregate of approximately 80 percent of Parent's common stock. In addition to Capricorn's rights under the stockholders' agreement described above, Capricorn also has corporate law rights stemming from its majority ownership of our ultimate parent company. As a result of its direct control of Parent, which is our ultimate parent company, and indirect control of MFH and MFOC, Capricorn II and Capricorn III together control the power to elect our managers, to appoint members of management and to approve all actions requiring the approval of the holders of our common interests, including adopting amendments to our certificate of formation and limited liability company operating agreement as well as approving mergers, acquisitions or sales of all or substantially all of our assets. In addition, Capricorn currently has two managing directors, Herbert S. Winokur, Jr. and Dudley C. Mecum, serving as directors of Parent. Mr. Mecum also is the Chairman of our Board of Managers and a Manager.

Contribution Agreement

        Concurrently with the completion of the offering of the original notes, we entered into a contribution agreement (and certain related ancillary agreements related to specific assets or groups of assets) with MFOC and certain of its subsidiaries, pursuant to which all of the assets related to their franchising, licensing, gifts, manufacturing and retail food sales business segments were transferred to us. MFOC retained assets related to ownership or operation of its company owned retail stores and specified liabilities. The contribution agreement (and the ancillary agreements) provided that assets consisting of cash or cash equivalents were identified and contributed to us in a manner consistent with the financial statements included herein and that any amounts received by a party to the contribution agreement that, pursuant to its terms, is the property of another party, promptly shall be remitted to such other party. All accounts payable associated with the assets transferred to us were transitioned to us by MFOC by April 3, 2004 and we will reimburse MFOC for any payments made in respect of invoices recorded for such accounts payable from the date the assets were contributed to us through the date of such transition.

Management Agreement

        In connection with the Transactions, we entered into a management agreement with MFOC, pursuant to which we provide business and organizational strategy, financial and investment management, and other executive level management services to MFOC and its subsidiaries (other than us) upon the terms and subject to the conditions set forth in the management agreement. As compensation for these services, MFOC made an initial payment to us of $435,000 and reimburses us in arrears the sum of the actual allocated costs of the fixed general and administrative functions plus the variable general and administrative functions dedicated to the provision of these services as determined in good faith by us and MFOC. We estimate that MFOC's fixed and variable general and administrative expenses will be approximately $5.2 million for fiscal year 2004, including the period preceding the management agreement becoming operative. These reimbursement amounts are intended to reflect the actual costs of providing these services and are not intended to generate revenues for us. In addition, MFOC reimburses us for certain expenses. We expect that the reimbursement amounts will decrease over time as MFOC reduces its store operations. The management agreement also provides that any amounts received by a party to the management agreement that, pursuant to its terms, is the property of the other party, promptly shall be remitted to such other party. It is intended that this management agreement will continue in effect until the expiration of all store leases for MFOC's company owned stores, some of which will expire after the maturity date of the notes offered hereby.

Franchise Agreements with MFOC

        Simultaneously with the completion of the offering of the original notes, certain of our brand franchisor subsidiaries entered into franchise agreements with MFOC, which permit MFOC to sell and distribute our products in its owned stores upon payment of franchise royalties and other amounts required under the franchise agreements. These franchise agreements are similar to our standard form of franchise agreement, except that we did not charge an up front franchising fee for stores open as of the date of the franchise agreements in recognition of the fact that the stores owned and operated by MFOC and such subsidiaries were operated prior to giving effect to the Transactions. These franchise agreements are terminable by us in the event of non payment of the franchise fees for a period of 10 days, followed by a 10 day opportunity to cure, or other material violation of the franchise agreements. As a result of these agreements, MFOC is our largest franchisee, based on number of locations, of all of our brands. The aggregate amount of franchise royalties that would have been required to be paid to us by MFOC and such subsidiaries, had these franchise agreements been in effect, would have been $7.1 million, $6.8 million and $4.8 million, for each of fiscal years 2001, 2002 and 2003, respectively.

TCBY Supply Agreement

        TCBY entered into an exclusive supply agreement with its former subsidiary, Americana Foods Limited Partnership, on November 19, 2002. A subsidiary of Capricorn III is a limited partner in Americana Foods Limited Partnership, the general partner of which is an affiliate of Coolbrands International, Inc., which also manages the business and operations of Americana Foods Limited Partnership pursuant to a management agreement. In connection with the sale of Americana Foods Limited Partnership, it agreed to reimburse MFOC for insurance premiums incurred on its behalf from November 20, 2002 to September 17, 2003. MFOC invoiced Americana Foods Limited Partnership $73,000 and $455,000 for the period from November 20, 2002 to December 28, 2002 and for the fiscal year ended January 3, 2004, respectively, relating to the reimbursement of these costs.

        The exclusive supply agreement requires that TCBY, through its distributor/franchisees, purchase at least 75 percent of the product volumes contained in the agreement. If purchases fall below 75 percent of the quantity, then Americana Foods Limited Partnership has the right to propose a new pricing structure. If TCBY does not agree to the new pricing structure, then Americana Foods Limited Partnership has the right to terminate the agreement by giving 180 days of written notice.

        Americana Foods Limited Partnership produces all of the domestic TCBY branded products and some of the international TCBY branded products at its production facility in Dallas, Texas. Americana Foods Limited Partnership sells most of its TCBY branded products to TCBY's franchisees through Blue Line Distributing, in respect of which, TCBY receives yogurt formulation fees, royalties and advertising funds billed to the franchisees from Blue Line Distributing. Americana Foods Limited Partnership also sells TCBY branded products to TCBY's franchisees through other distributors, in respect of which Americana Foods Limited Partnership pays TCBY yogurt formulation fees, royalties and advertising funds that it bills TCBY's franchisees through these other distributors. During the fiscal year ended January 3, 2004, TCBY invoiced Americana Foods Limited Partnership $256,000 for yogurt formulation fees, royalties and advertising funds relating to these sales.

        TCBY purchases TCBY branded products from Americana Foods Limited Partnership and resells these products to certain international distributors and franchisees. Americana Foods Limited Partnership invoiced TCBY $26,000 and $457,000 for the period from November 20, 2002 to December 28, 2002 and for the fiscal year ended January 3, 2004, respectively, for the purchase of these products. In addition, Americana Foods Limited Partnership sells TCBY branded frozen specialty products and private label ice cream through retail channels and pays TCBY a portion of the sales price under the TCBY Supply Agreement. TCBY invoiced Americana Foods Limited Partnership $124,000 and $1.9 million for the period from November 20, 2002 to December 28, 2002 and for the fiscal year ended January 3, 2004, respectively, relating to TCBY's portion of these sales. As a result of these sales, TCBY must reimburse Americana Foods Limited Partnership for certain costs. Americana Foods Limited Partnership invoiced TCBY $1,000 and $892,000 for the period from November 20, 2002 to December 28, 2002 and for the fiscal year ended January 3, 2004, respectively, relating to the reimbursement of these costs. In addition, Americana Foods Limited Partnership invoiced TCBY $114,000 during the fiscal year ended January 3, 2004 for reimbursement of discontinued and/or obsolete product.

MFOC Sublease

        Concurrently with the completion of the offering of the original notes, the Company entered into an assignment agreement whereby the lease for the corporate headquarters was assigned from MFOC to the Company. MFOC then entered into a sublease with the Company and will pay to the Company over the term of the sublease agreed rental payments that have been established based on estimated usage of the headquarters by their personnel. Management estimates that MFOC's rental payment will aggregate $340,000 in fiscal year 2004 and $344,000 in fiscal year 2005. MFOC's share is expected to decrease over time with corresponding reduced operations. It is intended that the sublease will continue in effect until the expiration of all store leases for MFOC's company owned stores, following which the MFOC sublease will be terminated and the Company would thereafter be responsible for all rental payments.

MFOC Collection Agency Agreement

        Concurrently with the completion of the offering of the original notes, we and MFOC entered into a collection agency agreement under which we agreed to act as MFOC's collection agent for subtenant rental payments made by our franchisees who operate stores previously owned by MFOC on which MFOC remains as the tenant. We do not charge MFOC separately for this service, but certain costs associated with our performance of this agreement may be allocated to MFOC pursuant to our management agreement with MFOC.

Insurance Allocation Agreement

        Concurrently with the completion of the offering of the original notes, we and Parent entered into an insurance allocation agreement under which we agreed to make certain payments to Parent in respect of our share of certain insurance costs, allocated based on our estimation of the appropriate risk of loss of each of Parent's subsidiaries. The insurance allocation agreement also provides for the allocation of workers' compensation costs based on the respective employee payroll and employment category risk factor of each of Parent's subsidiaries that generate payroll.

Benefits Agreement

        Concurrently with the completion of the offering of the original notes, we and MFOC entered into a benefits agreement under which we agreed to make certain payments to MFOC in respect of our share of employee benefits costs based on the number of our employees. Costs associated with our employees providing services to MFOC under the management agreement will be allocated consistent with shared expenses under the management agreement.

Korn/Ferry International

        From time to time, we expect to engage and certain of our parent entities historically have engaged Korn/Ferry International, an executive recruiting firm for which Richard Ferry, one of the members of our board of managers, holds the honorary title of Founder Chairman. For the years ended December 29, 2001, December 28, 2002 and January 3, 2004 and the 13 weeks ended April 3, 2004, the Company paid recruiting fees to Korn/Ferry International of $120,000, $64,000, $362,000 and $13,000, respectively.

Applied Predictive Technologies

        From time to time, we expect to engage and certain of our parent entities historically have engaged Applied Predictive Technologies to evaluate the economics and demographic trends of certain mall and retail site locations for which Walker Lewis, one of the members of our board of managers, is Chairman of the Board. For the years ended December 29, 2001, December 28, 2002 and January 3, 2004, the Company paid Applied Predictive Technologies $163,000, $161,000 and $68,000, respectively.

Shadewell Grove Foods, Inc.

        MFOC previously entered into various trademark license agreements and exclusively licensed certain recipes to Nonni's Food Company, Inc., a manufacturer and distributor of soft baked cookies. As part of the Transactions, MFOC's license agreements with Nonni's and related assets were contributed to us. In March, 2004, Nonni's Food Company, Inc. was acquired in a stock purchase (the "Nonni's Purchase"). Immediately prior to the Nonni's Purchase, its Mrs. Fields product division and related assets, were contributed to a newly-formed entity, Shadewell Grove Foods, Inc. ("Shadewell"). We have appointed Michael R. Ward, one of our executive officers, to represent us as a director for Shadewell, for which he derives no personal financial benefit. For the years ended December 29, 2001, December 28, 2002 and January 3, 2004 and the 13 weeks ended April 3, 2004, the Company earned royalty and licensing revenues associated with the licensing and recipe sales agreements of $2.9 million, $3.8 million, $3.5 million and $700,000, respectively. In addition, as part of the Nonni's Purchase, in consideration for our sale of certain warrants for the purchase of Nonni's common stock that we acquired from MFOC, we received an aggregate $1,257,745, of which approximately $203,310 is being held in an escrow account pending post-closing adjustments related to the Nonni's Purchase.

Tax Allocation Agreement

        As more fully described under "The Transactions," in connection with the completion of the offering of the original notes, we entered into a tax allocation agreement with Parent pursuant to which we agreed to make payments to Parent, after taking into account payments we make directly to tax authorities, based on our hypothetical stand alone consolidated federal income tax liability, determined as if we and our subsidiaries constituted our own consolidated group for federal income tax purposes. We are not be permitted to make payments under the tax allocation agreement in respect of our hypothetical consolidated federal taxable income, to the extent that such payments exceed the consolidated federal income taxes (including estimated taxes) payable in respect of Parent's consolidated federal income tax group, until and only while our ratio of "Net Indebtedness" to "Consolidated EBITDA" (each as defined in "Description of the Notes") is less than 3.75:1.0 and we are otherwise in compliance with the terms of the indenture governing the notes. Instead, we will accrue these amounts otherwise payable to Parent as a liability to Parent, and we will be allowed to pay such amounts when our ratio of Net Indebtedness to Consolidated EBITDA is less than 3.75:1.0 and we are otherwise in compliance with the terms of the indenture governing the notes. As of April 3, 2004, our ratio of "Net Indebtedness" to "Consolidated EBITDA" was approximately 5.1:1.0. For a more detailed discussion of this ratio, see "Description of the Notes."

Agreement with Former CEO

        As more fully described under "Management," pursuant to the terms of a Separation Agreement, dated August 6, 2003, by and among Parent, MFOC and Larry A. Hodges, and a Severance Assumption Agreement, dated March 16, 2004, by and among Mr. Hodges, Parent, MFOC and the Company, Mr. Hodges will receive certain payments from us. In addition, Mr. Hodges holds shares of preferred stock of Parent.

Expense Reimbursement Agreement

        In connection with the completion of the offering of the original notes and the Transactions, we entered into an expense reimbursement agreement pursuant to which we agreed to pay all of the expenses of each of Capricorn II, Capricorn III, Parent and all of Parent's subsidiaries, including our expenses, incurred in connection with this offering, the Transactions and all related matters.

Managers' and Officers' Indemnification

        The Company's limited liability agreement provides customary provisions providing for indemnification of our managers and officers in the performance of their duties to the fullest extent permitted by law.

DESCRIPTION OF THE NOTES

        The Company and its wholly-owned subsidiary Mrs. Fields Financing Company, Inc. (collectively, the "Issuers") issued the original notes under an indenture (the "Indenture"), among themselves, the Guarantors and The Bank of New York, as Trustee (the "Trustee"). The exchange notes will be issued pursuant to the Indenture. The terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the terms of the original notes, except for the transfer restrictions and registration rights relating to the original notes. Any original notes that remain outstanding after the exchange offer, together with exchange notes issued in the exchange offer, will be treated as a single class of securities under the indenture for voting purposes. The terms of the original notes and the exchange notes (collectively, the "Notes") include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). Unless the context otherwise requires, all references to the "Notes" in this description refer collectively to the exchange notes offered hereby and to the original notes.

        While the Company and Mrs. Fields Financing Company, Inc. are liable for the obligations under the Notes jointly and severally, Mrs. Fields Financing Company, Inc. has no assets, does not and will not conduct operations and was formed solely to facilitate the offering of the Notes as co-issuer of the Notes. The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. A copy of the Indenture may be obtained from the Company. You can find definitions of certain capitalized terms used in this description under "—Certain Definitions." For purposes of this section, references to the "Company" include only Mrs. Fields Famous Brands, LLC and none of its Subsidiaries.

General

        The original notes are and the exchange notes will be senior secured obligations of the Issuers and will rank equally in right of payment with all other senior obligations of the Issuers and senior in right of payment with all Indebtedness which by its terms is subordinated to senior obligations of the Issuers (including, without limitation, the Notes). The original notes are and the exchange notes will be secured by the assets of the Issuers as more fully described under "—Security". The original notes are and the exchange notes will be guaranteed, jointly and severally on a senior secured basis by the Guarantors, as set forth under "—Guarantees" below.

        The original notes are and the exchange notes will be issued in fully registered form, in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as paying agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee's corporate office. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Issuers may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. The Issuers may change any paying agent and registrar without notice to holders of the Notes (the "Holders"). The Issuers or any of their Subsidiaries may act as paying agent or registrar. The Issuers will pay the principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Issuers' option, interest and Additional Interest, if any, may be paid at the Trustee's corporate trust office or by check mailed to the registered address of each Holder.

Brief Description of the Notes and the Guarantees

  The Notes

        The original notes are and the exchange notes will be:

  •
  the joint and several senior secured obligations of the Issuers;

  •
  rank equally in right of payment with all other senior obligations of the Issuers and senior in right of payment with all Indebtedness that by its terms is subordinated to senior obligations of the Issuers (including, without limitation, the Notes);

  •
  be secured by the assets of the Issuers as more fully described in "—Security" below; and

  •
  be unconditionally guaranteed, jointly and severally, on a senior secured basis by all of the Issuers' existing Domestic Restricted Subsidiaries (other than Immaterial Subsidiaries) and by future Domestic Restricted Subsidiaries, as and to the extent set forth under "—Guarantees" below.

        The Issuers will issue the Notes in fully registered form in denominations of $1,000 and integral multiples thereof.

  The Guarantees

        The Notes and the obligations of the Issuers under the Indenture will be guaranteed by the Guarantors, which currently include all of our direct Domestic Restricted Subsidiaries (other than Immaterial Subsidiaries). The Guarantees will be:

  •
  senior secured obligations of each Guarantor;

  •
  rank equally in right of payment with all other senior obligations of each Guarantor and senior in right of payment with all Indebtedness that by its terms is subordinated to senior obligations of such Guarantor (including, without limitation, its Guarantee); and

  •
  be secured by the assets of each Guarantor as more fully described in "—Security" below.

Principal, Maturity and Interest

        The Notes are unlimited in aggregate principal amount, of which $115,000,000 in aggregate principal amount of 11 1/2% Notes and $80,747,000 in aggregate principal amount of 9% Notes will be issued in the Offering. Additional Notes of the same series as the Notes may be issued from time to time ("Additional Notes"), subject to the limitations set forth under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness." The Notes and any Additional Notes of the same series will be substantially identical other than the issuance dates and the dates from which interest will accrue. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes," references to the Notes include any Additional Notes actually issued. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture. Because, however, any Additional Notes may not be fungible with the Notes for federal income tax purposes, they may have a different CUSIP number or numbers, be represented by a different Global Note or Notes, and otherwise be treated as a separate class or classes of Notes for other purposes. Any Additional Notes issued after this Offering will be secured, equally and ratably with the Notes. As a result, the issuance of Additional Notes will have the effect of diluting the security interest of the Collateral for the then outstanding Notes.

        The Notes will mature on March 15, 2011.

        Interest on the 11 1/2% Notes will accrue at the rate of 11 1/2% per annum on the aggregate principal amount of the Notes and interest on the 9% Notes will accrue at the rate of 9% per annum on the aggregate principal amount of the Notes. Interest on all of the Notes will be due and payable semi-annually in cash on each March 15 and September 15, commencing on September 15, 2004, to the Persons who are registered Holders at the close of business on each March 1 and September 1 immediately preceding the applicable interest payment date. The last interest payment date will be on the maturity date. Interest on the Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from and including the Issue Date. The Issuers will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest will be computed on the basis of a 360 day year comprised of twelve 30 day months. Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.

Security

        Pursuant to the terms of the Collateral Agreements, the Issuers and their Domestic Restricted Subsidiaries will grant to the Trustee or one or more Collateral Agents appointed by the Trustee security interests in, and pledges in favor of the Trustee or one or more Collateral Agents, all of our respective assets (other than Excluded Assets), including the Capital Stock of our respective

Subsidiaries (other than to the extent such Capital Stock constitutes Excluded Assets), subject to Permitted Liens.

        Upon the occurrence of an Event of Default, the proceeds from the sale of Collateral securing the Notes may be insufficient to satisfy the Issuers' obligations under the Notes. No appraisals of any of the Collateral have been prepared in connection with the Offering. Moreover, the amount to be received upon such a sale would be dependent upon numerous factors, including the condition, age and useful life of the Collateral at the time of such sale, as well as the timing and manner of such sale. By its nature, all or some of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral, if saleable, can be sold in a short period of time.

        A portion of the assets of the Issuers and their Domestic Restricted Subsidiaries consists of leasehold improvements to real property leased by them from the owners of such real property. Because leasehold improvements may be a part of either the real property covered by the lease (which real property is not owned by the lessee) or the lessee's real estate leasehold interests (which interests are Excluded Assets and not included in the Collateral securing the Notes), there can be no assurance as to whether or to what extent such assets would be available as collateral securing the Notes. Moreover, the ability of the Trustee to obtain possession of Collateral located on such leased real property may be subject to conflicting claims of landlords.

        To the extent third parties hold Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the Trustee's remedies thereto. Given the intangible nature of certain of the Collateral, any such sale of such Collateral separately from the Issuers as a whole may not be feasible. Additionally, the inclusion in Collateral securing the Notes of fixtures owned by the Issuers or any of their Domestic Restricted Subsidiaries will be limited by the extent to which (a) such fixtures are determined not to be personal property, and (b) any applicable state laws would, for purposes of perfecting security interests with respect thereto, require that the Trustee make certain filings in applicable real estate land records. The ability of the Issuers and their Domestic Restricted Subsidiaries to grant a security interest in certain Collateral may be limited by legal or other logistical considerations. The ability of the Holders to realize upon the Collateral may be subject to certain bankruptcy law and other limitations in the event of a bankruptcy. See "—Certain Bankruptcy and Other Limitations."

        The Issuers and their Domestic Restricted Subsidiaries are permitted to form new Domestic Restricted Subsidiaries and to transfer all or a portion of the Collateral to one or more of their Domestic Restricted Subsidiaries; provided that each such new Domestic Restricted Subsidiary will be required to execute a security agreement granting to the Trustee a security interest in all of the assets of such Domestic Restricted Subsidiary (other than Excluded Assets) on the same basis and subject to the same limitations as our currently existing Domestic Restricted Subsidiaries as described in the first paragraph under "—Security."

        A portion of the assets of the Issuers and their Domestic Restricted Subsidiaries will not constitute Collateral. See "—Certain Definitions—Excluded Assets." In addition, subject to the restrictions on incurring Indebtedness as set forth herein under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness," the Issuers and their Restricted Subsidiaries will have the right to grant (and suffer to exist) Liens securing, among other Permitted Indebtedness and other obligations, (x) Capitalized Lease Obligations and Purchase Money Indebtedness constituting Permitted Indebtedness and respecting fixed assets of the Issuers or such Restricted Subsidiaries and to acquire any such assets subject to such Liens, and (y) up to $3.0 million in letters of credit constituting Permitted Indebtedness and respecting cash and Cash Equivalents. The Trustee's Liens in such assets are intended to be, and shall be, at all times automatically subordinate in priority to all such Liens and certain other Permitted Liens.

        Other than during the continuance of an Event of Default, and subject to certain terms and conditions in the Indenture and the Collateral Agreements, each of the Issuers and their Restricted Subsidiaries will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the equity interests of any of their Subsidiaries and to exercise any voting, consensual rights and other rights pertaining to such Collateral. Upon the occurrence and during the continuance of an Event of Default, upon notice from the Trustee, (a) all rights of the Issuers or such Restricted Subsidiary, as the case may be, to exercise such voting, consensual rights, or other rights shall cease and all such rights shall become vested in the Trustee, which, to the extent permitted by law, shall have the sole right to exercise such voting, consensual rights or other rights, (b) all rights of the Issuers or such Restricted Subsidiary, as the case may be, to receive all cash dividends, interest and other payments made upon or with respect to the Collateral shall cease, and such cash dividends, interest and other payments shall be paid to the Trustee, and (c) the Trustee may sell the Collateral or any part thereof in accordance with, and subject to the terms of, the Collateral Agreements. All funds distributed under, and pursuant to, the Collateral Agreements and received by the Trustee for the ratable benefit of the Holders shall be distributed by the Trustee in accordance with the provisions of the Indenture.

        The collateral release provisions of the Indenture permit the release of Collateral without substitution of collateral having at least equal value under certain circumstances, including asset sales made in compliance with the Indenture.

        Any security interest in Capital Stock or other securities of any Subsidiary of the Issuers securing the Notes and the Guarantees shall be limited at any time to that portion of Capital Stock or other security which value (defined as the principal amount, par value, book value as carried by the Issuers or market value, whichever is greatest), when considered in the aggregate with all other Capital Stock or other securities of such Subsidiary subject to a Security Interest under the Indenture, does not exceed 19.99% of the principal amount of the then outstanding Notes issued by the Issuers; provided, however, in the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Issuers due to the fact that such Subsidiary's Capital Stock or other securities secure the Notes, then the Capital Stock or other securities of such Subsidiary automatically shall be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement; provided further, however, in such event, the Security Agreement may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to release the security interests on the shares of Capital Stock or other securities that are so deemed to no longer constitute part of the Collateral; provided further, however, that at the Issuers' election, a greater portion of the Capital Stock or other securities of such Subsidiary subject to a Security Interest under the Indenture may constitute part of the Collateral. On the Issue Date, as a result of the foregoing limitations, portions of the Capital Stock or other securities of Mrs. Fields Franchising, LLC and TCBY Systems, LLC, each of which are Subsidiary Guarantors, will not constitute Collateral.

Certain Bankruptcy and Other Limitations

        The right of the Trustee to repossess and dispose of or otherwise exercise remedies in respect of the Collateral upon the occurrence and during the continuance of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Issuers or any of their Domestic Restricted Subsidiaries prior to the Trustee having repossessed and disposed of the Collateral or otherwise completed the exercise of its remedies with respect to the Collateral. Under the Bankruptcy Code, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that, under the Bankruptcy Code, the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral securing the obligations owed to it and may include cash payments or the granting of additional security, if and at such times as the bankruptcy court in its discretion determines, for any diminution in the value of such collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

        Moreover, the Trustee may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property because a secured creditor that holds a lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the Trustee may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the Holders. The Trustee's ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the Trustee's Lien on the Collateral.

        In addition, because a portion of the Collateral consists of pledges of a portion of the Capital Stock of certain of our Foreign Subsidiaries, the validity of those pledges under applicable foreign law, and the ability of the Holders to realize upon that Collateral under applicable foreign law, may be limited by such law, which limitations may or may not affect such Liens.

Guarantees

        The full and prompt payment of the Issuers' payment obligations under the Notes and the Indenture will be guaranteed, jointly and severally, by all present and future, direct and indirect, Domestic Restricted Subsidiaries (other than Immaterial Subsidiaries). Each Guarantor will fully and unconditionally guarantee on a senior secured basis (each a "Guarantee" and, collectively, the "Guarantees"), jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Issuers' Obligations under the Indenture and the Notes, including the payment of principal of, interest on, premium, if any, on and Additional Interest, if any, on the Notes. The Guarantee of each Guarantor will rank senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor and equally in right of payment with all other existing and future senior Indebtedness of such Guarantor. The obligations of each Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The net worth of any Guarantor for such purpose shall include any claim of such Guarantor against the Issuers for reimbursement and any claim against any other Guarantor for contribution.

        Each Guarantor may consolidate with or merge into or sell its assets to the Issuers or another Guarantor without limitation. See "—Certain Covenants—Merger, Consolidation and Sale of Assets" and "—Certain Covenants—Limitation on Asset Sales."

        A Guarantor will be released from its Guarantee (and may subsequently dissolve) without any action required on the part of the Trustee or any Holder:

          (1)   if (a) all of the Capital Stock issued by such Guarantor or all or substantially all of the assets of such Guarantor are sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than us or any of our Domestic Restricted Subsidiaries or (b) such Guarantor ceases to be a Restricted Subsidiary, and, in each case, we otherwise comply, to the extent applicable, with the covenant described below under the caption "—Certain Covenants—Limitation on Asset Sales;" or

          (2)   if we designate such Guarantor as an Unrestricted Subsidiary in accordance with the covenant described below under the caption "—Certain Covenants—Restricted Payments;" or

          (3)   if we exercise our legal defeasance option or our covenant defeasance option as described below under the caption "—Legal Defeasance and Covenant Defeasance;" or

          (4)   upon satisfaction and discharge of the Indenture or payment in full of the principal of, premium, if any, accrued and unpaid interest and Additional Interest, if any, on the Notes and all other Obligations that are then due and payable.

        At our request and expense, the Trustee will execute and deliver any instrument evidencing such release. A Guarantor may also be released from its obligations under its Guarantee in connection with a permitted amendment. See "—Modification of the Indenture."

        As of the date of the Indenture, all of our Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances described below under the subheading "—Certain Covenants—Limitation on Restricted Payments," the Issuers will be permitted to designate certain of their Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Indenture and will not guarantee the Notes. In addition, as of the date of the Indenture, none of the Issuers' Foreign Subsidiaries or Immaterial Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuers. As of, and for the fiscal year ended January 3, 2004, the non-Guarantor Subsidiaries represented less than one percent of the Company's consolidated assets and revenues.

Redemption

        Optional Redemption after March 15, 2008.    Except as described below, the Notes are not redeemable before March 15, 2008. Thereafter, the Issuers may on any one or more occasions redeem the Notes at their option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the aggregate principal amount thereof) if redeemed during the twelve-month period commencing on March 15, of the year set forth below:

11 1/2 Notes

Year	Percentage
2008	105.750%
2009	102.875%
2010 and each year thereafter	100.000%

9% Notes

Year	Percentage
2008	104.500%
2009	102.250%
2010 and each year thereafter	100.000%

        In addition, the Issuers must pay accrued and unpaid interest and Additional Interest, if any, on the aggregate principal amount of the Notes redeemed.

        Optional Redemption Upon Equity Offerings.    At any time, or from time to time, on or prior to March 15, 2007, the Issuers may, at their option, use an amount not to exceed the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) ever issued under the Indenture at a redemption price of 111.500% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of redemption with respect to the 11 1/2% Notes and at a redemption price of 109.000% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of redemption with respect to the 9% Notes, provided that:

          (1)   at least 65% of the original principal amount of Notes ever issued under the Indenture remains outstanding immediately after any such redemption;

          (2)   the Issuers make such redemption not more than 120 days after the consummation of any such Equity Offering.

Selection and Notice of Redemption

        In the event that the Issuers choose to redeem at any time less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

          (1)   in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

          (2)   if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate.

        No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the same percentage of Notes for each series to be redeemed and otherwise select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures) unless such method is otherwise prohibited.

        Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at their registered address. The Issuers will pay the redemption price for any Note together with accrued and unpaid interest thereon through the date of redemption. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuers have deposited with the paying agent funds in satisfaction of the applicable redemption price.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase the Notes as described under the captions "—Repurchase upon Change of Control," "—Certain Covenants—Excess Cash Flow Offer" and "—Certain Covenants—Limitation on Asset Sales." We may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase Upon Change of Control

        The Indenture provides that, upon the occurrence of a Change of Control, each Holder will have the right to require that the Issuers purchase all or a portion (in integral multiples of $1,000) of such Holder's Notes using immediately available funds pursuant to the offer described below (the "Change of Control Offer"), at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase.

        Within 30 days following the date upon which the Change of Control occurred, the Issuers must send, by first-class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date").

        Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Issuers, a depositary, if appointed by the Issuers, or the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date. If only a portion of a Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will made). Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and cannot be reissued.

        The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        If a Change of Control Offer is made, there can be no assurance that the Issuers will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Issuers are required to purchase outstanding Notes pursuant to a Change of Control Offer, the Issuers expect that they would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Issuers would be able to obtain such financing and the terms of the Indenture may restrict the ability of the Issuers to obtain such financing.

        Neither the Board of Directors of the Issuers nor the Trustee may waive the covenant to offer to purchase the Notes upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Issuers and their Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management or the Board of Directors of the Company. Consummation of any such Asset Sales in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Issuers or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger, recapitalization or similar transaction.

        The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford Holders the right to require the Issuers to repurchase such Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its Affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its Affiliates) that may adversely affect Holders, if such transaction is not a transaction defined as a Change of Control. See "—Certain Definitions" below for the definition of "Change of Control."

        One of the events that constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets under certain circumstances. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event Holders elect to require the Issuers to purchase the Notes and the Issuers elect to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase under such circumstances.

        The provisions under the Indenture requiring the Issuers to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified, under certain circumstances, with the written consent of the Holders of a majority in principal amount of the Notes. See "—Modification of the Indenture."

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the "Change of Control" provisions of the Indenture by virtue thereof. Certain Covenants The Indenture will contain, among others, the following covenants:

        Limitation on Incurrence of Additional Indebtedness.    The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Issuers or any of their Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness the

Consolidated Fixed Charge Coverage Ratio of the Company will be, after giving effect to the incurrence thereof and the application of the proceeds thereof, greater than 2.0 to 1.0.

        Limitation on Sale and Leaseback Transactions.    The Issuers will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any of their or such Restricted Subsidiary's property unless (1) the Issuers or such Restricted Subsidiary would be entitled to (a) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "—Limitation on Incurrence of Additional Indebtedness" and (b) create a Lien on such property securing such Attributable Debt pursuant to the covenant described under "—Limitation on Liens," and (2) the Sale and Leaseback Transaction is treated as an Asset Sale and the Issuers apply the proceeds of such transaction in compliance with the covenant described under "—Limitation on Asset Sales."

        Limitation on Restricted Payments.    The Issuers will not, and will not cause or permit any of their Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution on or in respect of shares of Capital Stock of the Issuers or their Restricted Subsidiaries to holders of such Capital Stock, other than (i) dividends or distributions payable in Qualified Capital Stock of the Issuers, (ii) dividends and distributions payable to the Issuers or another Restricted Subsidiary of the Issuers that is a Guarantor and (iii) pro rata dividends or distributions payable by a Restricted Subsidiary of the Issuers that is not a Wholly-Owned Subsidiary of the Issuers to minority holders of Capital Stock of such Restricted Subsidiary;

          (2)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuers other than in exchange for Qualified Capital Stock of the Issuers or their Restricted Subsidiaries or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

          (3)   make any principal payment on, purchase, defease, redeem, prepay or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Issuers or any Guarantor that is subordinate or junior in right of payment to the Notes or a Guarantee; or

          (4)   make any Investment (other than Permitted Investments),

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto,

            (i)  a Default or an Event of Default shall have occurred and be continuing; or

           (ii)  the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "—Limitation on Incurrence of Additional Indebtedness;" or

          (iii)  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property as determined in good faith by the Board of Directors of the Company at the time of the making thereof) shall exceed the sum of:

            (u)   50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a deficit, 100% of such Consolidated Net Income) of the Company earned during the period subsequent to the Issue Date and ending on the last day of the Company's most recent fiscal month occurring prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

            (v)   100% of the aggregate net cash proceeds received by the Company from any Person (other than a Restricted Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus

            (w)  100% of the aggregate net cash proceeds received by the Company or any of its Restricted Subsidiaries subsequent to the Issue Date and on or prior to the Reference Date from the issuance and sale of Indebtedness (including Disqualified Capital Stock of the Company) that has been converted into or exchanged for Qualified Capital Stock of the Company together with the aggregate cash received by the Company or such Restricted Subsidiary at the time of such conversion or exchange and the amount of any accrued interest then outstanding on any Indebtedness that is paid in Qualified Capital Stock of the Company; plus

            (x)   without duplication of any amounts included in clause (iii)(v) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (other than a Restricted Subsidiary of the Company) subsequent to the Issue Date and on or prior to the Reference Date; plus

            (y)   the sum of (1) without duplication of any amounts included in Consolidated Net Income in clause (iii)(u) above, the aggregate amount paid in cash or Cash Equivalents to the Company or a Restricted Subsidiary of the Company on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments, (2) the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary of the Company) and (3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

In the case of clauses (iii)(v) and (w) above, any net cash proceeds from issuances and sales of Qualified Capital Stock of the Company financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, shall be excluded until and to the extent such borrowing is repaid.

        Notwithstanding the foregoing, within 120 days following the completion of MFOC's fiscal year 2006 (the "MFOC Cutoff Date"), the Company shall obtain from MFOC a cash flow analysis (the "MFOC Cash Flow Analysis") of MFOC's operations over the period covered by its fiscal years 2004, 2005 and 2006 (the "MFOC Covered Period") and projected operations thereafter to the extent set forth below, as certified by the Chief Financial Officer of MFOC. The MFOC Cash Flow Analysis shall be prepared for MFOC on a stand-alone basis in accordance with GAAP, except that (i) it will not consolidate the cash flows of the Company and its Subsidiaries or include any dividends or other payments made by the Company (or, for the period prior to the Issue Date, deemed to have been made up to but not exceeding $3.5 million) to MFOC over the MFOC Covered Period and (ii) the present value of MFOC's projected net future cash flow stream following the end of fiscal year 2006 shall be determined using an 8% per annum discount rate and such present value shall be deducted from the net cash flow for the MFOC Covered Period as otherwise determined. To the extent that the MFOC Cash Flow Analysis shows positive net cash flow for MFOC over the MFOC Covered Period, the amount that would otherwise be available to be paid under the foregoing provision following the MFOC Cutoff Date shall be reduced by the amount of such positive net cash flow, but such reduction shall have no effect on any payments previously paid in compliance with the foregoing provision.

        Also notwithstanding the foregoing, the provisions set forth in this section entitled "—Limitations on Restricted Payments" do not prohibit:

           (1)  the payment of any dividend or other distribution or redemption within 60 days after the date of declaration of such dividend or call for redemption if such payment would have been permitted on the date of declaration or call for redemption;

           (2)  the repurchase, redemption or other acquisition or retirement of any shares of Qualified Capital Stock of the Company, either (i) solely in exchange for other shares of Qualified Capital Stock of the Company or (ii) if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

           (3)  the repurchase, retirement, redemption or other repayment or acquisition of any Indebtedness of the Company or the Guarantors that is subordinate or junior in right of payment to the Notes and Guarantees either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

           (4)  if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, an Investment through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

           (5)  if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, a Restricted Payment to pay for the repurchase or other acquisition of shares of Capital Stock of the Company or any direct or indirect parent company of the Company from officers, former officers, employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such officers, former officers, employees, former employees, directors or former directors) pursuant to the terms of any agreements (including employment agreements) or plans (or amendments thereto) under which such Capital Stock was issued; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $1.0 million in any fiscal year, plus up to $500,000 of any unused amount permitted under this clause (5) for the immediately preceding year;

          (6)   if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, payments or distributions to dissenting stockholders of Capital Stock of the Company pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or any of its Restricted Subsidiaries;

          (7)   if MFOC, immediately prior to such payment, is not in default of any of its payment obligations under the Management Agreement or the Sublease and if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto and so long as the condition described in clause (iii) of the first sentence of this covenant "—Restricted Payments" shall have been satisfied after giving effect thereto, within 60 days following the completion of an Excess Cash Flow Offer, the declaration and payment of dividends in an amount not to exceed the lesser of (i) that portion of the Excess Cash Flow Amount not needed to purchase Notes properly tendered pursuant to such Excess Cash Flow Offer, (ii) the amount specified by the Company in the disclosure documents provided to Holders in connection with such Excess Cash Flow Offer as to be available to be dividended by it in the event that any portion of the Excess Cash Flow Amount shall not be needed to purchase Notes properly tendered pursuant to such Excess Cash Flow Offer (which amount shall be so specified in such disclosure documents and shall not, in any event, exceed the Excess Cash Flow Amount) and (iii) the aggregate amount of dividends that could then be paid in accordance with clause (iii) of the immediately preceding paragraph without regard to compliance with clause (ii) of the immediately preceding paragraph;

          (8)   if MFOC, immediately prior to such payment, is not in default of any of its payment obligations under the Management Agreement or the Sublease and if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto and so long as the condition described in clause (iii) of the first sentence of this covenant "—Restricted Payments" shall have been satisfied after giving effect thereto, within 60 days following the completion of a Net Proceeds Offer, the declaration and payment of dividends in an amount not to exceed the lesser of (i) that portion of the Net Proceeds Offer Amount not needed to purchase Notes properly tendered pursuant to such Net Proceeds Offer, (ii) the amount specified by the Company in the disclosure documents provided to Holders in connection with such Net Proceeds Offer as to be available to be dividended by it in the event that any portion of the Net Proceeds Offer Amount shall not be needed to purchase Notes properly tendered pursuant to such Net Proceeds Offer (which amount shall be so specified in such disclosure documents and shall not, in any event, exceed the Net Proceeds Offer Amount) and (iii) the aggregate amount of dividends that could then be paid in accordance with clause (iii) of the immediately preceding paragraph without regard to compliance with clause (ii) of the immediately preceding paragraph;

          (9)   if MFOC, immediately prior to such payment, is not in default of any of its payment obligations under the Management Agreement or the Sublease and no Default or Event of Default shall have occurred or be continuing, the declaration and payment of dividends in an aggregate amount not to exceed $5,000,000;

          (10) if MFOC, immediately prior to such payment, is not in default of any of its payment obligations under the Management Agreement or the Sublease and no Default or Event of Default shall have occurred or be continuing or would exist after giving effect thereto, the payment of dividends in an amount needed by MFOC, MFH and Parent to pay (i) reasonable and customary fees payable to members of the Board of Directors of MFOC, MFH and/or Parent, and (ii) reasonable and customary legal, accounting and administrative fees and expenses incurred by MFOC, MFH and/or Parent, which amounts paid pursuant to this clause (12) shall not exceed $250,000 in the aggregate in any consecutive twelve-month period;

          (11) the payment to Parent or MFOC of the Company's and its Restricted Subsidiaries' reasonable allocable share, as determined in good faith by the Board of Directors of the Company, of (i) any premiums or similar payments payable by Parent or MFOC to the extent necessary to maintain health, disability and similar employee benefit plans for the benefit of the officers, directors and employees of the Company and its Restricted Subsidiaries, and (ii) any insurance premiums or similar payments payable by Parent to the extent necessary to maintain insurance against loss or damage of assets of the Company and/or any of its Restricted Subsidiaries (and with respect to which the Company and its Restricted Subsidiaries are named insureds) of the kinds that, in the good faith judgment of the Board of Directors of the Company, are adequate and appropriate for the conduct of the business of the Company and its Restricted Subsidiaries; and

          (12) the Refinancing Transactions.

        For purposes of determining compliance with the "Limitation on Restricted Payments" covenant, in the event that an item meets the criteria of more than one of the categories described in clauses (1) through (12) above, the Issuers shall, in their sole discretion, classify (or later reclassify) such item in any manner that complies with this covenant. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the second immediately preceding paragraph, amounts expended pursuant to clauses (1), 2(ii), 3(ii)(a), (4), (5), (6), (7) and (8) above shall be included in such calculation.

        For purposes of this covenant "—Restricted Payments", the term "Restricted Payment" shall be deemed to include (i) any payment to be made to Larry A. Hodges on or after the Issue Date relating to the cancellation, exchange or other disposition of any of his shares of common stock of Parent or options (whether or not exercised prior to the stated expiry date thereof) to purchase shares of common stock of Parent, except to the extent that such payment is made pursuant to, and in accordance with, the terms of that Separation Agreement, dated as of August 15, 2003, by and among Larry A. Hodges, Parent and MFOC and the Severance Assumption Agreement to be entered into by and among Larry A. Hodges, Parent, MFOC and the Company, in each case as in effect on the Issue Date, and (ii) any payment made by the Company or its Subsidiaries under the Tax Allocation Agreement, provided that all payments under the Tax Allocation Agreement shall be permitted except that, to the extent that such payments exceed the consolidated federal income taxes (including estimated taxes) payable in respect of Parent's consolidated federal income tax group, such payments (including for these purposes amounts previously accrued but not previously paid by reason of such limitation) may only be made while the ratio of "Net Indebtedness" to "Consolidated EBITDA" is less than 3.75:1.0 and the Company otherwise is in compliance with the terms of the indenture governing the Notes.

        Not later than the date of making any Restricted Payment pursuant to clause (iii) of the first sentence of this covenant "—Restricted Payments" or clause (6) of the third sentence of this covenant "—Restricted Payments", the Issuers shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal monthly or quarterly, as the case may be, financial statements.

        Not later than the date of any payment by the Issuers or their Subsidiaries under the Tax Allocation Agreement, the Issuers shall deliver to the Trustee a certificate of an officer of the Issuers to the effect that, to the best of such officer's knowledge and belief, such payment complies in all material respects with the Indenture and the Tax Allocation Agreement.

        Excess Cash Flow Offer.    Not later than April 30th following any fiscal year in which there was Excess Cash Flow (a "Excess Cash Flow Offer Trigger Date"), the Issuers will make an offer to purchase from all Holders on a pro rata basis (the "Excess Cash Flow Offer") on a date (the "Excess Cash Flow Offer Payment Date") not less than 30 nor more than 45 days following the applicable Excess Cash Flow Offer Trigger Date, the aggregate principal amount of Notes that may be purchased with 50% of Excess Cash Flow (reduced by the Issuers' estimated expenses in making the Excess Cash Flow Offer, as determined in good faith by the Company's Board of Directors) (after giving effect to such reduction for expenses, each a "Excess Cash Flow Offer Amount") at a price equal to 100% of the aggregate principal amount of the Notes to be purchased, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase.

        The Issuers may at their election make an Excess Cash Flow Offer prior to being obligated to do so and may defer any Excess Cash Flow Offer until the sum of:

          (1)   the cumulative Excess Cash Flow Offer Amount resulting from Excess Cash Flow from one or more fiscal years that has not been applied pursuant to the immediately preceding paragraph, and

          (2)   the aggregate Net Proceeds Offer Amount resulting from one or more Asset Sales that has not been applied pursuant to the first paragraph under the caption "—Limitation on Asset Sales,"

is equal to or in excess of $10.0 million, in which case the accumulation of such amount shall constitute an Excess Cash Flow Offer Trigger Date (at which time, the entire unutilized Trigger Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to the immediately preceding paragraph).

        To the extent that the aggregate principal amount of Notes tendered pursuant to such Excess Cash Flow Offer is less than the Excess Cash Flow Amount (or, in the event the Issuers elect to defer the Excess Cash Flow Offer pursuant to the immediately preceding paragraph, the Trigger Amount), such deficiency shall be deemed to have been applied and the Issuers and their Restricted Subsidiaries may use such deficiency for general corporate purposes or declare and pay a dividend in the amount of such deficiency to MFOC in accordance with the provisions of clause (7) of "—Limitations on Restricted Payments." Upon completion of such Excess Cash Flow Offer, the Excess Cash Flow Offer Amount will be reset to zero (or, in the event the Issuers elect to defer the Excess Cash Flow Offer pursuant to the immediately preceding paragraph, upon completion of such Excess Cash Flow Offer, the Excess Cash Flow Amount and Net Proceeds Amount under the "—Limitation on Asset Sales" covenant will each be reset to zero).

        Each notice of an Excess Cash Flow Offer shall be mailed to the record Holders as shown on the register of Holders within 25 days following the Excess Cash Flow Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Excess Cash Flow Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Excess Cash Flow Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered and with such adjustments as may be reasonably deemed appropriate by the Issuers so that only Notes in denominations of $1,000 or multiples thereof shall be purchased). An Excess Cash Flow Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If only a portion of a Note is purchased pursuant to an Excess Cash Flow Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will made). Notes (or portions thereof) purchased pursuant to an Excess Cash Flow Offer will be cancelled and cannot be reissued.

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with the "—Excess Cash Flow Offer" provisions of the Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "—Excess Cash Flow Offer" provisions of the Indenture by virtue thereof.

        Limitation on Asset Sales.    The Issuers will not, and will not permit any of their Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Issuers or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors);

          (2)   at least 75% of the consideration received by the Issuers or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; provided that (a) the amount of any Indebtedness or other liabilities of the Issuers or such Restricted Subsidiary (other than Indebtedness or liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets so long as the documents governing such liabilities provide that there is no further recourse to the Issuers or any of their Subsidiaries with respect to such liabilities and (b) the Fair Market Value of any marketable securities, currencies, notes or other obligations received by the Issuers or any such Restricted Subsidiary in exchange for any such assets that are converted into cash or Cash Equivalents within 180 days after the consummation of such Asset Sale shall be deemed to be cash for purposes of this provision; and

          (3)   upon the consummation of an Asset Sale, the Issuers shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof:

            (a)   (i) in the case where the property or asset that was the subject of such Asset Sale does not constitute Collateral, to repay Indebtedness secured by a Lien of the type described in clause (7), (14) or (17) of the definition of the term "Permitted Lien," (ii) in the case where the property or asset that was the subject of such Asset Sale is the property or asset of a Foreign Restricted Subsidiary, to repay Indebtedness of any Foreign Restricted Subsidiary or (iii) a combination of the foregoing clauses (i) and (ii);

            (b)   to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in any other properties and assets that will be used, or Capital Stock of a Person engaged, in the business of the Issuers and their Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"); or

            (c)   a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

        On the 361st day after an Asset Sale (a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (after giving effect to reduction for the estimated expenses of such Issuer or Restricted Subsidiary in making the Net Proceeds Offer, as determined in good faith by the Company's Board of Directors, each a "Net Proceeds Offer Amount") shall be applied by the Issuers or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the aggregate principal amount of the Notes to be purchased, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Issuers or any Restricted Subsidiary of the Issuers, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder on the date of such conversion or disposition, as the case may be, and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

        The Issuers may at their election make a Net Proceeds Offer prior to being obligated to do so and may defer any Net Proceeds Offer until the sum of:

          (1)   the aggregate Net Proceeds Offer Amount resulting from one or more Asset Sales that has not been applied pursuant to the immediately preceding paragraph, and

          (2)   the cumulative Excess Cash Flow Offer Amount resulting from Excess Cash Flow from one or more fiscal years that has not been applied pursuant to the first paragraph under the caption "—Excess Cash Flow Offer,"

is equal to or in excess of $10.0 million, in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date (at which time, the entire unutilized Trigger Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to the immediately preceding paragraph).

        To the extent that the aggregate principal amount of Notes tendered pursuant to such Net Proceeds Offer is less than the Net Proceeds Amount (or, in the event the Issuers elect to defer the Net Proceeds Offer pursuant to the immediately preceding paragraph, the Trigger Amount), such deficiency shall be deemed to have been applied and the Issuers and their Restricted Subsidiaries may use such deficiency for general corporate purposes or declare and pay a dividend in the amount of such deficiency to MFOC in accordance with the provisions of clause (8) of "—Limitations on Restricted Payments." Upon completion of such Net Proceeds Offer, the Net Proceeds Offer Amount will be reset to zero (or, in the event the Issuers elect to defer the Net Proceeds Offer pursuant to the immediately preceding paragraph, upon completion of such Net Proceeds Offer, the Net Proceeds Amount and Excess Cash Flow Amount under the "—Excess Cash Flow" covenant will each be reset to zero).

        In the event of the transfer of substantially all (but not all) of the property and assets of the Company and their Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "—Merger, Consolidation and Sale of Assets," which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and their Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it constituted an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        Notwithstanding anything to the contrary contained in this covenant, the Issuers and their Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

          (1)   the consideration for such Asset Sale constitutes Replacement Assets; and

          (2)   such Asset Sale is for Fair Market Value; provided that any consideration not constituting Replacement Assets received by the Issuers or any of their Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the preceding paragraph.

        Each notice of a Net Proceeds Offer shall be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered and with such adjustments as may be reasonably deemed appropriate by the Issuers so that only Notes in denominations of $1,000 or multiples thereof shall be purchased). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If only a portion of a Note is purchased pursuant to a Net Proceeds Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will made). Notes (or portions thereof) purchased pursuant to a Net Proceeds Offer will be cancelled and cannot be reissued.

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "—Limitation on Asset Sale" provisions of the Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "—Limitation on Asset Sale" provisions of the Indenture by virtue thereof.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    The Issuers will not, and will not cause or permit any of their Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Issuers to:

          (1)   pay dividends or make any other distributions on or in respect of their Capital Stock;

          (2)   make loans or advances or to pay any Indebtedness or other obligation owed to the Issuers or any other Restricted Subsidiary of the Issuers; or

          (3)   transfer any of their property or assets to the Issuers or any other Restricted Subsidiary of the Issuers,

except for such encumbrances or restrictions existing under or by reason of:

            (a)   applicable law;

            (b)   the Indenture, the Notes, the Guarantees and the Collateral Agreements;

            (c)   in the case of clause (3) above, (A) agreements or instruments that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Issuers or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) provisions arising or agreed to in the ordinary course of business not relating to Indebtedness that do not, individually or in the aggregate, detract from the value of property or assets of the Issuers or any of their Restricted Subsidiaries or the ability of the Issuers or such Restricted Subsidiary, as the case may be, to use such property or assets, in each case in any manner material to the Issuers or any of their Restricted Subsidiaries;

            (d)   any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

            (e)   agreements or instruments existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

            (f)    provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis;

            (g)   restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

            (h)   restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

            (i)    provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

            (j)    restrictions contained in the terms of the Purchase Money Indebtedness or Capitalized Lease Obligations not incurred in violation of the Indenture; provided that such restrictions relate only to the property financed with such Indebtedness;

            (k)   restrictions in other Indebtedness incurred in compliance with the covenant described under "—Limitation on Incurrence of Additional Indebtedness;" provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company's Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (b), (e) and (f) above;

            (l)    restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business;

            (m)  restrictions on the ability of any Foreign Restricted Subsidiary to make dividends or other distributions resulting from the operation of covenants contained in documentation governing Indebtedness of such Subsidiary permitted under the Indenture; and

            (n)   an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d) or (e) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Issuers in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d) or (e).

        Nothing contained in this covenant shall prevent the Issuers or any of their Restricted Subsidiaries from creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "—Limitation on Liens" covenant.

        Limitation on Issuances and Sales of Capital Stock of Subsidiaries.    The Issuers will not permit or cause any of their Restricted Subsidiaries to issue or sell any Capital Stock except:

          (1)   to the Issuers or a Wholly-Owned Restricted Subsidiary of the Issuers;

          (2)   issuances of directors' qualifying shares or sales to foreign nationals of shares of Capital Stock of Foreign Restricted Subsidiaries to the extent required by applicable law;

          (3)   issuances or sales of shares of Common Stock of Restricted Subsidiaries to the extent required, as determined in good faith by the Board of Directors of the Company, to obtain or maintain any governmental license, privilege or other right that is necessary or useful in connection with the conduct by such Restricted Subsidiary of its business;

          (4)   if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "—Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or

          (5)   sales of all of the Capital Stock of a Restricted Subsidiary of the Issuers in compliance with the provisions of the "—Limitation on Asset Sales" covenant.

        Limitation on Liens.    The Issuers will not, and will not cause or permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any property or assets of the Issuers or any of their

Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

        Merger, Consolidation and Sale of Assets.    Neither Issuer will, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Issuers to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

          (1)   either:

            (a)   the Company shall be the surviving or continuing entity; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which an Issuer is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

              (x)   shall be a limited liability company or a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

              (y)   shall expressly assume, (i) by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, interest on and Additional Interest, if any, on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Issuers to be performed or observed thereunder and (ii) by amendment, supplement or other instrument (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all obligations of the Issuers under the Collateral Agreements and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

          (2)   except in the case of a consolidation or merger of an Issuer with or into a Wholly-Owned Subsidiary of the Company, or a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company to a Wholly-Owned Subsidiary of the Company, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness (including Acquired Indebtedness) incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (a) shall have a Consolidated Net Worth at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "—Limitation on Incurrence of Additional Indebtedness" covenant;

          (3)   except in the case of a consolidation or merger of the Issuers with or into a Wholly-Owned Subsidiary of the Company, or a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company to a Wholly-Owned Subsidiary of the Company, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness (including Acquired Indebtedness) incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

          (4)   the Issuers or the Surviving Entity shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The Indenture provides that, upon any consolidation, combination or merger of an Issuer or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which such Issuer is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer under the Indenture and the Notes with the same effect as if such surviving entity had been named as such. Upon such substitution the Issuer and any Guarantors that remain Subsidiaries of the Issuer shall be released.

        Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "—Limitation on Asset Sales") will not, and the Issuers will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Issuers or any other Guarantor unless:

          (1)   the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a limited liability company or corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (2)   such entity assumes (a) by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all of the obligations of the Guarantor under the Guarantee and (b) by amendment, supplement or other instrument (in form and substance satisfactory to the Trustee) executed and delivered to the Trustee, all obligations of the Guarantor under the Collateral Agreements and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

          (3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (4)   immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

        Any merger or consolidation of (i) a Guarantor with and into an Issuer (with the Issuer being the surviving entity) or another Guarantor or (ii) a Guarantor or the Issuers with an Affiliate organized solely for the purpose of reorganizing such Guarantor or the Issuers in another jurisdiction in the

United States or any state thereof or the District of Columbia or changing the legal form of such Guarantor or the Issuers need only comply with (A) clause (4) of the first paragraph of this covenant and (B) in the case of a merger or consolidation involving (x) the Issuers as described in clause (ii) above, clause 1(b)(y) of the first paragraph of this covenant and (y) in the case of a Guarantor as described in clause (ii) above, clause (2) of the immediately preceding paragraph.

        Limitations on Transactions with Affiliates.    (A) The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of their Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Issuers or such Restricted Subsidiary.

        All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $2.5 million shall be approved by a majority of the disinterested members of the Board of Directors of the Issuers or a majority of the disinterested members, if any, of the Board of Directors of such Restricted Subsidiary (or, the entire Board of Directors, in the event there are no disinterested members of the Board of Directors of such Restricted Subsidiary), as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the provisions set forth in the paragraph of this "—Limitations on Transactions with Affiliates" provision. If the Issuers or any Restricted Subsidiary of the Issuers enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate Fair Market Value of more than $10.0 million, the Issuers or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Issuers or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

        (b)   The restrictions set forth in the first paragraph of this covenant shall not apply to:

          (1)   reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees or consultants of the Issuers or any Restricted Subsidiary of the Issuers as determined in good faith by the Company's Board of Directors or senior management;

          (2)   transactions exclusively between or among the Issuers and any of their Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries;

          (3)   the Refinancing Transactions or any agreement as in effect on the Issue Date (including any transaction expressly provided for therein) and any amendment thereto or any replacement agreement thereto so long as (i) any such amendment or replacement agreement is not more disadvantageous to the Holders, in any material respect, than the original agreement as in effect on the Issue Date, provided that this clause (i) shall not apply to any amendment or replacement agreement in respect of the TCBY Supply Agreement, and (ii) any such amendment or replacement agreement shall be approved by a majority of the disinterested members of the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that the terms of such amendment or replacement agreement comply with the provisions set forth in clause (a) of this "—Limitations on Transactions with Affiliates" provision (provided that no fairness opinion need be delivered under such clause in the case where such amendment or replacement agreement is in respect of the TCBY Supply Agreement) and the "—Limitation on Restricted Payments" covenant and the terms of this clause (3);

          (4)   Restricted Payments permitted by the Indenture and Affiliate Transactions that constitute Permitted Investments;

          (5)   any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into by the Issuers or any of their Restricted Subsidiaries in the ordinary course of business;

          (6)   payments pursuant to or other transactions expressly provided for under the Contribution Agreement, the Management Agreement, the Tax Allocation Agreement, the MFOC Franchise Agreements, the TCBY Supply Agreement, the Sublease or the Collection Agency Agreement, in each case as in effect on the Issue Date, or any amendment thereto or any replacement agreement thereto so long as (i) any such amendment or replacement agreement is not more disadvantageous to the Holders, in any material respect, than the original agreement as in effect on the Issue Date, and (ii) any such amendment or replacement agreement shall be approved by a majority of the disinterested members of the Board of Directors of the Issuers or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that the terms of such amendment or replacement agreement comply with the provisions set forth in clause (a) of this "—Limitations on Transactions with Affiliates" provision and the "—Limitation on Restricted Payments" covenant and the terms of this clause (6);

          (7)   issuance of Qualified Capital Stock of the Company and the granting of registration rights with respect to such Qualified Capital Stock; provided such registration rights are permitted under the Registration Rights Agreements;

          (8)   any transaction on arm's length terms with a non-Affiliate that becomes an Affiliate as a result of such transaction; and

          (9)   arrangements with directors or officers of the Company or any Restricted Subsidiary existing on the Issue Date as disclosed in this prospectus and in effect on the Issue Date or as modified thereafter; provided that any such modification shall be approved by a majority of the disinterested members of the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that the terms of such modification comply with the provisions set forth in the first paragraph of this "—Limitations on Transactions with Affiliates" provision.

        Additional Subsidiary Guarantees.    If the Issuers or any of their Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Person that is not a Guarantor but becomes a Domestic Restricted Subsidiary as a result of such transaction, or if the Issuers or any of their Restricted Subsidiaries shall organize, acquire or otherwise invest in another Person that is not a Guarantor but becomes a Domestic Restricted Subsidiary as a result of such transaction, then such transferee or acquired or other Subsidiary (other than an Immaterial Subsidiary) shall:

          (1)   execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee on a senior secured basis all of the Issuers' obligations under the Notes and the Indenture on the terms set forth in the Indenture;

          (2)   (a) execute and deliver to the Trustee such amendments to the Collateral Agreements as the Trustee reasonably determines to be necessary or advisable in order to grant to the Trustee, for the benefit of the Holders, a perfected security interest in the Capital Stock of such new Domestic Restricted Subsidiary and any debt securities of such new Domestic Restricted Subsidiary, subject to Permitted Liens, which are owned by the Issuers or such new Domestic Restricted Subsidiary and required to be pledged pursuant to the Security Agreement, (b) deliver to the Trustee any certificates representing such Capital Stock and debt securities, together with (i) in the case of such Capital Stock, undated stock powers or instruments of transfer, as applicable, endorsed in blank, and (ii) in the case of such debt securities, endorsed in blank, in each case executed and delivered by an Officer of such Issuer or such Subsidiary, as the case may be;

          (3)   cause such new Domestic Restricted Subsidiary to take such other actions necessary or as the Trustee reasonably determines to be advisable to grant to the Trustee for the benefit of the Holders a perfected security interest in the assets of such new Domestic Restricted Subsidiary to the extent required pursuant to the terms of the Collateral Agreements, subject to the Permitted Liens, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Trustee;

          (4)   take such further action and execute and deliver such other documents specified in the Indenture to effectuate the foregoing; and

          (5)   deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Domestic Restricted Subsidiary and such other opinions regarding the perfection of such Liens in the Collateral of or consisting of the Capital Stock of such Domestic Restricted Subsidiary as provided for in the Indenture.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

        Impairment of Security Interest.    Neither the Issuers nor any of their Subsidiaries will take or knowingly omit to take any action which would materially impair the Liens in favor of the Trustee and the Holders, with respect to any material portion of the Collateral. Neither the Issuers nor any of their Domestic Restricted Subsidiaries shall grant to any Person (other than the Trustee), or permit any Person (other than the Trustee) to retain, any interest whatsoever in the Collateral other than Permitted Liens. Neither the Issuers nor any of their Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Indenture, the Notes and the Collateral Agreements. The Issuers shall, and shall cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements. The Issuers shall, and shall cause each of their Restricted Subsidiaries to, at their sole cost and expense, file any such notice filings or other agreements or instruments as may be required under applicable law to perfect the Liens created by the Collateral Agreements, subject to Permitted Liens.

        Real Estate Mortgages and Recordings.    With respect to any fee interest (as distinguished from any leasehold or other interest) in any real property (individually and collectively, the "Premises") (A) owned by the Issuers or any of their Domestic Restricted Subsidiaries on the Issue Date or (B) acquired by the Issuers or any of their Domestic Restricted Subsidiaries after the Issue Date and, in each case, having (i) a purchase price or (ii) a Fair Market Value, of greater than $750,000:

          (1)   the Issuers shall deliver to the Trustee, as mortgagee, a fully-executed counterpart of a Mortgage, duly executed by the Issuers or the applicable Domestic Restricted Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage and fixture filings as may be necessary or, desirable, to create a valid, perfected Lien, against the interest purported to be covered thereby;

          (2)   to the extent practicable, the Trustee shall have received a mortgagee's title insurance policy in favor of the Trustee, as mortgagee, in an amount equal to 125% of the Fair Market Value of the property purported to be covered by such Mortgage and in form and substance and issued by a nationally-recognized title insurance company or other insurer, with respect to the property purported to be covered by such Mortgage, insuring that the Lien created by such Mortgage constitutes a valid Lien on such interest accompanied by evidence of the payment in full of all premiums thereon; and

          (3)   the Issuers shall deliver to the Trustee, with respect to each Premises that is the subject of such Mortgage, such other items that are required to be delivered pursuant to the Indenture.

        Conduct of Business.    The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary or reasonably related to the businesses in which the Issuers and their Restricted Subsidiaries are engaged on the Issue Date.

        Activities of MFFC.    MFFC shall not hold any assets, become liable for any obligations, engage in any business activity or hold any Subsidiary; provided that MFFC shall be a co-issuer of the Notes pursuant to the terms of the Indenture and may engage in any activities directly related or necessary in connection therewith.

        Reports to Holders.    The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "SEC"), so long as any Notes are outstanding, after the date that a registration statement relating to the Exchange Offer is required to be filed pursuant to the Registration Rights Agreement, the Issuers will furnish to the Trustee and, upon request, to the Holders of Notes:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuers were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and their consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and their Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Issuers were required to file such reports,

in each case within the time periods specified in the SEC's rules and regulations.

        In addition, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreements, whether or not required by the rules and regulations of the SEC, the Issuers will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing). In addition, the Issuers have agreed that, prior to the consummation of the Exchange Offer, for so long as any Notes remain outstanding, it will furnish to the Holders upon their request, the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act.

        Notwithstanding anything to the contrary under this covenant "—Reports to Holders," if FIN 46 requires, or is amended, modified or supplemented from time to time by FASB to require, the Company to consolidate the assets, liabilities or operations of any of its franchisees or any franchisee of any of its Subsidiaries (to the extent that any such franchisee is not a direct or indirect Subsidiary of the Company) with the consolidated financial statements of the Company and its Restricted Subsidiaries under GAAP in a manner in which, as determined in good faith by the Board of Directors of the Company, the Company after good faith efforts is incapable of fully complying (such matters with respect to which the Company is incapable of so complying, the "Non-Compliant FIN 46 Requirements") within the time period prescribed by applicable SEC rules and regulations (any date on which the Company is required to so comply, a "Compliance Date"), then (1) the effect of any such required consolidation would be ignored for purposes of financial covenant compliance and (2) the Company may postpone the filing of the registration statement relating to the Exchange Offer required to be filed pursuant to the Registration Rights Agreements or, if already filed, may discontinue making filings with the SEC for so long as the Company is unable to fully comply with FIN 46 and can instead furnish to the Trustee and make available to the public on its Web site on the relevant Compliance Date the consolidated financial statements that, but for this paragraph, the Company would be required to file with the SEC under this covenant "—Reports to Holders", provided, that (a) such consolidated financial statements shall not be required to comply with Non-Compliant FIN 46 Requirements and need not be audited and (b) within 90 days following the relevant Compliance Date for annual financial statements (or the date as of which such registration statement required to be filed pursuant to the Registration Rights Agreements was to have been filed) the Company shall furnish to the Trustee and make available to the public on its Web site the audited consolidated financial statements that, but for this paragraph, the Company would be required to file with the SEC under this covenant "—Reports to Holders".

        Payments for Consent.    The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes, the Registration Rights Agreements or any Collateral Agreement unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Possession, Use and Release of Collateral

        Unless an Event of Default shall have occurred and be continuing, the Issuers and the Restricted Subsidiaries shall have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than as set forth in the Collateral Agreements), to freely operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income therefrom.

        Release of Collateral.    Upon compliance by the Issuers and their Domestic Restricted Subsidiaries with the conditions set forth below in respect of any release of items of Collateral, and upon delivery by the Issuers to the Trustee of an Opinion of Counsel to the effect that such conditions have been met, the Trustee will terminate and release its Lien on the applicable Released Interests (as defined in the next paragraph), and the Trustee shall, at the sole cost and expense of the Issuers or such Domestic Restricted Subsidiary, execute and deliver to the Issuers or such Domestic Restricted Subsidiary such documents, without any representation, warranty or recourse of any kind whatsoever, as the Issuers or such Domestic Restricted Subsidiary shall reasonably request to effect or evidence such termination.

        Asset Sale Release.    The Issuers and the Restricted Subsidiaries have the right to obtain a release of items of Collateral (the "Released Interests") subject to an Asset Sale or other asset sale permitted under the Indenture upon compliance with the condition that the Issuers deliver to the Trustee the following:

          (1)   A notice from the Issuers requesting the release of Released Interests: (i) describing the proposed Released Interests; (ii) specifying the Fair Market Value of such Released Interests on a date within 60 days of such notice (the "Valuation Date"); (iii) stating that the purchase price received is at least equal to the Fair Market Value of the Released Interests (other than with respect to an Asset Sale or other asset sale for which the consideration is Replacement Assets, in which case such notice shall include a statement that the Fair Market Value of such Replacement

  Assets is at least equal to the Fair Market Value of such Released Interests); (iv) stating that the release of such Released Interests would not be expected to interfere in any material respect with the Trustee's ability to realize the value of the remaining Collateral and will not impair in any material respect the maintenance and operation of the remaining Collateral; and (v) certifying that such Asset Sale or other asset sale complies with the terms and conditions of the Indenture with respect thereto; and

          (2)   An Officers' Certificate of the Issuers stating that: (i) such Asset Sale or other asset sale covers only the Released Interests and complies with the terms and conditions of the Indenture with respect to Asset Sales; (ii) there is no Default or Event of Default in effect or continuing on the date thereof or the date of such Asset Sale; (iii) the release of such Released Interests will not result in a Default or Event of Default under the Indenture; and (iv) all conditions precedent in the Indenture relating to the release in question have been or will be complied with;

        If the Issuers or any Domestic Restricted Subsidiary engages in any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value of any Collateral of the type described in clause (a), (c), (d), (e), (f), (g), (h), (i), (j), (k) or (l) of the proviso to the definition of the term "Asset Sale," the Liens of the Trustee on such Collateral shall automatically terminate and be released without any action by the Trustee, and the Trustee shall, at the sole cost and expense of the Issuers or such Domestic Restricted Subsidiary, execute and deliver to the Issuers or such Domestic Restricted Subsidiary such documents, without any representation, warranty or recourse of any kind whatsoever, as the Issuers or such Domestic Restricted Subsidiary shall reasonably request to effect or evidence such termination.

        Release of Inventory and Accounts Receivable Collateral.    Notwithstanding any provision to the contrary in the Indenture, Collateral comprised of accounts receivable, inventory or (prior to the occurrence and during the continuance of an Event of Default) the proceeds of the foregoing shall be subject to release upon sales of such inventory and collection of the proceeds of such accounts receivable in the ordinary course of business. If requested in writing by the Issuers, the Trustee shall instruct the Trustee to execute and deliver such documents, instruments or statements and to take such other action as the Issuers may request to evidence or confirm that the Collateral falling under this "Release of Inventory and Accounts Receivable Collateral" provision has been released from the Liens of each of the Collateral Agreements.

        Release upon Satisfaction or Defeasance of all Outstanding Obligations.    The Liens on, and pledges of, all Collateral will also be terminated and released upon (i) payment in full of the principal of, premium, if any, on, accrued and unpaid interest and Additional Interest, if any, on the Notes and all other Obligations under the Indenture, the Guarantees and the Collateral Agreements that are due and payable at or prior to the time such principal, premium, if any, accrued and unpaid interest and Additional Interest, if any, are paid, (ii) a satisfaction and discharge of the Indenture as described below under the caption "—Satisfaction and Discharge" and (iii) the occurrence of a legal defeasance or covenant defeasance as described below under "—Legal Defeasance and Covenant Defeasance."

Events of Default

        The following events are defined in the Indenture as "—Events of Default":

          (1)   the failure to pay the premium, if any, interest and Additional Interest, if any, on any Notes or any other amount (other than principal for the Notes) when the same becomes due and payable and the default continues for a period of 30 days;

          (2)   the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer, an Excess Cash Flow Offer or a Net Proceeds Offer);

          (3)   a default in the observance or performance of any other covenant or agreement contained in the Indenture (other than the payment of the principal of, or premium, if any, or interest or Additional Interest, if any, on any Note) or any Collateral Agreement which default continues for a period of 30 days after the Issuers receive written notice specifying the default (and demanding that such default be remedied and stating that such notice is a "Notice of Default") from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4)   the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of either Issuer or any Restricted Subsidiary of the Company (other than any Immaterial Subsidiary of the Company) or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by such Issuer or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $5.0 million or more at any time;

          (5)   one or more judgments in an aggregate amount in excess of $7.5 million (which are not covered by insurance as to which the insurer has not disclaimed coverage) shall have been rendered against either Issuer or any Restricted Subsidiary of the Company (other than any such judgment rendered solely against an Immaterial Subsidiary of the Company) and such judgments remain undischarged, unpaid or unstayed for a period of 60 consecutive days after such judgment or judgments become final and non-appealable;

          (6)   certain events of bankruptcy affecting either Issuer or any Significant Subsidiary of the Company;

          (7)   except with respect to a Collateral Agreement for which all or substantially all of the assets comprising the Collateral thereunder have been transferred or sold or the Lien thereon released as permitted under "—Possession, Use and Release of Collateral," any Collateral Agreement at any time for any reason shall cease to be in full force and effect, or shall cease to be effective in all material respects to grant the Trustee the Liens with the priority purported to be created thereby on a material portion of the Collateral thereunder, subject to Permitted Liens and no other Liens except as expressly permitted by the applicable Collateral Agreement, in each case for 30 days after the Issuers receive written notice thereof specifying such occurrence from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes;

          (8)   either Issuer or any Guarantor that is a Significant Subsidiary shall assert in writing that any Lien created under any Collateral Agreement is invalid or unenforceable; or

          (9)   any Guarantee of a Guarantor that is a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Guarantor that is a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Guarantor that is a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of the release of such Guarantor in accordance with the terms of the Indenture).

        If an Event of Default (other than an Event of Default specified in clause (6) above with respect to either Issuer) shall occur and be continuing and has not been waived, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and premium, if any, accrued interest and Additional Interest, if any, on all the Notes to be due and payable by notice in writing to the Issuers and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable.

        If an Event of Default specified in clause (6) above with respect to either Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

          (1)   if the rescission would not conflict with any judgment or decree; and

          (2)   if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest or Additional Interest, if any, that has become due solely because of the acceleration.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except (other than as provided in the immediately preceding paragraph) a default in the payment of the principal of or premium, if any, interest or Additional Interest, if any, on any Notes.

        Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee. Subject to the provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        No past, present or future director, manager, officer, employee, incorporator, agent, member (or Person forming any limited liability company) or stockholder or Affiliate of either Issuer, as such, shall have any liability for any obligations of such Issuer or the Guarantors under the Notes, the Guarantees, the Indenture or the Collateral Agreements or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note and a Guarantee waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

        Under the Indenture, the Issuers are required to provide an Officers' Certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        The Issuers may, at their option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for:

          (1)   the rights of Holders to receive payments in respect of the principal of, and premium, if any, interest and Additional Interest, if any, on the Notes when such payments are due from the trust referred to below;

          (2)   the Issuers' obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

          (3)   the rights, powers, trust, duties and immunities of the Trustee and the Issuers' obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, interest and Additional Interest, if any, on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (2)   in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that:

            (a)   the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the date of the Indenture, there has been a change in the applicable federal income tax law,

  in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default arising in connection with the substantially contemporaneous borrowing of funds to fund the deposit referenced in clause (1) above and the granting of any Lien securing such borrowing);

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or Event of Default arising in connection with the substantially contemporaneous borrowing of funds to fund the deposit referenced in clause (1) above and the granting of any Lien securing such borrowing) or any other material agreement or instrument to which the Issuers or any of their Subsidiaries is a party or by which the Issuers or any of their Subsidiaries is bound;

          (6)   the Issuers shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others;

          (7)   the Issuers shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

          (8)   the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Issuers between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Issuers, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

        Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.

Satisfaction and Discharge

        The Indenture (and all Liens on Collateral granted in connection with the issuance of Notes) will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

          (1)   either:

            (a)   all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation; or

            (b)   all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, and premium, if any, interest and Additional Interest, if any, on the Notes to the

    date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof or redemption, as the case may be;

          (2)   the Issuers have paid all other sums payable under the Indenture by the Issuers; and

          (3)   the Issuers have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Issuers, the Guarantors and the Trustee, without the consent of the Holders, may amend, modify, waive or supplement provisions of the Indenture, the Notes, the Guarantees, the Registration Rights Agreement and the Collateral Agreements:

          (1)   to cure any ambiguity, defect or inconsistency contained therein;

          (2)   to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (3)   to provide for the assumption of the Issuers' or a Guarantor's obligations to Holders in the case of a merger or consolidation involving the Issuers or such Guarantor or sale of all or substantially all of the assets of the Issuers or such Guarantor or the release of a Guarantor to the extent permitted under the Indenture;

          (4)   to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under the Indenture, the Notes, the Guarantees, the Registration Rights Agreement or the Collateral Agreements;

          (5)   to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

          (6)   to allow any Subsidiary or any other Person to guarantee the Notes;

          (7)   if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture or the Collateral Agreements; or

          (8)   to provide for the issuance of Additional Notes in accordance with the terms of the Indenture, to the extent Indebtedness in an aggregate principal amount equal to the aggregate principal amount of such Additional Notes to be issued could otherwise be incurred pursuant to the Indenture, without giving effect to such amendment, modification, waiver or supplement, and unless such amendment, modification, waiver or supplement is specifically required under the Indenture, so long as such amendment, modification, waiver or supplement does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an Opinion of Counsel. Other amendments of, modifications to, waivers of and supplements to the Indenture, the Notes, the Guarantees, the Registration Rights Agreement and the Collateral Agreements may be made with the consent of the Issuers and the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of the Issuers and each Holder affected thereby, no amendment may:

          (1)   reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of the Indenture or the Notes;

          (2)   reduce the rate of or change or have the effect of changing the time for payment of interest or Additional Interest on any Notes;

          (3)   reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor or change the calculation of principal amount;

          (4)   make any Notes payable in money other than that stated in the Notes;

          (5)   make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of, premium, if any, interest and Additional Interest, if any, on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

          (6)   after the Issuers' obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Issuers to make and consummate a Change of Control Offer in the event of a Change of Control, make and consummate an Excess Cash Flow Offer if required to do so or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred, the existence of Excess Cash Flow has been determined or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

          (7)   modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in a manner which adversely affects the Holders;

          (8)   release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

          (9)   release all or substantially all of the Collateral.

Governing Law

        The Indenture provides that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        For purposes of computing each of the terms "Consolidated Fixed Charges," "Consolidated Indebtedness Ratio," "Consolidated Interest Expense," "Consolidated Net Income," "Consolidated Net

Worth" and "Consolidated Non-cash Charges" below, notwithstanding anything to the contrary in the definition of any such term, if FIN 46 requires, or is amended, modified or supplemented from time to time by FASB to require, the Company to consolidate the assets, liabilities, or operations of any of its franchisees or any franchisee of its Subsidiaries (to the extent that any such franchisee is not a Restricted Subsidiary of the Company) with the consolidated financial statements of the Company and their Restricted Subsidiaries under GAAP in a manner determined in good faith by the Board of Directors of the Company to be impracticable or costly for the Company to comply with, each such term shall be computed without giving effect to FIN 46 or any such amendment, modification or supplement.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Issuers or at the time it merges or consolidates with or into an Issuer or any of their Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Issuers or such acquisition, merger or consolidation and which Indebtedness is without recourse to the Issuers or any of their Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person became a Restricted Subsidiary of the Issuers or the time of such acquisition, merger or consolidation.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing. A Person shall not be deemed an "Affiliate" of the Issuers or any of their Restricted Subsidiaries solely as a result of such Person being a joint venture partner of the Issuers or any of their Subsidiaries.

        "Asset Acquisition" means (1) an Investment by the Issuers or any Restricted Subsidiary of the Issuers in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Issuers or any Restricted Subsidiary of the Issuers, or shall be merged with or into an Issuer or any Restricted Subsidiary of the Issuers, or (2) the acquisition by an Issuer or any Restricted Subsidiary of the Issuers of the assets of any Person (other than a Restricted Subsidiary of the Issuers) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by (x) the Issuers or any of their Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Issuers or a Guarantor or (y) a Foreign Restricted Subsidiary to the Issuers or a Wholly-Owned Subsidiary of the Issuers of:

          (1)   any Capital Stock of any Restricted Subsidiary of the Company (other than any issuance pursuant to clause (2) or (3) of "Certain Covenants—Limitation on Issuances and Sales of Capital Stock of Subsidiaries"); or

          (2)   any other property or assets of the Issuers or any Restricted Subsidiary of the Issuers other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include:

            (a)   a transaction or series of related transactions for which the Issuers or their Restricted Subsidiaries receive aggregate consideration of less than $1.5 million;

            (b)   the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets (determined on a consolidated basis) of the Issuers as permitted under "—Certain Covenants—Merger, Consolidation and Sale of Assets;"

            (c)   any Restricted Payment permitted by the "—Certain Covenants—Limitation on Restricted Payments" covenant;

            (d)   sales or other dispositions of inventory, accounts receivable or other current assets in the ordinary course of business;

            (e)   the granting of a Permitted Lien;

            (f)    the sale of Cash Equivalents;

            (g)   the sale, disposal, replacement or abandonment of used, worn out, obsolete or surplus equipment or other property or assets that are no longer used or useful in the business of the Issuers or their Restricted Subsidiaries (including, without limitation, the dissolution of any Subsidiary of the Issuers to the extent permitted pursuant to the Indenture);

            (h)   the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

            (i)    the good faith surrender or waiver of contract rights or the settlement, release or surrender of claims of any kind;

            (j)    the sale or other disposal of property or assets pursuant to the exercise of any remedies pursuant to any agreements or other security documents relating to any Indebtedness permitted under the Indenture; and

            (k)   the licensing or grant of rights or interests in intellectual property in the ordinary course of business or to the extent that any such license or grant does not prohibit the Issuers and their Restricted Subsidiaries from otherwise using such intellectual property or require the Issuers and their Restricted Subsidiaries to pay any fees for any such use.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended); provided that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of such term.

        "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C.—101 et seq.

        "Board of Directors" means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

        "Capital Expenditures" means, for any period, all direct or indirect (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of property or the incurrence of Indebtedness) expenditures in respect of the purchase or other acquisition of fixed or capital assets determined in conformity with GAAP.

        "Capital Stock" means:

          (1)   with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and all options, warrants and other rights to purchase or acquire any of the foregoing; and

          (2)   with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person and all options, warrants and other rights to purchase or acquire any of the foregoing.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

          (1)   marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (2)   marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

          (3)   commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P and at least P-2 from Moody's;

          (4)   certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than $250.0 million;

          (5)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

          (6)   investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above; and

          (7)   investments made by Foreign Restricted Subsidiaries in local currencies in instruments issued by or with entities in such jurisdictions having correlative and comparable attributes to the foregoing.

        "Change of Control" means the occurrence of one or more of the following events:

          (1)   any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, and one or more Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company;

          (2)   Continuing Directors shall cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

          (3)   the approval by the holders of Capital Stock of the Company of a plan for the liquidation or dissolution of the Company; or

          (4)   the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by one or more of the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction or have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

        "Collateral" shall mean collateral as such term is defined in the Security Agreement, all property mortgaged under the Mortgages and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Collateral Agreement.

        "Collateral Agent" means any collateral agent appointed by the Trustee.

        "Collateral Agreements" means, collectively, the Security Agreement, the Pledge Agreement, the Trademark Security Agreement, each Control Agreement (as defined in the Security Agreement) and each Mortgage, in each case, as the same may be in force from time to time in accordance with its terms.

        "Collection Agency Agreement" means the Collection Agency Agreement, to be dated as of the Issue Date, between the Company and MFOC, as the same may be amended from time to time in accordance with its terms.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

          (1)   Consolidated Net Income; and

          (2)   to the extent Consolidated Net Income has been reduced thereby (without duplication):

            (a)   all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (including without duplication amounts paid or accrued under the Tax Allocation Agreement);

            (b)   Consolidated Interest Expense, amortization expense and depreciation expense;

            (c)   Transaction Fees and Expenses; and

            (d)   Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four consecutive full fiscal quarters (the "Four Quarter Period") most recently ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1)   the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries or the issuance or redemption or other repayment of any Preferred Stock by such Person or any of its Restricted Subsidiaries (and, in each case, the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption or other repayment of any Preferred Stock (and, in each case, the application of the proceeds thereof), occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

          (2)   any Asset Sale or other disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with the assets that are the subject of such Asset Sale or other disposition or Asset Acquisition) occurred on the first day of the Four Quarter Period; provided that the Consolidated EBITDA of any Person acquired shall be included only to the extent includible pursuant to the definition of "Consolidated Net Income." If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

          (a)   interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

          (b)   notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)   Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs and debt issuance costs of such Person and its consolidated Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of such Person and its consolidated Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness); plus

          (2)   the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) or, to the extent permitted under the Indenture, its Restricted Subsidiaries paid in cash during such period to any Person other than such Person or any of its Restricted Subsidiaries times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

        "Consolidated Indebtedness Ratio" means, as to any date of determination, the ratio of the principal amount of Net Indebtedness of the Company and its Restricted Subsidiaries as of such date, determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP, to the Consolidated EBITDA of the Company with respect to the four most recently completed fiscal quarters of such Person through such date.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all amortization of original issue discount, (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period, and (c) net cash costs under all Interest Swap Obligations, other than any cash costs paid to unwind Interest Rate Obligations existing on and prior to the Issue Date, excluding, however, any amount of such interest expense of any Restricted Subsidiary if (A) the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (4) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clause (4) of the definition thereof) or (B) on or prior to the Issue Date, money has been set aside for the payment of such interest and at the time of determination is held to secure such payment thereof.

        "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom, without duplication:

          (1)   after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

          (2)   after-tax items classified as extraordinary or nonrecurring gains or losses;

          (3)   gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

          (4)   only for purposes of calculating cumulative Consolidated Net Income for purposes of the "—Limitation on Restricted Payments" covenant, the net income of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

          (5)   the net income of any other Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

          (6)   any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

          (7)   income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

          (8)   in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

        "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of the Company, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

        "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses (including but not limited to stock-based compensation charges, impairment of goodwill, intangibles or fixed assets and non-cash restructuring charges) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Continuing Directors" means the collective reference to all members of the Board of Directors of the Company who have (i) held office continuously since the Issue Date or (ii) assumed office after such date and whose appointment or nomination for election by the stockholders of the Company was approved by a vote of a majority of the Continuing Directors in office immediately prior to such appointment or nomination.

        "Contribution Agreement" means that certain Contribution Agreement, to be dated as of the Issue Date, by and among MFOC, each of the Subsidiaries of MFOC identified therein, the Company and each of the Subsidiaries of the Company identified therein.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a Change of Control) on or prior to the date which is 91 days after the final maturity date of the Notes for cash or is convertible into or exchangeable for debt securities of the Issuers or their Subsidiaries at any time prior to such date; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for the provisions thereof giving holders the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or a "change of control" occurring prior to the stated maturity of the notes shall not constitute Disqualified Capital Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Limitation on Asset Sales" and "Change of Control" covenants and such Capital Stock specifically provides that such Person will not repurchase or redeem any capital stock pursuant to such provisions prior to the Issuers' repurchase of such notes as are required to be repurchased pursuant to such covenants.

        "Domestic Restricted Subsidiary" means any Restricted Subsidiary of the Issuers that is not a Foreign Restricted Subsidiary.

        "Equity Offering" means any private or public offering of Qualified Capital Stock of the Company or any holding company of the Company.

        "Excess Cash Flow" means, for any fiscal year (beginning with fiscal year 2004) as to which the Consolidated Indebtedness Ratio at fiscal year end exceeds 3.75:1.0, the Company's Consolidated EBITDA for such year, adjusted (without duplication) as follows: (i) minus the cash portion of the Company's consolidated interest expense (net of interest income) and the cash portion of any related financing fees for such year; (ii) minus the cash portion of all federal, state and foreign income taxes and franchise taxes paid by the Company and its Restricted Subsidiaries during such year; (iii) minus all Capital Expenditures made during such year by the Company and its Restricted Subsidiaries; and (iv) in the case where such fiscal year is fiscal year 2004, minus the cash portion of Transaction Fees and Expenses for such year in excess of $10.0 million.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Exchange Offer" means an exchange offer that may be made by the Issuers, pursuant to the Registration Rights Agreement, to exchange for any and all the Notes a like aggregate principal amount of notes having substantially identical terms to the Notes registered under the Securities Act.

        "Excluded Assets" means (i) any leasehold interest of the Company or any of its Domestic Restricted Subsidiaries in real property, (ii) any real property currently owned or acquired on or after the Issue Date by the Company or any of its Domestic Restricted Subsidiaries that is not required under the Indenture to be encumbered by a Mortgage, (iii) assets (other than the right to receive payment) owned by the Company or any of its Domestic Restricted Subsidiaries on the Issue Date or thereafter if the granting of a Lien thereon is prohibited by law or an enforceable contract with a third party unless any required consent shall have been obtained, (iv) Capital Stock of each Foreign Subsidiary directly owned by the Company or any of its Domestic Restricted Subsidiaries to the extent that such Capital Stock held by the Company or such Domestic Restricted Subsidiary, as the case may be, exceeds 65% of any class of Capital Stock of such Foreign Subsidiary, (v) any Capital Stock of the Company's Subsidiaries to the extent the greater of the par value, book value as carried by the Company or the market value of any such Capital Stock (determined on a Subsidiary-by-Subsidiary basis) is equal to or greater than 20% of the aggregate principal amount of the Notes then outstanding and (vi) any other assets owned or acquired by the Company or any of its Domestic Restricted Subsidiaries that are not required to constitute Collateral pursuant to the terms of the Collateral Agreements.

        "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and if such value exceeds $5.0 million, shall be evidenced by a Board Resolution of the Board of Directors of the Company, delivered to the Trustee.

        "Foreign Restricted Subsidiary" means any Foreign Subsidiary that is a Restricted Subsidiary.

        "Foreign Subsidiary" means any Subsidiary of the Issuers (1)(x) which is organized under the laws of any jurisdiction outside of the United States of America, any political subdivision thereof or the District of Columbia, (y) which conducts the major portion of its business outside of the United States of America and (z) all or substantially all of the property and assets of which are located outside of the United States of America or (2) which is organized under the laws of the United States, any political subdivision thereof or the District of Columbia, but whose assets consist solely of the Capital Stock of one or more Foreign Subsidiaries described in clause (1) of this definition.

        "GAAP" means accounting principles generally accepted in the United States set forth in the opinions and, as the case may be, pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

        "Guarantor" means (1) all Domestic Restricted Subsidiaries of the Company other than its Immaterial Subsidiaries existing on the Issue Date and MFFC and (2) each of the Company's Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided, that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

        "Holder" means the Person in whose name a Note is registered on the registrar's books.

        "Immaterial Subsidiary" means any Restricted Subsidiary of the Company (other than MFFC) (i) that is a Foreign Restricted Subsidiary or (ii) that has (1) assets with a Fair Market Value or book value (whichever is greater) less than $50,000 and (2) revenues not exceeding $5,000 during the last twelve months preceding the Issue Date and, thereafter, during the twelve months preceding the Company's most recent fiscal quarter.

        "Indebtedness" means with respect to any Person, without duplication:

          (1)   all Obligations of such Person for borrowed money;

          (2)   all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3)   all Capitalized Lease Obligations of such Person;

          (4)   all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 180 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn-outs consistent with the Company's past practice);

          (5)   all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, whether or not then due, but excluding Obligations with respect to letters of credit (including trade letters of credit) to the extent such Obligations are cash collateralized or such letters of credit secure Obligations (other than Obligations described in clauses (1), (2) and (3) above) entered into in the ordinary course of business of such Person and such letters of credit are not drawn upon or, if drawn upon, to the extent any such drawing is reimbursed no later than three Business Days following receipt by such Person of a demand for reimbursement;

          (6)   guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

          (7)   all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Obligation so secured;

          (8)   all net Interest Swap Obligations and all net Obligations under Currency Agreements of such Person; and

          (9)   all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

        The amount of Indebtedness of any Person at any date shall be the amount that shall be attributable to such Indebtedness on a balance sheet of such Person at such date, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

        "Independent Financial Advisor" means a nationally-recognized accounting, appraisal or investment banking firm which, in the judgment of the Board of Directors of the Company, is independent and qualified to perform the task for which it is to be engaged.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements, in each case, determined as if such agreement were terminated on the date such obligations were being determined for purposes of the Indenture.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company and its Restricted Subsidiaries.

        "Issue Date" means the date of original issuance of the Notes.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Management Agreement" means that certain Management Agreement, to be dated as of the Issue Date, by and between the Company and MFOC, as the same may be amended from time to time in accordance with its terms.

        "MFFC" means the co-issuer of the Notes, Mrs. Fields Financing Company, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.

        "MFH" means Mrs. Fields' Holding Company, Inc., a Delaware corporation that will be MFOC's direct parent on the Issue Date.

        "MFOC" means Mrs. Fields' Original Cookies, Inc., a Delaware corporation that will be the Company's direct parent on the Issue Date.

        "MFOC Franchise Agreements" means the various Franchise Agreements, to be dated as of the Issue Date, between either the Company or a Wholly-Owned Subsidiary of the Company, as franchisor, and either MFOC or Wholly-Owned Subsidiary of MFOC, as franchisee, as the same may be amended from time to time in accordance with its terms.

        "Mortgages" means the mortgages, deeds of trust, deeds to secure debt or other similar documents delivered by the Issuers or any of their Domestic Restricted Subsidiaries pursuant to the terms of the Indenture which create, in favor of the Trustee, Liens on any fee interest in real property owned by the Issuers or any such Domestic Restricted Subsidiary, as the case may be, as collateral security for the payment obligations of the Issuers under the Indenture and Notes or of such Domestic Restricted Subsidiary under its Guarantee, as the case may be.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Issuers or any of their Restricted Subsidiaries from such Asset Sale net of:

          (1)   reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions and severance and relocation costs and expenses);

          (2)   all taxes and other costs and expenses actually paid or estimated by the Company (in good faith) to be payable in cash in connection with such Asset Sale;

          (3)   in the case of an Asset Sale of Collateral, repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and, in the case of any other Asset Sale, repayment of Indebtedness that is required to be repaid in connection with such Asset Sale;

          (4)   amounts required to be paid to any Person (other than the Issuers or any of their Restricted Subsidiaries) owning a beneficial interest in the assets that are the subject of the Asset Sale and as permitted under the Indenture; and

          (5)   appropriate amounts to be provided by the Issuers or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Issuers or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

provided, however, that if, after the payment of all taxes with respect to such Asset Sale, the amount of estimated taxes, if any, pursuant to clause (2) above exceeded the tax amount actually paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall, at such time, constitute Net Cash Proceeds.

        "Net Indebtedness" means, with respect to any Person, at any date of determination, the excess, if any, of the amount of Indebtedness of such Person at such date over the amount of cash and Cash Equivalents of such Person at such date, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

        "Obligations" means all obligations for principal, premium, interest, Additional Interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Offering" means the offering of the Notes hereunder.

        "Officer" means, with respect to either Issuer, the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of such Issuer.

        "Officers' Certificate" means, with respect to either Issuer, a certificate signed by two Officers of such Issuers, at least one of whom shall be the principal financial officer of such Issuer, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion of counsel who shall be reasonably acceptable to the Trustee and/or Collateral Agent, as applicable.

        "Parent" means Mrs. Fields' Companies, Inc, a Delaware corporation that will be an indirect parent of the Company and an indirect parent of MFOC on the Issue Date.

        "Permitted Holders" means (i) Capricorn Investors II, L.P., Capricorn Investors III, L.P. or any Affiliate or limited partner thereof or any fund or account controlled or managed by or under common control with Capricorn Investors II, L.P., Capricorn Investors III, L.P. or any Affiliate or limited partner thereof, and (ii) Capricorn Holdings, LLC, Capricorn Holdings III, LLC and employees, management and directors of, and pooled investment vehicles managed by, any of the foregoing, their limited partners and their respective Affiliates.

        "Permitted Indebtedness" means, without duplication, each of the following:

          (1)   Indebtedness under the Indenture and the Notes issued in the Offering, the Refinancing Transactions or in the Exchange Offer and the related Guarantees;

          (2)   letters of credit issued on behalf of the Company or any of its Subsidiary Guarantors in the ordinary course consistent with past practice being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) in an aggregate principal amount at any time outstanding not to exceed 3.0 million;

          (3)   other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

          (4)   Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into for the purpose of fixing or hedging interest rates with respect to any fixed or variable rate Indebtedness that is permitted by the Indenture to be outstanding to the extent that the notional amount of any such Interest Swap Obligation does not exceed at the time of the incurrence thereof, the principal amount of Indebtedness to which such Interest Swap Obligation relates;

          (5)   Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (6)   Indebtedness of a Domestic Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company or the holder of a Permitted Lien thereon of the type described in clause (13), (15) or (16) of the definition thereof, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary of the Company or the holder of a

  Permitted Lien of the type described in clause (13), (15) or (16) of the definition thereof; provided that (a) any such Indebtedness is subordinated, pursuant to a written agreement by the holder thereof, to such Subsidiary's Obligations under the Indenture and its Guarantee and (b) if as of any date any Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Permitted Lien thereon of the type described in clause (13), (15) or (16) of the definition thereof owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

          (7)   Indebtedness of a Foreign Restricted Subsidiary of the Company to the Company or to a Domestic Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Domestic Restricted Subsidiary of the Company and is permitted to be made as a Permitted Investment under clause (16) of the definition thereof or the holder of a Permitted Lien thereon of the type described in clause (13), (15) or (16) of the definition thereof, in each case subject to no Lien held by a Person other than the Company or a Domestic Restricted Subsidiary of the Company or the holder of a Permitted Lien of the type described in clause (13), (15) or (16) of the definition thereof; provided that if as of any date any Person other than the Company or a Domestic Restricted Subsidiary of the Company or the holder of a Permitted Lien thereon of the type described in clause (13), (15) or (16) of the definition thereof owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by the issuer of such Indebtedness;

          (8)   Indebtedness of a Foreign Restricted Subsidiary of the Company to a Foreign Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Foreign Restricted Subsidiary of the Company or the holder of a Permitted Lien thereon of the type described in clause (17) of the definition thereof, in each case subject to no Lien held by a Person other than the Company or a Foreign Restricted Subsidiary of the Company or the holder of a Permitted Lien of the type described in clause (17) of the definition thereof; provided that if as of any date any Person other than a Foreign Restricted Subsidiary of the Company or the holder of a Permitted Lien thereon of the type described in clause (17) of the definition thereof owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (8) by the issuer of such Indebtedness;

          (9)   Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company, in each case subject to no Lien other than a Permitted Lien of the type described in clause (13), (15) or (16) of the definition thereof; provided, that (a) any such Indebtedness is subordinated, pursuant to a written agreement by the holder thereof, to the Company's Obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Restricted Subsidiary of the Company or the holder of a Permitted Lien of the type described in clause (13), (15) or (16) of the definition thereof, owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (9) by the Company;

          (10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

          (11) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for performance bonds, bankers' acceptances, workers' compensation claims, surety and appeal bonds, payment obligations in connection with self-insurance or similar requirements and bank overdrafts incurred in the ordinary course of business;

          (12) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing)) not to exceed $5.0 million at any time outstanding;

          (13) Refinancing Indebtedness;

          (14) Guarantees by the Company or a Restricted Subsidiary of Indebtedness incurred by the Company or a Restricted Subsidiary so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms of the Indenture;

          (15) Indebtedness of Foreign Restricted Subsidiaries of the Company, in an aggregate outstanding principal amount not to exceed $2.0 million;

          (16) Indebtedness arising from agreements of the Company or a Subsidiary providing for the guarantee, indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary in connection with such disposition;

          (17) Indebtedness of the Company or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to redeem the Notes in full or deposited to defease or discharge the Notes, in each case, in accordance with the Indenture;

          (18) the guarantee by the Company or any of its Restricted Subsidiaries of operating store lease obligations of any franchisee or sublessee of the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with past practice; provided, that the aggregate amount of such guarantees, when taken together with the Indebtedness and guarantees permitted to be incurred and made pursuant to clause (19) below, does not exceed $3.0 million outstanding at any time;

          (19) Indebtedness of the Company or any Restricted Subsidiary or the guarantee by the Company or any Restricted Subsidiary of Indebtedness incurred by franchisees in connection with the cost of purchasing a franchise or the cost of equipment in connection with the set-up of a franchise; provided, that the aggregate amount of such Indebtedness and guarantees, when taken together with the guarantees permitted to be made pursuant to clause (18) above, does not exceed $3.0 million outstanding at any time;

          (20) Indebtedness in the form of notes issued by the Company in connection with the repurchase, redemption, acquisition or retirement of Capital Stock of the Company or any direct or indirect parent of the Company in an aggregate amount not to exceed $500,000 at any time outstanding to the extent such repurchase, redemption, acquisition or retirement was permitted under clause (5) of the third sentence under the caption "—Certain Covenants—Restricted Payments" and the payment of such Indebtedness is subordinated in right of payment to the Notes; and

          (21) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $5.0 million at any time outstanding.

        For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (21) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant, (ii) the amount of Indebtedness issued at a price which is less than the principal amount thereof shall be equal to the original issue price of such Indebtedness, (iii) Indebtedness incurred in connection with, or in contemplation of, any transaction described in the definition of the term "Acquired Indebtedness" shall be deemed to have been incurred by the Company or one of its Restricted Subsidiaries, as the case may be, at the time an acquired Person becomes such a Restricted Subsidiary (or is merged into the Company or such a Restricted Subsidiary) or at the time of the acquisition of assets, as the case may be, and (iv) the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "—Limitation on Incurrence of Additional Indebtedness" covenant.

        "Permitted Investments" means:

          (1)   Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate into the Company or a Guarantor;

          (2)   Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment held by a Restricted Subsidiary shall satisfy the requirements of clause (9) of the definition of the term "Permitted Indebtedness;"

          (3)   Investments by any Foreign Restricted Subsidiary of the Company in any other Foreign Restricted Subsidiary of the Company;

          (4)   Investments in cash and Cash Equivalents;

          (5)   loans and advances, including advances for travel and moving expenses, to employees, officers and directors of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding;

          (6)   Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

          (7)   Investments in the Notes, whether acquired on the open market, a privately negotiated purchase or otherwise;

          (8)   Investments consisting of securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in exchange for claims against such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

          (9)   Investments made by the Company or its Restricted Subsidiaries as a result of an Asset Sale made in compliance with the "—Limitation on Asset Sales" covenant;

          (10) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "—Limitation on Asset Sales" covenant;

          (11) Investments represented by guarantees that are otherwise permitted under the Indenture;

          (12) any acquisition of assets the payment for which is Qualified Capital Stock of the Company;

          (13) Advances to suppliers and customers in the ordinary course of business;

          (14) Investments acquired and cancelled pursuant to the Refinancing Transactions and any other Investments existing on the Issue Date;

          (15) Investments in notes of employees, officers, directors and their transferees and Affiliates issued to the Company representing payment of the exercise price of options to purchase common stock of the Company; and

          (16) additional Investments not to exceed $10.0 million at any time outstanding.

        "Permitted Liens" means the following types of Liens:

          (1)   Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or any of its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (2)   statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (3)   Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (4)   Liens arising by reason of any judgment, decree or order of any court, but not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (5)   survey exceptions, easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (6)   any interest or title of a lessor under any operating lease or any Capitalized Lease Obligation permitted pursuant to clause (12) of the definition of "Permitted Indebtedness" or Liens securing any such Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

          (7)   Liens securing Purchase Money Indebtedness permitted pursuant to clause (12) of the definition of "Permitted Indebtedness;" provided, however, that (a) such Indebtedness shall not exceed the cost of the property or assets acquired, together with, in the case where such property or assets include real property or fixtures, the cost of the construction thereof and improvements thereto, and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than such property and improvements thereto so acquired or constructed and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of such Indebtedness, within 180 days of such refinancing;

          (8)   Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (9)   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (12) Liens securing Indebtedness under Currency Agreements that are permitted under the Indenture;

          (13) Liens securing Acquired Indebtedness incurred in accordance with the "—Limitation on Incurrence of Additional Indebtedness" covenant; provided that:

            (a)   such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

            (b)   such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

          (14) Liens existing as of the Issue Date and securing Indebtedness permitted to be outstanding under clause (3) of the definition of the term "Permitted Indebtedness" to the extent and in the manner such Liens are in effect on the Issue Date;

          (15) Liens securing the Notes, the Indenture and the Guarantees;

          (16) Liens securing letters of credit permitted under clause (2) of the definition of the term "Permitted Indebtedness," provided, however that such Lien is only secured by cash or Cash Equivalents;

          (17) Liens securing Indebtedness of Foreign Restricted Subsidiaries to the extent such Indebtedness is permitted under clause (15) of the definition of the term "Permitted Indebtedness" (provided, however, that no asset of the Company or any Domestic Restricted Subsidiary shall be subject to any such Lien);

          (18) Liens in favor of the Company or a Domestic Restricted Subsidiary of the Company;

          (19) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

          (20) banker's Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business (provided that such bank accounts are not cash collateral accounts);

          (21) Liens arising from the filing of Uniform Commercial Code financing statements regarding leases;

          (22) Liens securing obligations with respect to operating leases and guarantees thereof, provided that such Liens do not extend to or cover any property of the Company or any of its Restricted Subsidiaries other than the property subject to such leases, any property or rights (including rights under subleases) relating to such leased property and the equity interests of the lessee in any such lease;

          (23) deposits made in the ordinary course of business to secure liability to insurance carriers;

          (24) rights of a licensor of intellectual property;

          (25) Liens arising out of conditional sale, title retention, consignment or similar arrangement for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

          (26) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to Obligations that (a) are not incurred in connection with the borrowing of money (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property subject thereto; and

          (27) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the "—Limitation on Incurrence of Additional Indebtedness" covenant of the Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced.

        "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Pledge Agreement" means the Pledge Agreement, to be dated as of the Issue Date, made by the Company and certain of the Guarantors in favor of the Trustee, as amended or supplemented from time to time in accordance with its terms.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of design, development, installation, construction or improvement, of property or equipment.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "—Limitation on Incurrence of Additional

Indebtedness" covenant (other than Permitted Indebtedness) or pursuant to clause (1), (3) or (13) of the definition of Permitted Indebtedness, in each case that does not:

          (1)   result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus accrued interest on the Indebtedness being Refinanced plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company and its Restricted Subsidiaries in connection with such Refinancing);

          (2)   create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company or a Guarantor and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced;

          (3)   change any of the respective obligors on such Refinancing Indebtedness; or

          (4)   affect the security, if any, for such Refinancing Indebtedness (except to the extent that less security is granted to holders of such Refinancing Indebtedness).

        "Refinancing Transactions" means the acquisition and cancellation of notes of MFOC pursuant to tender and exchange offers by the Company to the holders of the $140 million aggregate principal amount of 10?% senior notes of MFOC, the redemption of such 10?% senior notes and the repayment of other indebtedness of MFOC and TCBY, in each case pursuant to transactions either closing on or prior to the Issue Date or pending on the Issue Date and thereafter closing on the same terms as in effect at the Issue Date.

        "Registration Rights Agreements" means (i) the Registration Rights Agreement, dated as of the Issue Date, between the Issuers, the Guarantors and the Initial Purchaser, as the same may be amended or modified from time to time in accordance with its terms and (ii) the Registration Rights Agreement, sated as of the Issue Date, between the Issuers and the Guarantors for the benefit of the holders of the 9% Notes, as the same may be modified or amended from time to time in accordance with its terms.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Security Agreement" means the Security Agreement, to be dated as of the Issue Date, made by the Company and the Guarantors in favor of the Trustee, as amended or supplemented from time to time in accordance with its terms.

        "Significant Subsidiary" with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

        "Sublease" means the Sublease, to be dated as of the Issue Date, between the Company, as tenant, and MFOC, as subtenant, as the same may be amended from time to time in accordance with its terms.

        "Subsidiary" with respect to any Person, means:

          (1)   any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or any combination thereof); or

          (2)   any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Tax Allocation Agreement" means the Tax Allocation Agreement, to be dated as of the Issue Date, among the Company, its direct and indirect Subsidiaries (from time to time) and Parent, as the same may be amended from time to time in accordance with its terms.

        "TCBY" means TCBY Systems, LLC, a Delaware limited liability company and a direct Wholly-Owned Subsidiary of the Company.

        "TCBY Supply Agreement" means the Exclusive Supply Agreement, dated as of November 19, 2002, between TCBY and Americana Foods Limited Partnership, a Texas limited partnership, as the same may be amended from time to time.

        "Trademark Security Agreement" means the Trademark Security Agreement, to be dated as of the Issue Date, made by certain of the Guarantors in favor of the Trustee, as amended or supplemented from time to time in accordance with its terms.

        "Transaction Fees and Expenses" means the amount of amortization or write-off of deferred financing costs or debt issuance costs and any premium or penalty paid or deemed paid by the Company in connection with the redemption or repayment of any Indebtedness of Parent or any of its Subsidiaries on the Issue Date (including without limitation any charges and expenses incurred by the Company on or prior to the Issue Date in connection with (i) the issuance of the Notes, (ii) the transactions giving rise to the formation of the Issuers and the transfer of certain assets on the Issue Date to the Company or its Subsidiaries, and (iii) the issuance on the Issue Date of securities by Parent or MFH, net proceeds of which are contributed to the Company as common equity), in each case, to the extent such amortization or write-off is permitted by GAAP and Regulation S-X under the Securities Act.

        "Trigger Amount" means, as of any date of determination, the excess, if any, of $10.0 million over the sum of (x) the aggregate amount of any Net Cash Proceeds that have not been applied as of such date of determination for the making of a Net Proceeds Offer and (y) the aggregate amount of any Excess Cash Flow that has not been applied as of such date of determination for the making of an Excess Cash Flow Offer; provided, that, in determining the Trigger Amount at any time, the Board of Directors of the Company may make good faith adjustments to assure that there is no amount that is treated both as Net Cash Proceeds and Excess Cash Flow.

        "Unrestricted Subsidiary" of any Person means:

          (1)   any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of,

or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated, provided that:

          (1)   the Issuers certify to the Trustee that such designation complies with the "—Limitation on Restricted Payments" covenant; and

          (2)   each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuers or any of their Restricted Subsidiaries.

        For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the "—Limitation on Restricted Payments" covenant, the portion of the Fair Market Value of the net assets of such Subsidiary of the Issuers at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Issuers and their Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, or, if less, the amount of the value of the Investment in such Subsidiary when made, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the "—Limitation on Restricted Payments" covenant.

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

          (1)   immediately after giving effect to such designation, the Issuers are able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "—Limitation on Incurrence of Additional Indebtedness" covenant; and

          (2)   immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

        Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly-Owned Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding Capital Stock (other than in the case of a Foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Subsidiary of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax consequences of the exchange offer to a holder of the original notes that acquired its original notes in their original issuance for cash at the initial offering price. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (which we refer to as the IRS), and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under U.S. federal income tax laws. This discussion is limited to holders who hold their notes as capital assets. Counsel to the Company has not rendered, and will not render, any legal opinion regarding the tax consequences of the exchange offer. No ruling has been or will be sought from the IRS regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Prospective investors must consult their own tax advisors as to the U.S. federal income tax consequences of acquiring, holding and disposing of notes, as well as the effects of other U.S. federal, state, local and non-U.S. tax laws.

        The exchange of new notes for the original notes pursuant to the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes. Rather, the new notes received by a holder will be treated as a continuation of the original notes in the hands of such holder. Accordingly, the exchanging holder will have the same tax basis, holding period and interest income in respect of the new notes as it would have had in respect of the original notes surrendered in the exchange.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. And such broker-dealer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.

        Furthermore, any broker-dealer that acquired any of its original notes directly from us:

  •
  may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

  •
  must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

        For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents. We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer. We will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the notes and the guarantees offered in this prospectus and certain other legal matters relating to this offering will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP. A partner in Skadden, Arps, Slate, Meagher & Flom LLP is an investor in both Capricorn II and Capricorn III.

EXPERTS

        The combined balance sheets of Mrs. Fields Famous Brands as of December 28, 2002 and January 3, 2004, and the related combined statements of operations and comprehensive income (loss), member's equity (deficit) and cash flows and schedule for the fiscal years ended December 29, 2001, December 28, 2002 and January 3, 2004 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus summarizes documents that are not delivered herewith. Copies of such documents are available at your request, without charge, from Mrs. Fields Famous Brands, LLC, 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121, Attn: Chief Financial Officer. Our telephone number at that address is (801) 736-5600.

        We have agreed that so long as the original notes constitute restricted securities within the meaning of Rule 144(a)(3) under the Securities Act and we are not subject to the information requirements of the Exchange Act, the holder of any such note and any prospective purchaser of such note designated by such holder will have the right to obtain from the Trustee information meeting the requirements of Rule 144A.

INDEX TO COMBINED FINANCIAL STATEMENTS

MRS. FIELDS FAMOUS BRANDS, LLC

INDEX TO COMBINED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FINANCIAL STATEMENTS:
Combined Balance Sheets as of December 28, 2002, January 3, 2004 and April 3, 2004

Combined Statements of Operations and Comprehensive Income (Loss) for the Fiscal Years Ended December 29, 2001, December 28, 2002 and January 3, 2004 and for the 13 Weeks Ended March 29, 2003 and April 3, 2004
Combined Statements of Member's Equity (Deficit) for the Fiscal Years Ended December 29, 2001, December 28, 2002 and January 3, 2004 and for the 13 Weeks Ended April 3, 2004
Combined Statements of Cash Flows for the Fiscal Years Ended December 29, 2001, December 28, 2002 and January 3, 2004 and for the 13 Weeks Ended March 29, 2003 and April 3, 2004
Notes to Combined Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Managers
Mrs. Fields Famous Brands:

        We have audited the accompanying combined balance sheets of Mrs. Fields Famous Brands (see Note 1) as of December 28, 2002 and January 3, 2004, and the related combined statements of operations and comprehensive income (loss), member's equity (deficit) and cash flows for the fiscal years ended December 29, 2001, December 28, 2002 and January 3, 2004. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As described in Note 1 to the combined financial statements, the accompanying combined financial statements were prepared solely to present the assets contributed and the liabilities assumed pursuant to the formation of the Company through the combination of certain assets and liabilities of Mrs. Fields' Original Cookies, Inc. and subsidiaries ("MFOC") and all of the assets and liabilities of TCBY Systems, LLC and subsidiaries, and are not intended to be a complete historical presentation of all the assets and liabilities of MFOC.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Mrs. Fields Famous Brands as of December 28, 2002 and January 3, 2004, and the combined results of operations and cash flows for the fiscal years ended December 29, 2001, December 28, 2002 and January 3, 2004 in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 2 to the combined financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," in 2002.

KPMG LLP

Salt Lake City, Utah
March 16, 2004

 MRS. FIELDS FAMOUS BRANDS, LLC

COMBINED BALANCE SHEETS

(Dollars in thousands)

	December 28, 2002	January 3, 2004	April 3, 2004
			(Unaudited)
ASSETS:
Cash and cash equivalents	$2,900	$1,300	$9,550
Receivables, net of allowance for doubtful accounts of $2,434, $1,948 and $1,875, respectively	9,318	9,070	7,422
Amounts due from affiliates	243	—	332
Inventories	1,372	1,962	2,258
Prepaid rent and other	583	1,122	1,396
Deferred tax asset	2,112	1,535	1,560
Current assets of discontinued operations	623	—	—

Total current assets	17,151	14,989	22,518
Property and equipment, net	4,927	3,174	3,076
Goodwill, net	113,456	113,456	113,456
Trademarks and other intangible assets, net	27,828	26,149	25,460
Deferred loan costs, net of accumulated amortization of $15,892, $20,470 and $8,098, respectively	6,449	4,222	8,600
Long-term assets of discontinued operations	72	—	—
Other assets	773	612	524

	$170,656	$162,602	$173,634

LIABILITIES AND MEMBER'S DEFICIT:
Bank borrowings under line of credit	$972	$—	$—
Current portion of long-term debt	5,111	—	—
Accounts payable	6,195	6,789	2,610
Accrued liabilities	6,788	13,210	12,798
Current liabilities of discontinued operations	814	405	123
Amounts due to affiliates	6,551	3,135	1,620
Current portion of deferred revenue	2,031	2,289	2,413

Total current liabilities	28,462	25,828	19,564
Long-term debt, net of current portion and discount	181,693	185,762	195,747
Deferred revenue, net of current portion	2,369	2,019	1,643
Deferred tax liability	6,237	4,814	2,958

Total liabilities	218,761	218,423	219,912

Other member's deficit	(47,641)	(55,601)	(46,069)
Deferred stock compensation	(329)	(75)	(62)
Accumulated other comprehensive loss.	(135)	(145)	(147)

Total member's deficit	(48,105)	(55,821)	(46,278)

COMMITMENTS AND CONTINGENCIES
	$170,656	$162,602	$173,634

See accompanying notes to combined financial statements.

 MRS. FIELDS FAMOUS BRANDS, LLC

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Dollars in thousands)

	Fiscal Year Ended			13 Weeks Ended
	December 29, 2001	December 28, 2002	January 3, 2004	March 29, 2003	April 3, 2004
				(Unaudited)	(Unaudited)
REVENUES:
Franchising	$64,914	$61,332	$58,645	$12,844	$13,005
Retail food sales	20,990	16,606	—	—	—
Gifts	10,265	12,628	17,405	2,810	4,540
Licensing	3,633	4,566	5,464	1,619	1,257
Other	—	260	474	126	83

Total revenues	99,802	95,392	81,988	17,399	18,885

OPERATING COSTS AND EXPENSES:
Franchising	20,649	20,662	20,040	4,098	4,175
Cost of sales—retail food	19,876	15,212	—	—	—
Gifts	8,083	9,778	13,207	2,078	3,666
Licensing	146	143	1,155	246	129
General and administrative	13,002	12,129	10,811	2,348	2,313
Stock compensation expense	1,382	134	50	31	13
Costs associated with debt refinancing, net	—	—	684	—	87
Depreciation	1,910	1,905	1,973	460	316
Amortization	18,125	1,784	1,780	387	715
Other operating expenses (income), net	(145)	(2,563)	331	42	18

Total operating costs and expenses	83,028	59,184	50,031	9,690	11,432

Income from operations	16,774	36,208	31,957	7,709	7,453
Interest expense, net	(25,101)	(25,327)	(25,041)	(6,094)	(8,885)
Other income	—	—	—	—	1,054

Income (loss) from continuing operations before provision (benefit) for income taxes and cumulative effect of accounting change	(8,327)	10,881	6,916	1,615	(378)
Provision (benefit) for income taxes	717	4,365	2,403	755	(185)

Income (loss) from continuing operations before cumulative effect of accounting change	(9,044)	6,516	4,513	860	(193)
Income (loss) from discontinued operations (net of income taxes of $123, $44, $158, $1 and $29, respectively)	198	(288)	255	1	47

Income (loss) before cumulative effect of accounting change	(8,846)	6,228	4,768	861	(146)
Cumulative effect of accounting change	(311)	(35,175)	—	—	—

Net income (loss)	$(9,157)	$(28,947)	$4,768	$861	$(146)

COMPREHENSIVE INCOME (LOSS):
Net income (loss)	$(9,157)	$(28,947)	$4,768	$861	$(146)
Foreign currency translation adjustment	(6)	(43)	(10)	4	(2)

Comprehensive income (loss)	$(9,163)	$(28,990)	$4,758	$865	$(148)

See accompanying notes to combined financial statements.

 MRS. FIELDS FAMOUS BRANDS, LLC

COMBINED STATEMENTS OF MEMBER'S EQUITY (DEFICIT)

(Dollars in thousands)

	Other Member's Equity (Deficit)	Deferred Stock Compensation	Accumulated Other Comprehensive Loss	Total
Balance at December 30, 2000	$54,052	$—	$(86)	$53,966
Deferred stock compensation—parent company option grants	1,869	(1,869)	—	—
Stock compensation expense	—	1,382	—	1,382
Distribution to parent under tax sharing agreement	(160)	—	—	(160)
Other comprehensive loss	—	—	(6)	(6)
Forgiveness of receivable due from parent	(78,380)	—	—	(78,380)
Equity adjustment due to purchase accounting	33,782	—	—	33,782
Dissolution of foreign sales corporation	11	—	—	11
Net loss	(9,157)	—	—	(9,157)
Other activity with parent	(16,874)	—	—	(16,874)

Balance at December 29, 2001	(14,857)	(487)	(92)	(15,436)
Stock compensation expense	—	134	—	134
Distribution to parent under tax sharing agreement	(834)	—	—	(834)
Other comprehensive loss	—	—	(43)	(43)
Dividend to parent for merger costs	(134)	—	—	(134)
Unvested options returned to plan	(24)	24	—	—
Contribution by parent	8,290	—	—	8,290
Net loss	(28,947)	—	—	(28,947)
Other activity with parent	(11,135)	—	—	(11,135)

Balance at December 28, 2002	(47,641)	(329)	(135)	(48,105)
Stock compensation expense	—	50	—	50
Unvested options returned to plan	(204)	204	—	—
Distribution to parent under tax sharing agreement	(1,555)	—	—	(1,555)
Other comprehensive loss	—	—	(10)	(10)
Net income	4,768	—	—	4,768
Other activity with parent	(10,969)	—	—	(10,969)

Balance at January 3, 2004	(55,601)	(75)	(145)	(55,821)
Stock compensation expense	—	13	—	13
Other comprehensive loss	—	—	(2)	(2)
Contribution by parent	17,500	—	—	17,500
Net loss	(146)	—	—	(146)
Other activity with parent	(7,822)	—	—	(7,822)

Balance at April 3, 2004 (unaudited)	$(46,069)	$(62)	$(147)	$(46,278)

See accompanying notes to combined financial statements.

 MRS. FIELDS FAMOUS BRANDS, LLC

COMBINED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Fiscal Year Ended			13 Weeks Ended
	December 29, 2001	December 28, 2002	January 3, 2004	March 29, 2003	April 3, 2004
				(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income from continuing operations	$(9,355)	$(28,659)	$4,513	$860	$(193)
Loss from cumulative effect of accounting change	311	35,175	—	—	—
Gain on sale of equity warrants	—	—	—	—	(1,054)
Depreciation and amortization	20,035	3,689	3,753	847	1,031
Amortization of deferred loan costs	3,565	4,987	4,578	1,120	2,818
Stock compensation expense	1,382	134	50	31	13
Amortization of discount on notes	447	517	596	140	1,245
Non-cash debt increases associated with PIK interest	592	516	585	—	—
Changes in assets and liabilities:
Receivables, net	1,872	1,640	249	1,582	1,648
Amounts due to/from affiliates, net	(4,004)	1,227	(4,652)	(3,524)	(1,847)
Inventories	66	608	(590)	(431)	(296)
Prepaid rent and other	(257)	71	(539)	(449)	(274)
Other assets	929	182	59	(82)	63
Accounts payable	752	2,325	594	(2,265)	(4,179)
Accrued liabilities	(2,985)	(2,038)	6,356	6,925	(412)
Deferred revenue	3,122	1,029	(92)	(337)	(252)
Deferred income taxes	(898)	843	(846)	(120)	(1,881)
Assets held for sale	150	—	—	—	—

Net cash provided by (used in) continuing operating activities	15,724	22,246	14,614	4,297	(3,570)
Net cash (used in) provided by discontinued operating activities	(749)	2,050	541	278	(235)

Net cash provided by (used in) operating activities	14,975	24,296	15,155	4,575	(3,805)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equity warrants	—	—	—	—	1,054
Purchases of intangibles	(109)	—	—	—	—
Purchases of property and equipment	(3,029)	(1,342)	(220)	(168)	(45)

Net cash provided by (used in) investing activities	(3,138)	(1,342)	(220)	(168)	1,009

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under line of credit	6,124	(8,072)	2,480	4,730	(3,452)
Principal payments on long-term debt	(11,145)	(9,611)	(5,609)	(900)	(98,014)
Payments of debt financing costs	(378)	(1,435)	(2,351)	(1,006)	(11,990)
Proceeds from issuance of Senior Notes	—	—	—	—	115,000
Contribution by parent	—	8,290	—	—	17,500
Distributions to parent under tax sharing agreement and for merger costs	—	(134)	(76)	—	—
Other activity with parent	(9,691)	(11,135)	(10,969)	(6,774)	(7,996)

Net cash (used in) provided by financing activities	(15,090)	(22,097)	(16,525)	(3,950)	11,048

Effect of foreign exchange rate changes on cash	(6)	(43)	(10)	4	(2)

Net (decrease) increase in cash and cash equivalents	(3,259)	814	(1,600)	461	8,250
Cash and cash equivalents at beginning of the period	5,345	2,086	2,900	2,900	1,300

Cash and cash equivalents at end of the period	$2,086	$2,900	$1,300	$3,361	$9,550

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$21,476	$20,018	$19,050	$758	$6,259
Cash paid for income taxes	75	100	317	135	50
Cash paid to parent for income taxes	—	—	7,050	5,000	1,450
Supplemental Disclosure of Noncash Investing and Financing Activities:
Distributions payable to parent under tax sharing agreement	$160	$834	$1,555	$492	$—
Forgiveness of receivable due from parent	78,380	—	—	—	—
Increases to goodwill/equity as a result of purchase accounting adjustments	33,782	—	—	—	—

See accompanying notes to combined financial statements.

 MRS. FIELDS FAMOUS BRANDS, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

1.    BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

  Basis of Presentation

        Mrs. Fields Famous Brands, LLC (the "Company" or "Mrs. Fields") is an entity that was formed in March 2004 in connection with the reorganization of certain entities and segments that are under the common control of Mrs. Fields' Companies, Inc. ("MFC"), formerly known as Mrs. Fields' Famous Brands, Inc. The Company is a wholly-owned subsidiary of Mrs. Fields' Original Cookies, Inc., ("MFOC"). MFOC is a wholly-owned subsidiary of Mrs. Fields' Holding Company, Inc. ("Mrs. Fields' Holding"), and Mrs. Fields' Holding is a wholly-owned subsidiary of MFC. Prior to the reorganization, TCBY Systems, LLC ("TCBY") was a wholly-owned subsidiary of TCBY Enterprises, LLC ("TCBY Enterprises"), whose parent is also MFC.

        The accompanying combined financial statements include the accounts of TCBY and the franchising, licensing and gifts segments of MFOC. In March 2004, MFC completed a reorganization whereby TCBY and the franchising, licensing and gifts segments of MFOC were contributed to the Company. These financial statements have been prepared to reflect this reorganization as if it had occurred on December 31, 2000 (the beginning of fiscal 2001.)

        The combined financial statements assume that Mrs. Fields, for all periods presented, had existed as a separate legal entity with the following four business segments: franchising, licensing, gifts and retail food sales. The combined financial statements, which have been carved out from the consolidated financial statements of MFOC and TCBY using the historical results of operations and assets and liabilities of these businesses and activities and which exclude the company-owned stores segment of MFOC, reflect the accounting policies adopted by MFOC and TCBY in the preparation of their consolidated financial statements and thus do not necessarily reflect the accounting policies which Mrs. Fields might have adopted had it been an independent company. The historical combined financial statements of Mrs. Fields include those accounts specifically attributable to Mrs. Fields, substantially all of the indebtedness of MFOC and TCBY, and allocations of expenses relating to shared services and administrative functions incurred at MFOC.

        Historically, MFOC has not allocated its various corporate overhead expenses, and common general and administrative expenses to its operating business units. However, an allocation of such expenses has been included in general and administrative expenses in the accompanying combined statements of operations and comprehensive income (loss). The Company's general and administrative expenses represent portions of MFOC's corporate functions such as human resources, legal, accounting and finance, treasury and information technology systems, that have been allocated to Mrs. Fields based on percentage of labor hours devoted by the functional department. These allocated costs are not necessarily indicative of the costs that Mrs. Fields would have incurred had it operated as an independent, stand-alone entity for all periods presented.

        Mrs. Fields' cash balances at December 28, 2002 and January 3, 2004 include cash accounts specifically attributable to Mrs. Fields plus an allocated portion of cash included in MFOC's centralized cash management systems. Accordingly, Mrs. Fields' cash at December 28, 2002 and January 3, 2004 may not be representative of what it would have been if Mrs. Fields were an independent company.

        The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All transactions and balances between the combined entities and segments have been eliminated.

        The balance sheet as of April 3, 2004 and the statements of operations and comprehensive income (loss) for the 13 weeks ended March 29, 2003 and April 3, 2004 are unaudited and do not include all of the information and footnotes required for a complete presentation of financial statements prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, these interim financial statements include all adjustments, which consist only of normal, recurring adjustments, necessary to present fairly the financial position and results of operations of the interim periods. The results of operations for the 13 weeks ended April 3, 2004 are not necessarily indicative of the results that may be expected for the remainder of the fiscal year.

  Reclassifications

        Certain reclassifications have been made to the statements of operations for the years ended December 29, 2001, December 28, 2002 and January 3, 2004 and for the 13 weeks ended March 29, 2003 to conform with current quarter presentation. These reclassifications are expenses previously reported in general and administrative expenses that have been reclassified to the business segment expense line such as franchising expense, gifts expense and licensing expense. These reclassifications reflect a change in management's assessment of costs to be included in direct segment expenses and include expenses such as franchise development, franchising operations and supervision, product development, training, marketing and advertising and other. For the years ended December 29, 2001, December 28, 2002 and January 3, 2004 and the 13 weeks ended March 29, 2003, approximately $3.0 million, $5.5 million, $3.7 million and $800,000, respectively, has been reclassified from general and administrative expenses to franchising expenses. In addition, for the year ended January 3, 2004, approximately $300,000 has been reclassified from other operating expenses to franchising expenses.

  Description of Business

        The Company develops and franchises retail stores which sell core products including cookies, brownies, frozen yogurt, ice cream and pretzels through five specialty branded concepts: Mrs. Fields, Great American Cookie Company, TCBY, Pretzel Time and Pretzelmaker.

        In connection with its franchising activities, the Company authorizes third-party licensees and franchisees to use certain business formats, systems, methods, procedures, designs, layouts, specifications, trade names and trademarks in the United States and other countries. Additionally, the Company licenses the use of its trademarks, logos and recipes to third parties for distribution of Mrs. Fields and TCBY branded products through non-bakery stores and cafes. The Company also markets and distributes its products through catalogs and the Internet.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Accounting Periods

        The Company operates using a 52/53-week year ending on the Saturday closest to December 31. Fiscal 2003 is a 53-week year ending January 3, 2004. Fiscal years 2001 and 2002 are both 52-week years.

  Foreign Currency Translation

        The balance sheet accounts of foreign subsidiaries are translated into U.S. dollars using the applicable balance sheet date exchange rates, while revenues and expenses are translated using the average exchange rates for the period presented.

  Related Party Transactions

        Mrs. Fields has contractual relationships with various affiliates, primarily the company-owned stores segment of MFOC, Mrs. Fields' Holding, TCBY Enterprises and MFC, which are intended to be fair to the parties involved in the transactions and on terms similar to what could be negotiated with independent third parties. Sometimes the Company is required to negotiate the agreements for both sides of the transaction. Also, inherent in any contractual relationship is the interpretation of the intent of the agreement at a later time when unanticipated events occur. When situations like these occur, the Company attempts objectively to determine the terms of the transaction or interpret the intent of the agreement on a fair and independent basis. However, there is no guarantee that the Company will be successful in doing so. During the periods covered by the combined financial statements, individual affiliate transactions or a series of related transactions in excess of $1.0 million required a resolution by the Board of Directors and individual affiliate transactions or a series of related transactions in excess of $5.0 million required an "opinion of fairness" by an accounting, appraisal or investment banking firm.

        In connection with the reorganization (see Note 1), the Company entered into a management agreement with MFOC, pursuant to which the Company will provide business and organizational strategy, financial and investment management and other executive-level management services to MFOC and its subsidiaries (other than the Company) upon the terms and conditions set forth in the management agreement. As compensation for these services, MFOC will make an initial payment to the Company of $435,000 and will reimburse the Company in arrears the sum of the actual allocated costs of the fixed general and administrative functions plus the variable general and administrative functions dedicated to the provision of these services as determined in good faith by the Company and MFOC. These reimbursement amounts are intended to reflect the actual costs of providing these services and are not intended to generate revenues for the Company. Management expects that the reimbursement amounts will decrease over time as MFOC reduces its store operations. It is intended that this management agreement will continue in effect until the expiration of all store leases for MFOC's company-owned stores.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The Company's significant accounting estimates include estimates for employee benefits and related insurances, reserves for doubtful accounts, asset valuation allowances, depreciation and amortization.

  Accounts and Notes Receivable

        Most of the Company's accounts receivable are due from domestic and international franchisees, distributors and customers in the retail grocery trade. These receivables consist of normal trade accounts receivable and longer-term notes receivable. Service charges may be assessed on past due invoices but any revenue associated with these charges is only recognized when collected. The Company maintains an allowance for doubtful accounts to cover potential losses. This allowance is the Company's best estimate of the amount of probable collection losses in the Company's existing trade accounts receivable. The Company determines the allowance based upon historical write-off experience and individual facts and circumstances associated with individual debtors. If the assumptions that are used to determine the allowance for doubtful accounts change, the Company may have to provide for a greater level of expense in future periods or to reverse amounts provided in prior periods.

        Prior to fiscal 2001, TCBY extended credit from time to time in the form of notes receivable to franchisees and certain of these notes receivable remain outstanding. Notes receivable from franchisees are primarily collateralized by equipment located at the franchisees' stores. The notes bear interest at market rates and mature at various dates through April 2009. TCBY regularly reviews the notes for non-performance. Notes that are considered non-performing are placed on a non-accrual status when the collectability of principal or interest becomes uncertain. During the years ended December 29, 2001, December 28, 2002 and January 3, 2004 and during the 13 weeks ended April 3, 2004, TCBY recognized no interest income pertaining to these notes receivable.

        Prior to fiscal 2001, TCBY factored various notes receivable aggregating $2.1 million. Under the terms of the factoring agreement, TCBY is ultimately responsible to the factoring agent for the realizability of the notes receivable. In the event of non-performance, the factoring agent has recourse against TCBY to a maximum level of $939,000 and $914,000 as of January 3, 2004 and April 3, 2004, respectively. The Company has reserves of $725,000, $634,000 and $617,000 as of December 28, 2002, January 3, 2004 and April 3, 2004, respectively, for this potential recourse liability. This reserve is included in accrued liabilities in the accompanying combined balance sheets.

        Notes receivable at December 28, 2002, January 3, 2004 and April 3, 2004, comprised the following (in thousands):

	December 28, 2002	January 3, 2004	April 3, 2004
Non-performing notes	$515	$519	$507
Allowance for doubtful accounts	(515)	(519)	(507)

Non-performing notes, net	—	—	—

Performing notes	794	503	445
Allowance for doubtful accounts	(371)	(194)	(196)

Performing notes, net	423	309	249

	$423	$309	$249

        The activity in the allowance for notes receivable for the years ended December 28, 2002 and January 3, 2004, and for the 13 weeks ended April 3, 2004 is as follows (in thousands):

	December 28, 2002	January 3, 2004	April 3, 2004
Beginning balance	$(1,059)	$(886)	$(713)
Additions	(219)	(6)	8
Write-offs	392	179	2

	$(886)	$(713)	$(703)

  Inventories

        Inventories consist of raw ingredients, food, beverages and supplies and are stated at the lower of cost (first-in, first-out method) or market value. Inventories at December 28, 2002, January 3, 2004 and April 3, 2004 are comprised of the following (in thousands):

	December 28, 2002	January 3, 2004	April 3, 2004
Food and beverage	$1,029	$1,563	$1,767
Raw ingredients	280	365	473
Supplies and novelties	63	34	18

	$1,372	$1,962	$2,258

  Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation and amortization. Equipment, fixtures and leasehold improvements are depreciated or amortized over three to seven years, or the shorter of the lease term, using the straight-line method. Property and equipment at December 28, 2002, January 3, 2004 and April 3, 2004 are comprised of the following (in thousands):

	December 28, 2002	January 3, 2004	April 3, 2004
Leasehold improvements	$3,197	$3,204	$3,205
Equipment and fixtures	9,258	9,695	9,384
Land	240	240	240

	12,695	13,139	12,829
Less accumulated depreciation and amortization	(7,768)	(9,965)	(9,753)

Net property and equipment	$4,927	$3,174	$3,076

        Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs and renewal costs are expensed as incurred. Gains or losses from the sale or retirement of property and equipment are recorded in current operations.

  Goodwill and Other Intangible Assets

        Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," as of December 30, 2001. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but are tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 144, "Accounting for Impairment or Disposal of Long-Lived Assets."

        In connection with SFAS 142's transitional goodwill impairment evaluation, the Company was required to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. To accomplish this, the Company identified its reporting units and determined the carrying value of each reporting unit by assigning the assets and liabilities, including goodwill and intangible assets, to those reporting units as of the date of adoption. The Company, through an independent appraisal firm, determined the fair value of each reporting unit and compared it to the carrying amount of the reporting unit. The carrying amount of the dairy franchising reporting unit exceeded the fair value of the reporting unit indicating goodwill impairment.

        The Company compared the implied fair value of the dairy franchising reporting unit's goodwill with the carrying amount of its goodwill, both of which were measured as of the date of adoption. The implied fair value of goodwill was determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation. As a result, the Company recorded a non-cash charge of approximately $35.2 million to reduce the carrying value of the goodwill associated with its dairy franchising reporting unit. Such charge is non-operational in nature and is reflected as a cumulative effect of an accounting change in the accompanying combined statements of operations and comprehensive income (loss).

        Prior to the adoption of SFAS 142, the Company amortized goodwill over 15 years. The following outlines the impact of SFAS 142 on net income (loss) as a result of non-amortization of goodwill and indefinite lived intangibles beginning in fiscal 2002 (in thousands):

	Fiscal Year Ended			13 Weeks Ended
	December 29, 2001	December 28, 2002	January 3, 2004	March 29, 2003	April 3, 2004
Income (loss) before cumulative effect of accounting change	$(8,846)	$6,228	$4,768	$861	$(146)
Add back: Goodwill amortization	15,496	—	—	—	—
Add back: Indefinite-lived intangibles amortization	890	—	—	—	—

Adjusted income before cumulative effect of accounting change	7,540	6,228	4,768	861	(146)
Loss from cumulative effect of accounting change	(311)	(35,175)	—	—	—

Adjusted net income (loss)	$7,229	$(28,947)	$4,768	$861	$(146)

        The following outlines the Company's goodwill by reporting unit (in thousands):

	Bakery Franchising	Dairy Franchising	Licensing	Gifts	Total
Balance at December 29, 2001	$60,404	$84,516	$1,852	$1,859	$148,631
Impairment recognized upon adoption of SFAS 142	—	(35,175)	—	—	(35,175)

Balance at December 28, 2002	$60,404	$49,341	$1,852	$1,859	$113,456

Balance at January 3, 2004	$60,404	$49,341	$1,852	$1,859	$113,456

Balance at April 3, 2004	$60,404	$49,341	$1,852	$1,859	$113,456

        Trademarks and other intangible assets are comprised of definite lived assets. Trademarks, tradenames and recipes are amortized over 15 years while franchise license rights and covenants not to compete are amortized over 5 to 7 years. The following outlines the Company's trademarks and other intangibles as of December 28, 2002, January 3, 2004 and April 3, 2004 (in thousands):

	December 28, 2002	January 3, 2004	April 3, 2004
Trademarks and tradenames	$33,131	$33,131	$33,131
Recipes	4,150	4,150	4,150
Reacquired franchise rights	528	528	528
Covenant not to compete	60	60	60

	37,869	37,869	37,869
Accumulated amortization	(10,041)	(11,720)	(12,409)

	$27,828	$26,149	$25,460

        Amortization expense for the intangible assets for the years ended December 29, 2001, December 28, 2002 and January 3, 2004 and the 13 weeks ended April 3, 2004 was $1.3 million, $1.7 million, $1.7 million and $700,000, respectively. Estimated amortization expense for the next five years is: $1.7 million in 2004, $1.6 million in 2005 $1.6 million in 2006, $1.6 million in 2007 and $1.6 million in 2008.

  Deferred Loan Costs

        Deferred loan costs are being amortized over the life of the related debt using the straight-line method, which approximates the effective interest method. During the years ended December 29, 2001, December 28, 2002 and January 3, 2004 and the 13 weeks ended April 3, 2004, the Company amortized deferred loan costs of $3.6 million, $5.0 million, $4.6 million and $2.8 million, respectively, to interest expense.

  Long-Lived Assets

        Long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be fully recovered. The Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether the assets are recoverable. Impairment of long-lived assets is assessed at the lowest level for which there are identifiable cash flows that are independent of other groups of assets. Impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The impairment of long-lived assets requires judgments and estimates. If circumstances change, such estimates could also change.

  Accrued Liabilities

        Accrued liabilities consist of the following at December 28, 2002, January 3, 2004 and April 3, 2004 (in thousands):

	December 28, 2002	January 3, 2004	April 3, 2004
Accrued liabilities.	$3,916	$7,628	$7,901
Accrued salaries, wages, and benefits.	1,053	3,555	3,872
Accrued interest payable.	1,819	2,027	1,025

	$6,788	$13,210	$12,798

        On May 7, 2003, the Board of Directors of MFOC accepted the resignation of Larry A. Hodges as its President, Chief Executive Officer and Director, which resignation was effective on May 14, 2003. Pursuant to the terms of a separation agreement, dated August 6, 2003, and a Severance Assumption Agreement dated March 16, 2004, among MFC, MFOC, the Company, and Mr. Hodges (the "Separation Agreements"), Mr. Hodges is receiving 28 months of salary as severance, which is being paid semi-monthly through the end of 2004, and the balance will be paid in a lump sum in January 2005. As of January 3, 2004, an aggregate of $735,000 in severance payments were due to Mr. Hodges.

        Under the terms of a stockholders' agreement among MFC and its stockholders, there are put and call rights with respect to the common shares of MFC, including common shares received upon exercise of options. Pursuant to the Separation Agreements, Mr. Hodges and MFC agreed that all of the shares of MFC's common stock held by Mr. Hodges, which includes certain shares that Mr. Hodges put to MFC and 100 additional shares of common stock of MFC that are being deemed as called by MFC as set forth in the Separation Agreements, were purchased by MFC for an aggregate purchase price of $449,479, payable in five installments of $74,913 and a sixth installment of $74,914 (in each case, without addition for interest), the first such payment being due on the 30th day (or next succeeding business day) following the earliest to occur of the closing date of a refinancing, an exchange or extension of the Senior Notes or a change of control (as defined in MFC's Employee Stock Option Plan) of MFC and the second through sixth such payments being due, respectively, on the 60th, 90th, 120th, 150th and 180th day (or next succeeding business day) following such date.

        All of the foregoing payment obligations to Mr. Hodges were assumed by the Company concurrently with the completion of the refinancing and reorganization (see Note 1).

  Revenue Recognition

        Initial franchising fees and licensing and other fee revenues are recognized when all material services or conditions relating to the sale have been substantially performed or satisfied, which is generally upon the opening of a store by a franchisee. Franchise and license royalties, which are based on a percentage of gross store sales, are recognized as earned, which is generally upon sale of product by franchisees or licensees. Minimum royalty payments under certain licensing agreements are deferred and recognized on a straight-line basis over the term of the agreement. Revenues from the sale of cookie dough that the Company produces and sells to certain franchisees are recognized at the time of shipment and are classified in franchising revenue. Revenues from the sale of cookie dough to grocery stores and wholesale clubs are recognized upon shipment. Revenues from gifts are recognized at the time of shipment. The Company receives formulation fees and allowances from suppliers based (directly or indirectly) on product sales to franchisees. Formulation fees and allowances are recorded as franchising revenue upon shipment of product to the Company's distributors or franchisees.

        Prior to December 2002, revenues from the sale of TCBY branded frozen food specialty products and private-label ice cream to grocery stores and wholesale clubs were recognized upon shipment and included in retail food sales. In December 2002, TCBY licensed the sale and distribution of these products to a third party, whereby the Company now earns a licensing fee as products are sold and distributed by the third party. Accordingly, revenues subsequent to December 2002 that are earned under this licensing agreement are included in licensing revenues.

        In March 2003, the Company received $2.0 million from a supplier as an advance to develop a beverage concept at franchised store locations. This advance is being recognized as franchising revenue on a ratable basis over the six year term of the agreement.

  Shipping and Handling Costs

        The Company charges its gifts and batter facility customers for shipping and handling costs and records the revenue in gifts revenues and franchising revenues, respectively. The costs for shipping and handling are included in gifts expense and franchising expense, respectively.

  Income Taxes

        The Company is organized as a single-member limited liability company and will not elect to be taxed as a corporation for federal income tax purposes. As such, for federal income tax purposes, the Company will be "disregarded" and will be treated as a division of MFOC, its sole member. Although the Company is not expected to be a tax-paying entity, the assets of the Company could be subject to income tax claims against any member of its parent's consolidated group.

        The Company will be included in the consolidated federal income tax return of MFC, the Company's ultimate parent. For historical financial reporting purposes, the Company has recognized income tax expense and deferred tax assets and liabilities as if it were filing a separate tax return. The Company has recognized deferred tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets or liabilities have been determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

  Fair Value of Financial Instruments

        The Company estimates that the total fair market value of its Series A/B Senior Notes and Series C Senior Notes (see Note 3) was approximately $78.4 million and $84.0 million as of December 28, 2002 and January 3, 2004, respectively. These estimates are based on quoted market prices. The book values of the Company's other financial instruments, including accounts receivable and accounts payable approximate fair values at the respective balance sheet dates because of the relatively short maturity of these instruments or valuation allowances which have been recorded to report the balances at fair value. The carrying amount of other long-term debt obligations approximates its fair value because the related interest rates are at market rates.

  Interest Rate Hedge

        As part of TCBY's Senior Credit Facility arrangement (see Note 3), TCBY is required to hedge the variability of interest rates through a hedging instrument for at least 50 percent of the outstanding principal balance. During July 2000, TCBY entered into a no-fee interest rate collar (the "Collar") with a notional amount of $25.0 million, three-month LIBOR rate range of 6.25 percent (floor) to 7.5 percent (ceiling) and an expiration date of June 2002. On June 3, 2001, the Company adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," resulting in a charge of approximately $0.3 million, net of tax, to reflect the fair value of the Collar on the date of adoption. This is presented in the combined statement of operations for the year ended December 29, 2001 as a cumulative effect of a change in accounting principle. During the year ended December 29, 2001, the Company recorded $0.5 million of interest expense to reflect the fair value adjustment of the Collar. During the year ended December 28, 2002, the Company reduced interest expense by $0.7 million to reflect the fair value adjustment of the Collar.

        On June 25, 2002, TCBY purchased an interest rate cap (the "Cap") with a notional amount of $20.0 million. The Cap had a ceiling related to the three-month LIBOR rate of 3.5 percent and expired on August 28, 2003. Because the three-month LIBOR rate was less than the ceiling during the entire term of the Cap, the Company recorded the Cap at its cost, which was amortized to interest expense over the term of the Cap.

        On August 26, 2003, TCBY purchased a Cap with a notional amount of $13.2 million. The Cap has a ceiling related to the 1-month LIBOR rate of 3.5 percent and expires on March 31, 2004. Because the one-month LIBOR rate was less than the ceiling during all of fiscal 2003, the Company has recorded the Cap at its amortized cost, which approximates fair value.

  Advertising

        The Company administers advertising funds on behalf of the franchisees. The Company collects advertising funds from the franchisees and directs the expenditures of the advertising funds in connection with advertising and marketing campaigns for the benefit of the various concepts. The advertising funds and their related activities are not included in the accompanying combined financial statements.

        Advertising costs are expensed as incurred. During the years ended December 29, 2001, December 28, 2002 and January 3, 2004 and the 13 weeks ended April 3, 2004, the Company incurred advertising expenses excluding the expenditures of the advertising funds totaling approximately $1.1 million, $2.2 million, $1.7 million and $435,000, respectively.

  Recent Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities—an Interpretation of Accounting Research Bulletin No. 51" ("FIN 46"). In December 2003, the FASB issued FIN No. 46 (Revised 2003) ("FIN 46R") to address certain FIN 46 implementation issues, including the delay of the effective date for certain types of Variable Interest Entities ("VIE"). This interpretation clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," for companies that have interests in entities that are defined as a VIE under FIN 46. According to this interpretation, if a company has an interest in a VIE and is at risk for a majority of the expected losses of the VIE or receives a majority of the expected gains of the VIE, it shall consolidate the VIE. FIN 46R also requires additional disclosures by primary beneficiaries and other significant variable interest holders. For entities acquired or created before December 31, 2003, FIN 46R is effective as of the beginning of fiscal 2005 while it is effective immediately for all VIEs created after December 31, 2003. The Company completed adoption of FIN 46R during the first quarter of fiscal 2004. The adoption of FIN 46R had no effect on the Company's combined financial statements.

3.    LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

  Long-Term Debt

        Long-term debt consists of the following (in thousands):

	December 28, 2002	January 3, 2004	April 3, 2004
Senior Notes, interest at 10 1/8 percent payable semi-annually in arrears on June 1 and December 1, due December 1, 2004, net of issuance discount of $202 and $85, respectively	$139,798	$139,915	$—
Senior Secured Notes, interest at 11 1/2 percent payable semi-annually in arrears on March 15 and September 15, due March 15, 2011	—	—	115,000
Senior Secured Notes, interest at 9 percent payable semi-annually in arrears on March 15 and September 15, due on March 15, 2011	—	—	80,747
Senior Credit Facility	27,400	21,800	—
Subordinated Debt, net of issuance discount of $1,640 and $1,160, respectively	19,529	20,595	—
Borrowings under line of credit	—	3,452	—
Notes payable to individuals or corporations with interest terms ranging from non-interest bearing to 15 percent, due at various dates in 2006, requiring monthly payments	77	—	—

	186,804	185,762	195,747
Less current portion	(5,111)	—	—

	$181,693	$185,762	$195,747

        As a result of the March 2004 debt refinancing more fully described below, the Company has classified its debt balances as long-term at January 3, 2004.

  Debt Refinancing

        On March 16, 2004, the Company issued $80.7 million of 9 percent senior secured notes (the "9 percent Senior Secured Notes") in exchange for $80.7 million of Senior Notes and issued $115.0 million of 11 1/2 percent senior secured notes (the "11 1/2 percent Senior Secured Notes" together with the 9 percent Senior Secured Notes, the "Senior Secured Notes"). The proceeds from the 11 1/2 percent Senior Secured Notes were used to retire the Company's remaining Senior Notes, the Senior Credit Facility, the Subordinated Debt and the line of credit subsequent to year-end.

        The Senior Secured Notes will mature March 15, 2011, with interest payable semi-annually. The Senior Secured Notes rank senior in right of payment to all subordinated indebtedness of the Company and rank equal in right of payment with all existing and future senior indebtedness of the Company. The Senior Secured Notes are secured by all of the tangible and intangible assets of the Company and its subsidiaries.

        The Senior Secured Notes are redeemable at the option of the Company anytime on or after March 15, 2008. Prior to March 15, 2007, the Company may redeem up to 35 percent of the aggregate principal amount of the notes with the net proceeds of certain equity offerings. The Senior Secured Notes require the Company to repurchase a portion of the notes at 100 percent of the principal amount, plus accrued and unpaid interest thereon to the date of purchase, with 50 percent of the Company's "excess cash flow", as defined in the indenture agreement, when the ratio of the Company's Net indebtedness to Consolidated EBITDA is above 3.75 to 1.0. In the event of a change in control, the holders of the Senior Secured Notes will have the right to put the notes to the Company at 101 percent of their principal amount, plus accrued and unpaid interest, provided at least 65 percent of the aggregate principal amount of the Senior Secured Notes originally issued remain outstanding.

        The Senior Secured Notes contain certain covenants that limit among other things, the ability of the Company and its subsidiaries to: (i) incur additional indebtedness; (ii) make certain investments or enter into sale and leaseback transactions; (iii) pay dividends, redeem subordinated debt, repurchase the Company's or its subsidiaries stock or make any other restricted payments as defined in the indenture; (iv) enter into certain transactions with affiliates; (v) create or incur liens; (vi) transfer or sell assets; (vii) make dividends, distributions or other payments from the Company's subsidiaries; (viii) consummate a merger, consolidation or sale of all or substantially all of our assets; and (ix) engage in unrelated business.

        As of April 3, 2004, the Company has incurred $13.5 million of costs that are directly related to the debt refinancing. Generally, these costs would be deferred and amortized into interest expense over the term of the Senior Secured Notes. However, for the fiscal year ended January 3, 2004 and the 13 weeks ended April 3, 2004, respectively, approximately $684,000 and $4.9 million of these costs related to the exchange of $80.7 million of Senior Notes for $80.7 million of Senior Secured Notes and were expensed, net of the gain recognized on the early retirement of the remaining Senior Notes of $4.8 million during the 13 weeks ended April 3, 2004, in the respective period in accordance with SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings" and included in the caption "costs associated with debt refinancing, net" in the combined statements of operations.

  Senior Notes

        On November 26, 1997, MFOC issued $100.0 million total principal amount of Series A Senior Notes due December 1, 2004 pursuant to an indenture between MFOC and the Bank of New York (the "Indenture"). The Series A Senior Notes were issued pursuant to a private transaction that was not subject to the registration requirements of the Securities Act of 1933 (the "Securities Act"). On June 12, 1998, a majority of the Series A Senior Notes were exchanged for 10 1/8 percent Series B Senior Notes due December 1, 2004 (collectively, the "Series A/B Senior Notes"), which were registered under the Securities Act.

        On August 24, 1998, MFOC issued $40.0 million total principal amount of Series C Senior Notes due December 1, 2004 in connection with the acquisitions of Great American Cookie Company, Inc. and 48 stores from four franchisees. On June 21, 2000, all of the Series C Senior Notes and the remaining Series A Senior Notes were exchanged for the Series A/B Senior Notes, which were registered under the Securities Act. The Series A/B Senior Notes and the Series C Senior Notes are collectively referred to as the "Senior Notes."

        In connection with the issuance of the Series C Senior Notes, the Company recorded a discount of approximately $600,000. This discount is being amortized to interest expense over the approximate six-year life of the Series C Senior Notes using the effective interest method.

  Senior Credit Facility

        In connection with its acquisition in fiscal 2000, TCBY obtained a $50.0 million term loan (the "Senior Credit Facility") from a consortium of banks (the "Banks"). The Senior Credit Facility required installment payments over a four-year period.

        On August 31, 2001, TCBY amended and restated the Senior Credit Facility agreement with the Banks (the "Amended and Restated Credit Agreement"). This amendment substantially modified the previous Senior Credit Facility's financial covenants and payment terms, included an initial principal reduction of $2.9 million, and changed the nature of the Senior Credit Facility from a term loan to a revolving loan arrangement (the "Senior Credit Facility"). The Amended and Restated Credit Agreement provided for a revolving loan facility that was to expire in May 2005 and allowed for borrowings of up to $41.5 million. In connection with amending the Senior Credit Facility in August 2001, the Company incurred approximately $0.4 million of non-refundable fees that were capitalized as deferred loan costs and were being amortized over the life of the related debt.

        On November 20, 2002, TCBY entered into Amendment No. 2 to the Amended and Restated Credit Agreement ("Amendment No. 2"). Key provisions of Amendment No. 2 included the following: a) expiration of the Senior Credit Facility in March 2004, b) an initial principal reduction of $4.0 million, c) allowance for borrowings of up to $31.3 million as of November 2002, d) substantial increases in the quarterly payment amounts, e) substantial modification of the financial covenants and the requirement that the covenants be calculated monthly rather than quarterly, and f) an increase of the interest rates by 75 basis points effective as of the amendment date with an additional 100 basis point increase effective January 1, 2004. In connection with Amendment No. 2, TCBY incurred approximately $0.7 million of non-refundable fees that were capitalized as deferred loan costs and were amortized over the life of the related debt.

        During the year ended December 28, 2002, TCBY wrote off $1.4 million of previously capitalized deferred loan costs that were associated with the original debt issuance and prior amendments in accordance with the FASB's Emerging Issues Task Force Issue No. 98-14, "Debtor's Accounting for Changes in Line-of-Credit, or Revolving-Debt Arrangements."

        Borrowings under the Amended and Restated Credit Agreement bore interest at the election of TCBY at either: (1) the higher of the Banks' prime rate or the federal funds rate plus 4.5 percent ("New Base Rate Loans") (7.75 percent and 8.5 percent at December 28, 2002 and January 3, 2004, respectively) or (2) the Eurodollar rate plus 5.75 percent ("New Eurodollar Rate Loans") (6.2 percent and 6.8 percent at December 28, 2002 and January 3, 2004, respectively). At January 3, 2004, $21.8 million under the Senior Credit Facility was outstanding at the 6.8 percent rate. Interest was payable quarterly for the New Base Rate Loans. Interest was payable for the New Eurodollar Rate Loans when the underlying interest period expires or quarterly, whichever came first.

        The Senior Credit Facility allowed for borrowings of up to $22.3 million as of January 3, 2004. As of January 3, 2004, the Company had $500,000 of unused borrowing capacity under the Senior Credit Facility.

        TCBY also incurred $1.4 million and $125,000 in legal, accounting, and other non-capitalizable fees and expenses associated with amending the Senior Credit Facility that were included in selling, general, and administrative expenses in the accompanying combined statements of operations during the years ended December 29, 2001 and December 28, 2002, respectively.

  Subordinated Debt

        In connection with its acquisition in fiscal 2000, TCBY obtained $20.0 million of secured Subordinated Debt from institutional investors. The Subordinated Debt was issued at a discount of approximately $2.5 million. This discount was accreted to interest expense using the effective interest rate method over the life of the debt. The principal amount of the Subordinated Debt was due in its entirety on November 15, 2005 and bore interest at an annual rate of 12.0 percent payable semi-annually in cash plus 2.0 percent payable semi-annually through the issuance of additional Subordinated Debt notes (the "PIK Notes"). The PIK Notes bore interest at an annual rate of 14.0 percent with interest payable semi-annually through the issuance of additional PIK Notes. During each of the years ended December 29, 2001, December 28, 2002 and January 3, 2004 TCBY recorded interest expense of $400,000 as a result of the accretion of the discount and recorded interest expense of $600,000, $500,000 and $600,000, respectively, as a result of issuing PIK Notes.

  Line of Credit

        On January 16, 2003, MFOC entered into a new credit facility with Foothill Capital Corporation ("Foothill"). The Foothill credit facility bore interest at the prime rate plus 1.75 percent. The Foothill credit facility also required a monthly servicing fee of $5,000 and an anniversary fee of $200,000. The Foothill credit facility provided for $11.9 million of credit comprised of a $9.9 million revolving line of credit for financing working capital expenditures and $2.0 million for letters of credit. The Foothill credit facility would have matured on November 1, 2004 and was secured by substantially all of the assets of MFOC.

        As of December 28, 2002, MFOC had a line of credit facility with a commercial bank that provided for borrowings and the issuance of letters of credit up to $9.0 million. MFOC had outstanding borrowings of $972,000 and outstanding letters of credit of $1.5 million under the line of credit facility as of December 28, 2002.

4.    INCOME TAXES

        The components of the provision for income taxes for the years ended December 29, 2001, December 28, 2002 and January 3, 2004 are as follows (in thousands):

	Fiscal Year Ended
	December 29, 2001	December 28, 2002	January 3, 2004
Current:
Federal	$1,341	$2,925	$2,697
State	274	597	552

	1,615	3,522	3,249

Deferred:
Federal	(750)	757	(670)
State	(148)	86	(176)

	(898)	843	(846)

Total provision for income taxes	$717	$4,365	$2,403

        The differences between income taxes at the U.S. federal statutory income tax rate and income taxes reported in the consolidated statements of operations are as follows for the years ended December 29, 2001, December 28, 2002 and January 3, 2004:

	Fiscal Year Ended
	December 29, 2001	December 28, 2002	January 3, 2004
Federal statutory income tax rate	$(2,937)	$(8,260)	$2,299
Amortization of non-deductible intangibles	3,778	11,863	—
State income taxes	84	451	269
Other	(208)	311	(165)

Effective income tax rate	$717	$4,365	$2,403

        The significant components of the Company's deferred tax assets and liabilities at December 29, 2001, December 28, 2002, and January 3, 2004 are as follows (in thousands):

	December 29, 2001	December 28, 2002	January 3, 2004
Deferred tax assets—current:
Allowance for doubtful accounts	$1,441	$618	$469
Deferred revenue	302	873	575
Accrued expenses	554	423	387
Interest rate collar	185	—	—
Other	129	198	104

Total deferred tax assets—current	2,611	2,112	1,535
Deferred tax liabilities—current	—	—	—

Deferred tax asset, net—current	$2,611	$2,112	$1,535

Deferred tax liabilities—long-term:
Intangibles	$(6,667)	$(6,896)	$(6,875)
Other	(146)	(196)	(172)

Total deferred tax liabilities—long-term	(6,813)	(7,092)	(7,047)

Deferred tax assets—long-term:
Deferred compensation	529	580	599
Reserves	375	209	946
Depreciation	—	—	343
Other	15	66	345

Total deferred tax assets—long- term	919	855	2,233

Deferred tax liability, net—long term	$(5,894)	$(6,237)	$(4,814)

        Historically, MFOC and TCBY have been part of a tax sharing agreement with MFC whereby MFOC and TCBY would make payments to MFC based on the particular calculations under this tax sharing agreement. For the fiscal years ended December 29, 2001, December 28, 2002, and January 3, 2004, MFOC recorded distributions to MFC under this tax sharing agreement in excess of its stand-alone tax provision above of $160,000, $834,000 and $1.6 million, respectively. Distributions under the tax sharing agreement in excess of the Company's tax liability calculated under the separate return method are recorded as reductions of equity, similar to a dividend.

        In connection with the reorganization described in Note 1, the Company entered into a tax allocation agreement with MFC pursuant to which the Company agreed to make payments to MFC, after taking into account payments the Company makes directly to tax authorities, based on the Company's stand-alone consolidated federal income tax liability, determined as if the Company and its subsidiaries constituted their own consolidated group for federal income tax purposes. The Company will not be permitted to make these payments to MFC until it meets certain financial ratios and is otherwise in compliance with the terms of the indenture governing the Senior Secured Notes.

5.    TCBY PURCHASE ACCOUNTING ADJUSTMENTS

  MFC/TCBYH Merger

        In 2001, MFC was created to become the new parent of Mrs. Fields' Holding and TCBY Holdings, Inc. ("TCBYH"), the former parent of TCBY Enterprises (TCBY Holdings, Inc. was merged with and into TCBY Enterprises in August 2003). Transfer of ownership occurred on September 29, 2001 in an integrated transaction that included several steps.

        On September 29, 2001, Mrs. Fields' Holding completed a reorganization (the "Mrs. Fields Reorganization") pursuant to which the stockholders and option holders of Mrs. Fields' Holding contributed their shares of common stock, preferred stock and options to MFC in exchange for the same number of shares of common stock of MFC, preferred stock of MFC and MFC options with essentially the same terms.

        Immediately following, and as part of the same integrated transaction as the Mrs. Fields Reorganization, a wholly-owned subsidiary of MFC merged with and into TCBYH with TCBYH remaining as the surviving entity (the "MFC/TCBYH Merger"). In the MFC/TCBYH Merger, each share of TCBYH common stock was converted into the right to receive 0.369 shares of MFC common stock and each share of TCBYH preferred stock was converted into the right to receive 46.79 shares of MFC common stock. As a result of the MFC/TCBYH Merger, the fair value of TCBYH's net assets was determined to be $16.2 million in excess of book value on the date of the merger. Accordingly, this excess was pushed-down to TCBY as an addition to goodwill and equity in 2001.

  Other Purchase Accounting Adjustments

        TCBY Enterprises was acquired in June 2000. At the time of acquisition, TCBY Enterprises' primary operating subsidiaries consisted of TCBY and Americana Foods Limited Partnership ("Americana"). The original TCBY Enterprises purchase price allocation assumed that TCBY Enterprises would be able to sell Americana for its book value of approximately $18.4 million. During early 2001, management determined that the value of Americana approximated only $10.0 million. Accordingly, the original purchase price allocation was adjusted by this $8.4 million reduction in the estimated fair value of Americana, resulting in a $8.4 million reduction in the book value of Americana's equipment and property and a corresponding $8.4 million increase in the book value of TCBY's goodwill. In addition, because it had been the intent of TCBY Enterprises to sell Americana, the $7.6 million net loss incurred by Americana from June 2000 to June 2001 was recorded as an addition to goodwill and equity, pushed-down to TCBY, in 2001. TCBY also recorded $1.6 million of adjustments to goodwill for certain pre-acquisition contingencies related primarily to matters of litigation existing at the time of acquisition.

6.    STOCK COMPENSATION EXPENSE

        During the years ended December 29, 2001, December 28, 2002 and January 3, 2004 and the 13 weeks ended April 3, 2004, the Company recognized $1.4 million, $134,000, $50,000 and $13,000 of non-cash compensation expense, respectively, related to the fiscal 2001 issuance of MFC stock options to certain employees of the Company. Because the employees of the Company are the beneficiaries of the grant of options in MFC stock, the related expense has been reflected in the Company's combined financial statements.

7.    COMMITMENTS AND CONTINGENCIES

  Legal Matters

        In the ordinary course of business, the Company is involved in routine litigation, including franchise disputes and trademark disputes. Except as discussed below, the Company is not a party to any legal proceedings which, in the opinion of management, after consultation with legal counsel, is material to its business, financial condition or results of operations.

        The Company and its products are subject to regulation by numerous governmental authorities, including, without limitation, federal, state and local laws and regulations governing health, sanitation, environmental protection, safety and hiring and employment practices.

        On June 21, 2001, a lawsuit captioned Advanced Food Concepts, Ltd., et al v. William P. Creasman, TCBY Systems, Inc., Mrs. Fields Famous Brands, et al., Case No. 401-CV-00-117JMM (U.S. District Court for the Eastern District of Arkansas) was filed by two former franchisees against TCBY of Ireland, Inc., and other corporate and individual defendants, but all defendants have been dismissed with the exception of TCBY of Ireland, Inc., the franchisor party under a Transnational Master License Agreement entered into with certain of the plaintiffs and others. This case stems from TCBY of Ireland's performance under and termination of the Transnational Master License Agreement. While the plaintiffs seek damages in excess of $70 million in connection with TCBY of Ireland's performance under and termination of the Transnational Master License Agreement, many of the causes of action have been dismissed by the court pursuant to motions for summary judgment, and TCBY of Ireland disputes each of plaintiffs' remaining claims. While the Company does not have insurance coverage for this lawsuit because the claims arose prior to the acquisition of TCBY, TCBY has reserved anticipated defense costs. Notwithstanding the excessive claim for damages, the lack of insurance coverage, and the risk that TCBY of Ireland's parent entities might ultimately bear or share in the cost of any significant judgment obtained against it, management, after consultation with legal counsel, believes it is unlikely that the plaintiffs will obtain any judgment against TCBY of Ireland that would be material to the Company's business, financial condition or operations. The court recently granted TCBY's motion to extend the trial date, which will allow the parties to complete additional discovery. The trial is currently scheduled to commence in August, 2004. An unfavorable outcome of this matter may have a material adverse impact on the Company's financial position, results of operations or liquidity.

  Operating Leases

        The Company leases office space, facilities and equipment under long-term non-cancelable operating lease agreements with remaining terms of one to ten years. Rent expense was $1.4 million, $1.4 million, $1.2 million and $230,000 for the years ended December 29, 2001, December 28, 2002 and January 3, 2004 and for the 13 weeks ended April 3, 2004, respectively.

        As of January 3, 2004, the future minimum lease payments due under operating leases are as follows (in thousands):

Fiscal Year
2004	$1,342
2005	1,323
2006	1,326
2007	1,346
2008	1,321
Thereafter	3,130

$9,788

        As of January 3, 2004, the future minimum sublease payments due to the Company under these operating leases are as follows (in thousands):

Fiscal Year
2004	$402
2005	429
2006	88
2007	90
2008	93
Thereafter	23

$1,125

  Contractual Arrangements

        The Company has entered into supply agreements to buy frozen dough products and for the purchase of yogurt-based products, novelties and ice cream. The frozen dough product supply agreement stipulates minimum annual purchase commitments of not less than 15.0 million pounds of products, approximately $25.3 million based on weighted average prices in effect January 3, 2004, each year through the end of the contract, December 2006. MFOC satisfies these annual commitments through the purchase of frozen dough products by the Company's gifts business segment and through the purchase of frozen dough products by franchisees. Should MFOC not meet the annual minimum commitment, the supplier's sole remedy is to cancel the supply agreement.

        TCBY's supply agreement with Americana for the purchase of yogurt-based products, novelties and ice cream stipulates minimum annual purchase commitments of at least 75 percent of the product volumes contained in the agreement through the term of the agreement, November 2007. These commitments are satisfied through the purchase of frozen yogurt-based products, novelties and ice cream by our distributors and franchisees. If the purchases fall below 75 percent of the quantity, then Americana has the right to propose a new pricing structure. If TCBY doesn't agree to the new pricing structure, then Americana has the right to terminate the agreement by giving written notice 180 days prior to termination.

        Americana manufactures its products in one location. A production disruption or Americana's inability to secure the raw materials used in the production of its products could adversely affect the operating results of TCBY and its franchisees. Although management believes that other suppliers could provide similar products on comparable terms, a change in suppliers could cause a delay in manufacturing and a possible loss of sales, which could adversely affect the financial position, results of operations, or liquidity of the Company and its franchisees.

8.    RELATED-PARTY TRANSACTIONS

  Co-marketing and Supply Agreement

        In connection with its acquisition, TCBY had previously entered into an exclusive co-marketing and supply agreement with Americana. Up until November 19, 2002, Americana was a wholly-owned subsidiary of TCBY Enterprises. Under the agreement, Americana manufactured yogurt-based products, ice cream, and novelty items for sale and distribution to TCBY's franchisees and distributors at agreed-upon prices, subject to changes in Americana's production costs. This agreement was replaced by the Supply Agreement on November 20, 2002 (see Note 7). Under the original co-marketing and supply agreement and the Supply Agreement, TCBY recognized revenues related to the product manufactured by Americana of $34.5 million, $28.0 million, $13.1 million and $3.0 million for the years ended December 29, 2001 and December 28, 2002 and January 3, 2004 and the 13 weeks ended April 3, 2004, respectively.

  Reimbursement of TCBY Transition Costs

        MFOC was entitled to receive approximately $2.4 million from TCBY Enterprises for reimbursement of expenses incurred on behalf of TCBY and one-time transition costs incurred in the transfer of management functions of TCBY from Little Rock, Arkansas to Salt Lake City, Utah in 2000. The reimbursement of these costs was subject to the point in time when TCBY Enterprises' dairy processing plant (Americana) generated sufficient cash in excess of the working capital requirements of the dairy processing plant to make the reimbursement or upon the sale of the dairy processing plant. During 2002, the dairy processing plant was sold and the Company was reimbursed by TCBY Enterprises for these transition expenses. This amount has been included in other operating income in the accompanying combined statement of operations for the year ended December 28, 2002.

  Due To/From Affiliates

        The amounts due to/from affiliates are comprised of amounts due to/from the company-owned stores segment of MFOC, Mrs. Fields' Holding, TCBY Enterprises and affiliates, and MFC at December 28, 2002, January 3, 2004 and April 3, 2004 (in thousands):

	December 28, 2002	January 3, 2004	April 3, 2004
Amounts due from affiliates:
MFOC (company-owned stores)	$243	$—	$309
MFC	—	—	23

	$243	$—	$332

Amounts due to affiliates:
Mrs. Fields' Holding	$90	$273	$273
TCBY Enterprises	1,217	550	—
MFC—tax sharing	5,244	2,312	1,347

	$6,551	$3,135	$1,620

        The amounts due from MFOC at April 3, 2004 were paid in May 2004.

        MFOC has from time-to-time engaged Korn/Ferry International ("Korn/Ferry"), an international executive recruiting firm for which Richard Ferry, one of the members of MFOC's board of directors, is also Founder Chairman. For the years ended December 29, 2001, December 28, 2002 and January 3, 2004 and the 13 weeks ended April 3, 2004, MFOC paid recruiting fees to Korn/Ferry of $120,000, $64,000, $362,000 and $13,000, respectively.

        MFOC has periodically engaged Applied Predictive Technologies ("APT") to evaluate the economics and demographic trends of certain mall and retail site locations. Walker Lewis, one of the members of MFOC's board of directors, is Chairman of the Board of APT. For the years ended December 29, 2001, December 28, 2002 and January 3, 2004, MFOC paid APT $163,000, $161,000 and $68,000, respectively.

        The Company has entered into various licensing agreements with and has sold certain recipes to Shadewell Grove Foods, Inc. (a successor to Nonni's Food Company, Inc.) a manufacturer and distributor of soft baked cookies. The Company has appointed Michael R. Ward, one of its executive officers, to represent the Company as a director for this manufacturer. For the years ended December 29, 2001, December 28, 2002 and January 3, 2004 and the 13 weeks ended April 3, 2004, the earned royalty and licensing revenues associated with Shadewell's licensing and recipe sales agreements were $2.9 million, $3.8 million, $3.5 million and $700,000, respectively.

  Franchise Agreements with MFOC

        Concurrently with the completion of the refinancing and reorganization (see Note 1), certain of the Company's brand franchisor subsidiaries entered into franchise agreements with MFOC, which permit MFOC to sell and distribute the Company's products in its owned stores upon payment of franchise royalties and other amounts required under the franchise agreements. These franchise agreements are similar to the Company's standard form of franchise agreement except that the

Company did not charge an up-front franchising fee in recognition of the fact that the stores owned and operated by MFOC and such subsidiaries were operated prior to giving effect to the refinancing and reorganization. These franchise agreements are terminable by the Company in the event of non-payment of the franchise fees for a period of 10 days, followed by a 10-day opportunity to cure, or other material violation of the franchise agreements. As a result of these agreements, MFOC is the Company's largest franchisee, based on number of locations, of all its brands.

  MFC Sublease

        Concurrently with the completion of the refinancing and reorganization (see Note 1), the Company entered into an assignment agreement whereby the lease for the corporate headquarters was assigned from MFOC to the Company. MFOC entered into a sublease with the Company and will pay to the Company over the term of the sublease agreed rental payments that have been established based on estimated usage of the headquarters by their personnel. Management estimates that MFOC's rental payment will aggregate $340,000 in fiscal year 2004 and $344,000 in fiscal year 2005. MFOC's share is expected to decrease over time with corresponding reduced operations. It is intended that the sublease will continue in effect until the expiration of all store leases for MFOC's company owned stores, following which the MFOC sublease will be terminated and the Company would therefore be responsible for all rental payments.

  MFOC Collection Agency Agreement

        Concurrently with the completion of the refinancing and reorganization (see Note 1), the Company entered into a collection agency agreement with MFOC under which the Company agreed to act as MFOC's collection agent for subtenant rental payments made by the Company's franchisees who operate stores previously owned by MFOC on which MFOC remains as the tenant.

  Insurance Allocation Agreement

        Concurrently with the completion of the refinancing and reorganization (see Note 1), the Company entered into an insurance allocation agreement with MFC under which the Company agreed to make certain payments to MFC in respect to the Company's share of certain insurance costs, allocated based on the Company's estimation of the appropriate risk of loss of each of MFC's subsidiaries. The insurance allocation agreement also provides for the allocation of workers' compensation costs based on the respective employee payroll and employment category risk factor of each of MFC's subsidiaries that generates payroll.

  Benefits Agreement

        Concurrently with the completion of the refinancing and reorganization (see Note 1), the Company entered into a benefits agreement with MFOC under which the Company agreed to make certain payments to MFOC in respect to the Company's share of employee benefits costs based on the number of the Company's employees. Costs associated with the Company's employees providing services to MFOC under the management agreement will be allocated consistent with the shared expenses under the management agreement.

9.    EMPLOYEE BENEFIT PLAN

        MFOC sponsors the Mrs. Fields' Original Cookies, Inc. 401(k) Retirement Savings Plan (the "Plan") for all eligible employees. Under the terms of the Plan, employees may make contributions to the Plan. During 2001 and 2002, a portion of the employee contributions to the plan were matched by contributions from MFOC at the rate of 100 percent of the first three percent of employee contributions plus 50 percent of the next two percent of employee contributions. The total MFOC contributions to the Plan for the years ended December 29, 2001 and December 28, 2002 were approximately $291,000 and $308,000, respectively. No contributions were made to the Plan by MFOC for the year ended January 3, 2004.

10.    REPORTABLE SEGMENTS

        Operating segments are components of the Company for which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance. This information is reported on the basis that it is used internally for evaluating segment performance. Mrs. Fields has four reportable operating segments; namely, franchising, retail food sales, gifts, and licensing. The franchising segment consists of revenues received either directly or indirectly from cookie, yogurt and pretzel stores, which are owned and operated by third parties. These revenues include initial franchise or license fees, monthly royalties based on a percentage of a franchisee's gross sales, sales of cookies dough that the Company produces, and certain product formulation fees and supplier allowances which are based upon sales to franchisees. The retail food sales segment consists of sales of TCBY-branded frozen yogurt products and novelties through retail channels. The gifts segment includes sales generated from the Company's mail order gift catalog and web site. The licensing segment consists of other licensing activity from third parties for the sale of products bearing the Company's brand names. The accounting policies for the segments are the same as those discussed in the summary of significant accounting policies (see Notes 1 and 2). Sales and transfers between segments are eliminated in combination.

        Prior to December 2002, revenues from the sale of TCBY-branded frozen food specialty products and private-label ice cream to grocery stores and wholesale clubs were recognized upon shipment and included in retail food sales. In December 2002, TCBY licensed the sale and distribution of these products to a third party, whereby the Company now earns a licensing fee as products are sold and distributed by the third party. Accordingly, revenues subsequent to December 2002 that are earned under this licensing agreement are included in licensing revenues.

        The Company evaluates performance of each segment based on contribution margin. Contribution margin is computed as the difference between the revenues generated by a reportable segment and the selling and occupancy expenses, cost of sales and direct general and administrative expenses related to that reportable segment. Contribution margin is used as a measure of the operating performance of an operating segment. The Company does not allocate any indirect general and administrative expense, other operating income (expense), interest expense, depreciation and amortization or assets to its reportable operating segments.

        Segment revenue and contribution margin are presented in the following table (in thousands):

	Franchising	Retail Food Sales	Gifts	Licensing	Total
Year ended December 29, 2001
Revenue	$64,914	$20,990	$10,265	$3,633	$99,802
Contribution Margin	44,265	1,114	2,182	3,487	51,048
Year ended December 28, 2002
Revenue	$61,332	$16,606	$12,628	$4,566	$95,132
Contribution Margin	40,670	1,394	2,850	4,423	49,337
Year ended January 3, 2004
Revenue	$58,645	$—	$17,405	$5,464	$81,514
Contribution Margin	38,605	—	4,198	4,309	47,112
13 weeks ended March 29, 2003
Revenue	$12,844	$—	$2,810	$1,619	$17,273
Contribution Margin	8,746	—	732	1,373	10,851
13 weeks ended April 3, 2004
Revenue	$13,005	$—	$4,540	$1,257	$18,802
Contribution Margin	8,830	—	874	1,128	10,832

        The reconciliation of contribution margin to net income (loss) is as follows (in thousands):

	Fiscal Year Ended			13 Weeks Ended
	December 29, 2001	December 28, 2002	January 3, 2004	March 29, 2003	April 3, 2004
Contribution margin	$51,048	$49,337	$47,112	$10,851	$10,832
Other operating revenue	—	260	474	126	83
General and administrative expense	(13,002)	(12,129)	(10,811)	(2,348)	(2,313)
Stock compensation expense	(1,382)	(134)	(50)	(31)	(13)
Other operating income (expense), net	145	2,563	(1,015)	(42)	(105)
Interest expense, net	(25,101)	(25,327)	(25,041)	(6,094)	(8,885)
Other income	—	—	—	—	1,054
Depreciation and amortization	(20,035)	(3,689)	(3,753)	(847)	(1,031)
Benefit (provision) for income taxes	(717)	(4,365)	(2,403)	(755)	185

Income (loss) from current operations before cumulative effect of accounting change	(9,044)	6,516	4,513	860	(193)
Income (loss) from discontinued operations (net of income taxes of $123, $44, $158, $1 and $29, respectively)	198	(288)	255	1	47

Income (loss) before cumulative effect of accounting change.	(8,846)	6,228	4,768	861	(146)
Cumulative effect of accounting change	(311)	(35,175)	—	—	—

Net income (loss)	$(9,157)	$(28,947)	$4,768	$861	$(146)

        The fixed assets and inventory of the Company primarily relate to the Company's Great American Cookie batter facility and gifts business segment and related activities. Assets relating to franchising and licensing activity are primarily amounts due from franchisees and licensees and goodwill relating to franchising concepts.

        The Company has one licensee that accounted for $2.9 million, $3.8 million, $3.5 million and $700,000, or 80.6 percent, 83.7 percent, 63.1 percent and 55.7 percent of the revenue of the licensing segment for the years ended December 29, 2001, December 28, 2002 and January 3, 2004 and 13 weeks ended April 3, 2004, respectively. The Company has one customer in its gifts business segment that accounted for $1.6 million, $2.2 million, $3.0 million and $1.3 million, or 15.5 percent, 17.2 percent, 17.2 percent and 27.9 percent of revenue of the gifts business segment for the years ended December 29, 2001, December 28, 2002 and January 3, 2004 and the 13 weeks ended April 3, 2004, respectively. There were no other customers or licensees that accounted for more than 10.0 percent of Mrs. Fields' total revenue or any individual segment's revenue.

11.    DISCONTINUED OPERATIONS

        TCBY transitioned its equipment sales segment ("Riverport") to a third party equipment and smallwares distributor during the quarter ended March 29, 2003. The distributor purchased certain of Riverport's inventory at cost, subject to certain slow moving inventory purchase price adjustments. The Company has reserved for anticipated purchase price adjustments and believes that future periods will not be negatively impacted as a result of this transition. The segment's assets that were subject to depreciation and amortization were being periodically expensed over the remaining estimated useful life. The results of operations and financial position of Riverport are classified as discontinued operations in the accompanying combined financial statements.

12.    SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        The Senior Secured Notes are fully and unconditionally guaranteed on a joint and several basis by all of the Company's domestic subsidiaries other than immaterial subsidiaries. Mrs. Fields Famous Brands has no independent assets or operations. Therefore, supplemental financial information on a condensed consolidating basis of the guarantor subsidiaries is not required. There are no restrictions on the Company's ability to obtain cash dividends or other distributions of funds from the guarantor subsidiaries, except those imposed by applicable law.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20    Indemnification of Directors and Officers

  Mrs. Fields Famous Brands, LLC

        Mrs. Fields Famous Brands, LLC is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act (the "Delaware LCC Act") provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any manager or member or other person from and against any and all claims and demands whatsoever.

        Section 18-303 of the Delaware LLC Act provides generally that the debts, obligations and liabilities of a limited liability company shall be solely the debts, obligations and liabilities of the company, and no member or manager of the company shall be obligated personally for any such debt, obligation or liability solely by reason of being a member or acting as a manager of the company, unless such member or manager agrees under a limited liability company agreement or other agreement to be personally liable for any or all of the debts, obligations and liabilities of the company.

        The limited liability company agreement of Mrs. Fields Famous Brands, LLC, which is a manager-managed limited liability company, provides that the member, or any employees, representatives or agents of the member, and any manager, officer, employee, representative or agent of the company shall be entitled to indemnification to the fullest extent permitted by Delaware law or any successor statutory provisions, as amended. Without limiting the foregoing, the company may indemnify any person, if such person is entitled to indemnification pursuant to the foregoing, who may be involved, or threatened to be involved, as a party or otherwise, to any and all claims, demands, actions, suits or proceedings, civil, criminal administrative or investigative, by reason of its management of the affairs of the company or which relate to or arise out of the company or its property, business or affairs against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts incurred by such person in connection with any such claims, demands, actions, suits or proceedings, unless such person engaged in fraud, willful misconduct, bad faith or gross negligence, or if such person initiated any such claims, demands, actions, suits or proceedings, unless they were brought to enforce such person's rights to indemnification or were authorized or consented to by the member. Expenses incurred by such person in defending any claim, demand, action, suit or proceeding shall be paid by the company in advance of the final disposition of such claim, demand, action, suit or proceeding upon receipt by the company of an undertaking by or on behalf of such person to repay the respective amount if it shall be ultimately determined that such person is not entitled to be indemnified by the company. The limited liability company agreement of Mrs. Fields Famous Brands, LLC also provides that the member shall not be obligated personally for any and all debts, obligations and liabilities of the company, whether arising in contract, tort or otherwise, solely by reason of being a member. In addition, none of the member or any employees, representatives or agents of the member, nor any manager, officer, employee, representative or agent of the company shall be liable to the company or any other person for any act or omission (in relation to the company, the limited liability company agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by such person, provided such act or omission does not constitute willful misconduct, fraud, bad faith or gross negligence.

  Mrs. Fields Financing Company, Inc.

        Mrs. Fields Financing Company, Inc. is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 145 of the DGCL also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 145 of the DGCL further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the DGCL.

        Section 102 of the DGCL allows a corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL or obtained an improper personal benefit.

        Mrs. Fields Financing Company, Inc.'s bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the DGCL. In addition, the bylaws provide that any indemnification shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of a director or officer is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, if any, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, if any, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the corporation. To the extent, however, that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case. The bylaws also provide that the corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof), except for proceedings to enforce rights to indemnification, initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the corporation.

        The certificate of incorporation of Mrs. Fields Financing Company, Inc. provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law.

        Mrs. Fields Financing Company, Inc.'s directors and officers are covered by insurance policies maintained by Mrs. Fields' Companies, Inc. against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended.

  The Guarantor Subsidiaries

        Delaware LLC Guarantor Subsidiaries.    Each of Great American Cookie Company Franchising, LLC, Great American Manufacturing, LLC, Mrs. Fields Franchising, LLC, Pretzelmaker Franchising, LLC, Pretzel Time Franchising, LLC and TCBY Systems, LLC is a limited liability company under the laws of the State of Delaware. The provisions of Delaware law regarding indemnification and limitation on personal liability on behalf of members, managers and officers described above as applicable to Mrs. Fields Famous Brands, LLC also apply to each such company. The limited liability company agreement for each of Great American Cookie Company Franchising, LLC, Great American Manufacturing, LLC, Mrs. Fields Franchising, LLC, Pretzelmaker Franchising, LLC, Pretzel Time Franchising, LLC and TCBY Systems, LLC, each of which is a member-managed limited liability company, provides that the member or any employees, representatives or agents of the member, or any officer, employee, representative or agent of the company shall be indemnified by the respective company to the fullest extent permitted by the Delaware LLC Act or any other applicable laws as now or hereafter in effect. Without limiting the foregoing, each such company may indemnify any person, if such person is entitled to indemnification pursuant to the foregoing, who may be involved, or threatened to be involved, as a party or otherwise, to any and all claims, demands, actions, suits or proceedings, civil, criminal administrative or investigative, by reason of its management of the affairs of the respective company or which relate to or arise out of the respective company or its property, business or affairs against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts incurred by such person in connection with any such claims, demands, actions, suits or proceedings, unless such person engaged in fraud, willful misconduct, bad faith or gross negligence, or if such person initiated any such claims, demands, actions, suits or proceedings, unless they were brought to enforce such person's rights to indemnification or were authorized or consented to by the relevant member. Expenses incurred by such person in defending any claim, demand, action, suit or proceeding shall be paid by the respective company in advance of the final disposition of such claim, demand, action, suit or proceeding upon receipt by the respective company of an undertaking by or on behalf of such person to repay the respective amount if it shall be ultimately determined that such person is not entitled to be indemnified. The limited liability company agreement for each of the companies listed above also provides that the member shall not be obligated personally for any and all debts, obligations and liabilities of the company, whether arising in contract, tort or otherwise, solely by reason of being a member. In addition, none of the member or any employees, representatives or agents of the member, nor any officer, employee, representative or agent of the respective company shall be liable to the relevant company or any other person for any act or omission (in relation to the respective company, the relevant limited liability company agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by such person, provided such act or omission does not constitute willful misconduct, fraud, bad faith or gross negligence.

        Delaware Corporate Guarantor Subsidiary.    The Mrs. Fields' Brand, Inc. is incorporated under the laws of the State of Delaware. The provisions of Delaware law regarding indemnification, limitation on personal liability and insurance on behalf of directors and officers described above as applicable to Mrs. Fields Financing Company, Inc. also apply to The Mrs. Fields' Brand, Inc.

        The bylaws of The Mrs. Fields' Brand, Inc. provide for the indemnification of officers and directors to the fullest extent permitted by the DGCL. In addition, the bylaws provide that any indemnification shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of a director or officer is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, if any, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, if any, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the corporation. To the extent, however, that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case. The bylaws also provide that the corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof), except for proceedings to enforce rights to indemnification, initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the corporation.

        The bylaws of The Mrs. Fields' Brand, Inc. also provide that such corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses, liabilities or losses asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such expenses, liabilities or losses under Delaware law.

        The certificate of incorporation of The Mrs. Fields' Brand, Inc. provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law.

        Utah Corporate Guarantor Subsidiaries.    Each of Mrs. Fields Cookies Australia, Mrs. Fields Gifts, Inc. and TCBY International, Inc. is incorporated under the laws of the State of Utah. Sections 901 through 909 of the Utah Revised Business Corporation Act (the "URBCA"), subject to the limitations and procedures contained therein, provide for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

        Section 902 of the URBCA provides that a corporation may indemnify an individual who was, is or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because the individual is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan (an "Indemnifiable Director"), against liability incurred in the Proceeding, including any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses (including counsel fees), if: (i) the conduct of the individual was in good faith; (ii) the individual reasonably believed that his or her conduct was in, or not opposed to, the best interests of the corporation; and (iii) in the case of any criminal Proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful. Section 902 of the URBCA further provides, however, that the corporation may not indemnify an Indemnifiable Director thereunder: (i) in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation; or (ii) in connection with any other Proceeding charging improper personal benefit to the Indemnifiable Director, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by the Indemnifiable Director. Section 902 of the URBCA further provides that indemnification thereunder in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses (including counsel fees) incurred in connection with the Proceeding.

        Section 903 of the URBCA provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in defense of any claim, issue, or matter in the Proceeding, to which the Indemnifiable Director was a Party because of being or having been an Indemnifiable Director of the corporation against reasonable expenses (including counsel fees) incurred by the Indemnifiable Director in connection with the Proceeding or claim with respect to which he or she has been successful.

        In addition, Section 905 of the URBCA provides that, unless otherwise limited by a corporation's articles of incorporation, an Indemnifiable Director of the corporation who is or was a Party to a Proceeding may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. The court may order indemnification if it determines that: (i) the Indemnifiable Director is entitled to mandatory indemnification under Section 903 of the URBCA, in which case the court shall also order the corporation to pay the Indemnifiable Director's reasonable expenses incurred to obtain court-ordered indemnification; or (ii) the Indemnifiable Director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the applicable standard of conduct set forth in Section 902 of the URBCA or was adjudged liable as described in subsection (4) of Section 902 URBCA, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in subsection (4) of Section 902 of the URBCA is limited to reasonable expenses incurred.

        Section 904 of the URBCA provides that a corporation may pay for or reimburse the reasonable expenses (including counsel fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if the individual furnishes the corporation (i) a written affirmation of his or her good faith belief that he or she has met the prescribed standard of conduct; and (ii) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, which undertaking must be an unlimited general obligation of the individual but need not be secured and may be accepted without reference to financial ability to make repayment; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Sections 901 through 909 of the URBCA.

        Section 907 of the URBCA provides that, unless a corporation's articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 of the URBCA and is entitled to apply for court-ordered indemnification under Section 905 URBCA to the same extent as an Indemnifiable Director; (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an

Indemnifiable Director, and (iii) the corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

        Section 908 of the URBCA provides further that a corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan against liability asserted against or incurred by him or her in that capacity or arising from his or her status as such, whether or not the corporation would have power to indemnify him or her against the same liability under Sections 902, 903, or 907 of the URBCA.

        Section 909 of the URBCA provides that a provision treating a corporation's indemnification of or advance for expenses to Indemnifiable Directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors or in a contract, except an insurance policy, or otherwise, is valid only if and to the extent the provision is not inconsistent with Sections 901 through 909 of the URBCA. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

        The Articles of Incorporation of TCBY International, Inc. provide that the corporation shall indemnify officers and directors to the fullest extent permitted by Utah law and that the personal liability of directors and officers shall be eliminated or limited to the fullest extent permitted by Utah law. The Articles of Incorporation and bylaws of Mrs. Fields Cookies Australia do not provide separately for the indemnification or liability of directors.

        The articles of incorporation of Mrs. Fields Gifts, Inc. provide that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) the amount of a financial benefit received by a director to which such director is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 842 of the URBCA, or (iv) an intentional violation of criminal law. The articles of incorporation also provide, that if the laws of the State of Utah are amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the laws of the State of Utah, as so amended.

        The bylaws of Mrs. Fields Gifts, Inc. provide for the indemnification of officers and directors to the fullest extent permitted by law. In addition, the bylaws provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The bylaws provided also that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        The bylaws of Mrs. Fields Gifts, Inc. provide further that any indemnification shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of a director or officer is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, if any, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders. To the extent, however, that a director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case. The bylaws also provide that the corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof), except for proceedings to enforce rights to indemnification, initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the corporation.

        In addition such bylaws provide that the corporation may pay for or reimburse in advance of the final disposition of any action, suit or proceeding expenses incurred by a director or officer upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

        Such bylaws also provide further that the corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or who, while serving as a director or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against or incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power or the obligation to indemnify him or her against such liability under the bylaws.

        Texas Corporate Guarantor Subsidiary.    TCBY of Texas, Inc. is incorporated under the laws of the State of Texas. Article 2.02-1 of the Texas Business Corporation Act ("TBCA"), subject to the limitations and procedures contained therein, provides for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

        Sections (B) through (D) of Article 2.02-1 of the TBCA provide that a corporation may indemnify a person who was, is or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding (a "Proceeding"), because the person is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity (an "Indemnifiable Director"), against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the Proceeding, only if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed: (a) in the case of conduct in his official capacity as a director of the corporation, that his or her conduct was in the corporation's best interests, and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful. Those Sections (B) through (D) further provide, however, except to the extent described below, that the corporation may not indemnify an Indemnifiable Director thereunder in respect of a Proceeding: (i) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from action taken in the person's official capacity; or (ii) in which the person is found to be liable to the corporation. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses actually incurred by the person in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

        Article 2.02-1(H) of the TBCA provides that a corporation shall indemnify an Indemnifiable Director against reasonable expenses (including court costs and attorneys' fees) incurred by him or her in connection with a Proceeding in which he or she is a named defendant or respondent because he or she is or was an Indemnifiable Director if he or she has been wholly successful, on the merits or otherwise, in the defense of the Proceeding. Article 2.02-1(I) of the TBCA provides that if in such a suit for indemnification, a court of competent jurisdiction determines that the Indemnifiable Director is entitled to indemnification under Article 2.02-1(H) of the TBCA, the court shall order indemnification and shall award to the Indemnifiable Director the expenses incurred in securing the indemnification.

        In addition, Article 2.02-1(J) of the TBCA provides that if, upon application of an Indemnifiable Director, a court of competent jurisdiction determines that the Indemnifiable Director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she has met the requirements set forth above or has been found liable in the circumstances described above, the court may order the indemnification that the court determines is proper and equitable; but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification shall be limited to reasonable expenses actually incurred by the person in connection with the Proceeding.

        Article 2.02-1(K) of the TBCA provides that reasonable expenses incurred by a present Indemnifiable Director who was, is or is threatened to be made a named defendant or respondent in a Proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the Proceeding, without further authorization or any other determinations as required under the TBCA, after the corporation receives a written affirmation by him or her of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification thereunder and a written undertaking by him or her or on his or her behalf, to repay the amount paid or reimbursed if it is ultimately determined that he or she has not met that standard or it is determined that indemnification of him or her against expenses incurred by him or her in connection with the Proceeding is otherwise prohibited under Article 2.02-1 of the TBCA, which undertaking must be an unlimited general obligation of the Indemnifiable Director but need not be secured and may be accepted without reference to financial ability to make repayment. Notwithstanding any authorization or determination specified in Article 2.02-1 of the TBCA, reasonable expenses incurred by a former director or officer or a present or former employee or agent of the corporation, who was, is, or is threatened to be made a named defendant or respondent in a Proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the Proceeding, on any terms the corporation considers appropriate.

        Article 2.02-1(O) of the TBCA provides that an officer of the corporation shall be indemnified as, and to the same extent, provided by Sections (H), (I) and (J) of Article 2.02-1 of the TBCA for an Indemnifiable Director and is entitled to seek indemnification under those sections to the same extent as an Indemnifiable Director. A corporation may also indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent that it may indemnify and advance expenses to an Indemnifiable Director under Article 2.02-1 of the TBCA.

        Article 2.02-1(R) of the TBCA provides further that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity, against any liability asserted against the person and incurred by the person in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify the person against that liability under Article 2.02-1 of the TBCA.

        Article 2.02-1(M) of the TBCA provides further that a provision for a corporation to indemnify or to advance expenses to an Indemnifiable Director who was, is, or is threatened to be made a named defendant or respondent in a Proceeding, whether contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, except as relates to an insurance policy as described above, or otherwise, is valid only to the extent it is consistent with Article 2.02-1 of the TBCA as limited by the articles of incorporation, if such a limitation exists.

        The bylaws of TCBY of Texas, Inc. provide that, to the extent allowed by law, the corporation shall indemnify every director or officer, their heirs, executors and administrators, against expenses reasonably incurred in connection with any action, suit or proceeding to which such director or officer may be made a party by reason of their being or having been a director or officer of the corporation, whether or not they continue to be a director or officer at the time of incurring such expenses. Provided, however, that such indemnification shall not apply with respect to any matter as to which such officer or director shall be finally judged in such action, suit or proceeding to have been individually guilty of willful misfeasance or malfeasance in the performance of their duty as such director or officer. The indemnification provided in the bylaws of TCBY of Texas, Inc. shall, with respect to any settlement of any such suit, action, proceeding or claim, include reimbursement of any amounts paid and expenses reasonably incurred in settling any such suit, action, proceeding or claim, when, in the judgment of the board of directors of the company, such settlement and reimbursement appear to be for the best interests of the company. The bylaws also provide, that the right of indemnification as provided for in the bylaws shall be in addition to and not exclusive of any and all other rights as to which any director or officer may be entitled under any bylaw, agreement or otherwise.

        See "Item 22. Undertakings" for a description of the SEC's position regarding such indemnification provisions.

Item 21    Exhibits and Financial Statement Schedules

  (A)
  Exhibits

Exhibit No.	Description
3.1*	Certificate of Formation of Mrs. Fields Famous Brands, LLC
3.2*	Limited Liability Agreement of Mrs. Fields Famous Brands, LLC, dated as of February 4, 2004, by Mrs. Fields' Original Cookies, Inc.
3.3*	Certificate of Incorporation of Mrs. Fields Financing Company, Inc.
3.4*	Bylaws of Mrs. Fields Financing Company, Inc.
3.5*	Certificate of Formation of Great American Cookie Company Franchising, LLC
3.6*	Limited Liability Agreement of Great American Cookie Company Franchising, LLC, dated as of February 4, 2004, by Mrs. Fields Famous Brands, LLC
3.7*	Certificate of Formation of Great American Manufacturing, LLC
3.8*	Limited Liability Agreement of Great American Manufacturing, LLC, dated as of February 4, 2004, by Mrs. Fields Famous Brands, LLC
3.9*	Articles of Incorporation of Mrs. Fields Cookies Australia
3.10*	Bylaws of Mrs. Fields Cookies Australia
3.11*	Certificate of Formation of Mrs. Fields Franchising, LLC
3.12*	Limited Liability Agreement of Mrs. Fields Franchising, LLC, dated as of February 4, 2004, by Mrs. Fields Famous Brands, LLC
3.13*	Articles of Incorporation of Mrs. Fields Gifts, Inc.
3.14*	Bylaws of Mrs. Fields Gifts, Inc.
3.15*	Certificate of Formation of Pretzelmaker Franchising, LLC
3.16*	Limited Liability Agreement of Pretzelmaker Franchising, LLC, dated as of February 4, 2004, by Mrs. Fields Famous Brands, LLC
3.17*	Certificate of Formation of Pretzel Time Franchising, LLC
3.18*	Limited Liability Agreement of Pretzel Time Franchising, LLC, dated as of February 4, 2004, by Mrs. Fields Famous Brands, LLC
3.19*	Certificate of Incorporation of The Mrs. Fields' Brand, Inc.
3.20*	Bylaws of The Mrs. Fields' Brand, Inc.
3.21*	Articles of Incorporation of TCBY International, Inc. (f/k/a TCBY Preparation, Inc.)
3.22*	Articles of Amendment to Articles of Incorporation of TCBY International, Inc. (f/k/a TCBY Preparation, Inc.) changing name to TCBY International, Inc.
3.23*	Bylaws of TCBY International, Inc. (f/k/a TCBY Preparation, Inc.)
3.24*	Articles of Incorporation of TCBY of Texas, Inc.
3.25*	Amended and Restated Bylaws of TCBY of Texas, Inc.
3.26*	Certificate of Formation of TCBY Systems, LLC

3.27*	Amended and Restated Limited Liability Agreement of TCBY Systems, LLC, dated as of March 16, 2004, by Mrs. Fields Famous Brands, LLC
4.1*
Purchase Agreement, dated March 9, 2004, by and among Mrs. Fields Famous Brands, LLC, Mrs. Fields Financing Company, Inc., Jefferies & Company, Inc. as the Initial Purchaser, and the subsidiary guarantors named therein
4.2*	Indenture, dated as of March 16, 2004, by and among Mrs. Fields Famous Brands, LLC, Mrs. Fields Financing Company, Inc., the Guarantors identified therein and The Bank of New York, as Trustee
4.3*	Form of 11 1/2% Senior Secured Notes due 2011 (included in Exhibit 4.2)
4.4*	Form of 9% Senior Secured Notes due 2011 (included in Exhibit 4.2)
4.5*	Form of Subsidiary Guarantees related to the 11 1/2% Senior Secured Notes due 2011 (included in Exhibit 4.2)
4.6*	Form of Subsidiary Guarantees related to the 9% Senior Secured Notes due 2011 (included in Exhibit 4.2)
4.7*
Registration Rights Agreement, dated March 16, 2004, by and among Mrs. Fields Famous Brands, LLC, Mrs. Fields Financing Company, Inc, the Subsidiary Guarantors named therein and Jefferies & Company, Inc., as Initial Purchaser related to the 11 1/2% Senior Secured Notes due 2011
4.8*
9% Notes Registration Rights Agreement, dated March 16, 2004, by and among Mrs. Fields Famous Brands, LLC, Mrs. Fields Financing Company, Inc., the Subsidiary Guarantors named therein and the holders of the 9% Senior Secured Notes due 2011 related to the 9% Senior Secured Notes due 2011
4.9*	Pledge Agreement, dated March 16, 2004, by and among Mrs. Fields Famous Brands, LLC, TCBY Systems, LLC and The Bank of New York, as Trustee
4.10*	Security Agreement, dated March 16, 2004, by and among Mrs. Fields Famous Brands, LLC, Mrs. Fields Financing Company, Inc., the Subsidiary Guarantors named therein and The Bank of New York, as Trustee
4.11*
Trademark Security Agreement, dated March 16, 2004, by and among Great American Cookie Company Franchising, LLC, Pretzelmaker Franchising, LLC, Pretzel Time Franchising, LLC, TCBY Systems, LLC, The Mrs. Fields' Brand, Inc. and The Bank of New York, as Trustee
4.12*	Account Control Agreement, dated as of March 16, 2004, by and among LaSalle Bank, National Association, Mrs. Fields Famous Brands, LLC and The Bank of New York, as Trustee
4.13*	Restricted Account Agreement, dated as of March 16, 2004, by and among Wells Fargo Bank, N.A., Mrs. Fields Famous Brands, LLC and The Bank of New York, as Trustee
4.14*	Restricted Account Agreement, dated as of March 16, 2004, by and among Wells Fargo Bank, N.A., TCBY Systems, LLC and The Bank of New York, as Trustee
4.15*	Deed to Secure Debt, Security Agreement, and Assignment of Leases and Rents, dated as of March , 2004, by and between Great American Manufacturing, LLC and The Bank of New York, as Trustee
5.1**	Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP

10.1*	Contribution Agreement between TCBY Enterprises, Inc. and TCBY Systems, LLC dated as of March 16, 2004
10.2*
Contribution Agreement, dated as of March 16, 2004, by and among Mrs. Fields' Original Cookies, Inc., the subsidiaries of Mrs. Fields' Original Cookies, Inc. named therein, Mrs. Fields Famous Brands, LLC and the subsidiaries of Mrs. Fields Famous Brands, LLC named therein
10.3**	United States Trademark Assignment, dated March 16, 2004, between Mrs. Fields' Original Cookies, Inc. and The Mrs. Fields' Brand, Inc.
10.4**	International Trademark Assignment, dated March 16, 2004, between Mrs. Fields' Original Cookies, Inc. and The Mrs. Fields' Brand, Inc.
10.5*	United States Trademark Assignment, dated March 16, 2004, between Great American Cookie Company, LLC, and Great American Cookie Company Franchising, LLC
10.6*	International Trademark Assignment, dated March 16, 2004, between Great American Cookie Company, LLC, and Great American Cookie Company Franchising, LLC
10.7*	United States Trademark Assignment, dated March 16, 2004, between Pretzel Time, LLC, and Pretzel Time Franchising, LLC
10.8*	International Trademark Assignment, dated March 16, 2004, between Pretzel Time, LLC and Pretzel Time Franchising, LLC
10.9*	United States Trademark Assignment, dated March 16, 2004, between Pretzelmaker, LLC and Pretzelmaker Franchising, LLC
10.10*	International Trademark Assignment, dated March 16, 2004, between Pretzelmaker, LLC and Pretzelmaker Franchising, LLC
10.11**	United States Trademark Assignment, dated March 16, 2004, between TCBY Enterprises, Inc. and TCBY Systems, LLC
10.12**	International Trademark Assignment, dated March 16, 2004, between TCBY Enterprises, Inc. and TCBY Systems, LLC
10.13*	Severance Assumption Agreement, dated as of March 16, 2004, by and among Mrs. Fields' Original Cookies, Inc., Mrs. Fields Famous Brands, LLC, Larry A. Hodges and Mrs. Fields' Companies, Inc.
10.14*	Management Agreement, dated as of March 16, 2004, by and between Mrs. Fields Famous Brands, LLC and Mrs. Fields' Original Cookies, Inc.
10.15*	Tax Allocation Agreement, dated as of March 16, 2004, by and among Mrs. Fields' Companies, Inc., Mrs. Fields Famous Brands, LLC and the subsidiaries of Mrs. Fields Famous Brands, LLC named therein
10.16*	Insurance Allocation Agreement, dated as of March 16, 2004, by and among Mrs. Fields' Companies, Inc. and all of its subsidiaries
10.17*
Benefits Allocation Agreement, dated as of March 16, 2004, by and among Mrs. Fields' Original Cookies, Inc., Mrs. Fields Famous Brands, LLC and the subsidiaries of Mrs. Fields Famous Brands, LLC named therein
10.18*	Collection Agency Agreement, dated as of March 16, 2004, by and between Mrs. Fields' Original Cookies, Inc. and Mrs. Fields Famous Brands, LLC

10.19*
Expense Reimbursement Agreement, dated as of March 16, 2004, among Mrs. Fields Famous Brands, LLC, Mrs. Fields' Companies, Inc., Mrs. Fields' Holding Company, Inc., Mrs. Fields' Original Cookies, Inc., Capricorn Investors II, L.P., and Capricorn Investors III, L.P.
10.20*
Lease Agreement, dated January 19, 1998, as amended by Lease Addendum No. 1 dated June 4, 1998, and Lease Addendum No. 2, dated October 19, 2000, between 2855 E. Cottonwood Parkway L.C. and Mrs. Fields' Original Cookies, Inc.
10.21*	Assignment and Assumption of Lease, dated as of March 16, 2004, between Mrs. Fields' Original Cookies, Inc. and Mrs. Fields Famous Brands, LLC, pertaining to the Cottonwood Parkway Headquarters Lease
10.22*	Sublease, dated as of March 16, 2004, by and between Mrs. Fields Famous Brands, LLC and Mrs. Fields' Original Cookies, Inc.
10.23*	Lease Agreement, dated May 31, 2003, between Mrs. Fields' Original Cookies, Inc. and Transwestern Commercial Services LP, pertaining to the Training Facility
10.24*	Assignment and Assumption of Lease, dated as of March 16, 2004, between Mrs. Fields' Original Cookies, Inc. and Mrs. Fields Famous Brands, LLC, pertaining to the Training Facility Lease
10.25*	Lease Agreement, dated March 31, 2001, between Mrs. Fields' Original Cookies, Inc. and Mrs. Fields Famous Brands, LLC, pertaining to the Mrs. Fields Gifts Facility
10.26*	Assignment and Assumption of Lease, dated as of March 16, 2004, between Mrs. Fields' Original Cookies, Inc. and Mrs. Fields Famous Brands, LLC, pertaining to the Mrs. Fields Gifts Facility Lease
10.27*	Mrs. Fields Franchise Agreement, dated as of March 16, 2004, by and among Mrs. Fields Franchising, LLC and Mrs. Fields' Original Cookies, Inc.
10.28*	Great American Cookie Company Franchise Agreement, dated as of March 16, 2004, by and between Great American Cookie Company Franchising, LLC and Mrs. Fields' Original Cookies, Inc.
10.29*	Pretzel Time Franchise Agreement, dated as of March 16, 2004, by and between Pretzel Time Franchising, LLC and Mrs. Fields' Original Cookies, Inc.
10.30*	Pretzelmaker Franchise Agreement, dated as of March 16, 2004, by and between Pretzelmaker Franchising, LLC and Mrs. Fields' Original Cookies, Inc.
10.31**	TCBY Franchise Agreement, dated as of March 16, 2004, by and between TCBY Systems, LLC and Mrs. Fields' Original Cookies, Inc.
10.32**	License Agreement, dated as of March 16, 2004, by and between Mrs. Fields Franchising, LLC and Mrs. Fields' Original Cookies, Inc., related to the Hot Sam brand
10.33*	License Agreement, dated as of March 16, 2004, between Mrs. Fields Franchising, LLC and Mrs. Fields' Original Cookies, Inc., related to the Original Cookie Company brand
10.34*	Purchase Agreement, dated December 1, 1999, between The Mrs. Fields' Brand, Inc. and Nonni's Food Company, Inc.
10.35*	Amendment Number One to Purchase Agreement, dated as of December 28, 2000, between The Mrs. Fields' Brand, Inc. and Nonni's Food Company, Inc.

10.36*	Amendment Number Two to Purchase Agreement, dated as of January 17, 2002, between The Mrs. Fields' Brand, Inc. and Nonni's Food Company, Inc.
10.37*	Trademark License Agreement, dated January 3, 2000, between The Mrs. Fields' Brand, Inc. and Nonni's Food Company, Inc.
10.38*	Amendment No. 1, dated December 29, 2000, to Trademark License Agreement dated January 3, 2000, between The Mrs. Fields' Brand, Inc. and Nonni's Food Company, Inc.
10.39*	Trademark License Agreement, dated February 21, 2001, between The Mrs. Fields' Brand, Inc. and Nonni's Food Company, Inc.
10.40*	Amendment No. 1, dated January 17, 2002, to Trademark License Agreement dated February 21, 2001, between The Mrs. Fields' Brand, Inc. and Nonni's Food Company, Inc.
10.41*	Amendment No. 2, dated March 31, 2003, to Trademark License Agreement dated February 21, 2001, between Mrs. Fields' Original Cookies, Inc. and Nonni's Food Company, Inc.
10.42*	Trademark License Agreement, dated as of January 2, 2002, between The Mrs. Fields' Brand, Inc. and Nonni's Food Company, Inc.
10.43*	Trademark License Agreement, dated March 31, 2003, between Mrs. Fields' Original Cookies, Inc. and Nonni's Food Company, Inc.
10.44*
Marriott-TCBY Joint Venture Agreement, dated May 25, 1989, among TCBY Enterprises, Inc., TCBY Systems, Inc. and Host International, Inc., Host Marriott Services USA, Inc., and Host Marriott Tollroads, Inc.
10.45*
First Amendment to Marriott-TCBY Joint Venture Agreement, dated as of January 1, 1990, among TCBY Enterprises, Inc., TCBY Systems, Inc. and Host International, Inc., Host Marriott Services USA, Inc., and Host Marriott Tollroads, Inc.
10.46*
Second Amendment to Marriott-TCBY Joint Venture Agreement, dated as of March 1, 1991, among TCBY Enterprises, Inc., TCBY Systems, Inc. and Host International, Inc., Host Marriott Services USA, Inc., and Host Marriott Tollroads, Inc.
10.47*
Third Amendment to Marriott-TCBY Joint Venture Agreement, dated as of October 1, 1991, among TCBY Enterprises, Inc., TCBY Systems, Inc. and Host International, Inc., Host Marriott Services USA, Inc., and Host Marriott Tollroads, Inc.
10.48*
Fourth Amendment to Host Marriott-TCBY Joint Venture Agreement, dated as of November 30, 1998, among TCBY Enterprises, Inc., TCBY Systems, Inc. and Host International, Inc., Host Marriott Services USA, Inc., and Host Marriott Tollroads, Inc.
10.49***	Supply Agreement, dated December 31, 2002, between Mrs. Fields' Original Cookies, Inc. and Countryside Baking Company, Inc.
10.50***	Exclusive Supply Agreement, dated as of November 19, 2002, by and between TCBY Systems, LLC and Americana Foods Limited Partnership
10.51***	Beverage Marketing Agreement, dated March 7, 2003, between Mrs. Fields' Original Cookies, Inc. and Coca-Cola Fountain, part of The Coca-Cola Company
10.52*	Assignment Agreement, dated as of March 16, 2004, by and among Mrs. Fields' Original Cookies, Inc., Mrs. Fields Famous Brands, LLC and Coca-Cola Fountain

10.53*	Supply and Distribution Agreement, dated August 9, 1998, between Mrs. Fields' Original Cookies, Inc. and Dawn Food Products
10.54*	Assignment Agreement, dated as of March 16, 2004, by and among Mrs. Fields' Original Cookies, Inc., Mrs. Fields Famous Brands, LLC and Dawn Food Products
10.55*	Food and Packaging Distribution Agreement, dated November 14, 2002, between TCBY Systems, LLC and Blue Line Distributing
10.56*	Amended and Restated Employment Agreement, dated March 16, 2004, by and among Stephen Russo, Mrs. Fields Famous Brands, LLC and Mrs. Fields' Companies, Inc.
10.57*	Amended and Restated Employment Agreement, dated March 16, 2004, by and between Sandra Buffa and Mrs. Fields Famous Brands, LLC
10.58*	Amended and Restated Employment Agreement, dated March 16, 2004, by and between Michael R. Ward and Mrs. Fields Famous Brands, LLC
10.59**	Mrs. Fields' Companies, Inc. Director Stock Option Plan (f/k/a Mrs. Fields Famous Brands, Inc. Director Stock Option Plan)
10.60**	Mrs. Fields' Companies, Inc. Employee Stock Option Plan (f/k/a Mrs. Fields Famous Brands, Inc. Employee Stock Option Plan)
12.1**	Computation of ratio of earnings to fixed charges of Mrs. Fields Famous Brands, LLC
21.1*	Subsidiaries of Mrs. Fields Famous Brands, LLC
23.1**	Consent of KPMG LLP
23.2**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included in the signature pages hereto)
25.1*	Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture in respect of the 9% Senior Secured Notes due 2011
25.2*	Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture in respect of the 11 1/2% Senior Secured Notes due 2011
99.1**	Form of Letter of Transmittal, including Guidelines for Request for Taxpayer Identification Number on Substitute Form W-9
99.2**	Form of Letter to Brokers
99.3**	Form of Letter to Clients
99.4**	Form of Notice of Guaranteed Delivery

*
Previously filed.

**
Filed herewith.

***
Filed herewith. Confidential treatment will be requested as to certain portions. The term "[CONFIDENTIAL]" as used throughout the indicated exhibit means that material has been omitted and separately filed with the Commission.

Item 22    Undertakings

        The undersigned registrant hereby undertakes:

          1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                i.  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          2.     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on July 2, 2004.

MRS. FIELDS FAMOUS BRANDS, LLC
By:	/s/ STEPHEN RUSSO Name: Stephen Russo Title: President, Chief Executive Officer and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacities

/s/ DUDLEY C. MECUM* Dudley C. Mecum	Chairman of the Board of Managers and Manager
/s/ STEPHEN RUSSO* Stephen Russo	President, Chief Executive Officer and Manager (Principal Executive Officer)
/s/ SANDRA M. BUFFA* Sandra M. Buffa	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ ALEXANDER COLEMAN Alexander Coleman	Manager
/s/ RICHARD M. FERRY* Richard M. Ferry	Manager
/s/ GEORGE FUGELSANG George Fugelsang	Manager
/s/ WALKER LEWIS* Walker Lewis	Manager
/s/ PETER W. MULLIN* Peter W. Mullin	Manager

/s/ CHRISTOPHER WRIGHT* Christopher Wright	Manager
*/S/ MICHAEL R. WARD Michael R. Ward Power of Attorney

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on July 2, 2004.

GREAT AMERICAN COOKIE COMPANY FRANCHISING, LLC
By:	/s/ STEPHEN RUSSO Name: Stephen Russo Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacities

/s/ STEPHEN RUSSO* Stephen Russo	President and Chief Executive Officer (Principal Executive Officer)
/s/ SANDRA M. BUFFA* Sandra M. Buffa	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
*/S/ MICHAEL R. WARD Michael R. Ward Power of Attorney

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on July 2, 2004.

GREAT AMERICAN MANUFACTURING, LLC
By:	/s/ STEPHEN RUSSO Name: Stephen Russo Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacities

/s/ STEPHEN RUSSO* Stephen Russo	President and Chief Executive Officer (Principal Executive Officer)
/s/ SANDRA M. BUFFA* Sandra M. Buffa	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
*/S/ MICHAEL R. WARD Michael R. Ward Power of Attorney

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on July 2, 2004.

MRS. FIELDS COOKIES AUSTRALIA
By:	/s/ STEPHEN RUSSO Name: Stephen Russo Title: President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacities

/s/ STEPHEN RUSSO* Stephen Russo	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ SANDRA M. BUFFA* Sandra M. Buffa	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ MICHAEL R. WARD Michael R. Ward	Executive Vice President, General Counsel, Secretary and Director
/s/ GORDON BAILEY* Gordon Bailey	Director
*/S/ MICHAEL R. WARD Michael R. Ward Power of Attorney

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on July 2, 2004.

MRS. FIELDS FINANCING COMPANY, INC.
By:	/s/ STEPHEN RUSSO Name: Stephen Russo Title: President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacities

/s/ STEPHEN RUSSO* Stephen Russo	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ SANDRA M. BUFFA* Sandra M. Buffa	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ MICHAEL R. WARD Michael R. Ward	Executive Vice President, General Counsel, Secretary and Director
*/S/ MICHAEL R. WARD Michael R. Ward Power of Attorney

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on July 2, 2004.

MRS. FIELDS FRANCHISING, LLC
By:	/s/ STEPHEN RUSSO Name: Stephen Russo Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacities

/s/ STEPHEN RUSSO* Stephen Russo	President and Chief Executive Officer (Principal Executive Officer)
/s/ SANDRA M. BUFFA* Sandra M. Buffa	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
*/S/ MICHAEL R. WARD Michael R. Ward Power of Attorney

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on July 2, 2004.

MRS. FIELDS GIFTS, INC.
By:	/s/ STEPHEN RUSSO Name: Stephen Russo Title: President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacities

/s/ STEPHEN RUSSO* Stephen Russo	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ SANDRA M. BUFFA* Sandra M. Buffa	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ MICHAEL R. WARD Michael R. Ward	Executive Vice President, General Counsel, Secretary and Director
*/S/ MICHAEL R. WARD Michael R. Ward Power of Attorney

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on July 2, 2004.

PRETZELMAKER FRANCHISING, LLC
By:	/s/ STEPHEN RUSSO Name: Stephen Russo Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacities

/s/ STEPHEN RUSSO* Stephen Russo	President and Chief Executive Officer (Principal Executive Officer)
/s/ SANDRA M. BUFFA* Sandra M. Buffa	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
*/S/ MICHAEL R. WARD Michael R. Ward Power of Attorney

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on July 2, 2004.

PRETZEL TIME FRANCHISING, LLC
By:	/s/ STEPHEN RUSSO Name: Stephen Russo Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacities

/s/ STEPHEN RUSSO* Stephen Russo	President and Chief Executive Officer (Principal Executive Officer)
/s/ SANDRA M. BUFFA* Sandra M. Buffa	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
*/S/ MICHAEL R. WARD Michael R. Ward Power of Attorney

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on July 2, 2004.

THE MRS. FIELDS' BRAND, INC.
By:	/s/ STEPHEN RUSSO Name: Stephen Russo Title: President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacities

/s/ STEPHEN RUSSO* Stephen Russo	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ SANDRA M. BUFFA* Sandra M. Buffa	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ MICHAEL R. WARD Michael R. Ward	Executive Vice President, General Counsel, Secretary and Director
*/S/ MICHAEL R. WARD Michael R. Ward Power of Attorney

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on July 2, 2004.

TCBY INTERNATIONAL, INC.
By:	/s/ STEPHEN RUSSO Name: Stephen Russo Title: President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacities

/s/ STEPHEN RUSSO* Stephen Russo	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ SANDRA M. BUFFA* Sandra M. Buffa	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ MICHAEL R. WARD Michael R. Ward	Executive Vice President, General Counsel, Secretary and Director
*/S/ MICHAEL R. WARD Michael R. Ward Power of Attorney

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on July 2, 2004.

TCBY OF TEXAS, INC.
By:	/s/ STEPHEN RUSSO Name: Stephen Russo Title: President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacities

/s/ STEPHEN RUSSO* Stephen Russo	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ SANDRA M. BUFFA* Sandra M. Buffa	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ MICHAEL R. WARD Michael R. Ward	Executive Vice President, General Counsel, Secretary and Director
*/S/ MICHAEL R. WARD Michael R. Ward Power of Attorney

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on July 2, 2004.

TCBY SYSTEMS, LLC
By:	/s/ STEPHEN RUSSO Name: Stephen Russo Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacities

/s/ STEPHEN RUSSO* Stephen Russo	President and Chief Executive Officer (Principal Executive Officer)
/s/ SANDRA M. BUFFA* Sandra M. Buffa	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
*/S/ MICHAEL R. WARD Michael R. Ward Power of Attorney

MRS. FIELDS FAMOUS BRANDS, LLC
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at beginning of period	Additions	Deductions	Balance at end of period
Allowance for Doubtful Accounts:
Year ended December 29, 2001	$2,739,000	$747,000	$996,000	$2,490,000

Year ended December 28, 2002	$2,490,000	$1,637,000	$1,693,000	$2,434,000

Year ended January 3, 2004	$2,434,000	$48,000	$534,000	$1,948,000

S-1

 EXHIBIT INDEX

Exhibit No.	Description
3.1*	Certificate of Formation of Mrs. Fields Famous Brands, LLC
3.2*	Limited Liability Agreement of Mrs. Fields Famous Brands, LLC, dated as of February 4, 2004, by Mrs. Fields' Original Cookies, Inc.
3.3*	Certificate of Incorporation of Mrs. Fields Financing Company, Inc.
3.4*	Bylaws of Mrs. Fields Financing Company, Inc.
3.5*	Certificate of Formation of Great American Cookie Company Franchising, LLC
3.6*	Limited Liability Agreement of Great American Cookie Company Franchising, LLC, dated as of February 4, 2004, by Mrs. Fields Famous Brands, LLC
3.7*	Certificate of Formation of Great American Manufacturing, LLC
3.8*	Limited Liability Agreement of Great American Manufacturing, LLC, dated as of February 4, 2004, by Mrs. Fields Famous Brands, LLC
3.9*	Articles of Incorporation of Mrs. Fields Cookies Australia
3.10*	Bylaws of Mrs. Fields Cookies Australia
3.11*	Certificate of Formation of Mrs. Fields Franchising, LLC
3.12*	Limited Liability Agreement of Mrs. Fields Franchising, LLC, dated as of February 4, 2004, by Mrs. Fields Famous Brands, LLC
3.13*	Articles of Incorporation of Mrs. Fields Gifts, Inc.
3.14*	Bylaws of Mrs. Fields Gifts, Inc.
3.15*	Certificate of Formation of Pretzelmaker Franchising, LLC
3.16*	Limited Liability Agreement of Pretzelmaker Franchising, LLC, dated as of February 4, 2004, by Mrs. Fields Famous Brands, LLC
3.17*	Certificate of Formation of Pretzel Time Franchising, LLC
3.18*	Limited Liability Agreement of Pretzel Time Franchising, LLC, dated as of February 4, 2004, by Mrs. Fields Famous Brands, LLC
3.19*	Certificate of Incorporation of The Mrs. Fields' Brand, Inc.
3.20*	Bylaws of The Mrs. Fields' Brand, Inc.
3.21*	Articles of Incorporation of TCBY International, Inc. (f/k/a TCBY Preparation, Inc.)
3.22*	Articles of Amendment to Articles of Incorporation of TCBY International, Inc. (f/k/a TCBY Preparation, Inc.) changing name to TCBY International, Inc.
3.23*	Bylaws of TCBY International, Inc. (f/k/a TCBY Preparation, Inc.)
3.24*	Articles of Incorporation of TCBY of Texas, Inc.
3.25*	Amended and Restated Bylaws of TCBY of Texas, Inc.
3.26*	Certificate of Formation of TCBY Systems, LLC

1

3.27*	Amended and Restated Limited Liability Agreement of TCBY Systems, LLC, dated as of March 16, 2004, by Mrs. Fields Famous Brands, LLC
4.1*
Purchase Agreement, dated March 9, 2004, by and among Mrs. Fields Famous Brands, LLC, Mrs. Fields Financing Company, Inc., Jefferies & Company, Inc. as the Initial Purchaser, and the subsidiary guarantors named therein
4.2*	Indenture, dated as of March 16, 2004, by and among Mrs. Fields Famous Brands, LLC, Mrs. Fields Financing Company, Inc., the Guarantors identified therein and The Bank of New York, as Trustee
4.3*	Form of 11 1/2% Senior Secured Notes due 2011 (included in Exhibit 4.2)
4.4*	Form of 9% Senior Secured Notes due 2011 (included in Exhibit 4.2)
4.5*	Form of Subsidiary Guarantees related to the 11 1/2% Senior Secured Notes due 2011 (included in Exhibit 4.2)
4.6*	Form of Subsidiary Guarantees related to the 9% Senior Secured Notes due 2011 (included in Exhibit 4.2)
4.7*
Registration Rights Agreement, dated March 16, 2004, by and among Mrs. Fields Famous Brands, LLC, Mrs. Fields Financing Company, Inc, the Subsidiary Guarantors named therein and Jefferies & Company, Inc., as Initial Purchaser related to the 11 1/2% Senior Secured Notes due 2011
4.8*
9% Notes Registration Rights Agreement, dated March 16, 2004, by and among Mrs. Fields Famous Brands, LLC, Mrs. Fields Financing Company, Inc., the Subsidiary Guarantors named therein and the holders of the 9% Senior Secured Notes due 2011 related to the 9% Senior Secured Notes due 2011
4.9*	Pledge Agreement, dated March 16, 2004, by and among Mrs. Fields Famous Brands, LLC, TCBY Systems, LLC and The Bank of New York, as Trustee
4.10*	Security Agreement, dated March 16, 2004, by and among Mrs. Fields Famous Brands, LLC, Mrs. Fields Financing Company, Inc., the Subsidiary Guarantors named therein and The Bank of New York, as Trustee
4.11*
Trademark Security Agreement, dated March 16, 2004, by and among Great American Cookie Company Franchising, LLC, Pretzelmaker Franchising, LLC, Pretzel Time Franchising, LLC, TCBY Systems, LLC, The Mrs. Fields' Brand, Inc. and The Bank of New York, as Trustee
4.12*	Account Control Agreement, dated as of March 16, 2004, by and among LaSalle Bank, National Association, Mrs. Fields Famous Brands, LLC and The Bank of New York, as Trustee
4.13*	Restricted Account Agreement, dated as of March 16, 2004, by and among Wells Fargo Bank, N.A., Mrs. Fields Famous Brands, LLC and The Bank of New York, as Trustee
4.14*	Restricted Account Agreement, dated as of March 16, 2004, by and among Wells Fargo Bank, N.A., TCBY Systems, LLC and The Bank of New York, as Trustee
4.15*	Deed to Secure Debt, Security Agreement, and Assignment of Leases and Rents, dated as of March , 2004, by and between Great American Manufacturing, LLC and The Bank of New York, as Trustee
5.1**	Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP

2

10.1*	Contribution Agreement between TCBY Enterprises, Inc. and TCBY Systems, LLC dated as of March 16, 2004
10.2*
Contribution Agreement, dated as of March 16, 2004, by and among Mrs. Fields' Original Cookies, Inc., the subsidiaries of Mrs. Fields' Original Cookies, Inc. named therein, Mrs. Fields Famous Brands, LLC and the subsidiaries of Mrs. Fields Famous Brands, LLC named therein
10.3**	United States Trademark Assignment, dated March 16, 2004, between Mrs. Fields' Original Cookies, Inc. and The Mrs. Fields' Brand, Inc.
10.4**	International Trademark Assignment, dated March 16, 2004, between Mrs. Fields' Original Cookies, Inc. and The Mrs. Fields' Brand, Inc.
10.5*	United States Trademark Assignment, dated March 16, 2004, between Great American Cookie Company, LLC, and Great American Cookie Company Franchising, LLC
10.6*	International Trademark Assignment, dated March 16, 2004, between Great American Cookie Company, LLC, and Great American Cookie Company Franchising, LLC
10.7*	United States Trademark Assignment, dated March 16, 2004, between Pretzel Time, LLC, and Pretzel Time Franchising, LLC
10.8*	International Trademark Assignment, dated March 16, 2004, between Pretzel Time, LLC and Pretzel Time Franchising, LLC
10.9*	United States Trademark Assignment, dated March 16, 2004, between Pretzelmaker, LLC and Pretzelmaker Franchising, LLC
10.10*	International Trademark Assignment, dated March 16, 2004, between Pretzelmaker, LLC and Pretzelmaker Franchising, LLC
10.11**	United States Trademark Assignment, dated March 16, 2004, between TCBY Enterprises, Inc. and TCBY Systems, LLC
10.12**	International Trademark Assignment, dated March 16, 2004, between TCBY Enterprises, Inc. and TCBY Systems, LLC
10.13*	Severance Assumption Agreement, dated as of March 16, 2004, by and among Mrs. Fields' Original Cookies, Inc., Mrs. Fields Famous Brands, LLC, Larry A. Hodges and Mrs. Fields' Companies, Inc.
10.14*	Management Agreement, dated as of March 16, 2004, by and between Mrs. Fields Famous Brands, LLC and Mrs. Fields' Original Cookies, Inc.
10.15*	Tax Allocation Agreement, dated as of March 16, 2004, by and among Mrs. Fields' Companies, Inc., Mrs. Fields Famous Brands, LLC and the subsidiaries of Mrs. Fields Famous Brands, LLC named therein
10.16*	Insurance Allocation Agreement, dated as of March 16, 2004, by and among Mrs. Fields' Companies, Inc. and all of its subsidiaries
10.17*
Benefits Allocation Agreement, dated as of March 16, 2004, by and among Mrs. Fields' Original Cookies, Inc., Mrs. Fields Famous Brands, LLC and the subsidiaries of Mrs. Fields Famous Brands, LLC named therein
10.18*	Collection Agency Agreement, dated as of March 16, 2004, by and between Mrs. Fields' Original Cookies, Inc. and Mrs. Fields Famous Brands, LLC

3

10.19*
Expense Reimbursement Agreement, dated as of March 16, 2004, among Mrs. Fields Famous Brands, LLC, Mrs. Fields' Companies, Inc., Mrs. Fields' Holding Company, Inc., Mrs. Fields' Original Cookies, Inc., Capricorn Investors II, L.P., and Capricorn Investors III, L.P.
10.20*
Lease Agreement, dated January 19, 1998, as amended by Lease Addendum No. 1 dated June 4, 1998, and Lease Addendum No. 2, dated October 19, 2000, between 2855 E. Cottonwood Parkway L.C. and Mrs. Fields' Original Cookies, Inc.
10.21*	Assignment and Assumption of Lease, dated as of March 16, 2004, between Mrs. Fields' Original Cookies, Inc. and Mrs. Fields Famous Brands, LLC, pertaining to the Cottonwood Parkway Headquarters Lease
10.22*	Sublease, dated as of March 16, 2004, by and between Mrs. Fields Famous Brands, LLC and Mrs. Fields' Original Cookies, Inc.
10.23*	Lease Agreement, dated May 31, 2003, between Mrs. Fields' Original Cookies, Inc. and Transwestern Commercial Services LP, pertaining to the Training Facility
10.24*	Assignment and Assumption of Lease, dated as of March 16, 2004, between Mrs. Fields' Original Cookies, Inc. and Mrs. Fields Famous Brands, LLC, pertaining to the Training Facility Lease
10.25*	Lease Agreement, dated March 31, 2001, between Mrs. Fields' Original Cookies, Inc. and Mrs. Fields Famous Brands, LLC, pertaining to the Mrs. Fields Gifts Facility
10.26*	Assignment and Assumption of Lease, dated as of March 16, 2004, between Mrs. Fields' Original Cookies, Inc. and Mrs. Fields Famous Brands, LLC, pertaining to the Mrs. Fields Gifts Facility Lease
10.27*	Mrs. Fields Franchise Agreement, dated as of March 16, 2004, by and among Mrs. Fields Franchising, LLC and Mrs. Fields' Original Cookies, Inc.
10.28*	Great American Cookie Company Franchise Agreement, dated as of March 16, 2004, by and between Great American Cookie Company Franchising, LLC and Mrs. Fields' Original Cookies, Inc.
10.29*	Pretzel Time Franchise Agreement, dated as of March 16, 2004, by and between Pretzel Time Franchising, LLC and Mrs. Fields' Original Cookies, Inc.
10.30*	Pretzelmaker Franchise Agreement, dated as of March 16, 2004, by and between Pretzelmaker Franchising, LLC and Mrs. Fields' Original Cookies, Inc.
10.31**	TCBY Franchise Agreement, dated as of March 16, 2004, by and between TCBY Systems, LLC and Mrs. Fields' Original Cookies, Inc.
10.32**	License Agreement, dated as of March 16, 2004, by and between Mrs. Fields Franchising, LLC and Mrs. Fields' Original Cookies, Inc., related to the Hot Sam brand
10.33*	License Agreement, dated as of March 16, 2004, between Mrs. Fields Franchising, LLC and Mrs. Fields' Original Cookies, Inc., related to the Original Cookie Company brand
10.34*	Purchase Agreement, dated December 1, 1999, between The Mrs. Fields' Brand, Inc. and Nonni's Food Company, Inc.
10.35*	Amendment Number One to Purchase Agreement, dated as of December 28, 2000, between The Mrs. Fields' Brand, Inc. and Nonni's Food Company, Inc.

4

10.36*	Amendment Number Two to Purchase Agreement, dated as of January 17, 2002, between The Mrs. Fields' Brand, Inc. and Nonni's Food Company, Inc.
10.37*	Trademark License Agreement, dated January 3, 2000, between The Mrs. Fields' Brand, Inc. and Nonni's Food Company, Inc.
10.38*	Amendment No. 1, dated December 29, 2000, to Trademark License Agreement dated January 3, 2000, between The Mrs. Fields' Brand, Inc. and Nonni's Food Company, Inc.
10.39*	Trademark License Agreement, dated February 21, 2001, between The Mrs. Fields' Brand, Inc. and Nonni's Food Company, Inc.
10.40*	Amendment No. 1, dated January 17, 2002, to Trademark License Agreement dated February 21, 2001, between The Mrs. Fields' Brand, Inc. and Nonni's Food Company, Inc.
10.41*	Amendment No. 2, dated March 31, 2003, to Trademark License Agreement dated February 21, 2001, between Mrs. Fields' Original Cookies, Inc. and Nonni's Food Company, Inc.
10.42*	Trademark License Agreement, dated as of January 2, 2002, between The Mrs. Fields' Brand, Inc. and Nonni's Food Company, Inc.
10.43*	Trademark License Agreement, dated March 31, 2003, between Mrs. Fields' Original Cookies, Inc. and Nonni's Food Company, Inc.
10.44*
Marriott-TCBY Joint Venture Agreement, dated May 25, 1989, among TCBY Enterprises, Inc., TCBY Systems, Inc. and Host International, Inc., Host Marriott Services USA, Inc., and Host Marriott Tollroads, Inc.
10.45*
First Amendment to Marriott-TCBY Joint Venture Agreement, dated as of January 1, 1990, among TCBY Enterprises, Inc., TCBY Systems, Inc. and Host International, Inc., Host Marriott Services USA, Inc., and Host Marriott Tollroads, Inc.
10.46*
Second Amendment to Marriott-TCBY Joint Venture Agreement, dated as of March 1, 1991, among TCBY Enterprises, Inc., TCBY Systems, Inc. and Host International, Inc., Host Marriott Services USA, Inc., and Host Marriott Tollroads, Inc.
10.47*
Third Amendment to Marriott-TCBY Joint Venture Agreement, dated as of October 1, 1991, among TCBY Enterprises, Inc., TCBY Systems, Inc. and Host International, Inc., Host Marriott Services USA, Inc., and Host Marriott Tollroads, Inc.
10.48*
Fourth Amendment to Host Marriott-TCBY Joint Venture Agreement, dated as of November 30, 1998, among TCBY Enterprises, Inc., TCBY Systems, Inc. and Host International, Inc., Host Marriott Services USA, Inc., and Host Marriott Tollroads, Inc.
10.49***	Supply Agreement, dated December 31, 2002, between Mrs. Fields' Original Cookies, Inc. and Countryside Baking Company, Inc.
10.50***	Exclusive Supply Agreement, dated as of November 19, 2002, by and between TCBY Systems, LLC and Americana Foods Limited Partnership
10.51***	Beverage Marketing Agreement, dated March 7, 2003, between Mrs. Fields' Original Cookies, Inc. and Coca-Cola Fountain, part of The Coca-Cola Company
10.52*	Assignment Agreement, dated as of March 16, 2004, by and among Mrs. Fields' Original Cookies, Inc., Mrs. Fields Famous Brands, LLC and Coca-Cola Fountain

5

10.53*	Supply and Distribution Agreement, dated August 9, 1998, between Mrs. Fields' Original Cookies, Inc. and Dawn Food Products
10.54*	Assignment Agreement, dated as of March 16, 2004, by and among Mrs. Fields' Original Cookies, Inc., Mrs. Fields Famous Brands, LLC and Dawn Food Products
10.55*	Food and Packaging Distribution Agreement, dated November 14, 2002, between TCBY Systems, LLC and Blue Line Distributing
10.56*	Amended and Restated Employment Agreement, dated March 16, 2004, by and among Stephen Russo, Mrs. Fields Famous Brands, LLC and Mrs. Fields' Companies, Inc.
10.57*	Amended and Restated Employment Agreement, dated March 16, 2004, by and between Sandra Buffa and Mrs. Fields Famous Brands, LLC
10.58*	Amended and Restated Employment Agreement, dated March 16, 2004, by and between Michael R. Ward and Mrs. Fields Famous Brands, LLC
10.59**	Mrs. Fields' Companies, Inc. Director Stock Option Plan (f/k/a Mrs. Fields Famous Brands, Inc. Director Stock Option Plan)
10.60**	Mrs. Fields' Companies, Inc. Employee Stock Option Plan (f/k/a Mrs. Fields Famous Brands, Inc. Employee Stock Option Plan)
12.1**	Computation of ratio of earnings to fixed charges of Mrs. Fields Famous Brands, LLC
21.1*	Subsidiaries of Mrs. Fields Famous Brands, LLC
23.1**	Consent of KPMG LLP
23.2**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included in the signature pages hereto)
25.1*	Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture in respect of the 9% Senior Secured Notes due 2011
25.2*	Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture in respect of the 11 1/2% Senior Secured Notes due 2011
99.1**	Form of Letter of Transmittal, including Guidelines for Request for Taxpayer Identification Number on Substitute Form W-9
99.2**	Form of Letter to Brokers
99.3**	Form of Letter to Clients
99.4**	Form of Notice of Guaranteed Delivery

*
Previously filed.

**
Filed herewith.

***
Filed herewith. Confidential treatment will be requested as to certain portions. The term "[CONFIDENTIAL]" as used throughout the indicated exhibit means that material has been omitted and separately filed with the Commission.

6